UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 2)

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

TRONOX LIMITED
(ACN 153 348 111)
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Class A ordinary shares
	(2)	Aggregate number of securities to which transaction applies:
37,580,000 shares of Tronox Limited Class A ordinary shares
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was calculated based on the value of the transaction, which was computed as the sum of (A) 37,580,000 shares of Tronox Limited Class A ordinary shares multiplied by $14.095 per share, that being the average of the high and low prices reported on the New York Stock Exchange for such shares on June 28, 2017, plus (B) $1,673,000,000 in cash to be paid in the transaction. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined at the rate of $115.90 per million.

	(4)	Proposed maximum aggregate value of transaction:
$2,202,690,100.00
	(5)	Total fee paid:
$255,291.78
☒	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED AUGUST 25, 2017

TRANSACTION PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

We cordially invite you to attend a special meeting of the shareholders of Tronox Limited, which we refer to as “Tronox,” “we,” “us” or “our,” to be held on [•], 2017 at [10:00 a.m.], U.S. Eastern Time, at the Stamford Marriott Hotel, 243 Tresser Boulevard, Stamford, CT 06901 U.S.A.

Tronox entered into a transaction agreement with The National Titanium Dioxide Company Limited (“Cristal”) and Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (“Cristal Netherlands”) on February 21, 2017, under which the parties have agreed to the acquisition by Tronox of the TiO2 business of Cristal (primarily through the acquisition of the stock of Cristal Inorganic Chemicals Netherlands BV (“Cristal BV”)). The Tronox board of directors is proposing the transaction because it believes the acquisition will provide substantial benefits to Tronox shareholders and is in the best interests of Tronox.

If the transaction is completed, Tronox (i) will make an aggregate cash payment equal to $1,673 million, subject to certain adjustments, to Cristal and Cristal Netherlands and (ii) will issue and deliver 37,580,000 of Tronox Class A Shares to Cristal Netherlands. Neither the cash portion nor the share portion of the transaction consideration will be adjusted to reflect changes to Tronox’s share price prior to the closing of the transaction, but the cash portion is subject to certain customary adjustments, none of which is expected to be material, to reflect changes to working capital, cash on hand and certain non-current liabilities of the TiO2 business of Cristal. Based on the closing price of Tronox Class A ordinary shares on the New York Stock Exchange (trading symbol “TROX”) on February 17, 2017, the last trading day before public announcement of the transaction, the share portion of the transaction consideration represented approximately $542 million in value.

At the special meeting of Tronox shareholders, Tronox shareholders will be asked to vote to approve the issuance of Tronox Class A Shares to Cristal Netherlands in the transaction and the resulting acquisition of interests in such Class A Shares by Cristal Netherlands and certain other persons and entities in the transaction for the purposes of Australia’s takeover laws. The proposal requires approval by a majority of the votes cast by shareholders entitled to vote on the resolution at the special meeting (whether in person or by proxy, attorney or representative).

The Tronox board of directors unanimously recommends that you vote “FOR” the approval of the proposal to be voted on by Tronox Class A Shareholders and Class B Shareholders at the special meeting, as described in the accompanying proxy statement, subject to no superior proposal emerging.

The obligations of Tronox and Cristal to complete the transaction are subject to several conditions set forth in the transaction agreement. More information about Tronox, Cristal, the special meeting and the transaction is contained in this proxy statement. We encourage you to read the entire proxy statement carefully.

Sincerely,

Peter Johnston
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission determined that this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement is dated [•], 2017 and is first being mailed to the shareholders of Tronox on or about [•], 2017.

TRONOX LIMITED (ACN 153 348 111) Lot 22 Mason Road Kwinana Beach, WA, Australia 6167

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS,
CONSISTING OF A GENERAL MEETING OF ALL
SHAREHOLDERS

Notice is given that a general meeting of all shareholders of TRONOX LIMITED (the “general meeting”) will be held as set forth below.

GENERAL MEETING

Date and Time	[•], 2017 at [10:00 a.m.], U.S. Eastern Time

Place	Stamford Marriott Hotel 243 Tresser Boulevard Stamford, CT 06901, U.S.A.

Item of Business
Proposal − Approval of the issuance of 37,580,000 Class A Shares to Cristal Netherlands in connection with the acquisition of Cristal’s TiO2 business and the resulting acquisition of interests in such Class A Shares by Cristal Netherlands and certain other persons and entities (the “proposal”)

To consider and, if approved, pass the following resolution as an ordinary resolution:

“That the issuance of 37,580,000 Class A ordinary shares in Tronox Limited to Cristal Inorganic Chemicals Netherlands Coöperatief W.A. in connection with the acquisition of Cristal’s TiO2 business be approved as required under Section 312.03 of the New York Stock Exchange’s Listed Company Manual; and the acquisition by Cristal Inorganic Chemicals Netherlands Coöperatief W.A. of 37,580,000 Class A ordinary shares in Tronox Limited, and of a relevant interest in such shares by Tronox Limited and each of the Cristal shareholder parties, as described in the proxy statement accompanying the notice convening this meeting, be approved for the purpose of Item 7 of Section 611 of the Corporations Act 2001 (Commonwealth of Australia).”

The resolution is to be proposed at the special meeting as an ordinary resolution. To be passed, the resolution must be approved by a majority of the votes cast by holders of Class A Shares and Class B Shares entitled to vote on the resolution at the special meeting.

In this notice and the accompanying proxy statement, the general meeting is sometimes referred to as the “special meeting.”

Record Date	[•], 2017 at 5:00 p.m., U.S. Eastern Time. Only those holders of shares entered on Tronox’s register of members at that time will be entitled to attend and vote at the special meeting.

Proxies
Each shareholder entitled to vote at the special meeting may appoint a proxy or attorney to attend and vote at the special meeting. A shareholder entitled to cast two or more votes at a special meeting is entitled to appoint two proxies for the special meeting. The shareholder may specify the proportion or number of votes that the proxy may exercise. A proxy need not be a shareholder of Tronox.

An appointment of a proxy or an attorney is not effective unless (i) in the case of a proxy, the proxy appointment form, if it is signed or otherwise authenticated by the shareholder’s attorney, the authority under which the appointment is signed (or a certified copy of the authority); or (ii) in the case of an attorney, the power of attorney (or certified copy of it) is received by Tronox no later than 11:59 p.m., U.S. Eastern Time on [•], 2017, either by online submission to Tronox’s proxy tabulator, mailed to 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, U.S.A, or P.O. Box 305, Kwinana, Western Australia, Australia, 6167 or faxed to +1 (203) 705-3703 (U.S.A) or +61 (0) 8 9 365-1390 (Australia).

A legal entity which is a shareholder, or which has been appointed as a proxy, may appoint an individual to act as its representative at the special meeting. The representative should bring to the special meeting evidence of his or her appointment, including any authority under which it is signed, unless previously provided to Tronox.

Voting Exclusions for the Proposal
For the proposal to be effective under Australian law, no vote may be cast in favor of the resolution by Cristal Netherlands, any of the Cristal shareholder parties or any associate of any of them. Any such vote that is so cast will be disregarded.

BY ORDER OF THE BOARD OF DIRECTORS

Richard L. Muglia
Senior Vice President,
General Counsel and Secretary
[•], 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
SPECIAL MEETING TO BE HELD ON [•], 2017

This notice of special meeting and proxy statement is available at
www.edocumentview.com/trox
Except as stated otherwise, information on our website is not part of this proxy statement.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement incorporates important business and financial information about Tronox from other documents that are not included in or delivered with this proxy statement. The fact that this additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposal. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this proxy statement by requesting them in writing or by telephone from Tronox at the following addresses and telephone numbers:

Tronox Limited
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901, U.S.A.
Attn: Investor Relations

or

Okapi Partners LLC
1212 Avenue of Americas
New York, NY 10036
Call Collect: +1 212 297 0720
Toll Free: +1 877 274 8654

If you would like to request any documents, please do so by [•], 2017 in order to receive them before the special meeting.

For more information, see the section entitled “Where You Can Find More Information” beginning on page 110.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated [•], 2017. You should not assume that the information contained in, or incorporated by reference into, this proxy statement is accurate as of any date other than the date of the document in which the information appears. Neither the mailing of this proxy statement to Tronox shareholders nor the issuance by Tronox of Class A Shares in connection with the transaction will create any implication to the contrary.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make any such solicitation in such jurisdiction. Information contained in this proxy statement regarding Tronox has been provided by Tronox, and information contained in this proxy statement regarding Cristal has been provided by Cristal.

i

ii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

The following are brief answers to common questions that you may have regarding the transaction agreement, the transaction, the consideration to be received in the transaction and the special meeting of Tronox shareholders. The questions and answers in this section may not address all questions that might be important to you as a shareholder of Tronox Limited, which we refer to as “Tronox.” To better understand these matters, and for a description of the legal terms governing the transaction, we urge you to read carefully and in its entirety this proxy statement, including the appendices to, and the documents incorporated by reference into, this proxy statement. The fact that additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposal. See the section entitled “Where You Can Find More Information” beginning on page 110.

Q.   Why am I receiving these proxy materials?

A.   Tronox and Cristal have agreed to a transaction under the terms of the transaction agreement that is described in this proxy statement. A copy of the transaction agreement is attached to this proxy statement as Annex A. In order to complete the transaction, Tronox shareholders must vote to approve the issuance of 37,580,000 Class A Shares to Cristal Netherlands and the resulting acquisition of interests in such Class A Shares by Cristal Netherlands and certain other persons and entities pursuant to the transaction (the “proposal”).

The board of directors of Tronox is providing these proxy materials to you in connection with the special meeting, which will take place on [•], 2017, to obtain this approval. This proxy statement, together with its appendices, contains and incorporates by reference important information about Tronox, Cristal, the transaction and the special meeting of the shareholders of Tronox, and you should read all of the available information carefully. The fact that additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposal. The enclosed proxy allows you to vote your shares without attending the special meeting of Tronox shareholders.

Your vote is important. We encourage you to vote as soon as possible.

Q.   When and where will the special meeting be held?

A.   The Tronox special meeting will be held at the Stamford Marriott Hotel, 243 Tresser Boulevard, Stamford, CT 06901 U.S.A. at [10:00 a.m.], U.S. Eastern Time, on [•], 2017.

Q.   What is the board of directors’ voting recommendation?

A.   The Tronox board of directors has unanimously approved the proposal and recommends that you vote your shares “FOR” the proposal.

Q.   What vote is needed for the proposal to be adopted?

A.   Tronox is incorporated under the laws of Australia. To adopt the proposal, the Australian Corporations Act and our constitution require that the proposal be passed as an ordinary resolution. Under our constitution and Australian law, the proposal must be approved by a majority of the votes cast by holders of Class A Shares and Class B Shares entitled to vote on the resolution at the special meeting.

Q.   Who is entitled to vote at the special meeting?

A.   Only Class A and Class B Shareholders of record at 5:00 p.m., U.S. Eastern Time on [•], 2017 will be entitled to attend and vote at the special meeting. As of July 28, 2017, there were 67,821,274 Class A Shares outstanding and 51,154,280 Class B Shares outstanding. Each of our Class A Shares and our Class B Shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.

Q.   Who can attend the special meeting?

A.   Attendance at the special meeting is limited to shareholders of record at 5:00 p.m., U.S. Eastern Time on [•], 2017 (or their properly appointed proxies, attorneys or representatives). Guests may be admitted, but a guest has no right to speak or vote at the special meeting. Holders of record of our shares as of 5:00 p.m., U.S. Eastern Time on [•], 2017, can vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. If you plan to attend, please note that you may be asked to present valid identification, as more fully set forth under the section entitled “The Special Meeting—Special Meeting Admission” beginning on page 32.

Q.   What constitutes a quorum at the special meeting?

A.   Under our constitution, the holders of a majority of outstanding Class A Shares and Class B Shares entitled to vote at the meeting constitute a quorum for the special meeting.

Q.   How do I vote?

A.   You may vote your shares in person, by telephone, by mail, or by facsimile pursuant to the instructions included elsewhere in this proxy statement, as more fully described in the section entitled “The Special Meeting—Voting Procedures” beginning on page 30.

Q.   How are abstentions and broker non-votes treated?

A.   Both abstentions and broker non-votes of shareholders whose shares are held by holders of record present or represented at the meeting are counted for the purpose of determining whether a quorum is present. However, abstentions and broker non-votes are not counted in determining whether or not the proposal is approved. In particular, abstentions and other votes that are not cast at the meeting are not counted as votes “for” or “against” the proposal, and are not counted as votes cast. For additional information regarding abstentions and broker non-votes, see the section entitled “The Special Meeting—Quorum Requirements and Effect of Abstention and Broker Non-Votes” beginning on page 31.

Q.   If my shares are held in street name by my broker, will my broker vote my shares for me?

A.   If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank or broker.

Please note that you may not vote shares held in street name by returning a proxy card directly to us or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank or broker. Under the listing requirements of the New York Stock Exchange, which we refer to as the NYSE, brokers who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “nonroutine,” such as approval of the issuance of shares of the Class A Shares pursuant to the transaction agreement, without specific instructions from the beneficial owner. Broker nonvotes are shares held by a broker or nominee that are represented at the shareholders’ meetings, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal.

If you are a beneficial owner of shares held by a broker and you do not instruct your broker on how to vote your shares, your broker may not vote your shares on the proposal.

Q.   Can I change my vote after I have returned a proxy or voting instruction card?

A:   Yes. You can change your vote at any time before your shares are voted at the special meeting. You can do this in one of three ways:

•	by submitting another timely, later-dated proxy by mail;
•	by delivering timely written notice of revocation to our Secretary; or
•	by attending the special meeting and voting in person.

Note, however, that to be effective for the special meeting, a later-dated proxy must be received by Tronox no later than 11:59 p.m., U.S. Eastern Time on [•], 2017, and be given in accordance with the requirements specified in the section entitled “Proxies” of the Notice of Special Meeting.

If your shares are held in street name by your bank or broker, you should follow the instructions provided by your bank or broker to change your vote.

Q.   What is the cost of the proxy solicitation?

A.   Tronox bears all of the cost of the solicitation of proxies, including the preparation, assembly, printing and mailing of all proxy materials sent by it. Tronox also reimburses banks, brokers, custodians and other record holders for their costs in forwarding the proxy materials to the beneficial owners or holders of Tronox shares. Tronox and its directors, officers and executive employees also may solicit proxies by mail, personally, by telephone or by other appropriate means. No additional compensation will be paid to directors, officers or other executive employees for such services. In addition, we have retained Okapi Partners LLC, which we refer to as Okapi, to aid in the solicitation of proxies by mail, personally, by telephone, e-mail or other appropriate means. For these services, we will pay Okapi $15,000 plus certain variable fees related to calling services plus other reasonable out-of-pocket expense reimbursement.

Q.   Who can help answer my questions?

A.   Tronox shareholders who have questions about the transaction, the Class A Share issuance or the other matters to be voted on at the special meeting or who desire additional copies of this document or additional proxy cards should contact: Okapi Partners LLC, 1212 Avenue of Americas, New York, NY 10036.

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement and may not contain all the information that is important to you. Accordingly, we urge you to read this proxy statement carefully and in its entirety, including the appendices attached to, and the other documents incorporated by reference into, this proxy statement, including exhibits thereto. The fact that additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposal. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section entitled “Where You Can Find More Information” beginning on page 110.

References to “Tronox,” “we,” or “our” or other first person references are references to Tronox Limited. References to “Cristal” are references to The National Titanium Dioxide Company Limited. References to “Cristal Netherlands” are references to Cristal Inorganic Chemicals Netherlands Coöperatief W.A. References to “Cristal BV” are references to Cristal Inorganic Chemicals Netherlands BV. References to the “combined company” are references to Tronox after the completion of the transaction. References to “shares” are references to the ordinary shares of Tronox, including Class A ordinary shares, which we refer to as the “Class A Shares,” and Class B ordinary shares, which we refer to as the “Class B Shares.” References to “Class A Shareholders” are references to holders of Class A Shares, and references to “Class B Shareholders” refers to holders of Class B Shares. References to the “transaction,” unless the context requires otherwise, means the transactions contemplated by the transaction agreement, taken as a whole. References to the “special meeting,” unless the context requires otherwise, means the special meeting of Tronox shareholders to be held on [•], 2017.

The Companies

Tronox (See page 28)

Tronox Limited
Lot 22, Mason Road
Kwinana Beach, WA, Australia 6167
Telephone: +1 203 705 3722

Tronox Limited operates two vertically integrated mining and inorganic chemical businesses. Tronox TiO2 mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. Tronox Alkali mines trona ore and manufactures natural soda ash, sodium bicarbonate, caustic soda, and other compounds which are used in the production of glass, detergents, baked goods, animal nutrition supplements, pharmaceuticals, and other essential products. Tronox is a public limited company registered under the laws of the State of Western Australia, Australia, and is headquartered in Stamford, Connecticut. Tronox’s Class A Shares are listed on the New York Stock Exchange under the symbol “TROX”.

Cristal (See page 28)

The National Titanium Dioxide Company Limited
King’s Road Tower, 17th Floor, King Abdulaziz Road
P.O. Box 13586, Jeddah 21414, Kingdom of Saudi Arabia
Telephone: +066 12 224 8000

Cristal operates a vertically integrated mining and inorganic chemical business. Cristal mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. Cristal’s TiO2 operations include manufacturing facilities, mining operations and research facilities in seven countries over five continents, including North America, South America, Australia, Europe and Asia. Cristal is a privately-held company registered under the laws of the Kingdom of Saudi Arabia and is headquartered in Jeddah, Saudi Arabia.

The Transaction

A copy of the transaction agreement is attached as Annex A to this proxy statement. We encourage you to read the entire transaction agreement carefully because it is the principal document governing the transaction. For more information on the transaction agreement, see the section entitled “The Transaction Agreement” beginning on page 52.

Form of Transaction and Consideration to be Delivered (see page 52)

The transaction agreement provides that, subject to the terms and conditions of the transaction agreement, at the closing of the transaction and following an internal reorganization of Cristal’s TiO2 business under which the assets and operations relating to the TiO2 business of Cristal will be reorganized under one or more entities owned by Cristal BV, Tronox will acquire the TiO2 business of Cristal through (i) the purchase from Cristal of certain intangible assets and a Saudi Arabian entity formed to hold certain assets in connection with the reorganization, and (ii) the purchase from Cristal Netherlands of all of the outstanding equity of Cristal BV. Although the TiO2 business represents substantially all of Cristal’s operations, Tronox will not acquire as part of the transaction Cristal’s 50% interest in Advanced Metal Industries Cluster Company Limited (“AMIC”), a Saudi Arabian entity, which we refer to as the “Retained Cristal Business.” AMIC is currently in the construction phase of two significant projects: (i) an ilmenite slag smelting plant, located in Jizan, the Kingdom of Saudi Arabia, which is designed to produce high grade titanium feedstock, and (ii) a titanium sponge plant, located adjacent to the Cristal Yanbu TiO2 plant, which is being developed in a joint venture with Toho Titanium Company (“Toho”).

At the closing of the transaction, Tronox (i) will make an aggregate cash payment equal to $1,673 million, subject to certain adjustments, to Cristal and Cristal Netherlands, and (ii) will issue and deliver to Cristal Netherlands 37,580,000 Class A Shares. Upon the completion of the transaction and the issuance of the Class A Shares, based on the number of shares then outstanding, Tronox shareholders prior to the transaction will own approximately 76% of Tronox’s outstanding Class A Shares and Class B Shares and Cristal Netherlands will own approximately 24% of Tronox’s outstanding Class A Shares and Class B Shares.

Recommendations of the Tronox Board of Directors (see page 38)

After careful consideration, our board of directors unanimously approved the transaction agreement. For the factors considered by the Tronox board of directors in reaching its decision to approve the transaction agreement, see the section entitled “The Transaction—Reasons for the Transaction; Recommendation of the Tronox Board of Directors to Approve the Issuance of Class A Shares in the Transaction” beginning on page 38. The Tronox board of directors unanimously recommends that the Tronox shareholders vote “FOR” the proposal, subject to no superior proposal emerging.

Opinion of Tronox’s Financial Advisor (see page 40)

In connection with the transaction, Credit Suisse Securities (USA) LLC, which we refer to as “Credit Suisse,” which is serving as financial advisor to Tronox, delivered an opinion, dated February 20, 2017, to the Tronox board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to Tronox of the consideration to be paid by Tronox pursuant to the transaction agreement. The full text of Credit Suisse’s written opinion, dated February 20, 2017, is attached to this proxy statement as Annex C and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse in connection with such opinion. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Tronox board of directors (in its capacity as such) for its information in connection with its evaluation of the consideration to be paid by Tronox pursuant to the transaction agreement from a financial point of view to Tronox and did not address any other aspect of the transaction, including the relative merits of the transaction as compared to alternative transactions or strategies that might be available to Tronox or the underlying business decision of Tronox to proceed with the transaction. Credit Suisse’s opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the transaction or otherwise.

Interests of Directors and Officers in the Transaction (see page 47)

Tronox’s executive officers and directors may have financial interests in the transaction that are different from, or in addition to, those of Tronox’s shareholders generally. The independent members of the Tronox board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the transaction agreement and the transaction, and in recommending to the shareholders that the proposal be approved.

In connection with the transaction, the Human Resources and Compensation Committee (the “committee”) of the Tronox board of directors created an Integration Incentive Award program which is expected to cover approximately thirty employees who will be designated in advance with specific integration tasks. As part of this program, the committee approved certain grants pursuant to Tronox’s Management Equity Incentive Plan in order to incentivize six executive employees to achieve synergies following the transaction, and to further align the compensation of these employees to the value created for Tronox’s shareholders in the transaction. Pursuant to the awards program, six executive employees were granted performance-based restricted share units (“award RSUs”) using a share price of $18.675 per share, which was the average of the opening and closing trading prices for Class A Shares on February 21, 2017. The award RSUs are subject to vesting terms based upon the achievement of at least 80% of the publicly announced synergies from the transaction by the date that is two years following the closing of the transaction (the “vesting date”). The award RSUs will vest as follows: upon the achievement of at least 80% of the publicly announced synergies from the transaction by the vesting date, 50% of the award RSUs granted will vest, with pro rata additional vesting up to 100% upon the achievement of 100% of the publicly announced synergies from the transaction by the vesting date. In the event 100% of the publicly announced synergies from the transaction are achieved within the two-year period, the RSUs granted to the six executive employees would have an aggregate value of $13.5 million based on the grant price of $18.675. If the transaction is not closed by July 1, 2018, then the award RSUs granted will be forfeited.

Please see the section entitled “The Transaction—Interests of Directors and Officers in the Transaction” beginning on page 47 for additional information about those financial interests.

Board of Directors Following the Transaction (see page 48)

In connection with the closing of the transaction, Tronox will enter into a shareholders agreement with Cristal, Cristal Netherlands and the underlying shareholders of Cristal, which we refer to collectively as the “Cristal shareholder parties” and which are more fully described in the section entitled “Additional Information Relating to Australia’s Takeover Laws—Impact of the Transaction on Cristal Shareholder Parties’ Voting Power” beginning on page 72. As required by the terms of the transaction agreement, upon consummation of the transaction, Tronox will appoint two “Class A Directors” (as defined in Tronox’s constitution) designated by Cristal. The Cristal nominees will be determined prior to the closing of the transaction. For so long as the Cristal shareholder parties beneficially own 28,185,000 or more voting securities of Tronox, the Cristal shareholder parties have the right to nominate two Class A Directors, and for so long as the Cristal shareholder parties beneficially own greater than or equal to 15,568,333 but less than 28,185,000 voting securities of Tronox, the Cristal shareholder parties will have the right to nominate one Class A Director. The Tronox board of directors will remain its current size following the closing of the transaction; therefore, two of Tronox’s Class A Directors at the time of the closing of the transaction will be designated to resign from the Tronox board of directors prior to the closing of the transaction. Exxaro Resources Limited (“Exxaro”) will retain its right to nominate members of the Tronox board of directors in accordance with its rights under Tronox’s constitution and Tronox’s shareholders deed.

Please see the sections entitled “The Transaction—Board of Directors and Management Following the Transaction” beginning on page 48 and “The Shareholders Agreement—Board Representation” beginning on page 66 for additional information.

Regulatory Approvals Required for the Transaction (see page 48)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”), Tronox and Cristal must file notifications with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and the parties must observe a mandatory pre-transaction waiting period before consummating the transaction. The parties filed the required HSR Act notification and report form on March 14, 2017. The parties also intend to file notifications with the Treasurer of the Commonwealth of Australia in accordance with the Foreign Acquisitions and Takeovers Act 1975 (the “FATA”) and have approached the Australian Competition and Consumer Commission seeking informal clearance in relation to the transaction. The parties have also filed various notifications with other antitrust authorities around the world.

Please see the section entitled “The Transaction—Regulatory Approvals Required for the Transaction” beginning on page 48 for additional information with regard to the required regulatory filings and approvals.

Expected Timing of the Transaction

The parties expect that the conditions to the transaction will be satisfied or, if allowed by applicable law, waived, and that the transaction will be completed by the end of first quarter 2018. However, the parties cannot be certain when, or if, the conditions to the transaction will be satisfied or so waived, or that the transaction will be completed.

Conditions to Completion of the Transaction (see page 61)

Conditions to Each Party’s Obligations. The respective obligations of each of Tronox and Cristal to consummate the closing are subject to the satisfaction or waiver at or prior to the closing of the following conditions:

•	the required Tronox shareholder approvals shall have been obtained;
•	the Class A Shares to be issued in connection with the transaction shall have been approved for listing on the NYSE, subject to official notice of issuance;
•	the termination or expiration of any waiting periods (and any extensions thereof) under the HSR Act and the approval or clearance of the transaction by the applicable governmental agencies in Australia, the People’s Republic of China, Colombia, the European Union, New Zealand, Turkey, South Korea, and the Kingdom of Saudi Arabia or the expiration or termination of any applicable waiting periods related to such approvals;
•	Tronox will have obtained financing in connection with the transaction sufficient to fund the cash consideration; and
•	no statute, law, rule, or regulation will have been adopted by any governmental entity, and no suit, action, or other proceeding instituted by any governmental entity or outstanding judgment, injunction or decree of a governmental entity prohibiting, enjoining or making illegal the consummation of the transaction will be in effect.

Conditions to Obligations of Cristal. The obligations of Cristal to consummate the closing are further subject to the following conditions:

•	Cristal shall have given the Treasurer of the Commonwealth of Australia notice in accordance with the FATA that Cristal Netherlands proposes to acquire the shares issued as consideration and enter into the shareholders agreement with Tronox and the ancillary agreements under the transaction agreement and pays any applicable fee, and in relation to the foregoing actions any applicable waiting periods shall have expired or been terminated or a no objection notice shall have been received (as applicable);
•	all representations and warranties of Tronox shall be true and correct, as of the date of the transaction agreement and as of the closing of the transaction, subject to certain de minimis, materiality, and “material adverse effect” qualifiers, and Cristal shall have received a certificate signed on behalf of Tronox by an executive officer to such effect;
•	Tronox shall have performed in all material respects its obligations under the transaction agreement at or prior to the closing of the transaction, and Cristal having received a certificate signed on behalf of Tronox by an executive officer to such effect;
•	two Class A Directors shall have been designated by Cristal; and
•	receipt by Cristal of all ancillary agreements executed by Tronox and its applicable affiliates.

Conditions to Obligations of Tronox. The obligations of Tronox to consummate the closing are further subject to the following conditions:

•	Tronox and each relevant affiliate shall have given the Treasurer of the Commonwealth of Australia notice in accordance with the FATA that the the relevant Tronox acquirer proposes to acquire the shares of Cristal BV and Cristal Australia Pty Ltd or Transferred Assets under this Agreement and pays any applicable fee, and in relation to each such Tronox action any applicable waiting periods shall have expired or been terminated or a no objection notice shall have been received (as applicable);

•	all representations and warranties of Cristal shall be true and correct, as of the date of the transaction agreement and as of the closing of the transaction, subject to certain de minimis, materiality, and “material adverse effect” qualifiers, and Tronox shall have received a certificate signed on behalf of Cristal by an executive officer to such effect;
•	Cristal shall have performed in all material respects its obligations under the transaction agreement at or prior to the closing of the transaction, and Tronox having received a certificate signed on behalf of Cristal by an executive officer to such effect;
•	receipt by Tronox of all ancillary agreements executed by Cristal and its applicable affiliates; and
•	Cristal shall have completed a reorganization of its assets and operations related to its TiO2 business in accordance with the transaction agreement.

Financing of the Transaction (see page 61)

Tronox has agreed to use its reasonable best efforts to obtain a commitment letter providing for debt financing sufficient, together with all available cash and other proceeds, to fund the cash consideration at the closing of the transaction. On August 2, 2017, Tronox announced its intention to refinance a portion of its capital structure by mid-October 2017 and also its entry into a stock purchase agreement with Genesis Energy, L.P. providing for the sale of the Alkali business for $1.325 billion in cash. The majority of the cash portion of the Cristal transaction consideration is expected to be funded through proceeds from the closing of the sale of Tronox’s Alkali business, with the remainder funded through proceeds from additional indebtedness and/or cash on hand, as determined by Tronox as circumstances warrant. To the extent permitted by law, at the closing of the transaction, Tronox, Cristal BV and certain of the transferred Cristal entities may execute supplemental indentures and/or joinders to certain documents governing the indebtedness of Tronox at such time. The closing of the transaction is not, however, conditioned upon the pending sale of the Alkali business.

Survival; Indemnification (see page 62)

The transaction agreement provides for indemnification obligations that continue for a period of 18 months after the closing of the transaction (or, if a claim is asserted prior to such time, until its resolution), except that any covenants to be performed after the closing of the transaction shall survive indefinitely, and all fundamental representations will survive six years after the closing of the transaction. The transaction agreement further provides that neither party shall be entitled to indemnification in excess of $2.1 billion in the aggregate (together, with respect to Tronox, with any amounts collected under a representations and warranties insurance policy purchased by Cristal for the benefit of Tronox). Among other things, Tronox is entitled to indemnification for the failure of any of the representations or warranties made by Cristal under the transaction agreement or Cristal’s closing certificate to be true and correct as of closing of the transaction and for any breach of a covenant or agreement to be performed by Cristal under the transaction agreement. Among other things, Cristal is entitled to indemnification for the failure of any of the representations or warranties made by Tronox under the transaction agreement or Tronox’s closing certificate to be true and correct as of closing and for any breach of a covenant or agreement to be performed by Tronox under the transaction agreement.

Any indemnification of the Tronox indemnified parties is to be satisfied first by Cristal or Cristal Netherlands up to the retention amount under the representations and warranties insurance policy; second, from the representation and warranties insurance policy to the extent coverage is available; and third, by Cristal or Cristal Netherlands. For 18 months after the closing of the transaction, at Tronox’s election, the share portion of the transaction consideration may also be used to satisfy the indemnification of the Tronox indemnified parties if payment is not made within 10 business days after the resolution of a claim.

No Solicitations of Alternative Transactions by Cristal (see page 57)

The transaction agreement precludes Cristal from soliciting or engaging in discussions or negotiations with a third party with respect to a proposal for an alternative transaction, including the acquisition of a significant interest in Cristal’s equity or assets.

Termination of the Transaction Agreement (see page 63)

The transaction agreement may be terminated at any time prior to the closing of the transaction, whether or not the required Tronox shareholder approvals have been obtained, under the following circumstances:

•	by mutual written consent of Cristal and Tronox;
•	by either Cristal or Tronox if the closing of the transaction has not occurred on or before May 21, 2018;
•	by either Cristal or Tronox if any governmental entity of competent jurisdiction has issued a final and non-appealable order or taken any other final or non-appealable action prohibiting, enjoining or making illegal the consummation of the transaction;
•	by either Cristal or Tronox if Tronox fails to obtain the required Tronox shareholder approvals at the Tronox special meeting; and
•	by either Cristal or Tronox, if the other party breaches or fails to perform any of its covenants or agreements contained in the transaction agreement in a manner that would result in the failure of the conditions to closing of the transaction or if any of its representations or warranties fails to be true to an extent that would result in the failure of the conditions to closing of the transaction, subject to the right of the breaching party to cure the breach.

Termination Fees and Expenses (see page 64)

In the event that the transaction agreement is terminated by Cristal or Tronox because the closing of the transaction has not occurred by May 21, 2018, and all conditions to closing, other than the financing condition, have been satisfied, Tronox will promptly pay a nonrefundable fee of $100 million to Cristal; provided that Cristal is not in material breach of any of its covenants or agreements contained in the transaction agreement at such time.

In the event that the transaction agreement is terminated by Cristal or Tronox because the closing of the transaction has not occurred by May 21, 2018 or Tronox fails to obtain the required Tronox shareholder approvals at the Tronox special meeting, then Tronox will reimburse Cristal for certain expenses incurred by or on behalf of Cristal in connection with the transaction agreement, any ancillary agreements, all related agreements and documents, the due diligence investigation and the transactions contemplated thereunder not to exceed $15 million in the aggregate.

Accounting Treatment (see page 50)

Tronox prepares its financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under U.S. GAAP, the transaction will be accounted for using acquisition accounting pursuant to which Tronox has been determined to be the acquirer for accounting purposes. Tronox considered factors as indicated in Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”), including which entity will issue equity interest to effect the combination, board of director composition, shareholder ownership, restrictions on shareholder voting rights, anticipated management positions and the relative size of the companies.

Shareholders Agreement (see page 66)

Upon consummation of the transaction, Tronox and the Cristal shareholder parties will enter into the shareholders agreement in the form attached to the transaction agreement. The form of shareholders agreement provides that the Cristal shareholder parties will have the following nomination rights to the Tronox board of directors upon completion of the transaction:

•	for so long as the Cristal shareholder parties beneficially own 28,185,000 or more voting securities, the Cristal shareholder parties will have the right to nominate two Class A Directors; and
•	for so long as the Cristal shareholder parties beneficially own greater than or equal to 15,568,333, but less than 28,185,000, voting securities of Tronox, the Cristal shareholder parties will have the right to nominate one Class A Director.

Tronox will include the Cristal shareholder parties’ nominees in the slate of nominees recommended by the Tronox board of directors for election of directors and will use its reasonable best efforts to cause the shareholders of Tronox to elect the Cristal shareholder parties nominees. The form of shareholders agreement contains certain restrictions on Cristal and its shareholders from acquiring additional shares of Tronox stock and taking certain other actions to seek to gain control of Tronox without our prior written consent, from the date of the shareholders agreement until the earlier of (i) six months after the Cristal shareholder parties no longer have any rights to nominate Class A Directors and (ii) the third anniversary of the date of the shareholders agreement.

In addition, the shareholders agreement will grant registration rights to Cristal and any other Cristal shareholder parties to which Cristal transfers Class A Shares in accordance with the terms of the shareholders agreement and places restrictions on the ability of such persons to transfer the Class A Shares that they will receive in the transaction for three years following the closing of the transaction (among other transfer restrictions).

For two years following the closing of the transaction, certain shareholders of Cristal are also subject to limitations on their ability to compete with the business activities conducted by Tronox and, subject to certain exceptions, are prohibited from soliciting for hire, and hiring, certain persons who are employees of Tronox.

The Special Meeting

The Tronox special meeting will be held at the Stamford Marriott Hotel, 243 Tresser Boulevard, Stamford, CT 06901 U.S.A. at [10:00 a.m.], U.S. Eastern Time, on [•], 2017. At the Tronox special meeting, Tronox shareholders will be asked to approve the issuance of Class A Shares to Cristal Netherlands and the resulting acquisition of interests in the Class A Shares by Cristal Netherlands and certain other persons and entities pursuant to the transaction.

You may vote at the Tronox special meeting if you own Class A Shares or Class B Shares at 5:00 p.m., U.S. Eastern Time on [•], 2017. On July 28, 2017, there were 67,821,274 Class A Shares outstanding and entitled to vote at the Tronox special meeting, approximately 1.9% of which were owned and entitled to be voted by Tronox directors and executive officers and their affiliates. On that date there were 51,154,280 Class B Shares outstanding and entitled to vote at the Tronox special meeting, 100% of which were owned and entitled to be voted by Exxaro. In accordance with the transaction agreement, we currently expect that Tronox’s directors will vote their shares in favor of the proposal, subject to no superior proposal emerging, although none of them has entered into any agreement obligating them to do so.

You can cast one vote for each Class A Share or Class B Share you own. To be adopted, the resolution in favor of the proposal must be approved by a majority of the votes cast by holders of Class A Shares and Class B Shares entitled to vote on the resolution at the special meeting.

For the proposal to be effective under Australian law, no vote may be cast in favor of the resolution by Cristal Netherlands, any of the Cristal shareholder parties, or any of their associates. Any such vote that is so cast will be disregarded.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

Selected Consolidated Historical Financial Data of Tronox

The following table sets forth selected consolidated financial data for Tronox and its consolidated subsidiaries as of and for the years ended December 31, 2016, 2015 and 2014. It was derived from Tronox’s consolidated historical financial statements and related notes for the fiscal year ended December 31, 2016 appearing in Tronox’s Annual Report on Form 10-K for year ended December 31, 2016, which is incorporated by reference into this proxy statement. The summary unaudited consolidated financial data for Tronox as of and for the years ended December 31, 2013 and 2012 was derived from Tronox’s audited consolidated financial statements not incorporated in this proxy. The table also sets forth selected unaudited condensed consolidated financial data for Tronox and its consolidated subsidiaries as of and for the six months ended June 30, 2017 and for the six months ended June 30, 2016 which was derived from Tronox’s Quarterly Report on Form 10-Q for the six months ended June 30, 2017, which is incorporated by reference into this proxy statement.

On June 2, 2017, Tronox filed a Current Report on Form 8-K to provide additional information and details regarding the revision of its previously issued December 31, 2016 financial statements and quarterly financial statements in 2016. During the quarter ended March 31, 2017, Tronox identified a misstatement in selling, general, and administrative expense for certain prior periods related to a liability resulting from a non-timely filing with a statutory authority. The aggregate misstatement is $11 million, which impacts our previously issued consolidated statements of operations, comprehensive loss, balance sheets and cash flows as of and for the years ended December 31, 2016 and 2015, and the unaudited condensed consolidated financial statements for the third and fourth quarters and corresponding year-to-date periods of 2015, and each quarter and corresponding year-to-date periods of 2016. In accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, management evaluated the materiality of the misstatement from qualitative and quantitative perspectives, and concluded that the misstatement was not material to our previously issued annual and interim financial statements. In addition, we also corrected the timing of other previously recorded immaterial out-of-period adjustments. The previously recorded immaterial out-of-period adjustments include a $6 million decrease to cost of goods sold due to an overstated depreciation expense and a $7 million increase to cost of goods sold related to royalty tax both originating in 2013 and previously recorded as out-of-period corrections in 2014; a $5 million decrease to cost of goods sold that originated in 2012 and was previously recorded as an out-of-period correction in 2014 due to overstated depletion expense; and other miscellaneous immaterial corrections.

Tronox’s historical financial data may not be indicative of the results of operations or financial position to be expected in the future. The selected consolidated historical financial data below has not been adjusted to include the aforementioned revision except for the second quarter of 2016. It reflects the information from Tronox’s previously filed annual reports on Form 10-K for all of the annual periods presented.

Selected Consolidated Historical Financial Data of Tronox
(Millions of U.S. Dollars)

	Six Months Ended June 30,	Six Months Ended June 30,	Years Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Statement of Operations Data:
Net sales	$1,191	$1,014	$2,093	$2,112	$1,737	$1,922	$1,832
Cost of goods sold	977	934	1,846	1,992	1,530	1,732	1,568
Gross profit	214	80	247	120	207	190	264
Selling, general and administrative expenses	(143)	(101)	(210)	(217)	(192)	(187)	(239)
Restructuring expense	—	(1)	(1)	(21)	(15)	—	—
Income (loss) from operations	71	(22)	36	(118)	—	3	25
Interest and debt expense, net	(92)	(92)	(184)	(176)	(133)	(130)	(65)
Net gain (loss) on liquidation of non-operating subsidiaries	—	—	—	—	(35)	24	—
Gain (loss) on extinguishment of debt	—	4	4	—	(8)	(4)	—
Gain on bargain purchase	—	—	—	—	—	—	1,055
Other income (expense), net	(7)	(12)	(29)	28	27	46	(7)
Income (loss) before income taxes	(28)	(122)	(173)	(266)	(149)	(61)	1,008
Income tax (provision) benefit(1)	(5)	(22)	115	(41)	(268)	(29)	125
Net income (loss)	$(33)	$(144)	$(58)	$(307)	$(417)	$(90)	$1,133
Net income (loss) attributable to noncontrolling interest	5	1	1	11	10	36	(1)
Net income (loss) attributable to Tronox Limited	$(38)	$(145)	$(59)	$(318)	$(427)	$(126)	$1,134
Earnings (loss) per share
Basic	$(0.32)	$(1.24)	$(0.50)	$(2.75)	$(3.74)	$(1.11)	$11.37
Diluted	$(0.32)	$(1.24)	$(0.50)	$(2.75)	$(3.74)	$(1.11)	$11.10

Weighted average shares outstanding (in thousands)
Basic	118,804	116,052	116,161	115,566	114,281	113,416	98,985
Diluted	118,804	116,052	116,161	115,566	114,281	113,416	101,406

Balance Sheet Data:
Working capital	$772	658	$731	$753	$2,015	$2,290	$1,706
Total assets	$4,994	4,893	$4,950	$5,027	$5,024	$5,647	$5,479
Total debt, net	$3,052	3,055	$3,054	$3,076	$2,352	$2,361	$1,613
Total equity	$1,175	989	$1,161	$1,110	$1,788	$2,437	$2,882
Supplemental Information:
Depreciation, depletion and amortization expense	$123	$115	$236	$294	$295	$333	$211
Capital expenditures	$56	$55	$119	$191	$187	$165	$166
Dividends per share	$0.090	$0.295	$0.385	$1.00	$1.00	$1.00	$0.50
(1)	During the fourth quarter of 2016, Tronox implemented various steps of a corporate reorganization plan to simplify its corporate structure and thereby improve operational, administrative, and commercial synergies within each of its operating segments (the “Corporate Reorganization”). As a result of this Corporate Reorganization, Tronox reduced its cross jurisdictional financing arrangements and consequently reversed the deferred tax assets related to intercompany interest deductions. The related withholding tax amounts were also reversed as a result of the Corporate Reorganization. Additionally, Tronox reduced its deferred tax assets related to loss carryforwards which will no longer be available to utilize. The changes to deferred taxes are offset by valuation allowances and result in no impact to the consolidated provision for income taxes for the year ended December 31, 2016. The impact on the income tax provision for the year ended December 31, 2016 was a tax benefit of $107 million, reflecting a net reduction in withholding tax accruals of $110 million, offset by a foreign currency loss of $3 million.

Selected Consolidated Historical Financial Data of Cristal

The following selected historical financial information as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 is derived from Cristal’s audited consolidated financial statements for the years ended 2016, 2015 and 2014 and Cristal’s unaudited consolidated financial statements for 2013 and 2012. Cristal’s audited consolidated financial statements for the years ended December 31, 2016, 2015 and 2014 are included in this proxy statement. Cristal’s unaudited consolidated financial statements for the years ended December 31, 2013 and 2012 are not included in this proxy statement. A reconciliation of net loss from generally accepted accounting standards in the Kingdom of Saudi Arabia (“Saudi GAAP”) to U.S. GAAP is presented for the two most recent years ended December 31, 2016 and 2015. A reconciliation of net loss from Saudi GAAP to U.S. GAAP for the years ended December 31, 2014, 2013 and 2012 is not presented as these are not required due to the significant undertaking that would be needed to prepare this information. The following selected historical financial information should be read with Cristal’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 92 and Cristal’s audited consolidated financial statements and the notes thereto, included in this proxy statement. Cristal’s historical results are not necessarily indicative of results for any future period.

The following tables present summarized consolidated financial information, including balance sheet information and statement of operations information, derived from Cristal’s consolidated financial statements. The selected historical financial data of Cristal was prepared in accordance with Saudi GAAP. For the purposes of this proxy statement, the information is presented in United States Dollars (“USD”), translated using the Saudi Riyal (“SR”) to USD exchange rate of 3.75. The Kingdom of Saudi Arabia is included within the Gulf Cooperation Council of countries who peg their national currency to the USD to avoid currency fluctuation. The SR is pegged to the USD at an exchange rate of 3.75.

The audited consolidated financial statements of Cristal for the years ended December 31, 2016, 2015 and 2014 with the accompanying Saudi GAAP to U.S. GAAP reconciliations for the years ended December 31, 2016 and 2015, are included in this proxy statement.

Selected Historical Consolidated Financial Data of Cristal
(Millions of U.S. Dollars)

	Years Ended December 31,
	Saudi GAAP	Saudi GAAP	Saudi GAAP	Saudi GAAP	Saudi GAAP
	2016	2015	2014	2013	2012
Statement of Operations Data:
Sales	$1,737	$1,701	$2,059	$2,142	$2,068
Cost of goods sold	1,586	1,704	1,683	1,662	1,292
Gross profit (loss)	151	(3)	376	480	776
Selling and distribution	(111)	(114)	(133)	(135)	(110)
General and administrative	(146)	(165)	(160)	(159)	(144)
Reversal of impairment / (impairment) of assets	(3)	(75)	—	11	—
Income (loss) from operations	(109)	(357)	83	197	522
Other (expense) income, net	(10)	(97)	(21)	(2)	(9)
Financial charges	(68)	(44)	(65)	(82)	(90)
Income (loss) before Zakat, income taxes & NCI	(187)	(498)	(3)	113	423
Zakat and income tax	(3)	(26)	8	3	(57)
Net income (loss)	$(190)	$(524)	$5	$116	$366
Net income (loss) attributable to noncontrolling interest	7	6	(4)	—	9
Net income (loss) attributable to Cristal	$(197)	$(530)	$9	$116	$357

U.S. GAAP Information:
U.S. GAAP Adjustments	3	69
Adjusted U.S. GAAP Net Income attributable to Cristal	$(194)	$(461)

Balance Sheet Data:
Working capital	$570	$(84)	$500	$256	$801
Total assets	$3,753	$4,221	$4,600	$4,401	$4,200
Total debt	$1,942	$2,304	$1,847	$1,748	$1,462
Total equity	$932	$1,103	$1,958	$1,840	$1,827
Supplemental Information:
Depreciation, depletion and amortization expense	$174	$151	$179	$173	$163
Capital expenditures	$107	$414	$445	$540	$332

Selected Unaudited Pro Forma Condensed Combined Financial Data of Tronox and Cristal

The selected unaudited pro forma condensed combined financial data for the year ended December 31, 2016 and six months ended June 30, 2017 presents Tronox’s consolidated balance sheet and consolidated statements of operations, after giving effect to the transaction. The selected unaudited pro forma condensed combined financial data has been derived from the audited consolidated financial statements of Tronox and Cristal for the year ended December 31, 2016 and the unaudited condensed consolidated financial statements of Tronox and unaudited financial information of Cristal as of and for the six months ended June 30, 2017. The selected historical financial data of Cristal is presented in USD, translated using the SR to USD exchange rate of 3.75. The Kingdom of Saudi Arabia is included within the Gulf Cooperation Council of countries who peg their national currency to the USD to avoid currency fluctuation. The SR is pegged to the USD at an exchange rate of 3.75.

This unaudited pro forma condensed combined financial data assumes that the transaction is accounted for using the acquisition method of accounting with Tronox treated as the acquiring entity and represents a current estimate of the combined financial information based on historical financial information of Tronox and Cristal. This selected unaudited pro forma condensed combined financial data is adjusted for the acquisition of Cristal’s TiO2 business as if the transaction had been completed on January 1, 2016, in the case of the selected unaudited pro forma condensed combined statement of operations, and on June 30, 2017, in the case of the selected unaudited pro forma condensed combined balance sheet.

On August 2, 2017, Tronox announced that it had entered into a stock purchase agreement to sell the Alkali business to Genesis Energy, L.P. for $1.325 billion in cash, subject to customary closing conditions and a working capital adjustment and, is expected to close in the second half of 2017. The pro forma data has been adjusted to reflect the acquisition of the Cristal TiO2 business using the cash proceeds from the sale of the Alkali business together with proceeds raised from the issuance of additional debt. The pro forma data excludes the effects of any non-recurring charges resulting from the loss on the sale of the Alkali business. Further, the acquisition of Cristal and the sale of Alkali are independent transactions from each other. The selected unaudited pro forma condensed combined financial data for the year ended December 31, 2015 displays the pro forma results of Tronox excluding those of the Alkali business and does not include the adjustments for the acquisition of Cristal.

In addition, the unaudited pro forma condensed combined financial data includes adjustments, which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial data has been presented for informational purposes only. The unaudited pro forma condensed combined financial data is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the transaction been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The information presented below should be read in conjunction with the historical consolidated financial statements of Tronox, including related notes, filed by Tronox with the Securities and Exchange Commission (“SEC’), the historical consolidated financial statements of Cristal, including related notes, appearing elsewhere in this proxy statement, and with the Unaudited Pro Forma Condensed Combined Financial Statements of Tronox and Cristal, including the related notes, appearing elsewhere in this proxy statement. For more information, see the section entitled “Where You Can Find More Information” beginning on page 110.

Unaudited Pro Forma Condensed Combined Financial Data
of Tronox and Cristal
(Millions of U.S. Dollars)

	Period Ended June 30, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015
Statement of Operations Data:
Sales	$1,789	$3,025	$1,510
Cost of goods sold	(1,467)	(2,832)	(1,487)
Gross profit	322	193	23
Selling, general and administrative expenses	(223)	(336)	(192)
Restructuring income (expense)	1	(2)	(21)
Income (loss) from operations	100	(145)	(190)
Interest and debt expense, net	(111)	(217)	(176)
Other income, net	5	4	29
Loss before income taxes	(6)	(358)	(337)
Income tax (provision) benefit	(2)	107	(40)
Net loss	(8)	(251)	(377)
Net income attributable to noncontrolling interest	8	8	11
Net loss attributable to Tronox Limited	$(16)	$(259)	$(388)
Loss per share, basic and diluted	$(0.10)	$(1.68)	$(3.36)
Weighted average shares outstanding, basic and diluted (in thousands):	156,384	153,741	115,566

Balance Sheet Data:
Working capital	$1,351
Total assets	$6,476
Total debt	$3,491
Total equity	$1,659
Supplemental Information:
Depreciation, depletion and amortization expense	$155	$337	$252
Capital expenditures	$84	$193	$165

Comparative Historical and Pro Forma Per Share Data

The following tables set forth certain historical and pro forma per share financial information for Tronox Class A Shares and Class B Shares and Cristal common stock. The pro forma per share information for the year ended December 31, 2016 and six months ended June 30, 2017 gives effect to the transaction as if the transaction had occurred on January 1, 2016.

The pro forma per share balance sheet information combines Tronox’s June 30, 2017 unaudited condensed consolidated balance sheet with Cristal’s June 30, 2017 unaudited balance sheet. The pro forma per share statement of operations information for the fiscal year ended December 31, 2016 combines Tronox’s audited consolidated statement of operations for the fiscal year ended December 31, 2016 with Cristal’s audited consolidated statement of operations for the year ended December 31, 2016. The pro forma per share statement of operations information for the six months ended June 30, 2017 combines Tronox’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2017 with Cristal’s unaudited consolidated statement of operations for the six months ended June 30, 2017. The pro forma per share statement of operations information for the year ended December 31, 2015 displays the pro forma results of Tronox excluding those of the Alkali business and does not include the adjustments for the acquisition of Cristal.

The following information should be read in conjunction with the audited consolidated financial statements of Tronox, which are incorporated by reference in this proxy statement, and Cristal, which appear elsewhere in this proxy statement, and the financial information contained in the section entitled “Selected Historical and Pro Forma Combined Financial Data” beginning on page 11. The unaudited pro forma information below is presented for informational purposes only and is not necessarily indicative of the future operating results or financial position that would have occurred if the transaction had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma information does not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The following tables are expressed in USD:

	Period Ended June 30, 2017	Year Ended December 31, 2016
Tronox (USD)
Historical Per Share Data (U.S. GAAP)
Net loss per share(1)	$(0.32)	$(0.50)
Book value per share	$9.89	$9.99
Dividend per share	$0.090	$0.385
	Period Ended June 30, 2017	Year Ended December 31, 2016
Combined Cristal and Tronox (USD)
Historical Per Share Data (U.S. GAAP)
Net loss per share	$(0.10)	$(1.68)
Book value per share	$10.61	N/A
Dividend per share(2)	$0.090	$0.385
Tronox Pro Forma Year Ended December 31, 2015
Tronox excluding the Alkali business (USD)
Historical Per Share Data (U.S. GAAP)
Net loss per share	$(3.36)
Book value per share	N/A
Dividend per share	$1.000
(1)	Includes the net impact of the 2016 Corporate Reorganization of a tax benefit of $107 million, reflecting a net reduction in withholding tax accruals of $110 million offset by a foreign currency loss of $3 million for the year ended December 31, 2016.
(2)	Reported on historical basis and excludes any adjustment for the 37,580,000 shares expected to be issued as part of the Cristal transaction.

Comparative Per Share Market Price and Dividend Information

Market Prices

Class A Shares of Tronox are currently listed and traded on the NYSE under the symbol “TROX”. There is no public trading market for Class B Shares, which are held by Exxaro. Cristal is a privately held company, and there is no established trading market for its securities. The following table sets forth, for the periods indicated, the high and low sales price per share of Tronox Class A Shares as reported on the NYSE and the dividends paid out during these periods. On February 17, 2017, the last full trading day prior to the announcement of the transaction, the closing price of Class A Share on the NYSE was $14.42 per share. On [•], 2017, the last practicable date before the printing of this proxy statement, the closing price of Class A Shares on the NYSE was $[•] per share. Class A Shareholders should obtain current market prices for Class A Shares in deciding whether to vote for the approval of the proposal.

	Sales Price		Dividends per Share
	High	Low
2017
Third Quarter (through August 24, 2017)	$20.16	15.25	n/a
Second quarter	$19.19	$13.25	$0.045
First quarter	$19.47	$11.13	$0.045
2016
Fourth quarter	$11.77	$7.56	$0.045
Third quarter	$9.61	$4.42	$0.045
Second quarter	$7.75	$3.92	$0.045
First quarter	$6.65	$3.00	$0.25
2015
Fourth quarter	$7.66	$3.00	$0.25
Third quarter	$14.52	$4.08	$0.25
Second quarter	$22.48	$14.63	$0.25
First quarter	$23.77	$19.61	$0.25

As of July 28, 2017, there were 67,821,274 Class A Shares and 51,154,280 Class B Shares issued and outstanding, and there were approximately 426 holders of record of Class A Shares and Exxaro was the sole holder of record of Class B Shares.

Dividends

Tronox currently pays a quarterly dividend on Class A Shares and Class B Shares and most recently declared a dividend on August 8, 2017, of $0.045 per share, payable on August 31, 2017 to the Class A Shareholders and Class B Shareholders of record at the close of business on August 21, 2017.

Pursuant to the transaction agreement, during the period prior to the closing of the transaction, Tronox is not permitted to declare, set aside or pay any dividends, or make any other distributions, other than quarterly cash dividends with a record date after December 31, 2016, in an amount less than or equal to the most-recent quarterly dividend paid by Tronox. Further, Tronox’s existing senior notes limit the payment of dividends.

Any future determination to pay cash dividends will be at the discretion of the Tronox board of directors and will be dependent upon then-existing conditions, including the financial condition and results of operations, contractual restrictions and business prospects of the combined company and other factors that the Tronox board of directors determines to consider.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents that are incorporated into this proxy statement by reference may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “should,” “could,” “would,” “predicts,” “future,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “aim,” “seek,” “forecast” and other similar words. These forward-looking statements are based upon Tronox’s current beliefs and expectations and are subject to uncertainty and changes in circumstances. These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events including the operations of Tronox and are subject to risks, uncertainties and other factors. Many of those factors are outside the control of Tronox, and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. Factors that may cause such differences include, but are not limited to:

•	the failure to close the transaction, including by failure to obtain the required Tronox shareholder approval, failure to obtain any necessary financing or failure to satisfy other closing conditions or by termination of the transaction agreement and the resulting negative impact on the stock price, business and financial results of Tronox;
•	uncertainties as to the timing of the closing of the transaction;
•	the risk that Tronox or Cristal may be unable to obtain governmental and regulatory approvals required for the transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction;
•	the ability to obtain financing on terms favorable to Tronox and the possibility that Tronox will incur significant additional financing costs for the transaction or unanticipated increases in financing costs and other costs, including a rise in interest rates;
•	the risk of reduced access to unrestricted cash;
•	the failure to comply with bank facility covenants;
•	general economic conditions or cyclical factors affecting the demand for TiO2 products;
•	the risk that our customers might reduce demand for Tronox’s products or that competitors will offer more competitive pricing or increased supply;
•	the possibility that the transaction may result in Tronox assuming unexpected liabilities;
•	the ability of Tronox and Cristal to operate their respective businesses in light of the transaction and the covenants contained in the transaction agreement;
•	the diversion of management’s time and attention away from ongoing business concerns;
•	Tronox’s continuing ability to attract and retain qualified key employees, while controlling its labor costs;
•	the impact of issuing Class A Shares as consideration in connection with the transaction on the current holders of Class A Shares, including dilution of their ownership and voting interests;
•	the impact of labor relations;
•	the federal income tax consequences of the transaction and the enactment of additional state, federal and/or foreign regulatory and tax laws and regulations;
•	exposure to environmental liabilities and subjection to environmental laws and regulations; and
•	the possibility of disruptions in the Tronox’s information technology systems and other cybersecurity risks.

The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this proxy statement by Tronox or anyone acting for Tronox. Except for ongoing obligations to disclose material information under U.S. federal securities laws, Tronox does not undertake any obligations to release publicly any revisions to any forward-looking statement, to report events or circumstances after the date of this proxy statement or to report the occurrence of unanticipated events.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, see the note regarding forward-looking statements in Tronox’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, including Tronox’s Form 10-Q for the quarter ended June 30, 2017, and incorporated by reference in this proxy statement. For more information, see the section entitled “Where You Can Find More Information” beginning on page 110.

Tronox also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this proxy statement. Tronox does not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this proxy statement to reflect actual outcomes.

RISK FACTORS

In addition to general investment risks and other information contained in or incorporated by reference into this proxy statement, including the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 19 and discussions under “Risk Factors” in Tronox’s Annual Report on Form 10-K for the year ended December 31, 2016, as updated by other reports filed with the SEC, including Tronox’s Form 10-Q for the quarter ended June 30, 2017, which are incorporated by reference into this proxy statement, you should carefully consider the following risk factors in deciding how to vote your shares. You should also consider the other documents incorporated by reference into this proxy statement, as described in the section entitled “Where You Can Find More Information” beginning on page 110. The fact that this additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposal.

Tronox may fail to realize all of the anticipated benefits of the transaction, including expected synergies, earnings per share accretion or EBITDA and free cash flow growth and Tronox will be subject to business uncertainties that could adversely affect its business.

The success of the transaction will depend, in part, on Tronox’s ability to realize anticipated cost synergies, earnings per share accretion or EBITDA and free cash flow growth. Our success in realizing these benefits, and the timing of this realization, depends on the successful integration of our business and operations with Cristal’s TiO2 business. Even if we are able to integrate Cristal’s TiO2 business successfully, this integration may not result in the realization of the full benefits of the transaction that we currently expect within the anticipated time frame or at all.

There is also the possibility that:

•	the transaction may result in our assuming unexpected liabilities;
•	Tronox may experience difficulties integrating operations and systems, as well as company policies and cultures;
•	Tronox may fail to retain and assimilate employees of Cristal’s TiO2 business; and
•	problems may arise in entering new markets in which Tronox has little or no experience.

Uncertainty about the effect of the transaction on employees, customers and suppliers may have an adverse effect on Tronox’s business. These uncertainties may impair Tronox’s ability to attract, retain and motivate key personnel until the transaction is consummated and for a period of time thereafter, and could cause Tronox’s customers, suppliers and other business partners to delay or defer certain business decisions or to seek to change existing business relationships with Tronox. The occurrence of any of these events could have a material adverse effect on our operating results, particularly during the period immediately following the closing of the Cristal transaction.

The number of Class A Shares to be issued in the transaction to Cristal Netherlands is not adjustable based on the market price of Class A Shares, so the transaction consideration at the closing of the transaction may have a greater or lesser implied value than at the time the transaction agreement was signed.

The parties to the transaction agreement have fixed the number of Class A Shares to be issued to Cristal Netherlands, and this number is not adjustable based on changes in the market price of Class A Shares. Any changes in the market price of Class A Shares will not affect the number of Class A Shares that Cristal Netherlands is entitled to receive pursuant to the transaction agreement. Therefore, if, prior to the closing of the transaction, the market price of Class A Shares declines from the market price on the date of the transaction agreement, Cristal Netherlands would receive consideration with less implied value. Conversely, if, prior to the closing of the transaction, the market price for Class A Shares increases from the market price on the date of the transaction agreement, Cristal Netherlands would receive consideration with more implied value. Because the number of Class A Shares to be issued in the transaction to Cristal Netherlands does not adjust as a result of changes in the value of Class A Shares, for any amount that the market value of Class A Shares rises or declines, there is a corresponding rise or decline, respectively, in the value of the aggregate share consideration issued to Cristal Netherlands.

Class A and Class B Shareholders will have a reduced ownership and voting interest in Tronox (as a proportion of the total outstanding shares) after the transaction and will exercise less influence over management.

Class A and Class B Shareholders currently possess all voting rights with respect to the election of the Tronox board of directors and on other matters affecting Tronox. Upon the closing of the transaction, Cristal Netherlands will receive shares in the transaction constituting approximately 24% of the outstanding Class A Shares and Class B Shares immediately after the transaction. As a result, current Class A and Class B Shareholders, as a group, will own approximately 76% of the outstanding Class A Shares and Class B Shares immediately after the transaction. As a result, current Class A Shareholders may have less influence on the management and policies of Tronox than they now have. While the ability of Class B Shareholder to elect Class B directors and consent to certain corporate actions as set forth in Tronox’s constitution and shareholder’s deed will not change, the current Class B Shareholder may have less influence on matters submitted to shareholders to be voted on as a single class than they now have.

In addition, Exxaro has announced its intention to begin pursuing a path to monetize its ownership stake in Tronox over time. As a result, Cristal may have the largest stake in Tronox and greater influence over the affairs of Tronox, and current Class A Shareholders may have less influence on the management and policies of Tronox than they now have.

The unaudited pro forma condensed combined consolidated financial statements, which we refer to as the pro forma financial statements, are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the transaction.

The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the transaction for several reasons. For example, the pro forma financial statements have been derived from the historical financial statements of Tronox and Cristal, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the transaction. This information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy. Further, the final allocation of the purchase price will be determined after the closing of the transaction and after completion of an analysis to determine the fair value of the assets and liabilities of Cristal’s TiO2 business. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments.

Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the transaction. For example, the impact of any incremental costs incurred in integrating Cristal’s TiO2 business into Tronox is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the transaction may differ significantly from these pro form financial statements.

In addition, the assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the transaction. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the market value of Class A Shares following the transaction. See the section entitled “Selected Historical and Pro Forma Combined Financial Data—Selected Unaudited Pro Forma Condensed Combined Financial Data of Tronox and Cristal” beginning on page 15.

If Cristal Netherlands immediately sells Class A Shares received in the transaction it could depress the market value of Class A Shares.

Under the shareholders agreement, Cristal Netherlands is permitted to sell up to an aggregate number of Class A Shares equal to 4% of the total number of outstanding voting securities immediately after the closing of the transaction, as adjusted for any stock split, reverse stock split or similar transaction. If Cristal Netherlands sells significant amounts of Class A Shares following the transaction (subject to transfer restrictions specified in the shareholders agreements, as more fully described in the section entitled “The Shareholders Agreement—Transfer Restrictions” beginning on page 66), the market price of Class A Shares could decrease. In addition, Exxaro has announced its intention to begin pursuing a path to monetize its ownership stake in Tronox over time. Any such sales may also make it more difficult for Tronox to issue equity securities or equity-related securities in the future at a time and at a price that we otherwise would deem appropriate.

The market value of Class A Shares and Class B Shares after the transaction may be affected by factors different from those affecting Tronox currently.

The results of operations of the combined company and the market value of Class A Shares and Class B Shares after the completion of the transaction may be affected by factors different from those currently affecting the independent results of operations of each of Tronox and Cristal’s TiO2 business. For a discussion of Tronox’s business and Cristal’s TiO2 business, please see the section entitled “Information About the Companies” beginning on page 28 and the documents incorporated by reference into this proxy statement and referred to under the section entitled “Where You Can Find More Information” beginning on page 110.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the transaction.

Completion of the transaction is conditioned upon filings with, and, in certain cases, the receipt of governmental authorizations, consents, orders or other approvals from, certain governmental entities, including the FTC, the Antitrust Division, the Treasurer of the Commonwealth of Australia and certain other foreign authorities. The parties have made or plan to make initial filings with each of these governmental entities where required. The parties received a request for additional information from the FTC on April 13, 2017, to which the parties are responding, and the applicable waiting period under U.S. antitrust laws has not yet expired or been terminated. In addition to the FTC, several other governmental entities have not concluded their review and/or yet provided the requisite authorizations, consents, orders or other approvals.

There is no assurance that all of these required authorizations, consents, orders and other approvals will be obtained, and, if they are obtained, they may not be obtained before you vote on the proposal relating to the transaction. Moreover, if they are obtained, they may require actions or impose restrictions, limitations or conditions on Tronox or Cristal’s TiO2 business. The transaction agreement requires the parties to satisfy any actions, or to agree to any restrictions, limitations or conditions, so long as such actions, restrictions, limitations or conditions would not be detrimental to Cristal Netherlands or any of the transferred Cristal entities, taken as a whole, or Tronox and its subsidiaries, taken as a whole. It is possible that such actions, restrictions, limitations or conditions may have an adverse effect on the business, assets, liabilities, prospects, outlook, financial condition or results of operations of Tronox or Cristal’s TiO2 business, but not qualify as detrimental under the transaction agreement. These required actions, restrictions, limitations and conditions also may jeopardize or delay completion of the transaction, reduce the anticipated benefits of the transaction or allow the parties to terminate the transaction.

Please see the section entitled “The Transaction—Regulatory Approvals Required for the Transaction” beginning on page 48 for additional information with regard to the required regulatory filings and approvals.

The fairness opinion obtained by Tronox from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Credit Suisse Securities (USA) LLC, Tronox’s financial advisor in connection with the transaction, has delivered to the Tronox board of directors its opinion dated as of February 20, 2017, that as of such date, and based upon and subject to the factors and assumptions set forth therein, the transaction consideration to be paid to Cristal and Cristal Netherlands pursuant to the transaction agreement was fair from a financial point of view to Tronox. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Tronox or Cristal’s TiO2 business, changes in general market and economic conditions or regulatory or other factors. Any such change, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Tronox and Cristal’s TiO2 business. The fairness opinion will not be updated as of the date of the mailing of this proxy statement.

Each of Tronox’s business and Cristal’s TiO2 business will be subject to business uncertainties and contractual restrictions while the transaction is pending.

Tronox and Cristal’s TiO2 business have operated and, until the completion of the transaction, will continue to operate, independently. Uncertainty about the effect of the transaction on employees and customers may have an adverse effect on Cristal’s TiO2 business and consequently on Tronox. These uncertainties may impair the ability of Cristal’s TiO2 business to attract, retain or motivate key personnel until the closing of the transaction, and could cause customers and others that deal with Cristal’s TiO2 business to seek to change existing business relationships with Cristal’s TiO2 business. Retention of certain employees of each of Tronox and Cristal’s TiO2 business may be challenging during the pendency of the transaction, as certain employees may experience uncertainty about their future roles with Tronox. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Tronox or be employed by, Tronox’s business following the transaction could be harmed. In addition, the transaction agreement restricts each of Tronox and Cristal’s TiO2 business from making certain acquisitions and taking other specified actions until the transaction occurs without the other party.

These restrictions may prevent each of Tronox and Cristal’s TiO2 business form pursuing attractive business opportunities that may arise prior to the closing of the transaction. For additional information, please see the section entitled “The Transaction Agreement—Conduct of Business Prior to Closing” beginning on page 54.

The transaction is subject to closing conditions, including the approval of the issuance of the Class A Shares by the Tronox shareholders at the special meeting or an adjournment or postponement thereof, that, if not satisfied or waived, will result in the transaction not being completed, which may result in material adverse consequences to Tronox’s business and operations.

The transaction is subject to closing conditions, including the approval of the issuance of the stock consideration by the Tronox shareholders at the special meeting or an adjournment or postponement thereof, that, if not satisfied, will prevent the transaction from being completed. To Tronox’s knowledge, all of the directors and executive officers of Tronox who are entitled to vote at the special meeting intend to vote their Class A Shares in favor of the proposal, although such persons have not entered into agreements obligating them to do so. If the transaction is not completed, Tronox’s business and operations could be adversely affected by the loss of employees and customers, the costs incurred in pursuing the transaction, and potential reputational harm. In addition to the required approvals and consents from regulatory agencies and governmental entities and the approval of Tronox shareholders, the transaction is subject to other conditions beyond Tronox’s control that may prevent, delay or otherwise materially adversely affect its completion. Tronox cannot predict whether and when these other conditions will be satisfied. For additional information, please see the section entitled “The Transaction Agreement—Conditions to Consummate the Closing” beginning on page 61.

Failure to obtain the necessary financing to complete the transaction, including by reason of not being able to sell Tronox’s Alkali business, could delay or prevent the completion of the transaction.

The transaction agreement provides that if Tronox is unable to obtain financing sufficient, together with all available cash and other proceeds, to fund the cash portion of the transaction consideration, the transaction may not be completed. The majority of the cash portion of the transaction consideration is expected to be funded through proceeds from the closing of the sale of Tronox’s Alkali business, with the remainder funded through proceeds from additional indebtedness and/or cash on hand, as determined by Tronox as circumstances warrant. The completion of the sale of the Alkali business may not occur, in which case Tronox may seek additional third-party debt financing. Tronox cannot make assurances that it will be able to obtain financing on terms acceptable to Tronox, if at all. Further, Tronox cannot make assurances that it will be able to consummate a sale of its Alkali business. If Tronox is unable to obtain the necessary financing and/or consummate a sale of its Alkali business, that may affect Tronox’s ability to consummate the transaction and, depending on the circumstances, it could be required to pay a $100 million termination fee to Cristal, which would materially adversely affect Tronox’s business, financial position, results of operations and liquidity. For additional information, please see the sections entitled “The Transaction Agreement—Termination of the Transaction Agreement” and “The Transaction Agreement—Effect of Termination” beginning on pages 63 and 64, respectively.

In connection with the transaction, Tronox may incur or assume significant additional indebtedness, which could adversely affect Tronox, including by decreasing Tronox’s business flexibility and increasing Tronox’s interest expense.

Tronox may be required to incur significant additional indebtedness to close the transaction. This increased indebtedness could have the effect, among other things, of reducing Tronox's flexibility to respond to changing business and economic conditions and increasing Tronox’s interest expense. In addition, the amount of cash required to pay interest on Tronox’s indebtedness following the closing of the transaction, and thus the demands on Tronox's cash resources, will be greater than the amount of cash required to service the indebtedness of Tronox prior to the transaction. The increased levels of indebtedness following the closing of the transaction could, therefore, reduce funds available for working capital, capital expenditures, acquisitions and other general corporate purposes and may create competitive disadvantages for Tronox relative to other companies with lower debt levels.

In connection with any potential debt financing, it is anticipated that Tronox would seek ratings of its indebtedness from one or more nationally recognized credit rating agencies. Tronox's credit ratings reflect each rating organization's opinion of Tronox's financial strength, operating performance and ability to meet Tronox's debt obligations. Tronox's credit ratings affect the cost and availability of future borrowings and, accordingly, Tronox's cost of capital. There can be no assurance that Tronox will achieve a particular rating or maintain a particular rating in the future.

Additionally, Tronox and certain of its subsidiaries are parties to existing credit facilities that may provide such lenders with consent rights in connection with the transaction. While obtaining such consents is not a condition to the closing of the transaction, if such consents are required, failure to obtain them would result in defaults or events of defaults under the facilities. Further, such consents may be conditioned on increases to pricing or other additional fees and could result in an overall increase in the financing costs incurred in connection with the transaction.

Tronox may be required to raise additional financing for working capital, capital expenditures, acquisitions or other general corporate purposes. Tronox's ability to arrange additional financing or refinancing will depend on, among other factors, Tronox's financial position and performance, as well as prevailing market conditions and other factors beyond Tronox’s control. Tronox cannot provide assurance that it will be able to obtain additional financing or refinancing on terms acceptable to Tronox or at all.

The issuance of the Class A Shares to Cristal Netherlands in connection with the transaction increases the risk that Tronox could, as a result of future investments in Tronox Class A Shares or Class B Shares by “5% stockholders,” experience an “ownership change” for U.S. federal income tax purposes, which could materially affect Tronox’s ability to utilize its net operating losses and certain other tax attributes and adversely impact Tronox’s results of operations.

Tronox has substantial deferred tax assets related to net operating losses (“NOLs”) and certain other tax attributes for U.S. federal and state income tax purposes, which Tronox currently expects to be available to offset future taxable income. Tronox’s ability to utilize or realize the current carrying value of the NOLs may be impacted by certain events, including annual limits imposed under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), or applicable provisions of state law, as a result of an “ownership change.” Although Tronox does not currently anticipate that the issuance of the Class A Shares to Cristal Netherlands in connection with the transaction will result in an “ownership change” for U.S. federal and applicable state income tax purposes, the issuance of such shares increases the risk that Tronox could experience an “ownership change” in the future as a result of future issuances of Class A Shares or Class B Shares (or certain other securities) or certain direct or indirect changes in the ownership of such Shares or other securities (e.g., as a result of a disposition of shares currently owned by existing “5% stockholders”, including Exxaro).

An “ownership change” is generally defined as a cumulative change of 50 percentage points or more (by value) in the ownership positions of certain “5% stockholders” of a corporation during a rolling three year period. Upon an “ownership change,” a corporation generally is subject to an annual limit on the ability to utilize pre-change NOLs and certain other tax attributes to offset future taxable income and gain in an amount equal to the value of the corporation's market capitalization immediately before the “ownership change” multiplied by the adjusted long-term tax-exempt rate set by the Internal Revenue Service. Since NOLs generally may be carried forward for up to 20 years, the annual limitation may result in the inability to utilize certain pre-change NOLs and other tax attributes.

In the event an “ownership change” were to occur, Tronox could lose the ability to use a significant portion of its NOLs and certain other tax attributes. The amount of such loss would depend, among other things, on the size of the annual limitation (which, in part, would be determined based on Tronox’s market capitalization at the time of an ownership change) and the remaining carry-forward period for such losses. Any permanent loss would have a material adverse effect on Tronox’s results of operations and financial condition.

Tronox may not be able to continue to grow through acquisitions.

In the past, Tronox has sought growth through acquisitions of, or significant investments in, businesses that offer complementary products and services or otherwise support its growth objectives. However, following the consummation of the transaction, Tronox cannot provide assurance that it will continue to identify attractive acquisition targets and consummate acquisitions. Upon the closing of the transaction and the incurrence of any debt in connection therewith, Tronox’s anticipated level of indebtedness may be significantly higher than prior to the closing of the transaction. As a result, Tronox cannot assure you that it will be able to arrange financing for future acquisitions on terms acceptable to it. In addition, the combined company will be a substantially larger company than Tronox is at this time and may face additional scrutiny in connection with federal and state governmental approvals in connection with any future acquisitions of attractive targets and may not be able to obtain such approvals at all. The realization of any of these risks could adversely affect Tronox’s business.

The combined company’s future results could suffer if it does not effectively manage its expanded business, operations and employee base following the transaction.

The size of the combined company’s business, operations and employee base following the transaction will be greater than the standalone size of the business, operations and employee base of either Tronox or Cristal’s TiO2 business prior to the transaction. The combined company’s future success depends, in part, upon its ability to manage this expanded business, operations and employee base, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. No assurances can be given that the combined company will successfully manage its expanded business, operations and employee base following the transaction.

Failure to complete the transaction may negatively impact the market value of Class A Shares and the future business of Tronox and Tronox will have incurred substantial expenses without realizing the expected benefits of the transaction.

The transaction agreement provides that either Tronox or Cristal may terminate the transaction agreement if the transaction is not consummated on or before May 21, 2018. In addition, the transaction agreement contains certain termination rights for each of Tronox and Cristal. Upon termination of the transaction agreement under specific circumstances, Tronox would be required to pay Cristal a termination fee of $100 million or to reimburse Cristal for certain expenses not to exceed $15 million. For additional information, see the sections entitled “The Transaction Agreement—Termination of the Transaction Agreement” and “The Transaction—Effect of Termination” beginning on pages 63 and 64, respectively

If the transaction is not completed, the price of Class A Shares may decline to the extent that the current market price reflects a market assumption that the transaction will be completed and that the related benefits will be realized, or a market perception that the transaction was not consummated due to an adverse change in the business of Tronox. Additionally, if the transaction is not completed, Tronox will have incurred, or will incur, substantial expenses in connection with the due diligence, negotiation and completion of the transactions contemplated by the transaction agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement and all filing fees paid to the SEC and other regulators in connection with the transaction. If the transaction is not completed on a timely basis, Tronox’s business and Cristal’s TiO2 business may be adversely affected. If the transaction is not completed at all, Tronox will be subject to a number of risks, including (i) being required to pay costs and expenses relating to the transaction, such as legal, accounting, financial advisory and printing fees, whether or not the transaction is completed, and (ii) time and resources committed by Tronox’s management to matters relating to the transaction that could otherwise have been devoted to pursuing other beneficial opportunities.

Prior to its acquisition by Tronox, Cristal’s TiO2 business was a private company and has not previously been subject to the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC or other corporate governance requirements.

Cristal is a private company and has not been subject to the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC, or other corporate governance requirements to which public reporting companies may be subject. As a result, Tronox will be required to implement the appropriate internal control processes and procedures over the financial accounting and reporting of Cristal’s TiO2 business. The combined company may incur significant legal, accounting and other expenses in efforts to ensure that Cristal’s TiO2 business meets these requirements. Implementing the controls and procedures at Cristal’s TiO2 business that are required to comply with the various applicable laws and regulations may place a significant burden on management and internal resources. The diversion of management’s attention and any difficulties encountered in such an implementation could adversely affect the combined company’s business, financial condition and operating results.

The combined company will be exposed to the risks of operating a global business in new countries.

Cristal’s TiO2 business operates in certain countries, such as the Kingdom of Saudi Arabia, in which Tronox has not historically had operations or business. The combined company will need to manage any increased risks related to adapting to unfamiliar regional and geopolitical conditions and demands. The combined company may also face increased difficulties with regard to political and social attitudes, laws, rules, regulations and policies within countries that favor domestic companies over non-domestic companies, including customer- or government-supported efforts to promote the development and growth of local competitors. Further, the combined company may be subject to new and unfamiliar laws and regulations at national, regional and local levels, including taxation regimes, labor and environmental and health and safety laws and regulations. The combined company may also be required to implement additional technological and cybersecurity measures and cost reduction efforts, including restructuring activities, or which may adversely affect the combined company’s ability to capitalize on opportunities. These factors, in addition to the difficulties and uncertainties associated with entering into new countries, including cultural and language differences, will make it more challenging for the combined company to forecast its operating results, make business decisions and identify and prioritize the risks that may affect its business, sources and uses of cash, financial condition and results of operations.

Risk Factors Relating to Tronox and Tronox’s Business.

Tronox is, and will continue to be, subject to the risks described in the section entitled “Risk Factors” beginning on page 21 and in Tronox’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by other reports filed with the SEC, including Tronox’s Form 10-Q for the quarter ended June 30, 2017, which are incorporated by reference into this proxy statement. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 110.

INFORMATION ABOUT THE COMPANIES

Tronox Limited

Tronox is a public limited company registered under the laws of the State of Western Australia. We are a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide (“TiO2”) pigment, and the world’s largest producer of natural soda ash. Titanium feedstock is primarily used to manufacture TiO2. Our TiO2 products are critical components of everyday applications such as paint and other coatings, plastics, paper, and other uses, and our related mineral sands product streams include titanium feedstock, zircon, and pig iron. Zircon, a hard, glossy mineral, is used for the manufacture of ceramics, refractories, TV screen glass, and a range of other industrial and chemical products. Pig iron is a metal material used in the steel and metal casting industries to create wrought iron, cast iron, and steel.

We produce natural soda ash from a mineral called trona, which we mine, at two facilities we own near Green River, Wyoming. At these facilities we process the trona ore into chemically pure soda ash and specialty sodium products such as sodium bicarbonate (baking soda) and sodium sesquicarbonate (S- Carb® and Sesqui™). We sell soda ash directly to customers in the United States, Canada and the European Community, European Free Trade Association and South African Customs Union and to the American Natural Soda Ash Corporation (“ANSAC”), a non-profit foreign sales association in which we and two other U.S. soda ash producers are members. ANSAC then resells the soda ash to customers around the world. Our soda ash is used primarily by customers in the glass, detergent, and chemicals manufacturing industries. We use a portion of our soda ash at Green River to produce specialty sodium products such as sodium bicarbonate and sodium sesquicarbonate that have uses in food, animal feed, pharmaceutical, and medical applications.

In June 2012, Tronox Limited issued Class B Ordinary Shares to Exxaro Resources Limited (“Exxaro”) and one of its subsidiaries in consideration for 74% of Exxaro’s South African mineral sands business, and the existing business of Tronox Incorporated was combined with the mineral sands business in an integrated series of transactions whereby Tronox Limited became the parent company. At May 31, 2017, Exxaro held approximately 43% of the voting securities of Tronox Limited. Exxaro has agreed not to acquire any additional voting shares of Tronox Limited if, following such acquisition, Exxaro will have a voting interest in Tronox Limited of 50% or more unless Exxaro brings any proposal to make such an acquisition to the Board of Directors of Tronox Limited on a confidential basis. In the event an agreement regarding the proposal is not reached, Exxaro is permitted to make a takeover offer for all the shares of Tronox Limited not held by affiliates of Exxaro, subject to certain non-waivable conditions. On March 8, 2017, Exxaro announced its intention to begin pursuing a path to monetize its ownership stake in Tronox over time. According to Exxaro’s announcement, any such monetization is expected to proceed in stages and would likely not begin until the second half of 2017.

Additional information about Tronox and its subsidiaries is included in documents incorporated by reference in this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 110.

The National Titanium Dioxide Company Limited

Cristal is a privately held company registered under the laws of the Kingdom of Saudi Arabia. Cristal is a global leader in the production and marketing of titanium bearing mineral sands and TiO2 pigment, and the world’s largest producer of merchant titanium tetrachloride (“TiCl4”). Titanium feedstock is primarily used to manufacture TiO2. Cristal’s TiO2 products are critical components of everyday applications such as paint and other coatings, plastics, paper, and other uses, and Cristal’s related mineral sands product streams include titanium feedstock and zircon. Zircon, a hard, glossy mineral, is used for the manufacture of ceramics, refractories, TV screen glass, and a range of other industrial and chemical products. TiCl4 is a critical intermediate in the production of titanium metal.

Cristal is currently owned 79% by the National Industrialization Company Ltd. (“TASNEE”) (a publically listed Saudi Arabian joint stock company), 20% by Gulf Investment Corporation (a company equally owned by the six states of the Gulf Cooperation Council and headquartered in Kuwait) and 1% by a private investor.

THE SPECIAL MEETING

General Information

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Tronox board of directors for use at the special meeting of Tronox shareholders.

A resolution approving the proposal needs to be passed at the special meeting. Both Class A Shareholders and Class B Shareholders may vote at the special meeting. However, no vote may be cast in favor of the proposal by Cristal Netherlands, any of the Cristal shareholder parties or any of their associates. Any such vote that is so cast will be disregarded.

Time, Date and Location

The special meeting will be held at [10:00 a.m.], U.S. Eastern Time at the Stamford Marriott Hotel, 243 Tresser Boulevard, Stamford, Connecticut 06901, U.S.A. on [•], 2017, or at such other time and place to which the special meeting may be adjourned. For directions to the special meeting, contact us at +1 (203) 705-3800. References in this proxy statement to the special meeting also refer to any adjournments or changes in location to the meeting, to the extent applicable.

Purpose of the Special Meeting

At the Tronox special meeting, Tronox shareholders will be asked to consider and vote on a proposal to approve the issuance of 37,580,000 Class A Shares to Cristal Netherlands and the resulting acquisition of interests in the Class A Shares by Cristal Netherlands and certain other persons and entities pursuant to the transaction.

Record Date; Stock Entitled to Vote

Only shareholders of record at 5:00 p.m. on [•], 2017, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. On May 31, 2017, there were 67,893,737 shares of our Class A Shares and 51,154,280 shares of our Class B Shares outstanding and entitled to vote at the special meeting. Shareholders will have one vote for each Class A Share and Class B Share they own on the record date, in person or through the Internet or by telephone or by a properly executed and delivered proxy with respect to the special meeting. On May 31, 2017, our directors and executive officers and their affiliates owned and were entitled to vote 1,426,646 shares of Class A Shares, or 1.9% of the Class A Shares outstanding on that date and 51,154,280 shares of Class B Shares, or 100% of the Class B Shares outstanding on that date. We currently expect that our directors and executive officers will vote their shares in favor of the proposal, subject to no superior proposal emerging, although none of them has entered into any agreement obligating them to do so.

Delivery of Proxy Materials

These materials were first sent or made available to shareholders on or about [•], 2017. If you previously chose to receive proxy materials by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs, if any. If you choose to receive future proxy materials by e-mail, you will receive an e-mail before the next annual meeting with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

If your ordinary shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the registered shareholder of record, and we are sending this proxy statement and the other proxy materials directly to you. As the shareholder of record, you have the right to appoint a proxy to attend the meeting and vote on your behalf (and, if you are entitled to cast two or more votes at the meeting, to appoint two proxies). We have enclosed applicable proxy cards for you to use.

Proxy Cards

Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the special meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Each registered shareholder will receive one copy of each such notice per account even if at the same address, while most banks and brokers will deliver only one copy of such notice to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “streetname” shareholders who receive multiple copies of the notice at a single address may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the recorded holder of your shares with instructions on how to vote the shares.

Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold Tronox ordinary shares on behalf of their beneficial owners may not give a proxy to Tronox to vote those shares with respect to the proposal without specific voting instructions from such beneficial owners, as such matters to be voted upon at the special meeting are not considered a routine matter under the NYSE Rule 452 and brokers, banks and other nominees do not have discretionary voting power for such non-routine matters. Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to us or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.

Voting Procedures

Registered Shareholders: Registered shareholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

In Person. You may vote in person at the special meeting by completing a ballot at the special meeting; however, attending a meeting without completing a ballot will not count as a vote.

By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., U.S. Eastern Time, on [•], 2017.

By Mail. You may indicate your votes at the special meeting by completing, signing and dating your proxy card and returning it in the business reply envelope to Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, U.S.A. or Tronox Limited, P.O. Box 305, Kwinana, Western Australia, Australia, 6966. All mailed votes must be received prior to 11:59 p.m, U.S. Eastern Time, on [•], 2017.

By Fax. You may indicate your votes by completing, signing and dating your proxy card and returning it by fax to +1 (203) 705-3703 (U.S.A.) or +61 (0) 8 9 365-1390 (Australia). All faxed votes must be received prior to 11:59 p.m., U.S. Eastern Time, on [•], 2017.

Each shareholder entitled to vote at the special meeting may appoint a proxy or attorney to attend and vote at the special meeting. A shareholder entitled to cast two or more votes at a special meeting is entitled to appoint two proxies for the special meeting. The shareholder must specify the proportion or number of votes that the proxy may exercise. A proxy need not be a shareholder of Tronox.

“Street-name” Shareholders: Shareholders whose shares are held in “street-name” by a broker or other nominee may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone following the instructions on the voting instruction form or other information provided by the record holder.

In Person with a Proxy from the Record Holder. A street-name shareholder who wishes to vote in person at the special meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the special meetings.

Tabulation of Votes

Votes cast by proxy or in person at the special meeting will be tabulated by a proxy tabulator.

Quorum Requirements and Effect of Abstention and Broker Non-Votes

Shareholders present in person, or by proxy, attorney or representative at the special meeting will be included in the determination of shareholders present at the special meeting for the purpose of determining the presence of a quorum, even if they abstain from or do not vote on the proposal. Generally, broker non-votes occur when shares held by a broker present at the meeting for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares. The proposal is a “non-routine” matter under the NYSE rules. Our constitution requires that a quorum of shareholders—the holders of a majority of outstanding shares—be present or represented by proxy to conduct business at the special meeting. Class A Shareholders and Class B Shareholders are counted together to determine whether a quorum is present at the special meeting.

Although abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum if the holder of record of the relevant shares is present at the meeting in person, or by proxy, attorney or representative, they will not be counted as votes in favor of or against the proposal. Accordingly, a depository cannot cast a vote in favor of or against the proposal absent instruction from the underlying beneficial owner. For the purpose of determining whether shareholders have approved the proposal, abstentions and broker non-votes will not count in determining whether the resolution has been passed by a majority of the votes cast on the resolution.

Revocation of Proxies

Holders of ordinary shares can revoke their proxy at any time before it is voted at the special meeting by either:

•	submitting another timely, later-dated proxy by mail;
•	delivering timely written notice of revocation to our Secretary; or
•	attending the special meeting and voting in person.

To be effective for the meeting, however, a later-dated proxy must be received by Tronox no later than 11:59 p.m, U.S. Eastern Time on [•], 2017, and be given in accordance with the requirements specified in the section entitled “Proxies” of the Notice of Special Meeting.

If your ordinary shares are held beneficially in street-name, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depository, as applicable.

Vote Confidentiality

Tronox has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims or as otherwise required by law.

Special Meeting Admission

Attendance at the special meeting is limited to shareholders (or their proxies, attorneys or representatives). Guests may be admitted. Admission to the special meeting is on a first-come, first-served basis. Registration for the special meeting begins at [9:30 a.m.], U.S. Eastern Time, on [•], 2017, and you will be asked to present a valid picture identification and proof of Tronox share ownership as of the record date. If you hold Tronox shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the record date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m, U.S. Eastern Time, on [•], 2017 to our company’s address set forth under the section entitled “—Time, Date and Location” beginning on page 29. If you plan to attend as a representative of a legal entity you must bring evidence of appointment to the special meeting. Submitting your proxy now will not prevent you from voting your shares at the special meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the special meeting is prohibited and they will not be allowed into the special meeting or any other related areas. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

Solicitation of Proxies

In accordance with the transaction agreement, the cost of proxy solicitation for the special meeting will be borne by Tronox. Proxies accompanying this proxy statement are solicited by the Tronox board of directors. Proxies may be solicited by officers, directors and executive employees of Tronox, none of whom will receive any additional compensation for their services. We have retained Okapi Partners LLC, 1212 Avenue of Americas, New York, NY 10036 to distribute and solicit proxies. We will pay Okapi a fee not to exceed $15,000, plus certain variable fees related to calling services plus other reasonable expense reimbursement for these services. Tronox will bear the cost of solicitations and the fees related to the solicitation of proxies. Each holder of our Class A Shares or Class B Shares who does not expect to be present at the special meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxies and return them promptly in the enclosed return envelopes or vote by telephone or on the Internet.

PROPOSAL SUBMITTED TO SHAREHOLDERS

The transaction agreement provides that, as part of the transaction, Tronox will issue and deliver to Cristal Netherlands 37,580,000 Class A Shares. Under the NYSE Listing Company Manual, a company listed on the NYSE is required to obtain shareholder approval prior to the issuance of ordinary shares, or securities convertible into or exercisable for ordinary shares, in any transaction or series of related transactions if the number of ordinary shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the ordinary shares or securities convertible into or exercisable for ordinary shares. As described above, if the transaction closes, Tronox will issue 37,580,000 Class A Shares, which is equal to approximately 24% of the then outstanding Class A Shares and Class B Shares post-closing, in connection with the transaction.

Required Vote. Assuming the presence of a quorum, the resolution, to be passed, must be approved by a majority of the votes cast by Class A Shareholders and Class B Shareholders entitled to vote on the resolution. It is important that you provide us with your proxy or attend the special meeting in person so that your Class A Shares and/or Class B Shares are counted toward the quorum and this requirement.

The Tronox board of directors unanimously recommends, subject to no superior proposal emerging, you vote “FOR” the proposal. In accordance with the transaction agreement, we currently expect that the Tronox directors will vote their shares in favor of the proposal, subject to no superior proposal emerging, although none of them has entered into any agreement obligating them to do so. For a discussion of the interests of Tronox’s directors and executive officers in the transaction that may be different from, or in addition to, Tronox’s shareholders generally, see the section entitled “The Transaction—Interests of Directors and Officers in the Transaction” beginning on page 47.

THE TRANSACTION AGREEMENT PROVIDES THAT THE REQUISITE TRONOX SHAREHOLDER APPROVAL OF THE PROPOSAL IS A CONDITION TO THE CLOSING OF THE TRANSACTION, AS MORE FULLY DESCRIBED IN THE SECTION ENTITLED “THE TRANSACTION AGREEMENT—CONDITIONS TO CONSUMMATE THE CLOSING” BEGINNING ON PAGE 61.

In addition, as an Australian company, Tronox is subject to Australia’s takeover laws. Broadly speaking, those laws prohibit any person from entering into a transaction to acquire a “relevant interest” in voting shares in a company if, because of that transaction, a person’s “voting power” in the company:

•	increases from 20% or below to over 20%; or
•	increases from a starting point that is above 20% and below 90%,

unless an exemption applies. An acquisition resulting from an issuance of shares by Tronox approved previously by a resolution passed at a general or special meeting of Tronox is exempt if:

•	no votes are cast in favor by the acquiring person or any associate of the acquiring person; and
•	shareholders were given all information known to the person proposing to make the acquisition or its associates, or known to the company, that was material to the decision on how to vote on the resolution.

Because the issuance of 37,580,000 Class A Shares to Cristal Netherlands, and entry by Tronox and the Cristal shareholder parties into the shareholders agreement, will, for purposes of Australian takeover laws, result in the “voting power” of Cristal Netherlands and the Cristal shareholder parties in Tronox exceeding 20%, it is necessary for the acquisition to be approved by such a resolution in accordance with Australian takeover laws.

The concepts of “relevant interest” and “voting power” are defined in Australia’s takeover laws and explained further in the section entitled “Additional Information Relating to Australia’s Takeover Laws” beginning on page 71. Additional information about changes of the relevant interests and voting power of Cristal, the Cristal shareholder parties, Exxaro and Tronox (and their respective associates) that will result from the transaction are also described in the section entitled “Additional Information Relating to Australia’s Takeover Laws” beginning on page 71.

Further, even if the Tronox shareholders approve the proposal, the transaction may not be completed if the other conditions to the closing of the transaction are not satisfied or, if allowed by applicable law, waived. We can give no assurance that the conditions to the closing of the transaction will be satisfied or so waived.

THE TRANSACTION

The following is a discussion of the proposed transaction, the transaction agreement and the form of shareholders agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the transaction agreement is attached to this proxy statement as Annex A and a form of the shareholders agreement is attached to this proxy as Annex B, both of which are incorporated by reference herein. Tronox shareholders are urged to read this entire proxy statement, including the transaction agreement, for a more complete understanding of the transaction.

General Description of Transaction

On February 21, 2017, Tronox entered into a transaction agreement with Cristal and Cristal Netherlands, pursuant to which Cristal and Cristal Netherlands will effect a restructuring under which the assets and operations relating to the TiO2 business of Cristal will be reorganized under one or more entities owned by Cristal BV, and Cristal will separately establish a new entity in the Kingdom of Saudi Arabia to hold certain assets and operations in the Kingdom of Saudi Arabia. Although the TiO2 business represents substantially all of Cristal’s operations, Tronox will not acquire as part of the transaction the Retained Cristal Business.

On August 2, 2017, Tronox announced its entry into a stock purchase agreement with Genesis Energy, L.P. providing for the sale of the Alkali business for $1.325 billion in cash, the proceeds of which will be used to fund the majority portion of the cash consideration for the Cristal transaction. At the same time, Tronox announced its intention to refinance a portion of its capital structure by mid-October 2017.

The transaction agreement provides that, subject to the terms and conditions of the transaction agreement, at the closing of the transaction, Tronox will acquire the TiO2 business of Cristal through (i) the purchase from Cristal of certain intangible assets and the newly established Kingdom of Saudi Arabia entity, and (ii) the purchase from Cristal Netherlands of all of the outstanding equity of Cristal BV. The majority of the cash portion of the Cristal transaction consideration is expected to be funded through proceeds from the closing of the sale of Tronox’s Alkali business as described above, with the remainder funded through proceeds from additional indebtedness and/or cash on hand, as determined by Tronox as circumstances warrant.

It is anticipated that upon the closing of the transaction, Tronox shareholders existing immediately prior to the closing of the transaction will own approximately 76%, and Cristal Netherlands will own approximately 24%, of the combined company’s outstanding Class A Shares and Class B Shares.

Prior to the closing of the transaction and pursuant to the transaction agreement, Tronox will use its reasonable best efforts to cause two directors designated by the Cristal shareholder parties (to be mutually agreed by Tronox as the Cristal shareholder parties) to be elected as Class A Directors (the overall number of directors, however, will remain the same). The current executive officers of Tronox are expected to remain unchanged.

Transaction Consideration

In consideration of the foregoing, Tronox (i) will make an aggregate cash payment equal to $1,673 million, subject to certain adjustments, to Cristal and Cristal Netherlands, and (ii) will issue and deliver to Cristal Netherlands 37,580,000 Class A Shares. Neither the cash portion nor the share portion of the transaction consideration will be adjusted to reflect changes to Tronox’s share price prior to the closing of the transaction, but the cash portion is subject to certain adjustments related to the working capital, cash on hand and certain non-current liabilities of the TiO2 business of Cristal.

Upon completion of the transaction and the issuance of the Class A Shares described above, based on the number of shares then outstanding, Tronox shareholders prior to the transaction will own approximately 76% of Tronox’s outstanding Class A and Class B shares and Cristal Netherlands will own approximately 24% of Tronox’s outstanding ordinary shares. For additional information on the transaction’s impact on the voting power of the current Tronox shareholders and Cristal, see the sections entitled “Proposal Submitted to Shareholders” and “Additional Information Relating to Australia’s Takeover Laws” beginning on pages 33 and 71, respectively.

Background of the Transaction

The Tronox board of directors from time to time reviews with senior management Tronox’s strategic direction and the opportunities available to enhance its performance and prospects. These reviews include periodic internal discussions of projected financial performance and hypothetical acquisitions, dispositions and business combinations with third parties that would add shareholder value and further Tronox’s strategic objectives, as well as the potential benefits and risks of those potential transactions.

In October 2015, representatives of Tronox and Cristal met to discuss a potential strategic transaction following an introduction by a financial advisor to Tronox. Following the meeting, each of Tronox and Cristal engaged in mutual due diligence to determine whether such a transaction was advisable. In November 2015, the Tronox board of directors met to discuss a potential strategic transaction involving Cristal, as well as other potential strategic transactions, with other participants in the titanium dioxide industry, including mergers, equity and asset acquisitions and business combination transactions. The Tronox board of directors instructed Tronox management to continue discussions with Cristal regarding a potential strategic transaction between the two companies and concluded that a transaction with Cristal represented the most actionable and compelling opportunity for Tronox shareholders from a financial point of view as compared to other possibilities.

On December 4, 2015, representatives of Tronox sent an initial non-binding proposal to representatives of Cristal that reflected Tronox’s interest in pursuing a potential strategic transaction between Tronox and Cristal. This proposal excluded certain Cristal mining assets, which were ultimately included in the Cristal transaction, and offered consideration consisting of a long-term lease by Tronox of certain Cristal assets and Tronox shares equal to a 36.5% equity stake in the combined company. The parties met to discuss such potential transaction in New York, New York on December 11, 2015 and January 13, 2016. On January 29, 2016, representatives of Tronox sent a revised non-binding proposal to representatives of Cristal. This revised proposal excluded certain Cristal assets as did the proposal made on December 4, 2015, but modified the proposed purchase price to include consideration consisting of a $150 million unsecured note, a long-term lease by Tronox of certain Cristal assets with increased lease payments compared to the December 4 proposal and a 36.5% equity stake in the combined company.

The parties could not reach agreement on valuation, primarily relating to differences in views on the value of certain Cristal mining assets, Tronox Alkali and certain Tronox tax assets, as well as the appropriate foreign exchange rates applicable to each party’s projected five-year cash flows, and terminated discussions in the middle of February 2016. During this time, Cristal did not make a counterproposal but noted that there remained a significant difference in the parties’ respective views on valuation of the Cristal assets that Tronox proposed to acquire.

On April 4, 2016, Mr. Moazzam Khan, Chief Financial Officer of Cristal, contacted Dr. Willem Van Niekerk, Senior Vice President of Strategic Planning and Development of Tronox, by telephone to inquire whether Tronox would be interested in resuming discussions regarding a potential strategic transaction between the parties. During the month of April 2016, the parties performed additional due diligence.

On May 6, 2016, representatives of Tronox provided a new non-binding written proposal to representatives of Cristal that reflected Tronox’s interest in pursuing a potential strategic transaction between Tronox and Cristal. This further revised proposal excluded certain assets, as did the proposals made on December 4, 2015 and January 29, 2016, but withdrew the concept of an unsecured note, and included increased long-term lease payments and a 45.5% equity stake in the combined company.

On May 31, 2016, during discussions between representatives of Tronox and Cristal, Cristal made an oral counterproposal requesting, among other things, additional equity consideration.

On June 29, 2016, representatives of Tronox and Cristal met in New York, New York to discuss valuation. Again, the parties could not reach agreement on valuation for similar reasons as in February 2016 and terminated discussions following this meeting.

During the week of October 3, 2016, Dr. Van Niekerk was contacted by telephone by a representative of Dr. Talal Ali Al-Shair, the Vice Chairman of the TASNEE board of directors and chairman of the Cristal board of directors, regarding a meeting to initiate discussions regarding Tronox’s potential acquisition of Cristal’s TiO2 business. On October 13, 2016, Dr. Van Niekerk held a preliminary meeting with Dr. Talal’s representative in Stamford, Connecticut, at which they discussed such an acquisition and determined that senior management of Tronox and Cristal should meet for further discussions.

On October 19, 2016, Dr. Van Niekerk and Mr. Thomas Casey, Tronox’s former Chairman and Chief Executive Officer, met with Dr. Talal and his representative in Boston, Massachusetts to discuss Tronox’s potential acquisition of Cristal’s TiO2 business. The parties discussed at a high-level the potential structure of such an acquisition.

On October 21, 2016, Mr. Casey delivered a non-binding written proposal to Cristal that reflected Tronox’s interest in pursuing a potential acquisition of Cristal’s TiO2 business for $1.4 billion in cash and a 28% equity stake in the combined company. This letter proposed to acquire all of Cristal’s mining assets and did not propose a lease of any Cristal assets.

During the month of October, members of Tronox senior management, together with Credit Suisse, financial advisor to Tronox, continued to evaluate a potential acquisition of Cristal’s TiO2 business by Tronox.

On October 31, 2016, Mr. Casey sent an email to the Tronox board of directors to update them on the status of Tronox management’s discussions with Cristal. Later that same day, Mr. Casey delivered a revised non-binding written proposal to Dr. Talal that reflected Tronox’s interest in pursuing a potential acquisition of Cristal’s TiO2 business by Tronox for $1.4 billion in cash and a 30% equity stake in the combined company (subject to a three-year lockup and standstill). Tronox stated that it would be willing to consider providing increased cash consideration and a smaller equity stake if so requested by Cristal’s shareholders.

On November 2, 2016, the Tronox board of directors was briefed on the status of Tronox management’s discussions with Cristal. The Tronox board of directors authorized Tronox management to continue exploring with Cristal management a potential acquisition of Cristal’s TiO2 business and to propose non-binding terms for such an acquisition.

On November 6, 2016, Dr. Van Niekerk and a representative of Credit Suisse met with Mr. Khan and a representative of HSBC Holdings plc, financial advisor to Cristal, in London, England to discuss the terms of a potential acquisition of Cristal’s TiO2 business by Tronox.

On November 11, 2016, in response to Tronox’s October 31, 2016 proposal, Dr. Talal delivered a non-binding written counter-proposal to Mr. Casey that proposed consideration payable to Cristal consisting of an increased cash purchase price of approximately $1.673 billion and a 25% equity stake in the combined company, as well as the assumption by Tronox of certain liabilities related to Cristal’s TiO2 business. This counter-proposal also included a fee payable by Tronox in the event that the closing of the transaction were not to occur in certain circumstances, with the terms of the fee to be consistent with market standards.

On November 13, 2016, in response to Cristal’s counter-proposal, Mr. Casey delivered to Dr. Talal a non-binding written proposal, stating that, subject to due diligence and the negotiation of definitive transaction documents, Tronox would be prepared to agree to the $1.673 billion cash portion of the consideration and to assume the liabilities related to Cristal’s TiO2 business if Cristal agreed to receive a smaller equity stake of 22.5% in the combined company (subject to a three-year lockup and standstill) and deliver Cristal’s TiO2 business with a minimum of $192 million of cash on its balance sheet at the closing of the transaction.

On November 15, 2016, in response to Tronox’s November 13, 2016 proposal, Dr. Talal delivered to Mr. Casey a non-binding written counter-proposal, in which Cristal proposed an equity stake of 25% in the combined company.

On November 16, 2016, the Tronox board of directors held a regularly scheduled meeting. During this meeting, the Tronox board of directors reviewed with senior management a potential acquisition of Cristal’s TiO2 business and discussed, with input from Tronox management, potential financial terms for such an acquisition, as well as the risks and benefits of such an acquisition. Following these discussions, the Tronox board of directors instructed management to continue to pursue a potential acquisition of Cristal’s TiO2 business and to seek to negotiate acceptable financial terms for such an acquisition. At the invitation of the Tronox board of directors, Dr. Talal and Mr. Khan attended a portion of this meeting and met various members of the Tronox board of directors in connection with its consideration of such an acquisition. Later that same day, a dinner meeting took place in Amsterdam, Netherlands among Dr. Talal, Mr. Khan, Mr. Casey and Dr. Van Niekerk, during which the parties discussed the terms of such an acquisition.

On November 21, 2016, Dr. Talal delivered to Mr. Casey a revised non-binding written counter-proposal, in which Cristal proposed an equity stake of 24% in the combined company and the right to designate three persons for election to the Tronox board of directors. Cristal stated that it would be prepared to accept the three-year lock-up period only if it was granted an exception to the lock-up allowing it to sell up to 4% of the Tronox shares beginning immediately after the closing of a transaction, and that it was not willing to deliver a minimum of $192 million of cash on its balance sheet at the closing of the transaction.

On November 22, 2016, in response to Cristal’s counter-proposal, Mr. Casey delivered to Dr. Talal a non-binding written counter-proposal. Tronox stated that, subject to due diligence and negotiation of definitive transaction documents, it was prepared to agree to the terms proposed by Cristal in its November 21, 2016 counter-proposal, including the increased equity stake of 24% in the combined company, but Tronox proposed that Cristal have the right to designate two persons (instead of three persons) for election to the Tronox board of directors.

On November 23, 2016, Dr. Talal contacted Mr. Casey by email and stated that Cristal was prepared to agree to Tronox’s proposal that Cristal have the right to designate only two persons for election to the Tronox board of directors.

Over the following weeks, representatives of Tronox and Cristal, together with Kirkland & Ellis LLP, which we refer to as Kirkland, Tronox’s outside legal counsel, and Clifford Chance LLP, which we refer to as Clifford Chance, Cristal’s outside legal counsel, negotiated the terms of the transaction agreement and shareholders agreement, and Tronox entered into a confidentiality agreement with Cristal and conducted its initial due diligence review of Cristal’s TiO2 business.

On November 30, 2016, Kirkland distributed a proposed draft of a definitive transaction agreement to Clifford Chance.

Throughout the month of December, representatives of Tronox’s management team, Cristal’s management team and their respective advisors exchanged documents, engaged in telephone conferences and met on various occasions to perform accounting, financial and legal due diligence reviews of the companies, including operational matters and potential synergies from a business combination. In addition, Tronox conducted site visits at key Cristal facilities in the United States, the Kingdom of Saudi Arabia, the United Kingdom, Brazil, France, China and Australia. As the diligence investigations continued, Mr. Casey and Dr. Talal spoke periodically, confirming the continued interest of each party in a negotiated transaction.

On January 5, 2017, representatives of Tronox and Cristal, together with Kirkland and Clifford Chance, met at the offices of Kirkland to discuss the structure of the transaction and the proposed terms of the draft transaction agreement.

On January 6, 2017, Kirkland distributed a proposed draft of a shareholders agreement to Clifford Chance.

On January 13, 2017, representatives of Tronox and Cristal, together with their respective tax advisors, Kirkland and Clifford Chance, met at the offices of Clifford Chance to discuss the transaction structure and various tax matters.

On January 18, 2017, representatives of Tronox and Cristal, together with Kirkland and Clifford Chance, met at the offices of Kirkland to discuss and negotiate the draft transaction documents.

On February 7, 2017, representatives of Tronox and Cristal, together with Kirkland and Clifford Chance, met at the offices of Clifford Chance to further discuss and negotiate the draft transaction documents.

On February 14, 2017, the Tronox board of directors met and received an update on the discussions with Cristal. Representatives of Kirkland discussed with the Tronox board of directors its duties with respect to its evaluation of the transaction proposal and reviewed with the Tronox board of directors the terms and conditions of the draft transaction agreement and draft shareholders agreement. Also at this meeting, Credit Suisse reviewed with the Tronox board of directors its financial analysis of the consideration to be paid by Tronox pursuant to the draft transaction agreement. Following discussion, the Tronox board of directors unanimously determined that the proposed terms and conditions of the transaction agreement were advisable to and in the best interests of Tronox and its shareholders, and authorized Tronox management to finalize the transaction agreement and related documentation on such proposed terms and conditions, subject to completion of due diligence. Over the following week, Tronox and its advisors completed their due diligence review of Cristal’s TiO2 business.

On February 20, 2017, the Tronox board of directors met and received an update on the discussions with Cristal. Representatives of Kirkland participated by telephone and reviewed with the Tronox board of directors the final terms and conditions of the transaction agreement and shareholders agreement and confirmed the findings of the due diligence investigation. Also at this meeting, representatives of Credit Suisse confirmed to the Tronox board of directors that its financial analysis of the consideration to be paid by Tronox pursuant to the transaction agreement had not changed in any material respect since the meeting of the Tronox board of directors on February 14, 2017 and delivered to the Tronox board of directors an oral opinion, which was confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid by Tronox pursuant to the transaction agreement, comprised of $1.673 billion in cash, subject to certain adjustments, and 37,580,000 Tronox Class A shares, was fair, from a financial point of view, to Tronox. Following discussion, the Tronox board of directors unanimously (1) determined that the proposed transaction agreement and the transactions contemplated thereby, including the issuance of Tronox Class A shares in connection with the transaction, were advisable to and in the best interests of Tronox and its shareholders, (2) adopted resolutions approving the proposed transaction agreement and the transactions contemplated thereby and (3) recommended, subject to the terms and conditions in the proposed transaction agreement, that Tronox’s shareholders approve the issuance of Class A shares in connection with the transaction and the resulting acquisition of interests in the Class A shares by Cristal Netherlands and certain other persons and entities in the transaction for the purposes of Australia’s takeover laws. The Tronox board of directors authorized the appropriate officers of Tronox to finalize, execute and deliver the transaction agreement and related documentation.

The transaction agreement was finalized and executed in the early morning of February 21, 2017, and the transaction was announced before the opening of trading on the NYSE that morning in a press release issued by Tronox.

Reasons for the Transaction; Recommendation of the Tronox Board of Directors to Approve the Issuance of Class A Shares in the Transaction

In reaching its decision to approve the transaction agreement and recommend the approval of the issuance of Class A Shares in connection with the transaction, the Tronox board of directors consulted with Tronox’s management, as well as with Tronox’s legal and financial advisors, and considered a number of factors, including, but not limited to, the following factors as generally supporting its determination and recommendation:

•	its understanding of Cristal’s TiO2 business, and the operations, financial condition, earnings and prospects of its TiO2 business (including its financial projections described under the section entitled “—Financial Projections” beginning on page 46), taking into account the results of Tronox’s due diligence review of Cristal’s TiO2 business;
•	the anticipated substantial accretion and the resulting new shareholder value;
•	the fact that the transaction will create the world’s largest TiO2 producer with nameplate production capacity representing approximately 15% of the world’s TiO2 capacity;
•	the complimentary nature of Cristal’s TiO2 assets;
•	the fact that increased benefits of scale and integration will allow Tronox to be fully integrated, consuming all of its high-grade feedstock internally and allowing mining and feedstock assets to be run at full utilization minimizing Tronox’s costs per ton while maximizing margins;
•	the fact that the transaction is expected to be substantially accretive within the first year after consummation of the transaction;
•	the expected synergies of the transaction, including expected pre-tax run-rate synergies of more than $100 million in year 1 and more than $200 million in year 3;
•	the fact that Tronox will have a more geographically balanced sales mix and increased participation in higher growth emerging markets and specialty anatase and ultra-fine markets;
•	the financial presentation of Credit Suisse, including the oral and written opinion of Credit Suisse that, as of the date of February 20, 2017, and based on and subject to various assumptions made, matters considered and limitations set forth in the opinion, the consideration to be paid by Tronox pursuant to the transaction agreement is fair, from a financial point of view, to Tronox;
•	the belief that the extensive arms-length negotiations and discussions with Cristal resulted in the most favorable terms to Tronox and its shareholders to which Cristal was willing to agree;
•	the fact that the share portion of the transaction consideration is a fixed number and thus avoids fluctuation in the number of Class A Shares payable as consideration in the merger;
•	the results of financial, legal, environmental and operations due diligence on Cristal performed by Tronox’s senior management and its financial and environmental advisors and legal counsel; and

•	the terms of the transaction agreement regarding the interim operating covenants of Cristal and the potential restrictions placed on Cristal during such period.

Tronox’s board of directors weighed the foregoing advantages and benefits against a variety of potentially negative factors, including, but not limited to:

•	the terms of the transaction agreement regarding the circumstances under which Tronox may be obligated to pay a termination fee of $100 million (including due to an inability to sell its Alkali business or otherwise raise the financing necessary to pay the purchase price to Cristal) and/or reimburse Cristal for certain of its fees and expenses incurred in connection with the transaction, not to exceed $15 million;
•	the likelihood and anticipated timing of the receipt of required regulatory approvals for the transaction and the completion of the transaction;
•	the fact that following the completion of the transaction, Cristal Netherlands will hold approximately 24% of Tronox ordinary shares outstanding;
•	the terms of the transaction agreement regarding the obligation of the Tronox board of directors to vote any Class A Shares or Class B Shares held by such directors in favor of the proposal, subject to no superior proposal emerging;
•	the risk that the negotiated value assigned to Cristal’s TiO2 business might be different than the value assigned by the public markets given Cristal is a privately held corporation and, accordingly, there is no public equity market valuation for Cristal or Cristal’s TiO2 business;
•	the need to obtain shareholder approval of the issuance of Class A Shares and regulatory approvals to complete the transaction;
•	the challenges of integrating the Tronox business and Cristal’s TiO2 business, operations and workforces, and the risks associated with achieving anticipated cost savings and other synergies;
•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working on the implementation of the transaction;
•	the fact that certain provisions of the transaction agreement may have the effect of discouraging proposals for alternative acquisition transactions;
•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating our businesses with the TiO2 business of Cristal and the transaction expenses arising from the transaction;
•	the fact that the share portion of the transaction consideration is a fixed number and thus the number of Class A Shares payable will not change based on any potential increases in value of Class A Shares prior to the closing of the transaction;
•	the possibility that the transaction may result in Tronox assuming unexpected liabilities;
•	the potential downward pressure on the share price of Tronox after the closing of the transaction that may result if Cristal Netherlands seeks to sell up to 4% of the Class A Shares, as permitted by the Shareholders Agreement;
•	the terms of the transaction agreement regarding the interim operating covenants of Tronox and the potential restrictions placed on Tronox during such period;
•	the possibility that the combined company may not achieve its projected financial results;
•	the restrictions within the shareholders agreement;
•	the risks of the type and nature described under the section entitled “Risk Factors” beginning on page 21; and
•	the fact that some of Tronox’s directors and executive officers have interests in the transaction that are in addition to their interests as Tronox shareholders (see the section entitled “—Interests of Directors and Officers in the Transaction” beginning on page 47).

Opinion of Tronox’s Financial Advisor

Tronox retained Credit Suisse to act as its financial advisor in connection with the transaction. On February 20, 2017, at a meeting of the Tronox board of directors held to evaluate the transaction, Credit Suisse rendered to the Tronox board of directors an oral opinion, confirmed by delivery of a written opinion dated February 20, 2017, to the effect that, as of that date and based on and subject to the various assumptions, procedures, factors, qualifications and limitations set forth in such written opinion, the consideration to be paid by Tronox pursuant to the transaction agreement was fair, from a financial point of view, to Tronox.

The full text of Credit Suisse’s written opinion, dated February 20, 2017, to the Tronox board of directors, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Credit Suisse in connection with such opinion, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference in its entirety. The description of Credit Suisse’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Credit Suisse’s opinion. Credit Suisse’s opinion was provided to the Tronox board of directors (in its capacity as such) for its information in connection with its evaluation of the consideration to be paid by Tronox pursuant to the transaction agreement from a financial point of view to Tronox and did not address any other aspect of the transaction, including the relative merits of the transaction as compared to alternative transactions or strategies that might be available to Tronox or the underlying business decision of Tronox to proceed with the transaction. Credit Suisse’s opinion does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the transaction or otherwise.

In arriving at its opinion, Credit Suisse reviewed a draft of the transaction agreement dated February 19, 2017 and certain publicly available business and financial information relating to the TiO2 business and Tronox. Credit Suisse also reviewed certain other information relating to the TiO2 business and Tronox provided to Credit Suisse by Cristal and Tronox, including financial forecasts relating to the TiO2 business and Tronox, which were provided to or discussed with Credit Suisse by Tronox. Credit Suisse also discussed with the management of each of Cristal and Tronox the businesses and prospects of the TiO2 business and Tronox. Credit Suisse also reviewed estimates of the cost savings and other synergies anticipated by the management of Tronox to result from the transaction. Credit Suisse also considered certain financial and stock market data of Tronox and financial data of the TiO2 business, and Credit Suisse compared that data with similar data for publicly held companies in businesses it deemed similar to those of the TiO2 business and Tronox, respectively, and Credit Suisse considered, to the extent publicly available, the financial terms of certain other completed business combinations and other transactions which have been effected. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts and estimates for the TiO2 business and Tronox that were provided to Credit Suisse by the management of Tronox and that Credit Suisse used and relied upon at the direction of Tronox for purposes of its analyses, including estimates as to potential net operating loss carryforwards and other potential tax attributes of Tronox, Credit Suisse was advised, and assumed, with the consent of Tronox, that such forecasts and estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Tronox as to the future financial performance of the TiO2 business and Tronox, respectively, and the other matters covered thereby. With respect to the estimates provided to Credit Suisse by the management of Tronox with respect to the cost savings and synergies anticipated to result from the transaction, Credit Suisse was advised by the management of Tronox, and Credit Suisse assumed, that such estimates were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Tronox as to such cost savings and synergies and that they would be realized in the amounts and the times indicated thereby. Credit Suisse assumed, with the consent of Tronox, that the potential net operating loss carryforwards and other potential tax attributes of Tronox would be used or realized in the amounts and at the times projected by the management of Tronox. Credit Suisse also assumed, with the consent of Tronox, that, in the course of obtaining any regulatory or third-party consents, approvals or agreements in connection with the transaction, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the TiO2 business, Tronox or the contemplated benefits of the transaction and that the transaction would be consummated in accordance with the terms of the transaction agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the TiO2 business or Tronox (including, without limitation, the assets being transferred to Tronox in connection with the transaction), nor was Credit Suisse furnished with any such evaluations or appraisals. Credit Suisse expressed no view or opinion with respect to the forecasts and estimates for the TiO2 business or Tronox, or the estimates of the cost savings or synergies anticipated to result from the transaction or the assumptions upon which they were based. At the direction of the management of Tronox, Credit Suisse further assumed that such forecasts and estimates were a reasonable basis upon which to evaluate the TiO2 business, Tronox and the transaction. Credit Suisse also assumed that the final form of the transaction agreement, when executed by the parties thereto, would conform to the draft reviewed by Credit Suisse in all respects material to its analyses.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to Tronox of the consideration to be paid by Tronox pursuant to the transaction agreement and did not address any other aspect or implication of the transaction or any other agreement, arrangement or understanding entered into in connection with the transaction or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation payable to any officers, directors or employees of any party to the transaction, or class of such persons, relative to the consideration to be paid by Tronox pursuant to the transaction agreement or otherwise. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.

Credit Suisse’s opinion was necessarily based on information made available to it as of the date of its opinion and upon financial, economic, market and other conditions as they existed and could be evaluated on that date. Credit Suisse did not express any opinion as to what the value of the Class A Shares actually will be when issued to Cristal Netherlands pursuant to the transaction or the prices at which shares of Tronox stock will trade at any time. Credit Suisse also did not express any opinion as to the value of Tronox’s Alkali business on a standalone basis or the value that Tronox may receive from any potential divestiture of its Alkali business. Credit Suisse’s opinion did not address the relative merits of the transaction as compared to alternative transactions or strategies that might be available to Tronox, nor did it address the underlying business decision of Tronox to proceed with the transaction. Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. Credit Suisse assumed that Tronox obtained such advice or opinions from the appropriate professional sources.

In preparing its opinion to the Tronox board of directors, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Tronox. No company, business or transaction used for comparative purposes in Credit Suisse’s analyses is identical to Tronox, the TiO2 business or the transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the transaction, which consideration was determined through negotiations between Tronox and Cristal, and the decision to enter into the transaction agreement was solely that of the Tronox board of directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Tronox board of directors in its evaluation of the transaction and should not be viewed as determinative of the views of the Tronox board of directors or management with respect to the transaction or the consideration to be paid by Tronox pursuant to the transaction agreement.

Summary of the Financial Analyses of Credit Suisse

The following is a summary of the material financial analyses reviewed with the Tronox board of directors on February 20, 2017 in connection with Credit Suisse’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. For the purposes of the summary below, the term “implied transaction consideration” refers to the total implied value of the consideration to be paid by Tronox pursuant to the transaction agreement of $2,193 million, calculated as the sum of (i) the $520 million implied value of the share portion of the transaction consideration, based on the 37.58 million Class A Shares to be issued by Tronox pursuant to the transaction agreement and the closing price of Class A Shares as of February 9, 2017 of $13.84 per share, and (ii) $1,673 million of cash consideration to be paid by Tronox pursuant to the transaction agreement.

Cristal Financial Analyses

Cristal Selected Companies Analysis

Credit Suisse reviewed financial information of the TiO2 business and financial and stock market information of Tronox and the following six selected publicly traded companies with operations in whole or in part in the TiO2 and/or mineral sands industries which Credit Suisse in its professional judgment considered generally relevant for comparative purposes to the TiO2 business and Tronox, and which we refer to as the “selected companies”:

•	The Chemours Company
•	Huntsman Corporation
•	Henan Billions Chemicals Co., Ltd.
•	Kronos Worldwide, Inc.
•	Iluka Resources Limited
•	Kenmare Resources plc

Credit Suisse reviewed, among other things, enterprise values of Tronox and the selected companies, calculated as equity values based on closing stock prices on February 9, 2017, plus debt, non-controlling interests and other adjustments, and less cash and other adjustments, as a multiple of the average earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2011 through 2016 and the estimated EBITDA for each of calendar years 2017 and 2018. Credit Suisse then applied a selected range of multiples of the average EBITDA for calendar years 2011 through 2016 and multiples of the estimated EBITDA for each of calendar years 2017 and 2018 of 7.0x to 8.0x, 7.0x to 9.0x and 6.0x to 8.0x, respectively, to corresponding data of the TiO2 business. Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of the TiO2 business and Tronox were based on public filings and estimates made by Tronox’s management.

The foregoing analysis indicated the following approximate implied enterprise value reference range for the TiO2 business, as adjusted for assumed Cristal debt and non-controlling interests, as compared to the implied transaction consideration:

Implied Enterprise Value Reference Range ($ in millions)	Implied Transaction Consideration ($ in millions)
$2,293 - $3,199	$2,193

Cristal Selected Transaction Analysis

Credit Suisse reviewed and considered publicly available financial information of the following nine selected transactions involving companies with operations in whole or in part in the TiO2 and mineral sands industry, which Credit Suisse in its professional judgment considered generally relevant for comparative purposes in connection with the proposed transaction:

Acquiror	Seller	Business Acquired
Henan Billions Chemicals Co., Ltd.	Sichuan Lomon Titanium Industry Co., Ltd.	Lomon Titanium in China
Huntsman Corporation	Rockwood Holdings, Inc.	Rockwood TiO2 and Performance Additives
Rockwood Holdings, Inc.	Kemira Oyj	Remaining 39% of TiO2 joint venture
Rockwood Holdings, Inc.	Kemira Oyj	TiO2 joint venture (Rockwood 61%, Kemira 39%)
Cristal	LyondellBasell N.V.	Inorganic chemicals business, TiO2
Kerr-McGee Corporation	Kemira Oyj	Savannah, GA Botlek, Netherlands
Huntsman Corporation	Imperial Chemical Industries	Tioxide
Millennium Chemicals, Inc.	Bayer S.A. and Constructora Andrade Guttierrez S.A.	72% of Titanio do Brazil (Tibras) TiO2 mineral sands mine and 16,000 mt zircon operation
Millennium Chemicals, Inc.	Rhône-Poulenc	Thann and Mulhouse TiO2 and intermediate chemicals

Credit Suisse reviewed, among other things, transaction values, calculated as the purchase prices paid for each target company in the selected transaction, plus debt, non-controlling interests and other adjustments, and less cash and other adjustments, as a multiple of the TiO2 production capacity in metric tons of each of the businesses acquired. Credit Suisse then applied a selected range of TiO2 production capacity multiples derived from the selected transactions of $1,750 and $4,000 per metric ton to the TiO2 production capacity of the TiO2 business of 858 metric tons.

The foregoing analysis indicated the following approximate implied enterprise value reference range for the TiO2 business, as adjusted for assumed Cristal debt and non-controlling interests, as compared to the implied transaction consideration:

Implied Enterprise Value Reference Range ($ in millions)	Implied Transaction Consideration ($ in millions)
$1,428 - $3,359	$2,193

Cristal Discounted Cash Flow Analysis (excluding synergies)

Credit Suisse performed a discounted cash flow analysis of the TiO2 business to calculate the estimated present value of the standalone (excluding synergies) unlevered, after-tax free cash flows that the TiO2 business was forecasted to generate during the fiscal year ending December 31, 2017 through the fiscal year ending December 31, 2021 based on forecasts provided by Tronox’s management. Credit Suisse calculated estimated terminal values of the TiO2 business by multiplying the terminal year EBITDA of the TiO2 business (calculated as the five-year average of estimated EBITDA for calendar years 2017 through 2021) by a range of selected terminal EBITDA multiples of 6.0x to 8.0x. The present value (as of December 31, 2016) of the cash flows and terminal values were then calculated using discount rates ranging from 8.5% to 10.5%.

The foregoing analysis indicated the following approximate implied enterprise value reference range for the TiO2 business, as adjusted for assumed Cristal debt and non-controlling interests, as compared to the implied transaction consideration:

Implied Enterprise Value Reference Range ($ in millions)	Implied Transaction Consideration ($ in millions)
$2,063 - $2,795	$2,193

Cristal Synergy Discounted Cash Flow Analysis

Credit Suisse calculated the estimated present value of the potential synergies and integration costs anticipated by Tronox’s management to result from the transaction (which we refer to as the “synergies”) for (i) the fourth quarter of the fiscal year ending December 31, 2017 and (ii) each full fiscal year ending December 31, 2018 through the fiscal year ending December 31, 2021, based on Tronox management’s financial forecasts for the cost to Tronox to achieve the synergies and the projected savings to Tronox resulting from the synergies. Credit Suisse calculated estimated terminal values of the synergies by multiplying the terminal year value of the synergies (using the estimated 2021 value of the synergies as the terminal year value) by a range of selected multiples of 6.0x to 8.0x. The present value (as of December 31, 2016) of the cash flows and terminal values of the synergies were then calculated using discount rates ranging from 8.5% to 10.5%.

The foregoing analysis indicated the following approximate total value reference ranges for the synergies:

Synergies Total Value Reference Range ($ in millions)
$1,159 - $1,577

Tronox Financial Analyses

Because a portion of the consideration to be paid by Tronox pursuant to the transaction agreement will consist of Class A Shares, Credit Suisse performed the financial analyses summarized below in order to derive implied Class A Share equity value per share reference ranges for Class A Shares, against which Credit Suisse compared the per share closing price of Class A Shares as of February 9, 2017.

Tronox Selected Companies Analysis

Credit Suisse reviewed financial information of the TiO2 business and financial and stock market information of Tronox and the selected companies. Credit Suisse reviewed, among other things, enterprise values of Tronox and the selected companies, calculated as equity values based on closing stock prices on February 9, 2017, plus debt, non-controlling interests and other adjustments, and less cash and other adjustments, as a multiple of the average EBITDA for calendar years 2011 through 2016 and the estimated EBITDA for each of calendar years 2017 and 2018. Credit Suisse then applied a selected range of multiples of the average EBITDA for calendar years 2011 through 2016 and multiples of the estimated EBITDA for each of calendar years 2017 and 2018 of 7.5x to 8.5x, 7.5x to 9.5x and 6.5x to 8.5x, respectively, to corresponding data of Tronox. Financial data of the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data of the TiO2 business and Tronox were based on public filings and estimates of Tronox’s management.

The foregoing analysis indicated the following approximate implied equity value per share reference range for Tronox, as adjusted for Tronox debt, cash and equivalents and non-controlling interests, as compared to the closing price of Class A Shares as of February 9, 2017:

Implied Equity Value Per Share Reference Range	Closing Price of Class A Shares as of February 9, 2017
$3.64 - $16.95	$13.84

Tronox Discounted Cash Flow Analysis

Credit Suisse performed a discounted cash flow analysis of Tronox to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Tronox was forecasted to generate during the fiscal year ending December 31, 2017 through the fiscal year ending December 31, 2021, based on estimates made by Tronox’s management. Credit Suisse calculated estimated terminal values of Tronox by multiplying the terminal year EBITDA of Tronox (calculated using the five-year average TiO2 EBITDA and estimated 2021 EBITDA for the Alkali business) by a range of selected terminal EBITDA multiples of 6.5x to 8.5x. The present value (as of December 31, 2016) of the cash flows and terminal values was then calculated using discount rates ranging from 8.5% to 10.5%.

The foregoing analysis indicated the following approximate implied equity value per share reference range for Tronox, as adjusted for Tronox debt, cash and equivalents and non-controlling interests, as compared to the closing price of Class A Shares as of February 9, 2017:

Implied Equity Value Per Share Reference Range	Closing Price of Class A Shares as of February 9, 2017
$9.26 - $19.12	$13.84

Other Factors

Credit Suisse also noted for the Tronox board of directors certain additional factors that were not considered in its financial analysis with respect to its opinion, but that were referenced for informational purposes, including, among other things, the following:

•	an illustrative valuation of the estimated net present value per share of Tronox’s net operating loss carryforwards and other potential tax attributes expected by the management of Tronox to be utilized by Tronox for fiscal years ending December 31, 2017 through December 31, 2045;
•	an illustrative analysis of the implied per share equity value of Tronox on a pro forma basis, taking into account the effect of the transaction, including the synergies, Tronox tax assets, any financing requirement (if necessary) relating to the cash consideration and other costs relating to the transaction; and
•	the historical trading prices for Tronox common stock from February 9, 2012 through February 9, 2017.

Miscellaneous

Tronox selected Credit Suisse to act as its financial advisor in connection with the transaction based on Credit Suisse’s qualifications, experience, reputation and familiarity with Tronox and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and transactions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Tronox has agreed to pay Credit Suisse for its financial advisory services to Tronox in connection with the proposed transaction an aggregate fee of up to $13 million, of which $2 million was payable upon the delivery of Credit Suisse’s opinion and the remainder is contingent upon completion of the transaction. Credit Suisse and certain of its affiliates expect to provide or arrange financing for the transaction if necessary, for which services Credit Suisse and certain of its affiliates would expect to receive additional compensation that is customary for transactions of this nature in connection with such financing. In addition, Tronox has agreed to reimburse Credit Suisse for certain expenses, including fees and expenses of legal counsel, and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement. Credit Suisse and its affiliates in the past have provided, currently are providing and may in the future provide investment banking and other financial services to Tronox and its affiliates, for which services Credit Suisse and its affiliates have received and will receive compensation, including acting as (i) financial advisor to Tronox in connection with the pending divestiture of its Alkali business, (ii) financial advisor (and a financing source) to Tronox in connection with its acquisition of FMC Corporation’s Alkali business in 2015 and (iii) joint book-running manager in connection with Tronox’s offering of its 7.5% Senior Notes in 2015. During the past two years, Credit Suisse was paid $12.5 million in the aggregate by Tronox and its affiliates for investment banking services. Credit Suisse and its affiliates may also have provided investment banking and other financial advice and services, and may in the future provide investment banking and financial advice and services, to Cristal and its affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation, including Credit Suisse’s Asset Management Division having provided certain financial services to Gulf Investment Corporation, a shareholder of Cristal, in 2015 and 2016. Credit Suisse is a full-service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Cristal, Tronox and any other company that may be involved in the transaction, as well as provide investment banking and other financial services to such companies.

Financial Projections

Tronox does not as a matter of course make public projections concerning expected financial performance of Tronox’s business. However, in the course of due diligence in connection with the negotiation of the transaction, Tronox’s management prepared certain non-public financial forecasts with respect to Cristal’s TiO2 business, Tronox’s business, certain expected synergies and one-time costs for the years ending December 31, 2017, 2018, 2019, 2020 and 2021, which we refer to as the transaction forecasts, and provided such transaction forecasts to its financial advisors. The transaction forecasts include Tronox’s Alkali business and were prepared by Tronox’s management based upon certain internal financial forecasts that are based on reasonable expectations, beliefs, opinions and assumptions of Tronox’s management at the time they were made and are subjective. While the transaction forecasts are being included in this proxy statement, the transaction forecasts were not prepared with a view toward complying with published guidelines established by the U.S. Securities and Exchange Commission (“SEC”) or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of “prospective financial information.” In the view of Tronox’s management, the transaction forecasts were prepared in a manner representative of U.S. GAAP and on a reasonable basis and reflected the best then-currently available estimates and judgments of Tronox’s management. The inclusion of the transaction forecasts in this proxy statement should not be regarded as an indication that Tronox or any other recipient of this information considered, or now considers, this information to be necessarily predictive of actual future results, and does not constitute an admission or representation by any person that such information is material, or that the expectations, beliefs, opinions and assumptions that underlie such transaction forecasts remain the same as of the day of this proxy statement, and readers are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Tronox’s management. PricewaterhouseCoopers LLP (“PwC”) has neither examined, compiled nor performed any procedures with respect to the prospective financial information contained herein and, accordingly, PwC does not express an opinion or any other form of assurance on such information or its achievability. PwC assumes no responsibility for and denies any association with the prospective financial information and any other information derived therefrom included elsewhere in this proxy statement.

The PwC report included in this proxy statement refers exclusively to the Company's historical financial information. The PwC report does not cover any other information referred to in this proxy statement and should not be read to do so.

The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Tronox’s management. Neither Tronox’s auditors, nor any other independent accountants have examined, compiled or performed any procedures with respect to the prospective financial information contained herein and, accordingly, they do not express an opinion or any other form of assurance on such information or its achievability and assume no responsibility for and deny any association with the prospective financial information and any other information derived therefrom included elsewhere in this proxy statement.

The auditors’ reports included in this proxy statement refer exclusively to the historical financial information included or incorporated herein. The auditors’ reports do not cover any other information referred to in this proxy statement and should not be read to do so.

All of the financial information contained in this section entitled “Financial Projections” is forward-looking in nature. This information relates to multiple future years and such information by its nature becomes less predictive with each succeeding year. Actual future financial results may materially vary from the forward-looking information presented herein. The following Tronox and Cristal financial information was prepared by Tronox’s management on a U.S. GAAP basis and is based on assumptions, beliefs and opinions at the time made, which Tronox’s management believed to be reasonable at the time, including the following key assumptions:

•	annual TiO2 sales volume growth in line with the industry’s long-term historical average of 3%;
•	TiCl4 sales volume growth to accelerate in 2018, resulting from new sales of TiCl4 to a new titanium sponge plant, being developed by a joint venture between AMIC and Toho, adjacent to the Cristal Yanbu plant;
•	TiO2 selling prices to grow at an equivalent rate to the TiO2 price assumptions used for Tronox;
•	ilmenite and zircon selling price assumptions consistent with industry forecasts developed by TZ Minerals International Pty Ltd (“TZMI”), an independent consulting company;

•	titanium feedstock costs consistent with industry forecasts developed by TZMI; and
•	foreign exchange rates and fixed cost inflation assumptions consistent with forecasts developed by IHS, a global information company.

The transaction forecasts reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Tronox’s business and Cristal’s TiO2 business, all of which are difficult to predict and many of which are beyond Tronox’s and Cristal’s control. These financial forecasts are subject in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial forecasts constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such financial forecasts. For additional information on factors which may cause actual future financial results to materially vary from the information presented, see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 19 and 21, respectively.

The following information was included in the transaction forecasts:

	Forecast
in USD $millions	2017		2018	2019	2020	2021
Cristal
Revenue	$1,959		$2,149	$2,205	$2,354	$2,526
Adj EBITDA	338		409	376	452	510
Capital expenditures	109		131	155	143	71
Change in working capital	(102)		(28)	(70)	(72)	(46)

Tronox(a)
Revenue	$2,261		$2,359	$2,476	$2,666	$2,758
Adj EBITDA	452		586	678	783	808
Capital expenditures	150		179	176	168	140
Change in working capital	4		15	(33)	(30)	9

Synergies
Adj EBITDA synergies	$5	(b)	$101	$164	$206	$237
Capital expenditure synergies	4		8	—	—	—
Working capital synergies	—		7	4	5	1

One-time cost to achieve
Adj EBITDA	$25		$36	$5	$2	$2
Capital expenditures	3		22	15	21	—

(a) Consolidated Tronox including the Alkali business

(b) Represents synergies for the fourth quarter only for 2017.

These financial forecasts do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the transaction on February 21, 2017. Further, the financial forecasts do not take into account the effect of any failure to transaction to be consummated and should not be viewed as accurate or continuing in that context.

These financial forecasts are not being included in this proxy statement to influence your decision on how to vote your shares with respect to the proposal, but because these financial forecasts were made available by Tronox’s management to the Tronox board of directors and its financial advisor. The information from these financial forecasts should be evaluated, if at all, together with the historical financial statements and other information regarding Cristal’s TiO2 business and the transaction contained elsewhere in this proxy statement. In light of the foregoing factors and the uncertainties inherent in the transaction forecasts, you are cautioned not to place undue, if any, reliance on the forecasts included in this proxy statement.

Interests of Directors and Officers in the Transaction

In considering the recommendation of the Tronox board of directors that you vote FOR the proposal (subject to no superior proposal emerging), you should be aware that some of Tronox’s executive officers and directors may have financial interests in the transaction that are different from, or in addition to, those of Tronox’s shareholders generally. The independent members of the Tronox board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the transaction agreement and the transaction, and in recommending to the shareholders that the proposal be approved.

Integration Incentive Award Program

In connection with the transaction, the Human Resources and Compensation Committee (the “committee”) of the Tronox board of directors created an Integration Incentive Award program which is expected to cover approximately thirty employees who will be designated in advance with specific integration tasks. As part of this program, the committee approved certain grants pursuant to Tronox’s Management Equity Incentive Plan in order to incentivize six executive employees to achieve synergies following the transaction, and to further align the compensation of these employees to the value created for Tronox’s shareholders in the transaction. Pursuant to the awards program, six executive employees were granted performance-based restricted share units (“award RSUs”) using a share price of $18.675 per share, which was the average of the opening and closing trading prices for Class A Shares on February 21, 2017. The award RSUs are subject to vesting terms based upon the achievement of at least 80% of the publicly announced synergies from the transaction by the date that is two years following the closing of the transaction (the “vesting date”). The award RSUs will vest as follows: upon the achievement of at least 80% of the publicly announced synergies from the transaction by the vesting date, 50% of the award RSUs granted will vest, with pro rata additional vesting up to 100% upon the achievement of 100% of the publicly announced synergies from the transaction by the vesting date. In the event 100% of the publicly announced synergies from the transaction are achieved within the two-year period, the award RSUs granted to the six executive employees would have an aggregate value of $13.5 million based on the grant price of $18.675. If the transaction is not closed by July 1, 2018, then the award RSUs granted will be forfeited.

The following table shows a summary of the terms of the award RSUs granted to Tronox’s named executive officers pursuant to the Management Equity Incentive Plan:

Name	Position	Number of Award RSUs Granted
Jean-François Turgeon	Executive Vice President	160,643
Timothy C. Carlson	Senior Vice President and Chief Financial Officer	107,096
Willem Van Niekerk	Senior Vice President, Strategic Planning & Business Development	107,096
John Romano	Chief Commercial Officer	80,322

Board of Directors and Management Following the Transaction

As required by the shareholders agreement that we will enter into at the consummation of the transaction, Tronox will use reasonable best efforts to cause the two directors designated by the Cristal shareholder parties (to be mutually agreed by Tronox and the Cristal shareholder parties) to be elected as Class A Directors. In considering whether the Nominating Committee of Tronox’s board of directors will recommend for nomination the individuals to be named as the Cristal shareholder parties’ nominees, any such nominees may be rejected if such nominee fails to meet the director qualification requirements expressly set forth in Tronox’s constitution or such recommendation would otherwise breach the fiduciary duties of the members of Nominating Committee of Tronox’s board of directors. The Tronox board of directors will remain its current size with nine directors and will not be increased following the closing of the transaction. Therefore, two of Tronox’s Class A directors (to be determined by Tronox prior to the closing of the transaction) will be designated to resign from the Tronox board of directors. Exxaro Mineral Resources will retain its right to nominate members of the Tronox board of directors in accordance with its rights under Tronox’s constitution and Tronox’s shareholders deed. On March 8, 2017, Exxaro announced its intention to begin pursuing a path to monetize its ownership stake in Tronox over time. According to Exxaro’s announcement, any such monetization is expected to proceed in stages and would likely not begin until the second half of 2017.

The current executive officers of Tronox are expected to remain unchanged. Please see the section entitled “The Shareholders Agreement—Board Representation” beginning on page 66 for additional details on board representation rights under the shareholders agreement.

Regulatory Approvals Required for the Transaction

United States Antitrust Laws

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules promulgated under that act by the Federal Trade Commission (the “FTC”), the transaction may not be completed until notifications have been given and information furnished to the FTC and to the Antitrust Division of the U.S.

Department of Justice (the “Antitrust Division”), and the specified waiting period has been terminated or has expired without the commencement of a lawsuit. Tronox and Cristal each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on March 14, 2017. On April 13, 2017, Tronox and Cristal received a Request for Additional Information, which we refer to as the Second Request, from the FTC. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until 30 days after Tronox and Cristal have substantially complied with the Second Request, unless that period is extended voluntarily by the parties or terminated sooner by the FTC.

We cannot assure you that the FTC or other government agencies, including state attorneys general, or another private party, will not initiate action to challenge the transaction before or after it is completed. Any such challenge to the transaction could result in a court order enjoining the transaction or in restrictions or conditions that would have a material adverse effect on the combined company if the transaction is completed. Such restrictions and conditions could include the divestiture or spinoff of assets or businesses.

Australian Regulatory Approvals

Australian Foreign Investment Approval. With respect to Australian regulatory approval, the transaction is conditioned on:

•	Cristal obtaining clearance from the Treasurer of the Commonwealth of Australia under the FATA to acquire the Class A Shares issued in connection with the transaction, and to enter into the shareholders agreement and certain ancillary documents, in accordance with the transaction agreement; and
•	Tronox obtaining clearance from the Treasurer in accordance with the FATA to acquire Cristal’s TiO2 business under the transaction agreement.

These approvals are being sought because each of Cristal and Tronox is a foreign person for the purposes of the FATA. The Treasurer has power under the FATA to block the transaction if he believes that the result of the transaction will be contrary to Australia’s national interest. The parties intend to file the applications for the necessary approvals. Tronox believes that the transaction is consistent with Australia’s foreign investment policy and expects clearance to be given in due course.

Australian Competition Clearance. Australia’s Competition and Consumer Act 2010 (the “CCA”) prohibits acquisitions of shares or assets that have the effect or are likely to have the effect of substantially lessening competition in any market in Australia. The Australian Competition and Consumer Commission (the “ACCC”) administers an informal merger clearance process by which parties to a transaction can obtain comfort that the ACCC does not intend to intervene in that transaction pursuant to the CCA.

The transaction is conditioned on the ACCC deciding not to oppose the transaction, and there being no injunction, order or other legal restraint prohibiting the consummation of the transaction.

Tronox and Cristal have approached the ACCC seeking informal clearance in relation to the transaction, and have provided the ACCC with a detailed submission. Tronox believes that ACCC clearance will be given in due course.

Other International Antitrust Approvals

In addition to the U.S. and Australian approvals described above, the following antitrust law clearances are required to close the transaction:

•	China: approval of the transaction by the Ministry of Commerce, pursuant to the Chinese Antimonopoly Law (as amended from time to time);
•	Colombia: approval of the transaction by the Superintendence of Industry and Commerce pursuant to Law 1340 of 2009 (as amended from time to time) and any applicable secondary legislation;
•	European Union: approval of the transaction by the Directorate General for Competition of the European Commission pursuant to Council Regulation (EC) No. 139/2004 (as amended from time to time);
•	New Zealand: approval of the transaction by the Commerce Commission pursuant to the Commerce Act 1986 (as amended from time to time);
•	Turkey: approval of the transaction by the Turkish Competition Authority pursuant to the Law No. 4054 on Protection of Competition (as amended from time to time) and any applicable secondary legislation;

•	South Korea: approval of the transaction by the Korea Fair Trade Commission pursuant to the Monopoly Regulation and Fair Trade Act (as amended from time to time) and any applicable secondary legislation; and
•	Saudi Arabia: approval of the transaction by the Competition Council pursuant to the Competition Law, issued under Royal Decree No. M/25 dated 4/5/1425H (22 June 2004) (as amended from time to time), and any applicable secondary legislation.

Listing of Class A Shares

It is a condition to the completion of the transaction that the Class A Shares issuable in the transaction be approved for listing on the NYSE, subject to official notice of issuance.

Financing

On August 2, 2017, Tronox announced its intention to refinance a portion of its capital structure by mid-October 2017 and also its entry into a stock purchase agreement with Genesis Energy, L.P. providing for the sale of the Alkali business for $1.325 billion in cash. The majority of the cash portion of the Cristal transaction consideration is expected to be funded through proceeds from the closing of the sale of Tronox’s Alkali business, with the remainder funded through proceeds from additional indebtedness and/or cash on hand, as determined by Tronox as circumstances warrant. As described more fully in the section entitled “The Transaction Agreement—Conditions to Consummate the Closing” beginning on page 61, the receipt of financing sufficient to support the cash portion of the transaction consideration is a condition to closing.

Tronox has agreed to use its reasonable best efforts to obtain a commitment letter providing for debt financing sufficient, together with all available cash and other proceeds, to fund the cash portion of the transaction consideration at the closing of the transaction. Cristal has agreed to, and will cause each of its subsidiaries to, use its reasonable best efforts to provide to Tronox and its affiliates reasonable cooperation in connection with obtaining financing in connection with the transaction; provided, however, that neither Cristal nor any of its subsidiaries will be required to incur any liability with respect to such financing prior to the closing of the transaction. These financing covenants are more fully described in the section entitled “The Transaction Agreement—Financing; Cristal’s Cooperation in Arranging Financing” beginning on page 61.

In addition, Tronox intends to seek the requisite consent of the lenders under its existing credit facilities to consummate the transaction.

Impact of the Share Issuance on Existing Tronox Shareholders

The issuance of Class A Shares in connection with the share portion of the transaction consideration will dilute the ownership and voting interests of existing Tronox shareholders. Based on the 67,893,737 Class A Shares and 51,154,280 Class B Shares issued and outstanding as of May 31, 2017, and assuming the issuance of 37,580,000 Class A Shares in connection with the transaction and no other issuances of Class A Shares or Class B Shares after May 31, 2017, Cristal Netherlands would own 24% of the outstanding Class A Shares and Class B Shares immediately after the consummation of the transaction and the related issuance of Class A Shares. Therefore, the ownership and voting interests of Tronox’s existing shareholders will be proportionately reduced.

No Appraisal Rights

Under Australian law, holders of Tronox ordinary shares do not have rights to an appraisal of the fair value of their shares in connection with the transaction.

Material United States Federal Income Tax Consequences to Existing Tronox Shareholders

The existing Tronox shareholders generally should not be subject to any material United States federal income tax consequences solely as a result of the transaction.

Accounting Treatment

Tronox prepares its financial statements in accordance with U.S. GAAP. The transaction will be accounted for using the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, referred to as ASC 805, provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including: which entity will issue equity interests to effect the combination, the relative voting rights of the shareholders of the constituent companies in the combined company, the existence of a large minority voting interest in the combined entity if no other owner or organized group of owners has a significant voting interest, the composition of the board of directors and senior management of the combined company, the relative size of each company and the terms of the exchange of equity securities in the business combination, including payment of any premium.

Based on the foregoing factors, Tronox has been determined to be the acquirer for accounting purposes. Tronox will allocate the total transaction consideration to the tangible and intangible assets of Cristal’s TiO2 business acquired and liabilities assumed based on their fair values at the date of the completion of the transaction. Any excess purchase price after this allocation will be assigned to goodwill.

THE TRANSACTION AGREEMENT

This section of the proxy statement describes the material provisions of the transaction agreement but does not purport to describe all of the terms of the transaction agreement. The following summary is qualified in its entirety by reference to the complete text of the transaction agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the transaction agreement because it is the legal document that governs the transaction. The transaction agreement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 110.

The transaction agreement contains customary representations and warranties made by Tronox and Cristal to each other. The assertions embodied in those representations and warranties were made solely for purposes of the contract among Tronox, Cristal and Cristal Netherlands and may be subject to important qualifications and limitations agreed to by Tronox and Cristal in connection with negotiating the terms of the transaction agreement. Additionally, subject to certain exceptions, the representations and warranties made by Tronox in the transaction agreement are qualified by information disclosed by Tronox with the SEC at least five business days prior to the date of the transaction agreement, excluding any risk factor disclosures, disclosures in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature. In addition, the representations and warranties are qualified by a contractual standard of materiality (including, in many cases, “material adverse effect”) different than those generally applicable to shareholders and in some cases may be qualified by disclosures made by one party to the other in disclosure letters delivered by such party to the other, which are not necessarily reflected in the transaction agreement or were used for the purpose of allocating risk between Tronox and Cristal rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Tronox or Cristal, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Tronox and Cristal, and are modified by the disclosure schedules. Tronox will provide additional disclosure in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the transaction agreement, and will update such disclosure as required by federal securities laws.

Structure of the Transaction; Consideration

On February 21, 2017, Tronox entered into the transaction agreement with Cristal and Cristal Netherlands. Pursuant to the terms and subject to the conditions set forth in the transaction agreement, Cristal and Cristal Netherlands will effect a restructuring under which the assets and operations relating to the TiO2 business of Cristal will be reorganized under one or more entities owned by Cristal BV, and Cristal will separately establish a new entity in the Kingdom of Saudi Arabia to hold certain assets and operations in the Kingdom of Saudi Arabia. At the closing of the transaction, Tronox will acquire the TiO2 business of Cristal through (i) the purchase from Cristal of certain intangible assets and the newly established Kingdom of Saudi Arabia entity, and (ii) the purchase from Cristal Netherlands of all of the outstanding equity of Cristal BV.

In consideration of the foregoing, Tronox (i) will make an aggregate cash payment equal to $1,673 million, subject to certain adjustments, to Cristal and Cristal Netherlands, and (ii) will issue and deliver to Cristal Netherlands 37,580,000 Class A Shares. The transaction agreement provides that Tronox will make a cash payment to Cristal and Cristal Netherlands at the closing equal to $1,673 million, with an adjustment made for the amount of working capital, non-current liabilities, and cash and cash equivalents actually held or owed by Cristal and its subsidiaries at the closing date. At least three business days prior to the expected closing date (but no more than 10 business days prior to the actual closing date), the parties will determine the estimated adjustment amount. As promptly as practicable (but no later than 90 days) after the closing, Tronox will prepare and deliver to Cristal a statement consisting of the calculation of the actual adjustment amount that should have been paid at closing.

Cash Consideration Closing Adjustments

At the closing of the transaction, the cash consideration paid by Tronox will be adjusted as follows:

Working Capital: The cash consideration will be increased to the extent the net working capital of Cristal’s TiO2 business at the closing of the transaction exceeds 38.7% of Cristal’s reported net sales for twelve-month period then ended. The cash consideration will be decreased to the extent the net working capital of Cristal’s TiO2 business at the closing of the transaction is less than 37.7% of Cristal’s reported net sales for the twelve-month period then ended. To the extent the net working capital of Cristal’s TiO2 business at the closing of the transaction is neither greater than 38.7% nor less than 37.7% of Cristal’s reported net sales for the twelve-month period then ended, no adjustment for net working capital will be made to the cash consideration.

Non-Current Liabilities: The cash consideration will be decreased to the extent the amount of certain non-current liabilities of Cristal’s TiO2 business exceeds $280 million and will be increased to the extent the amount of certain non-current liabilities of Cristal’s TiO2 business is less than $266 million. To the extent the amount of certain non-current liabilities of Cristal’s TiO2 business neither exceeds $280 million nor is less than $266 million, no adjustment for non-current liabilities will be made to the cash consideration.

Cash and Cash Equivalents: The cash consideration will be increased dollar-for-dollar by the amount of cash and cash equivalents Cristal’s TiO2 business has on hand at the closing of the transaction.

Completion of the Transaction; Closing

Unless otherwise agreed by the parties to the transaction agreement, the closing of the transaction will take place on the first business day of the calendar month immediately following the calendar month during which all conditions to completion have been, on or prior to the 25th day of such month, satisfied or, to the extent applicable under law or by the party entitled to the benefits of the condition, waived (other than those conditions that by their terms are to be satisfied at the closing). These conditions are more fully described in the section entitled “The Transaction Agreement—Conditions to Consummate the Closing” beginning on page 61.

The parties expect that the conditions to the transaction will be satisfied or, if allowed by applicable law, waived, and that the transaction will be completed by the end of first quarter 2018. However, the parties cannot be certain when, or if, the conditions to the transaction will be satisfied or so waived, or that the transaction will be completed.

Representations and Warranties

Each of Tronox and Cristal has made representations and warranties regarding, among other things:

•	organization, standing, corporate power and organizational documents;
•	capital structure and ownership of subsidiaries;
•	corporate authority to enter into and perform the transaction agreement, enforceability of the transaction agreement, approval of the transaction agreement by the parties’ boards of directors and voting requirements to consummate the transaction and the other transactions contemplated by the transaction agreement;
•	required governmental consents and approvals;
•	the absence of conflicts with, or violations of, organizational documents and other agreements or obligations and required consents;
•	that there has been no material adverse effect on any party and the parties have conducted their respective businesses in the ordinary course in all material respects between January 1, 2016 and the date of the transaction agreement;
•	the absence of certain undisclosed liabilities;
•	tax matters;
•	the absence of certain litigation;
•	compliance with applicable laws and validity of permits;
•	environmental matters;
•	intellectual property matters;
•	affiliate transactions;
•	the absence of undisclosed brokers’ fees and expenses;
•	insurance matters;

•	ERISA compliance and employee benefits matters; and
•	labor matters.

In addition, Cristal has made other representations and warranties about itself to Tronox as to the accuracy of selected financial statements, matters with respect to material contracts; identification of significant customers and suppliers; owned and leased real properties; compliance with the Foreign Corrupt Practices Act; compliance with applicable trade laws; sufficiency of assets and title to assets; and credit support.

For Tronox, the transaction agreement also contains certain representations and warranties with respect to the accuracy and completeness of Tronox’s SEC filings since June 15, 2012, as well as the compliance of such filings with applicable federal securities law requirements and the Sarbanes-Oxley Act of 2002.

Many of the representations and warranties in the transaction agreement are qualified by the knowledge of certain specified officers and senior management employees, a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect), disclosures set forth in disclosure letters delivered at the time the transaction agreement was signed and/or in the case of Tronox, references to its filings with the SEC. For purposes of the transaction agreement, a “material adverse effect” means any fact, circumstance, change, event or development that (i) prevents or materially impedes Tronox or Cristal from consummating the transaction or (ii) has a material adverse effect on the business, properties, financial condition or results of operations of Tronox business or Cristal’s TiO2 business, taken as a whole, except that the definition of material adverse effect excludes from clause (ii):

•	changes or conditions generally affecting the industries in which Cristal’s TiO2 business or Tronox and any of their respective subsidiaries operate;
•	general economic or regulatory, legislative or political conditions or securities credit, financial or other capital markets conditions, in each case in the U.S. or any other jurisdiction where Tronox or Cristal’s TiO2 business operates;
•	any change in applicable law, regulation or U.S. GAAP, International Financial Reporting Standards (“IFRS”) or Saudi GAAP, as applicable;
•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or the escalation or worsening of such acts of war, sabotage or terrorism;
•	any hurricane, tornado, flood, earthquake, or other natural disaster;
•	any failure by Tronox or Cristal’s TiO2 business, as applicable, or their respective subsidiaries, to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period (but not the underlying cause of such failure);
•	the execution and delivery of the transaction agreement or other public announcement of the closing or any of the transactions;
•	any change in the market price or trading volume of Cristal’s or Tronox’s securities or the credit rating of Tronox, Cristal, or Cristal’s TiO2 business’s, as applicable (but not the underlying cause of such change);
•	any litigation relating to the transaction agreement or the contemplated transactions; or
•	any action taken that is required by the transaction agreement or taken at the written request of the other party;

except, in the case of the first five bullets above, to the extent that the effect of such fact, circumstance, effect, change, event or development is disproportionately adverse to the applicable party and its subsidiaries, taken as whole, compared with other companies operating in the same industries.

Conduct of Business Prior to Closing

Each of Tronox and Cristal has undertaken certain covenants in the transaction agreement restricting the conduct of its respective businesses, and the businesses of its respective subsidiaries, between the date of the transaction agreement and closing of the transaction. In general, each of Tronox and Cristal has agreed to conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact in all material respects its current business organization and current relationships and goodwill with its current officers, key employees and other parties having business dealings with it.

Cristal further agrees that, with certain exceptions and except with Tronox’s prior written consent, which may not be unreasonably withheld, conditioned or delayed, Cristal will not, and will not permit Cristal Netherlands or any of the transferred Cristal entities to, among other things, take the following actions:

•	declare, set aside or pay any dividends on, or make any other distributions in respect of any capital stock, other equity interests or voting securities, with a record or payment date after closing;
•	split, combine, subdivide or reclassify any equity of a transferred Cristal entity;
•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire any equity of any transferred Cristal entity;
•	issue, transfer, dispose of, redeem or create any encumbrance on the shares of its capital stock, any other equity of the transferred Cristal entities, or any voting debt of the transferred Cristal entities;
•	amend Cristal Netherland’s organizational documents or make a material amendment to the organizational documents of any of the transferred Cristal entities;
•	grant, amend or increase certain director and employee compensation and benefits, except in the ordinary course of business or to the extent required under an employee benefit plan as in effect as of the date of the transaction agreement and that has been disclosed to Tronox;
•	grant any severance, retention or change of control compensation, except with respect to new hires (with annual compensation of less than $200,000) or to employees in the ordinary course of promotions, except to the extent required under any employee benefit plan or collective bargaining agreement that has been disclosed to Tronox;
•	enter into, adopt or amend any employee benefit plan that provides severance, change in control, retention or similar benefits except in the ordinary course of business;
•	make any material change in financial accounting principles or practices, except as required by a change in Saudi GAAP;
•	acquire any equity interest in or business of another entity, or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business);
•	sell, lease, license, encumber, dispose of or permit to lapse any properties or assets of its TiO2 business (subject to certain exceptions, including intercompany transfers and disposals of worthless equipment no longer used by the TiO2 business);
•	incur any indebtedness, except for indebtedness that will be paid off or assumed by Cristal or a Cristal subsidiary at or prior to closing or is incurred in the ordinary course of business at levels consistent with recent past practices;
•	make any capital expenditures other than in in accordance with the budget disclosed to Tronox or expressly required by contracts in force on the date of the transaction agreement, or fail to make any capital expenditures in accordance with the budget disclosed to Tronox;
•	enter into or amend any contract or take any action that would reasonably be expected to prevent, materially impede, or delay the consummation of the transaction or adversely affect in a material respect the expected benefits of the transaction, taken as a whole;
•	implement certain employee layoffs, reduction in force, early retirement program, buyout or other employment termination program other than in the ordinary course of business consistent with past practice;
•	waive, release, assign, settle or compromise any claim or proceeding, other than those disclosed to Tronox or that involve only payment of monetary damages (i) paid in full prior to the closing, involving no admission of fault or wrongdoing, and less than $5 million in the aggregate or (ii) less than $2.5 million individually;

•	modify, terminate or expressly waive any rights under any material contract of its TiO2 business in a manner that is materially adverse to Cristal’s TiO2 business, or enter into (i) certain new material contracts or (ii) contracts that contain a change of control or similar provision in favor of the other party that would require material payment or grant any material right to such other party in connection with the transaction;
•	make, change or revoke any material tax election; adopt or change any material tax accounting method, except as required by law; settle any material tax liability or refund, other than in the ordinary course of business; enter into a tax sharing, allocation or similar agreement with respect to taxes; consent to an extension or waiver of the limitation period applicable under any material tax claim or assessment other than in the ordinary course of business; or apply for or obtain any material tax ruling;
•	merge Cristal BV or any of the transferred Cristal entities with any other entity, other than mergers between transferred Cristal entities;
•	make any material capital contributions or investments in any entity (other than Cristal BV or any of the transferred Cristal entities), except for the management of the cash of Cristal BV or any of the transferred Cristal entities in the ordinary course of business;
•	adopt a plan of complete or partial liquidation or dissolution of Cristal BV or any of the transferred Cristal entities; or
•	authorize, or commit, resolve or agree to take, or participate in any negotiations or discussions regarding, any of the foregoing actions.

Tronox further agrees that, with certain exceptions, except with Cristal’s prior written consent, which may not be unreasonably withheld, conditioned or delayed, Tronox will not, and will not permit any of its subsidiaries to, among other things, take the following actions:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares, property or any combination thereof) in respect of any of its shares, equity interests or voting securities, other than dividends and distributions by a direct or indirect wholly owned Tronox subsidiary to its parent or quarterly cash dividends with a record date of December 31, 2016 in an amount less than or equal to the most-recent quarterly dividend paid by Tronox;
•	split, combine, subdivide or reclassify any Tronox equity;
•	repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire Tronox equity, except (i) as expressly permitted or contemplated by the 2012 Tronox Limited Management Equity Incentive Plan or (ii) for acquisitions of Class A Shares or other Tronox equity securities in connection with (a) payment of the exercise price of the Tronox share options with Tronox ordinary shares, (b) required tax withholding in connection with the exercise of Tronox share options, vesting and/or settlement of Tronox restricted share units or restricted ordinary shares, and (c) forfeitures of Tronox share options, restricted share units, and restricted ordinary shares;
•	issue, sell, transfer, or dispose of, redeem, or encumber any shares of Tronox or any Tronox subsidiary, any other Tronox equity, or Tronox voting debt, other than as expressly permitted or contemplated by the 2012 Tronox Limited Management Equity Incentive Plan or the issuance of Tronox shares upon the exercise of Tronox share options or settlement of Tronox share units;
•	amend the Tronox constitution, except as required by the rules and regulations of the SEC or NYSE or pursuant to an unsolicited shareholder proposal approved at a general meeting of Tronox’s shareholders;
•	make any material change in financial accounting, principles or practices, except as may be required by a change in U.S. GAAP;
•	acquire or agree to acquire in any transaction (including by merger) any equity interest in or business of any entity, or any properties or assets if such acquisition would be expected to delay, hinder or prohibit the consummation of the transaction;
•	sell, lease, license, dispose of or permit to lapse any material portion of the properties or assets of Tronox and its subsidiaries (taken as a whole) other than in the ordinary course of business and if such transaction would not be likely to delay closing the transaction in any material respect and, in any case beyond May 21, 2018, adversely affect in any material respect the expected benefits of the transaction (taken as whole), provide any person rights in connection with the transaction or adversely affect the business of Tronox and its subsidiaries (taken as a whole);

•	merge or consolidate Tronox with any other entity; or
•	authorize, or commit, resolve or agree to take, or participate in any negotiations or discussions regarding, any of the foregoing actions.

Notwithstanding the restrictions above, the Tronox board of directors will not be prevented from taking any actions to respond to any approaches by a third party in respect of an actual, proposed or potential merger or consolidation proposal if failure to do so would, in the reasonable opinion of the Tronox board of directors, be likely to involve a breach of its duties, provided that: (i) neither Tronox nor any of its directors directly or indirectly solicited such proposal; (ii) Tronox has provided Cristal with the material terms and conditions of such proposal, including the price and identity of the third party (except to the extent the Tronox board of directors considers that doing so would be likely to be inconsistent with its duties as directors of Tronox); (iii) Tronox has given Cristal at least three business days after providing the information in clause (ii) to provide a matching or superior proposal; and (iv) Cristal has not provided such a proposal that the Tronox board of directors reasonably believes matches or is superior to the competing proposal.

Tronox and Cristal agree to promptly advise the other orally and in writing of any change or event that individually or in the aggregate has or would reasonably be expected (i) to have a material adverse effect, (ii) to cause any of the closing conditions to not be satisfied, or (iii) to materially delay or impede the ability of the applicable party to consummate the closing.

No Solicitation of Alternative Transactions by Cristal

Cristal has agreed that neither it nor its board or subsidiaries will, or will authorize or permit any of their representatives or advisors to, directly or indirectly, (i) solicit, initiate, induce, explore or knowingly take any action to facilitate or encourage the submission or announcement of any acquisition proposal, or any inquiries that may reasonably be expected to lead to an acquisition proposal, (ii) participate in any discussions with any party that may reasonably be expected to lead to an acquisition proposal, (iii) furnish any information relating to its TiO2 business or afford access to the business, properties, assets, books or records of its TiO2 business to, or otherwise cooperate with any person (whether or not a person making an acquisition proposal) in connection with or in response to any proposal or inquiry that may reasonably be expected to lead to, an acquisition proposal, (iv) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Cristal or any of its affiliates to execute any agreement that is intended to or would reasonably be expected to lead to any acquisition proposal or require Cristal to abandon, terminate, delay or fail to consummate, or that would otherwise impede or be inconsistent with, the transaction or (v) resolve, propose or agree to do any of the foregoing.

Cristal will, and Cristal will cause its affiliates to, immediately cease and terminate all existing discussions or negotiations with any entity regarding any acquisition proposal or any inquiry or proposal that may reasonably be expected to lead to an acquisition proposal. Cristal also will, and Cristal will cause its affiliates to, immediately terminate all physical and electronic data room access previously granted to any such entity or person or its representatives.

Preparation of Proxy Materials and Shareholder Approval

Tronox has agreed to hold a meeting of its shareholders as soon as is reasonably practicable after the date of the transaction agreement, for the purpose of obtaining shareholder approval of (i) the acquisition of Class A Shares as consideration for the transaction by Cristal Netherlands and any acquisition by Tronox of a relevant interest in such shares in accordance with the terms of the shareholder’s agreement (as further described in the section entitled “The Shareholders Agreement” beginning on page 66) and (ii) the issuance of Class A Shares to Cristal Netherlands in connection with the transaction. Subject to no superior proposals emerging and the satisfaction of the Tronox board of directors’ fiduciary and statutory duties, Tronox has agreed to cause the proxy materials to state that all of the Tronox directors recommend voting in favor of the transaction and that each Tronox director will vote their shares in favor of the transaction.

Tronox has agreed to cause the proxy materials to be filed with the SEC as early as practicable and use its reasonable best efforts to resolve any comments received and have the proxy materials mailed to its shareholders at the earliest practicable time after such filing. Cristal has agreed to cooperate with Tronox in connection with the preparation and filing of the proxy statement, including furnishing upon Tronox’s reasonable request information regarding Cristal or its affiliates as may be required to be included in the proxy statement under Tronox’s constitution and applicable laws and rules. Cristal will use its reasonable best efforts to provide the information in a form that is suitable for inclusion in the proxy materials. Tronox has agreed to provide Cristal a reasonable opportunity to review and comment on the proxy statement, any amendments or supplements, or any SEC comments, prior to filing each such document or response with the SEC.

Tronox agrees not to delay or adjourn the Tronox general meeting without Cristal’s prior written consent. However, Tronox has the right to delay or adjourn the meeting without Cristal’s prior written consent (1) to allow reasonable additional time for filing and mailing any supplemental or amended disclosure which the Tronox board of directors determines in good faith after consultation with outside legal counsel is necessary under applicable law, (2) if required by applicable regulatory requirements, (3) if Tronox has not received proxies representing a sufficient number of Tronox ordinary shares to obtain shareholder approval on the date of the general meeting, or (4) if there are insufficient Tronox ordinary shares represented (in person or by proxy) to constitute a quorum to conduct the special meeting. In the case of clauses (3) and (4), Tronox has the right to delay the meeting without Cristal’s prior written consent only if the special meeting is scheduled to reconvene 30 or fewer days after the date the Tronox special meeting was originally scheduled and 10 or fewer business days prior to May 21, 2018.

Regulatory Filings

Tronox and Cristal have agreed cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions reasonably necessary or reasonably appropriate to consummate the transaction as soon as reasonably possible, including:

•	obtaining the necessary or advisable waivers and consents from any governmental entity;
•	making all necessary registrations, declarations and fillings with any governmental entity;
•	taking all reasonable steps as may be necessary to avoid a proceeding by any governmental entity with respect to the transaction; and
•	executing any additional instruments necessary to consummate the transaction.

In connection with the above, Tronox and Cristal agree to:

•	furnish to the other party necessary information and reasonable assistance as the other party may request in connection with the preparation of any necessary or advisable filings under antitrust law, the FATA, or other applicable law;
•	file (i) within 15 business days after the date of the transaction agreement the notification and report form under the HSR Act, and (ii) promptly as reasonably practicable all filings required under any other antitrust law and the FATA and supply as promptly as reasonable practicable any additional information or material requested by the applicable governmental entity in connection with the filing;
•	promptly notify each other other of any substantive communication it receives from a governmental entity;
•	permit the other party to review reasonably in advance any proposed substantive communication to the governmental authority; and
•	promptly provide each other with copies of all substantive filings or communication with a governmental entity to the extent relating to the transaction.

Notwithstanding the foregoing, Tronox and Cristal are not required to (i) sell, dispose of or otherwise take any actions that could reasonably limit the parties’ respective freedom of action with respect to one or more businesses, products or assets, (ii) terminate, modify or extend any existing relationships or contractual rights and obligations, (iii) establish or create any relationship or contractual rights and obligations, (iv) terminate any relevant venture or other arrangement, or (v) effectuate any other change or restructuring, except in each case as would not be detrimental to Cristal Netherlands or any of the transferred Cristal entities, taken as a whole, or Tronox and its subsidiaries, taken as a whole. However, if any governmental entity requests any remedy described in the preceding sentence, the party to which such request is made will consult the other party prior to entering into a binding agreement with respect to such request.

In connection with their efforts to obtain regulatory approvals under the HSR Act and other antitrust laws, Tronox and Cristal agree to:

•	cooperate and consult with the other in connection with all matters relating to regulatory approvals;
•	use its reasonable best efforts to take all actions necessary to cause the clearance or termination of any applicable review or waiting period as soon as practicable;
•	cooperate in good faith to jointly develop a strategy for obtaining all regulatory approvals;
•	refrain from extending or tolling any such review or waiting period or entering into any agreement with any governmental entity not to consummate the closing without the prior written consent of the other party; and
•	not participate in any meeting or conference, whether in person or by telephone, with any governmental entity relating to the transaction unless it consults with the other party in advance and, to the extent permitted by the governmental entity, gives the other party the reasonable opportunity to attend and participate in the meeting.

Tronox and Cristal will give each other prompt written notice (i) of any substantive notice or other communication received from any governmental entity in connection with the transaction or from any person or entity alleging that consent of such person or entity is or may be required in connection with the transaction, if the communication or failure to obtain such consent could be material, (ii) of any actions, claims, investigations or proceedings commenced or threatened relating to or otherwise affecting such party or any of its subsidiaries which relate to the transaction, and (iii) if such party becomes aware of any facts that it believes constitute a material breach or with the passage of time are reasonably likely to constitute a material breach of the transaction agreement by the other party.

Director and Officer Indemnification

For a period of six years after the closing of the transaction Tronox will not permit Cristal BV or any of the transferred Cristal entities to repeal or modify any provisions in its governing documents relating to the exculpation and indemnification of Cristal BV’s or any of the transferred Cristal entities’ officers, directors and managers existing as of the date of the transaction agreement (unless required by law). Additionally, Tronox has agreed to cause Cristal BV or the transferred Cristal entities to maintain director and officer liability insurance or purchase a “tail” directors’ and officers’ liability insurance policy for all officers, directors and managers of Cristal BV or the transferred Cristal entities prior to the closing comparable to coverage provided as of the date of the transaction agreement for a period of six years following the closing.

Employee Matters

For at least two years (with respect to severance) or one year (with respect to other compensation and employee benefits), Tronox will, and will cause its subsidiaries to, provide any continuing employees of Cristal BV and the transferred Cristal entities with compensation and employee benefits (other than equity compensation) that are equal to the greater of (i) compensation and benefits that are substantially comparable in the aggregate to their currently provided by Cristal or (ii) compensation or benefits provided to similarly situated employees of Tronox and its subsidiaries. For continuing employees of Cristal BV and the transferred Cristal entities covered by a collective bargaining agreement, Tronox will provide compensation, benefits and other terms of employment in compliance with the terms of the collective bargaining agreement.

In addition, each continuing employee of Cristal BV and the transferred Cristal entities will receive service credit under any Tronox benefit plans to the extent credited under Cristal’s existing benefits plans for determining eligibility to participate, levels of benefits, vesting and for deductibles paid prior to closing.

No provision of the transaction agreement will prohibit Tronox from changing the terms and conditions of the employment of any employee or limit the ability of Tronox, Cristal or any applicable subsidiaries from amending or terminating benefit plans or terminating any continuing employee of Cristal BV and the transferred Cristal entities. Nor will any provision of the transaction agreement obligate Tronox to replicate, replace or cash out any equity award of Cristal held by a continuing employee of Cristal.

Tronox and Cristal also agree that there will be appropriate integration committees, including to consider certain employee related matters, and such committees will include representatives designated by Cristal.

Intellectual Property

Tronox has agreed neither it nor its affiliates will have any rights in the “Cristal” mark or any other marks comprising the foregoing, and it will not, subject to certain exceptions for six months after the closing of the transaction, market or offer for sale any products or goods using any “Cristal” marks or hold itself out as having any affiliation with Cristal. Tronox will promptly after the closing of the transaction make initial filings required to cause Cristal BV and the transferred Cristal entities whose names include the name “Cristal” to change such names so as to not include “Cristal.” Cristal has also agreed that it will not have any rights in, and will not utilize, any marks belonging to Cristal BV or any transferred Cristal entities, and neither Cristal nor its affiliates will hold itself out as having an affiliation with Tronox, Cristal BV or any of the transferred Cristal entities.

Restrictive Covenants

Non-competition. For the two year period after the closing of transaction agreement, Cristal may not, directly or indirectly, own, manage, operate or otherwise participate or engage in the TiO2 business anywhere in the world. This prohibition does not apply to (i) having beneficial ownership of any voting securities of up to 4.9% of any class of outstanding securities, (ii) conducting the businesses conducted by Cristal prior to the closing of the transaction other than the TiO2 business or (iii) acquiring any entities or businesses that include a competing business if such competing business comprises (a) less than 20% of the revenues of the acquired business (but not more than $200 million of the aggregate revenues) or (b) $50 million of the revenues of such acquired business.

Non-solicitation. For the two year period after the closing of transaction agreement, Cristal may not, directly or indirectly, solicit any employee transferred to Tronox in connection with the transaction or encourage any such employee to terminate his or her employment with Tronox without the prior written consent of Tronox, and Tronox may not, directly or indirectly, solicit any employee of Cristal or its affiliates that (i) are management-level employees or (ii) employees that were significantly involved in the negotiations and/or the due diligence process in connection with the transaction or encourage any such employee to terminate his or her employment with Cristal or its affiliates without the prior written consent of Cristal.

Other Covenants and Agreements

The transaction agreement contains certain other covenants and agreements relating to, among other things:

•	affording the other party and its representatives reasonable access to its properties, books, personnel, and records related to the transaction both prior to the closing of the transaction and for six years after the closing of the transaction;
•	furnishing promptly to the other party a copy of each document filed by it prior to closing pursuant to federal and state security law requirements and all other information concerning its business, properties and personal as the other party reasonably requests;
•	cooperating in connection with any public announcements;
•	cooperating to obtain any necessary consents not obtained prior to the closing of the transaction for a period of two years after the closing of the transaction;
•	delivering to the other party any monies or checks sent after the closing by customers, suppliers or other contracting parties to the extent that they are due to the other party;
•	using reasonable best efforts to replace certain contracts prior to the closing of the transaction that are not being acquired by Tronox and are currently shared between Cristal’s TiO2 business and other Cristal businesses;
•	terminating or amending to remove the applicable Cristal entities from all intercompany agreements between Cristal and its affiliates, on the one hand, and Cristal BV and the transferred Cristal entities, on the other hand;
•	maintenance by Cristal of certain credit support to Cristal’s TiO2 business;
•	cooperating in any proceedings related to the transaction, Cristal’s TiO2 business, Cristal BV or the transferred Cristal entities;
•	developing transition arrangements, including entering into a transition services agreement at or prior to the closing of the transaction;

•	entering into a feedstock agreement providing for the supply of chloride slag, sulphite slag and rutile feedstock from Tronox to Cristal;
•	provision of financial statements and other financial information of the Cristal TiO2 business as are required by the SEC to be included, or otherwise filed with the SEC, in connection with the preparation of the proxy materials and the current report on Form 8-K disclosing the transaction and transaction agreement;
•	Cristal BV and the Cristal transferred entities maintaining sufficient cash amounts at the closing of the transaction; and
•	obtaining a representations and warranties insurance policy.

Financing; Cristal’s Cooperation in Arranging Financing

Financing. Tronox has agreed to use its reasonable best efforts to obtain a commitment letter providing for debt financing sufficient, together with all available cash and other proceeds, to fund the cash portion of the transaction consideration at the closing of the transaction. The majority of the cash portion of the transaction consideration is expected to be funded through proceeds from the closing of the sale of Tronox’s Alkali business, with the remainder funded through proceeds from additional indebtedness and/or cash on hand, as determined by Tronox as circumstances warrant. To the extent permitted by law, at the closing of the transaction, Tronox, Cristal BV and the transferred Cristal entities will execute indentures and joinders to certain documents governing indebtedness of Tronox at such time.

Financing Cooperation. Cristal has agreed to, and will cause each of its subsidiaries to, use its reasonable best efforts to provide reasonable cooperation in connection with obtaining debt financing, including (among other things):

•	assisting Tronox with the preparation of appropriate and customary materials required in connection with the syndication of the financing, including any confidential information memoranda, marketing materials, offering documents, lender presentations and materials for rating agency presentations;
•	causing members of senior management to participate in marketing activities;
•	assisting in the preparation of, and executing, credit agreements, guarantees, pledge and security documents, indentures, currency or interest rate hedging agreements, other definitive financing documents or certificates (including solvency certificates);
•	furnishing to Tronox financial information regarding Cristal, Cristal BV and the Cristal transferred entities;
•	assisting with the establishment of bank accounts;
•	providing all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and
•	requesting that its independent auditors cooperate with the debt financing and provide customary “comfort” letters.

The parties have further agreed that neither Cristal nor any of its subsidiaries, or any of their respective advisors or representatives, will be required to incur any liability with respect to the financing prior to consummation of the transaction.

Conditions to Consummate the Closing

Conditions to Each Party’s Obligations. The respective obligations of each of Tronox and Cristal to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

•	the required Tronox shareholder approvals shall have been obtained;
•	the Class A Shares to be issued in connection with the transaction shall have been approved for listing on the NYSE, subject to official notice of issuance;

•	the termination or expiration of any waiting periods (and any extensions thereof) under the HSR Act and the approval or clearance of the transaction by the applicable governmental agency in Australia, the People’s Republic of China, Colombia, the European Union, New Zealand, Turkey, South Korea, and the Kingdom of Saudi Arabia or the expiration or termination of any applicable waiting periods related to such approvals;
•	Tronox will have obtained financing in connection with the transaction sufficient to fund the cash consideration; and
•	no statute, law, rule, or regulation will have been adopted by any governmental entity, and no suit, action, or other proceeding instituted by any governmental entity or outstanding judgment, injunction or decree of a governmental entity prohibiting, enjoining or making illegal the consummation of the transaction will be in effect.

Conditions to Obligations of Cristal. The obligations of Cristal to consummate the closing are further subject to the following conditions:

•	Cristal shall have given the Treasurer of the Commonwealth of Australia notice in accordance with the FATA that Cristal Netherlands proposes to acquire the shares issued as consideration and enter into the shareholders agreement with Tronox and the ancillary agreements under the transaction agreement and pays any applicable fee, and in relation to the foregoing actions any applicable waiting periods shall have expired or been terminated or a no objection notice shall have been received (as applicable);
•	all representations and warranties of Tronox shall be true and correct, as of the date of the transaction agreement and as of the closing of the transaction, subject to certain de minimis, materiality, and “material adverse effect” qualifiers, and Cristal shall have received a certificate signed on behalf of Tronox by an executive officer to such effect;
•	Tronox shall have performed in all material respects its obligations under the transaction agreement at or prior to the closing of the transaction, and Cristal having received a certificate signed on behalf of Tronox by an executive officer to such effect;
•	two Class A Directors shall have been designated by Cristal; and
•	receipt by Cristal of all ancillary agreements executed by Tronox and its applicable affiliates.

Conditions to Obligations of Tronox. The obligations of Tronox to consummate the closing are further subject to the following conditions:

•	Tronox and each relevant affiliate shall have given the Treasurer of the Commonwealth of Australia notice in accordance with the FATA that the the relevant Tronox acquirer proposes to acquire the shares of Cristal BV and Cristal Australia Party Ltd or Transferred Assets under this Agreement and pays any applicable fee, and in relation to each such Tronox action any applicable waiting periods shall have expired or been terminated or a no objection notice shall have been received (as applicable);
•	all representations and warranties of Cristal shall be true and correct, as of the date of the transaction agreement and as of the closing of the transaction, subject to certain de minimis, materiality, and “material adverse effect” qualifiers, and Tronox shall have received a certificate signed on behalf of Cristal by an executive officer to such effect;
•	Cristal having performed in all material respects its obligations under the transaction agreement at or prior to the closing of the transaction, and Tronox shall have received a certificate signed on behalf of Cristal by an executive officer to such effect;
•	receipt by Tronox of all ancillary agreements executed by Cristal and its applicable affiliates; and
•	Cristal shall have completed a restructuring of its assets and operations related to its TiO2 business in accordance with the transaction agreement.

Survival; Indemnification

Survival. The transaction agreement provides for indemnification obligations that continue for a period of 18 months after the closing of the transaction (or, if a claim is asserted prior to such time, until its resolution), except that any covenants to be performed after the closing shall survive indefinitely, and all fundamental representations will survive six years after the closing. No claim for indemnification may be asserted after the expiration of the applicable survival period.

Indemnification. Cristal and Cristal Netherlands have agreed to jointly and severally indemnify Tronox and its affiliates (including, after the closing of the transaction, the Cristal transferred entities), and past, present and future directors, officers, employees and agents of Tronox and its affiliates, who we refer to as the Tronox indemnified parties, for any and all damage, loss and expense suffered or incurred by Tronox arising out of or relating to (i) the failure of any of the representations or warranties made by Cristal in the transaction agreement or Cristal’s closing certificate to be true and correct as of the closing of the transaction (generally disregarding for this purpose any qualifiers regarding materiality or “material adverse effect” in such representations and warranties); (ii) any breach of a covenant or agreement under the transaction agreement to be performed by Cristal, in whole or in part, after closing; and (iii) certain pre-closing taxes.

Tronox has agreed to indemnify Cristal and its affiliates, past, present and future directors, officers, employees and agents of Cristal, and each shareholder of Cristal, who we refer to as the Cristal indemnified parties, for any and all damage, loss and expense suffered or incurred by them arising out of or relating to (1) the failure of any of the representations or warranties made by Tronox in the transaction agreement or Tronox’s closing certificate to be true and correct as of the closing of the transaction (disregarding for this purpose any qualifiers regarding materiality or “material adverse effect” in such representations and warranties) and (2) any breach of a covenant or agreement under the transaction agreement to be performed, in whole or in part, after the closing by Tronox.

Any indemnification recoveries by either party are subject to the following limitations:

•	with respect to indemnification for breaches of representations and warranties (excluding those representations and warranties identified as fundamental), neither party is entitled to indemnification unless the claim exceeds $2.1 million individually, and neither party is entitled to such indemnification unless the aggregate amount of damages for which such party is entitled to indemnification exceeds $21 million, in which case such party will only be entitled to recover damages in excess of $21 million, up to a maximum amount of recovery (together, with respect to Tronox, with any amounts collected under a representations and warranties insurance policy purchased by Cristal for the benefit of Tronox) of $210 million;
•	with respect to any indemnification for breaches of any representations and warranties (excluding those representations and warranties identified as fundamental) and breaches of any covenants to be performed after the closing of the transaction, neither party shall be entitled to recoveries in excess of an aggregate amount, (with respect to Tronox, together with any amounts collected under a representations and warranties insurance policy purchased by Cristal for the benefit of Tronox), of $315 million; and
•	neither party shall be entitled to indemnification in excess of an aggregate amount of $2.1 billion (with respect to Tronox, together with any amounts collected under a representations and warranties insurance policy purchased by Cristal for the benefit of Tronox).

Any indemnification of the Tronox indemnified parties is satisfied first by Cristal or Cristal Netherlands up to the retention amount under the representations and warranties insurance policy; second, from the representation and warranties insurance policy to the extent coverage is available; and third, by Cristal or Cristal Netherlands. For 18 months after the closing of the transaction, the share portion of the transaction consideration may also be used to satisfy the indemnification of the Tronox indemnified parties if payment is not made within within 10 business days after the resolution of a claim. However, Cristal Netherlands will be subject to certain restrictions related to the transfer of any voting securities of Tronox beneficially owned by it for a period beginning on the date of the shareholders agreement and ending on the day following the three year anniversary of the date of the shareholders agreement, as more fully described in the section entitled “The Shareholders Agreement—Transfer Restrictions” beginning on page 66).

Termination of the Transaction Agreement

The transaction agreement may be terminated at any time prior to the closing of the transaction, whether or not resolutions approving the proposal have passed, under the following circumstances:

•	by mutual written consent of Cristal and Tronox;

•	by either Cristal or Tronox if the closing of the transaction has not occurred on or before May 21, 2018, unless the failure to close by such date is primarily the result of the failure of the party seeking to terminate to perform in any material respect any of its obligations under the transaction agreement;
•	by either Cristal or Tronox if any governmental entity of competent jurisdiction has issued a final and non-appealable order or taken any other final or non-appealable action prohibiting, enjoining or making illegal the consummation of the transaction; provided that the right to terminate will not be available to any party if the legal restraint’s having become final and non-appealable was primarily due to the failure of such party to perform in any material respect any of its obligations under the transaction agreement;
•	by either Cristal or Tronox if Tronox fails to obtain the required Tronox shareholder approvals at the Tronox special meeting; and
•	by either Cristal or Tronox, if the other party breaches or fails to perform any of its covenants or agreements contained in the transaction agreement or if any of its representations or warranties fails to be true, which breach or failure (i) would result in a failure of certain conditions to closing and (ii) such breach is not reasonably curable from the outside date or if reasonably curable, shall not have been cured (A) within 30 days following receipt of written notice from the other party of the breach or failure or (B) any shorter period of time that remains between the date the non-breaching party provides written notice of such breach or failure and the outside date; provided that the party moving to terminate will not have the right to terminate if it is then in material breach of any covenant or agreement and any representation or warranty fails to be true such that closing conditions will not be satisfied.

Effect of Termination

If the transaction agreement is terminated, it will become void and have no effect, and there will be no liability on the part of Tronox or Cristal, except with respect to the designated provisions of the transaction agreement that will survive the termination, including those relating to fees and expenses (including the termination fee), Tronox’s obligation to indemnify Cristal for damages, liabilities and expenses relating to the financing and to reimburse Cristal for its out-of-pocket expenses relating to the financing, effects of termination, governing law, waiver of jury trial, and treatment of confidential information. Termination will not relieve any party from liability incurred or suffered by the other party to the extent such liabilities were the result of fraud or the willful and material breach by the other party of any of its covenants set forth in the transaction agreement.

In the event that the transaction agreement is terminated by Cristal or Tronox because the closing of the transaction has not occurred by May 21, 2018, and all conditions to closing have been satisfied or waived (other than conditions related to financing or that by their nature are to be satisfied at the closing), Tronox will promptly pay, but in no event later than three business days after such termination, a nonrefundable fee of $100 million to Cristal; provided that Cristal is not in material breach of any of its covenants or agreements contained in the transaction agreement at such time.

In the event that the transaction agreement is terminated by Cristal or Tronox because the closing of the transaction has not occurred by May 21, 2018, or Tronox fails to obtain the required approval of the proposal by the Tronox shareholders at the Tronox special meeting, then Tronox will reimburse Cristal for certain expenses incurred by or on behalf of Cristal in connection with the transaction agreement, any ancillary agreements, all related agreements and documents, the due diligence investigation and the transactions contemplated thereunder; not to exceed $15 million in the aggregate.

Specific Performance

The parties have agreed in the transaction agreement that irreparable damage would occur if any of the provisions of the transaction agreement were not performed in accordance with its terms and that monetary damages, even if available, would not be adequate remedy therefor. The parties therefore agree that prior to the termination of the transaction agreement, each party will be entitled to specific performance of the terms and provisions of the transaction agreement without proof of actual damages and without any requirement to post bond, in addition to any other remedy to which they may be entitled at law or in equity.

Amendment, Extension and Waiver

Amendment. The transaction agreement may be amended by the parties at any time before or after approval of the transaction by the shareholders of Tronox. However, after approval of the transaction agreement by the shareholders of Tronox, there may not be any amendment of the transaction agreement that requires further approval under applicable law without the further approval of such shareholders, and no amendment of the transaction agreement may be made after the closing of the transaction. Additionally, certain customary provisions, including those regarding governing law, jurisdiction, third-party beneficiaries and remedies may not be amended in a manner that is adverse to any debt financing source without the prior written consent of such debt financing source.

Extension; Waiver. At any time prior to the closing of the transaction, the parties, may (1) extend the time for the performance of any of the obligations or other acts of the other party; (2) waive any inaccuracies in the representations and warranties of the other party contained in the transaction agreement; and (3) waive compliance by the other party with any of the agreements or the satisfaction of any of the conditions contained in the transaction agreement.

Governing Law

The transaction agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

THE SHAREHOLDERS AGREEMENT

This section of the proxy statement describes the material provisions of the shareholders agreement but does not purport to describe all of the terms and provisions of the shareholders agreement. The following summary is qualified in its entirety by the complete text of the shareholders agreement, a form of which is attached as Annex B of this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the shareholders agreement carefully and in its entirety. The shareholders agreement is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 110.

Pursuant to the transaction agreement, Tronox and Cristal have agreed that Tronox, Cristal Netherlands, Cristal and the underlying shareholders of Cristal will enter into a shareholders agreement at the closing of the transaction, the form of which was agreed to in connection with the execution of the transaction agreement. The shareholders agreement will govern Cristal Netherlands ownership of Class A Shares following the closing of the transaction.

In this section, we refer to Cristal Netherlands and any person or entity to which Class A Shares have been transferred in accordance with the terms of the shareholders agreement as a “Cristal shareholder parties.”

Board Representation

The Cristal shareholder parties will have the following nomination rights to the Tronox board of directors:

•	for so long as the Cristal shareholder parties beneficially own 28,185,000 or more voting securities, the Cristal shareholder parties have the right to nominate two Class A Directors; and
•	for so long as the Cristal shareholder parties beneficially own greater than or equal to 15,568,333, but less than 28,185,00, voting securities of Tronox, the Cristal shareholder parties will have the right to nominate one Class A Director.

Tronox will include the Cristal shareholder parties’ nominees in the slate of nominees recommended by the Tronox board of directors for election of directors and will use its reasonable best efforts to cause the shareholders of Tronox to elect the Cristal shareholder parties’ nominees. In the event any Tronox board member nominated by the Cristal shareholder parties (a “Cristal shareholder party director”) resigns or is unable to serve, the Cristal shareholder parties will be entitled to appoint a replacement Cristal shareholder party director. If the Cristal shareholder parties no longer beneficially own the required number of securities to nominate a member of the board, the Cristal shareholder party director(s) will promptly tender his or her immediate resignation from the Tronox board of directors. So long as permitted by applicable law, the Cristal shareholder party director(s), if any, will serve as members of the various standing committees (other than the nominating committee) proportional to their representation on the Tronox board of directors.

Voting

So long as the Cristal shareholder parties have director nomination rights under the shareholders agreement, with respect to any proposal or resolution relating to the election or removal of directors, compensation of directors, officers and other employees of Tronox, and the engagement of accountants, the Cristal shareholder parties will vote or cause to be voted all of its voting securities beneficially owned by it as recommended by the Tronox board of directors. The Cristal shareholder parties will also cause all of the voting securities of Tronox that they beneficially own to be represented at any meeting of Tronox’s shareholders for purposes of the presence of a quorum.

Standstill Restrictions

The shareholders agreement will contain certain standstill provisions restricting Cristal and its underlying shareholders form the date of the shareholders agreement until the earlier of (i) six months after the Cristal shareholder parties no longer have any rights to nominate or designate nominees to the Tronox board of directors and (ii) the third anniversary after the date of the shareholders agreement.

Transfer Restrictions

Cristal Netherlands will be subject to certain restrictions related to the transfer of any voting securities of Tronox beneficially owned by it for a period beginning on the date of the shareholders agreement and ending on the day following the three year anniversary of the date of the shareholders agreement. During this period, Cristal

Netherlands will not transfer any of the voting securities beneficially owned by it, other than to a permitted transferee following the later of (i) the date that is eighteen months after the date of the shareholders agreement and (ii) the date on which all claims for indemnification under the transaction agreement asserted in writing by Tronox prior to such eighteen-month anniversary have been finally resolved. However, no transfer will be permitted if the transfer will result in an “owner shift” under Section 382(g) of the Internal Revenue Code of 1986 with respect to the Tronox.

Notwithstanding the restrictions discussed above, for the period beginning on the date of the shareholders agreement and ending on the three-year anniversary of the shareholders agreement, the Cristal shareholder parties are permitted to sell or transfer up to an aggregate number of voting securities equal to 4% of the total number of outstanding voting securities immediately after the closing of the transaction, as adjusted for any stock split, reverse stock split or similar transaction (the “waived transfer amount”), (i) in accordance with Rule 144 under the Securities Act, or (ii) under the short form registration statement, which Tronox must file with the SEC reasonably promptly after the date of the shareholders agreement, which will cover the registration of the number of securities up to the waived transfer amount.

A permitted transferee is (i) any of the shareholders of Cristal, (ii) a controlled affiliate of one of the Cristal shareholder parties, (iii) a nominee or broker of the Cristal shareholder parties or (iv) solely with respect to any pledge of the voting securities, or the creation of an encumbrance or lien on the voting securities, to secure bona fide borrowings, a bank, licensed securities firm or pension fund.

In addition to and notwithstanding the restrictions described above, none of the Cristal shareholder parties, other than in connection with a registered public offering, including any underwritten offering or a change of control of Tronox, may knowingly transfer voting securities (i) to any person (other than to any permitted transferee) who, after such acquisition, would hold in excess of 5% of the voting securities or (ii) on any given day (other than to any permitted transferee) in an amount greater than 10% of the average daily trading volume of the voting securities for the 20-day period immediately preceding the date of such transfer.

Registration Rights

Demand Registrations. At any time after the three-year anniversary of the date of the shareholders agreement, the Cristal shareholder parties may, up to a maximum of three times, request that Tronox effect a registration under the Securities Act of registrable securities held by the Cristal shareholder parties. If requested by one of the Cristal shareholder parties, Tronox will use its commercially reasonable efforts to register such securities, including, if required by the Cristal shareholder parties, to file a short-form registration statement with the SEC. In no event will Tronox be obligated to effect any shelf registration other than pursuant to the short-form registration statement.

Piggyback Registrations. At any time after the three-year anniversary of the date of the shareholders agreement, the Cristal shareholder parties will have unlimited piggyback registration rights that allow it to require that registrable securities held by the Cristal shareholder parties be included in certain registration statements filed by Tronox, subject to certain exceptions. These piggyback registration rights will be subject to cutback procedures in the event the piggyback offering is oversubscribed.

Expenses. Subject to certain exceptions, Tronox will pay all registration expenses in connection with each registration of securities of Tronox pursuant to the shareholders agreement. All underwriting discounts, selling commissions and transfer taxes applicable to the sale of registrable securities of the Cristal shareholder parties will be borne by the shareholder.

Holdback. The Cristal shareholder parties agree that, if requested by Tronox and the underwriters, it will not (whether or not the Cristal shareholder parties are participating in the registration) effect a public sale or distribution or other transfer of the registrable securities without the prior written consent of Tronox or the underwriters during the holdback period. The holdback period is the period of 180 days after and during the ten days before the effective date of the related registration statement, or in the case of a takedown from a shelf registration statement, 90 days after the prospectus supplement filed with the SEC in connection with such takedown and during such period (not to exceed ten days) as Tronox has given reasonable notice to the Cristal shareholder parties, or such shorter period as Tronox, the Cristal shareholder parties and the underwriter will agree.

Pre-emptive Rights

Between the date of the shareholders agreement and the date on which the Cristal shareholder parties beneficially own fewer than 11,743,750 voting securities of Tronox, if Tronox issues additional voting securities, for

30 days following notice to the Cristal shareholder parties of the issuance, the Cristal shareholder parties will have the right to subscribe at the then current market price of Class A Shares up to a proportional number of voting securities, subject to certain exceptions.

Non-Competition; Non-Solicitation

Non-competition. For the two-year period after the closing of transaction agreement, certain of the shareholders of Cristal may not, directly or indirectly, own, manage, operate or otherwise participate or engage in the TiO2 business anywhere in the world. This prohibition does not apply to (i) having beneficial ownership of any voting securities of up to 4.9% if any class of outstanding securities, (ii) conducting the businesses conducted by Cristal prior to the closing of the transaction other than the TiO2 business or (iii) acquiring any entities or businesses that include a competing business if such competing business comprises (a) less than 20% of the revenues of the acquired business (but not more than $200 million of the aggregate revenues) or (b) $50 million of the revenues of such acquired business.

Non-solicitation. For the two-year period after the closing of transaction agreement, certain of the shareholders of Cristal may not, directly or indirectly, solicit any employee transferred to Tronox in connection with the transaction or encourage any such employee to terminate his or her employment with Tronox without the prior written consent of Tronox.

Matching Rights

If any other person who is or becomes a holder of voting securities is granted rights by Tronox as a shareholder that are (i) within the express scope of the rights granted to the Cristal shareholder parties pursuant to the shareholder agreement and (ii) more favorable than those granted to the Cristal shareholder parties in the shareholders agreement and the other investor owns fewer voting securities than the Cristal shareholder parties, Tronox will promptly amend the shareholders agreement to provide the same rights to the Cristal shareholder parties.

Termination

The shareholders agreement will terminate by consent of all parties or when the Cristal shareholder parties no longer beneficially own at least 7,829,167 voting securities. Certain sections of the shareholders agreement, including those relating to indemnification, governing law, jurisdiction and waiver of jury trial, will survive termination of the shareholders agreement, and the provisions relating to registration rights will survive termination of the shareholders agreement until the first date on which there are no registrable shares outstanding.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of shares of Tronox Limited as of July 28, 2017 by:

•	each current director of Tronox;
•	the current Chief Executive Officer and each named executive officer;
•	all persons currently serving as directors and executive officers of Tronox, as a group; and
•	each person known to us to own beneficially 5.0% or more of any class of Tronox’s outstanding shares.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules and regulations. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Tronox shown as beneficially owned by them. The table is based on 67,821,274 Class A Shares and 51,154,280 Class B Shares outstanding as of July 28, 2017. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us. Unless otherwise noted below, the address for each beneficial owner listed in the table below is: c/o Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF CLASS OWNED		% OF TOTAL OWNED
CLASS B SHARES
Exxaro Resources Limited Roger Dyason Road Pretoria West 0182 South Africa	51,154,280	100.0%		43.0
CLASS A SHARES
5% Owners
FMR LLC(1)	9,439,931	13.9		7.9
Fine Capital Partners, L.P.(2)	5,061,661	7.5		4.3
The Vanguard Group(3)	4,849,179	7.1		4.1
Franklin Mutual Advisers, LLC(4)	4,297,768	6.3		3.6
BlackRock Inc.(5)	4,165,586	6.1		3.5
Dimensional Fund Advisors LP(6)	3,328,599	4.9		2.8
Named Executive Officers and Directors(7)
John D. Romano	317,121		*		*
Willem Van Niekerk	229,235		*		*
Jean-François Turgeon	166,602		*		*
Timothy C. Carlson	1,622		*		*
Ilan Kaufthal	100,364		*		*
Andrew P. Hines	100,615		*		*
Wayne A. Hinman	85,045		*		*
Jeffry N. Quinn	51,478		*		*
Sipho Nkosi	47,283		*		*
Daniel Blue	37,863		*		*
Peter Johnston	37,863		*		*
Mxolisi Mgojo	12,171		*		*
All Executive Officers and Directors as a group (15 persons)	1,306,954	1.9		1.1
*	Less than 1.0%

(1)	Information regarding FMR LLC is based solely on the Schedule 13G filed with the SEC on June 12, 2017. FMR LLC has the sole power to vote or direct the vote of 153,232 Class A Shares and the shared power to dispose or to direct the disposition of 9,439,931 Class A Shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(2)	Information regarding Fine Capital Partners, L.P. is based solely on the Amendment to the 13G filed with the SEC on February 14, 2017 for the calendar year ended December 31, 2016. Fine Capital Partners L.P. has the shared power to vote or direct the vote of 5,061,661 of the Class A Shares and the shared power to dispose or to direct the disposition of 5,061,661 of the Class A Shares. The address of Fine Capital Partners L.P. is 590 Madison Avenue, 27th Floor, New York, NY 10022.
(3)	Information regarding The Vanguard Group, Inc. is based solely on the Amendment to the 13G filed with the SEC on February 13, 2017 for the calendar year ended on December 31, 2016. The Vanguard Group, Inc. has the sole power to vote or direct the vote of 77,553 of the Class A Shares, the shared power to vote or direct the vote of 10,492 of the Class A Shares, the sole power to dispose of or to direct the disposition of 4,764,862 Class A Shares and the shared power to dispose or to direct the disposition of 84,317 Class A Shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(4)	Information regarding Franklin Mutual Advisers, LLC is based solely on the 13G filed with the SEC on February 3, 2017 for the calendar year ended December 31, 2016. Franklin Mutual Advisers, LLC has the sole power to vote or direct the vote of 4,297,768 of the Class A Shares and the sole power to dispose or to direct the disposition of 4,297,768 of the Class A Shares. The address of Franklin Mutual Advisers, LLC is 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789.
(5)	Information regarding BlackRock Inc. is based solely on the Amendment to the 13G filed with the SEC on January 27, 2017 for the calendar year ended on December 31, 2016. Blackrock Inc. has the sole power to vote or direct the vote of 3,994,615 of the Class A Shares and the sole power to dispose or to direct the disposition of 4,165,586 of the Class A Shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(6)	Information regarding Dimensional Fund Advisors LP is based solely on the 13G filed with the SEC on February 9, 2017 for the calendar year ended December 31, 2016. Dimensional Fund Advisors LP has the sole power to vote or direct the vote of 3,243,852 of the Class A Shares and the sole power to dispose of or to direct the disposition of 3,328,599 Class A Shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(7)	Shares listed for each Executive Officer and Director includes: (i) shares owned by the individual; (ii) restricted shares units that will vest within 60 days of July 28, 2017; and (iii) shares subject to options that are exercisable, regardless of whether the exercise price is above or below our share price, within 60 days of July 28, 2017. No restricted share units will vest within 60 days for the Executive Officers and Directors as a group. Shares subject to options that are exercisable within 60 days include: John D. Romano, 141,299; Willem Van Niekerk, 141,168; Jean-Francois Turgeon, 33,333; and 343,304 for all Executive Officers and Directors as a group.

ADDITIONAL INFORMATION RELATING TO AUSTRALIA’S TAKEOVER LAWS

Overview

As discussed in the section entitled “Proposal Submitted to Shareholders” beginning on page 33, for purposes of Australia’s takeover laws, the issuance of 37,580,000 Class A Shares, and the entry into the shareholders agreement by Tronox and the Cristal shareholder parties, requires prior shareholder approval. This is because the issuance to and acquisition by Cristal Netherlands of such Class A Shares will result in (for Australian takeover laws purposes only) the “voting power” of:

•	Cristal Netherlands and the other Cristal shareholder parties increasing from zero to over 20%; and
•	Tronox and Exxaro increased from a starting point that is already above 20% (because of Exxaro’s current ownership stake in Tronox).

This is explained in more detail below. It is noted, however, that immediately after the closing of the transaction, Cristal (through Cristal Netherlands) will beneficially own a maximum of 24% of the issued voting shares in Tronox, and Exxaro will beneficially own a maximum of 32.5% of the issued voting shares in Tronox, despite the impact on their “voting power” for Australian takeover law purposes, as described below.

Australia’s Takeover Laws

As an Australian company, Tronox is subject to Australia’s takeover laws. Broadly speaking, those laws prohibit any person from entering into a transaction to acquire a “relevant interest” in the voting shares of a company if, because of that transaction, a person’s “voting power” in the company:

•	increases from 20% or below to over 20%; or
•	increases from a starting point that is above 20% and below 90%,

unless an exemption applies. An acquisition previously approved by a resolution passed at a general or special meeting of Tronox is exempt if:

•	no votes are cast in favor of the resolution by the person proposing to make the acquisition or their associates, or the persons (if any) from whom the acquisition is to be made, and their associates; and
•	shareholders were given all information known to the person proposing to make the acquisition or their associates, or known to the company, that was material to the decision on how to vote on the resolution.

Broadly speaking, the voting power of a person for the purposes of Australia’s takeover laws is the percentage of all the issued voting shares in which the person or an associate of the person has a relevant interest.

The concept of “relevant interest” is broad. The circumstances in which a person may have a relevant interest in a share include where the person has power (whether direct or indirect, formal or informal, or express or implied, and whether or not enforceable) to exercise, or control the exercise of, a right to vote attached to the share, or power to dispose of, or control the exercise of a power to dispose of, the share. A person may also have a relevant interest in a share in which a legal entity has a relevant interest if the person controls the legal entity or even if the person has voting power above 20% in the legal entity.

As of July 28, 2017, the number of issued and outstanding voting shares in Tronox is 118,975,554. 37,580,000 Class A Shares will be issued to Cristal Netherlands as the share portion of the transaction consideration upon closing of the transaction. Therefore, immediately after closing of the transaction, the number of issued and outstanding voting shares is expected to be approximately 156,555,554.

As described below, this issuance of Class A Shares to Cristal Netherlands will result in it acquiring a “relevant interest” in the shares and the voting power of Cristal Netherlands and certain other persons increasing from 20% or below to over 20%, or from above 20% and below 90%, in Tronox. Consequently, the transaction is conditional on a resolution in accordance with Item 7 of Section 611 of the Corporations Act 2001 (Commonwealth of Australia), to approve the acquisition of the Class A Shares by Cristal Netherlands and any acquisition by Tronox of a relevant interest in such Class A Shares in accordance with the shareholders agreement.

Impact of the Transaction on Cristal Netherlands’ Voting Power

Cristal Netherlands does not currently have a relevant interest in any shares in Tronox. However, as a consequence of the transaction, Cristal Netherlands will acquire a relevant interest in 37,580,000 Class A Shares to be issued to it as the share portion of the transaction consideration upon the closing of the transaction. The Class A Shares issued to Cristal Netherlands will represent a maximum of 24% of the issued voting shares in Tronox immediately after the closing of the transaction.

So long as Cristal Netherlands’ voting power in Tronox is above 20%, Cristal Netherlands (and any entity that controls it) will be deemed under Australian takeover laws to have a relevant interest in any shares in which Tronox itself has a relevant interest. As mentioned below, by virtue of its rights under the Shareholders Deed by and between Tronox, Exxaro and the other parties thereto, dated June 15, 2012 (the “Exxaro Shareholders Deed”), for purposes of Australian takeover laws, Tronox has a relevant interest in the 51,154,280 Class B Shares held by Exxaro (the “Exxaro Shares”). The Exxaro Shares are voting shares. For purposes of Australian takeover laws, Cristal Netherlands will also acquire a relevant interest in the Exxaro Shares upon the closing of the transaction.

Therefore, for the purposes of Australia’s takeover laws, Cristal Netherlands will have a relevant interest in 88,734,280 voting shares in Tronox in total, and its voting power in Tronox will increase from zero to 56.5%, when the closing of the transaction occurs (notwithstanding that Cristal Netherlands will beneficially own a maximum of 24% of the issued voting shares in Tronox).

Impact of the Transaction on Cristal Shareholder Parties’ Voting Power

The Cristal shareholder parties are Cristal Netherlands, Cristal and the Cristal Associates mentioned below. Each of the Cristal shareholder parties will enter into the shareholders agreement with Tronox at the closing of the transaction. By reason of the provisions of the shareholders agreement, under Australian takeover laws the Cristal shareholder parties will each acquire a relevant interest in the 37,580,000 Class A Shares to be issued to Cristal Netherlands. None of the Cristal shareholder parties currently has a relevant interest in any shares in Tronox.

In addition, so long as any of the Cristal shareholder parties controls Cristal Netherlands, such as TASNEE, or has voting power in Tronox above 20%, for purposes of Australian takeover laws it will be deemed to have a relevant interest in any shares in which Tronox itself has a relevant interest. As discussed further below, by virtue of its rights under the Exxaro Shareholders Deed, Tronox has a relevant interest in the Exxaro Shares. Thus each of the Cristal shareholder parties will also acquire a relevant interest in the Exxaro Shares upon the closing of the transaction.

Therefore, for purposes of Australia’s takeover laws, each of the Cristal shareholder parties will have a relevant interest in 88,734,280 voting shares in Tronox in total, and each of their respective voting powers in Tronox will increase from zero to 56.5%, when the closing of the transaction occurs (notwithstanding that Cristal Netherlands will beneficially own a maximum of 24% of the issued and outstanding voting shares in Tronox).

Impact of the Transaction on the Voting Power of Cristal’s Associates

The associates of the Cristal shareholder parties are TASNEE, GIC Private Limited (“GIC”) and Dr. Talal Al-Shair (each a “Cristal Associate”). TASNEE holds a seventy-nine percent (79%) ownership interest in Cristal. TASNEE is a publically listed Saudi Arabian joint stock company, headquartered in Riyadh, Kingdom of Saudi Arabia. TASNEE was established in 1985 as the Saudi private sector’s first fully owned joint stock industrial company, with the aim of advancing the economic diversification in Saudi Arabia. TASNEE is involved in the production of a wide range of products, including petrochemicals, titanium dioxide and numerous down-stream products, such as batteries, plastics, geomembranes and packaging. GIC holds a twenty percent (20%) ownership interest in Cristal. GIC is an investment company incorporated in the State of Kuwait on November 15, 1985 as a Gulf Shareholding Company. GIC is equally owned by the governments of the six member states of the Gulf Cooperation Council (the “GCC”) consisting of Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and the United Arab Emirates. GIC was formed to foster economic growth, economic diversification and capital markets development across the GCC region. GIC’s invests in a variety of markets, including industrials, financials, utilities, consumer staples, telecommunications and materials. A private investor, Dr. Talal Ali Al-Shair, owns the remaining one percent (1%) of Cristal. Dr. Talal serves as Chairman of the Cristal Board of Directors and Vice Chairman of the TASNEE Board of Directors.

None of the Cristal Associates currently has a relevant interest in any shares in Tronox. However, for purposes of Australian takeover laws, the voting power in Tronox of each Cristal Associate will also increase from zero to 56.5% when the 37,580,000 Class A Shares are issued to Cristal Netherlands upon the closing of the transaction.

Impact of the Transaction on Exxaro’s Voting Power

Exxaro currently has a relevant interest in 51,154,280 Class B Shares. As Class B Shares are voting shares, Exxaro’s voting power in Tronox is approximately 43% in Tronox.

The issuance of the Class A Shares to Cristal Netherlands will dilute Exxaro’s actual percentage shareholding in Tronox to approximately 32.5% of the total issued voting shares in Tronox, assuming Exxaro’s shareholding in Tronox remains constant and none of Exxaro’s associates acquires any shares in Tronox. On March 8, 2017, Exxaro announced its intention to begin pursuing a path to monetize its ownership stake in Tronox over time. According to Exxaro’s announcement, any such monetization is expected to proceed in stages and would likely not begin until the second half of 2017.

However, for Australian takeover law purposes, while Exxaro’s voting power in Tronox is above 20%, Exxaro is deemed to have a relevant interest in any shares in which Tronox itself has a relevant interest. As mentioned below, by virtue of its rights under the shareholders agreement and for purposes of Australian takeover laws, Tronox itself will acquire a relevant interest in the Class A Shares issued to Cristal Netherlands upon the closing of the transaction. Therefore, for purposes of Australian takeover laws, Exxaro will also acquire a relevant interest in the Class A Shares issued to Cristal Netherlands, and Exxaro’s voting power in Tronox will increase from 43% to 56.5% upon the closing of the transaction (notwithstanding that Exxaro will beneficially own a maximum of 32.5% of the issued voting shares in Tronox immediately after the closing of the transaction).

Impact of the Transaction on the Voting Power of Exxaro’s Associates

In addition, for purposes of Australian takeover laws, Exxaro’s associates are each of its controlled subsidiaries (each an “Exxaro Associate”).

For purposes of Australian takeover laws, the voting power in Tronox of each Exxaro Associate will also increase from 43% to 56.5% upon the closing of the transaction, assuming Exxaro’s shareholding in Tronox remains constant and that no Exxaro Associate acquires any shares in Tronox.

Impact of the Transaction on Tronox’s Voting Power

By virtue of its rights under the Exxaro Shareholders Deed, for purposes of Australian takeover laws, Tronox has a relevant interest in the Exxaro Shares. Consequently, Tronox already has voting power in itself of 43%. By virtue of its rights under the shareholders agreement, Tronox will also acquire a relevant interest in the Class A Shares issued to Cristal Netherlands upon the closing of the transaction. For purposes of Australian takeover laws, the transaction will therefore result in Tronox‘s voting power in itself increasing from 43% to 56.5% (notwithstanding that, immediately after the closing of the transaction, Tronox will not own any shares in itself). In addition, for purposes of Australian takeover laws, each subsidiary of Tronox is an associate of Tronox and the transaction will therefore also result in the voting power of each such subsidiary in Tronox increasing from 43% to 56.5%.

Intentions of Cristal in Relation to Tronox

For purposes of Australian takeover laws, Cristal is disclosing its intentions in relation to certain additional matters. Cristal Netherlands will beneficially own only a maximum of 24% of the issued and outstanding voting shares in Tronox after the closing of the transaction, so its ability to implement changes will necessarily be limited. In any case, Cristal (including Cristal Netherlands) confirms that:

•	it is proposed that Tronox will continue to manage and develop its existing business and, following the closing of the transaction, will operate and integrate Cristal’s TiO2 business;
•	no significant changes are anticipated with respect to Tronox’s existing financial policies;
•	Cristal has no present intention to inject further capital into Tronox, nor make significant changes to future employment of present employees of Tronox; and
•	Cristal has no present intention to redeploy the fixed assets of Tronox.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On February 21, 2017, Tronox entered into a transaction agreement with Cristal and Cristal Netherlands, pursuant to which Cristal and Cristal Netherlands will effect a restructuring under which the assets and operations relating to the TiO2 business of Cristal will be reorganized under one or more entities owned by Cristal BV, and Cristal will separately establish a new entity in the Kingdom of Saudi Arabia to hold certain assets and operations in the Kingdom of Saudi Arabia. Cristal is a privately-held company registered under the laws of the Kingdom of Saudi Arabia and is headquartered in Jeddah, Saudi Arabia. In consideration of the foregoing, Tronox (i) will make an aggregate cash payment equal to $1,673 million, subject to certain adjustments, to Cristal and Cristal Netherlands, and (ii) will issue and deliver to Cristal Netherlands 37,580,000 Class A Shares.

Tronox has agreed to use its reasonable best efforts to obtain a commitment letter providing for debt financing sufficient, together with all available cash and other proceeds, to fund the cash consideration at the closing of the transaction. On August 2, 2017, Tronox announced that it had entered into a stock purchase agreement to sell its Alkali Chemicals Business (“Alkali”) to Genesis Energy, L.P. for $1.325 billion in cash, subject to customary conditions including a working capital adjustment, which will fund a portion of the cash consideration. The pro forma financial statements are presented on the basis that Tronox will finance the transaction using the cash proceeds from the sale of the Alkali business together with proceeds raised from the issuance of additional debt.

The following unaudited pro forma condensed combined financial information and related notes present the historical condensed consolidated balance sheet and historical condensed consolidated statements of operations of Tronox adjusted to reflect the impact of completion of Tronox’s acquisition of Cristal’s TiO2 business that are (i) directly attributable to the transaction, (ii) factually supportable and (iii) expected to have a continuing impact on Tronox’s combined financial results in the case of the statement of operations and balance sheet.

The unaudited pro forma condensed combined financial information for the years ended December 31, 2016 and 2015 has been derived from the audited consolidated financial statements of Tronox for the years ended December 31, 2016 and 2015 and Cristal for the year ended December 31, 2016. The unaudited pro forma condensed combined financial information as of and for the six months ended June 30, 2017 has been derived from the unaudited interim condensed consolidated financial statements of Tronox and unaudited interim financial information of Cristal as of and for the six months ended June 30, 2017. The unaudited pro forma condensed combined financial information has been adjusted for the transaction as if the acquisition had been completed on January 1, 2016, in the case of the unaudited pro forma condensed combined statement of operations, and on June 30, 2017, in the case of the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 displays the pro forma results of Tronox excluding those of the Alkali business and does not include the adjustments for the acquisition of Cristal. Tronox purchased Alkali on April 1, 2015.

In addition to the sale of the Alkali business and the additional debt described above, the unaudited pro forma condensed combined financial statements include the following adjustments related to the transaction:

•	the acquisition of Cristal’s TiO2 business for consideration totaling $1,673 million of cash plus 37,580,000 Class A Shares;
•	the impact of converting Cristal’s historical financial information as prepared in accordance with Saudi GAAP, to U.S. GAAP for the year ended December 31, 2016;
•	the impact of converting Cristal’s historical financial information, as prepared in accordance with IFRS, to U.S. GAAP for the six months ended June 30, 2017;
•	the translation of Cristal’s historical financial information from SR into USD;
•	the impact of preliminary fair value adjustments to the acquired assets and assumed liabilities of Cristal’s TiO2 business;
•	reclassifications needed to conform the accounting policies of Cristal to those of Tronox;
•	the elimination of acquisition-related transaction costs incurred for the year ended December 31, 2016 and the six months ended June 30, 2017;
•	the elimination of sales and the impacts of a licensing agreement between Tronox and Cristal for the year ended December 31, 2016 and the six months ended June 30, 2017; and
•	the related income tax effects of the pro forma adjustments.

Tronox accounted for the transaction within the accompanying unaudited pro forma condensed combined financial information using the acquisition method of accounting in accordance with ASC 805. As valuations and other studies have yet to progress to a stage where there is sufficient information for a definitive measure of fair value, Tronox has assumed that fair values of the tangible and intangible assets acquired and liabilities assumed at the acquisition date to equal their carrying value. Goodwill, as of the acquisition date, was measured as the excess of purchase consideration over the preliminary fair value of net tangible and identifiable intangible assets acquired. The preliminary measurement used for the net tangible and identifiable intangible assets acquired is their carrying value as an estimate of fair value. As a result of that analysis, management may identify differences that, when purchase accounting procedures are completed, could be materially different from the unaudited pro forma condensed combined financial information included herein.

The historical financial information of Cristal for the year ended December 31, 2016 was prepared in accordance with Saudi GAAP and is presented in SR. The unaudited pro forma condensed combined financial information includes adjustments and reclassifications to convert statement of operations of Cristal from Saudi GAAP to U.S. GAAP on a consistent basis with Tronox and to translate the financial statements from SR to USD.

Effective January 1, 2017, Cristal adopted IFRS and the financial information for the six months ended June 30, 2017 are shown under these reporting standards and presented in SR. The unaudited pro forma condensed combined financial information includes adjustments and reclassifications to convert the historical balance sheet and statements of operations of Cristal from IFRS to U.S. GAAP on a consistent basis with Tronox and to translate the interim financial information from SR to USD. When the transaction is completed, management will conduct a further review of adjustments and reclassifications to convert the Cristal interim financial information from IFRS to U.S. GAAP on a consistent basis with Tronox, and as a result, management may identify further differences that could have a material impact on the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not purport to project the future operating results of Tronox. The unaudited pro forma condensed combined financial information does not include the impacts of any: (i) cost or revenue synergies; (ii) potential restructuring actions or (iii) future expected transaction-related costs that may result from Tronox’s purchase of Cristal’s TiO2 business, as they currently are not objectively determinable. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

This unaudited pro forma condensed combined financial information, including the related notes, is derived from, and should be read in conjunction with, Tronox’s audited consolidated financial statements, which are available in Tronox’s Form 10-K for the year ended December 31, 2016 and 2015 and Tronox’s unaudited interim financial statements, which are available in its Form 10-Q for the six months ended June 30, 2017, which are incorporated by reference into this proxy statement. The audited consolidated financial statements of Cristal for the year ended December 31, 2016 are included in this proxy statement.

Tronox Limited
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2017
Millions of U.S. Dollars

	Tronox Historical June 30, 2017	Alkali Disposition Adjustments (Note 2)	Tronox Pro Forma (Subtotal)	Cristal Historical June 30, 2017 U.S. GAAP (Note 3)	Reclass- ifications (Note 4)	Pro Forma Adjustments	Notes		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents(1)	$305	$1,325	$1,630	$152	$—	$(1,325)	(2)		$457
Accounts receivable, net of allowance for doubtful accounts	457	(125)	332	484	(139)	—			677
Inventories, net	506	(35)	471	537	—	—			1,008
Prepaid and other assets	54	(28)	26	—	139	—			165
Total current assets	1,322	1,137	2,459	1,173	—	(1,325)			2,307
Property, plant and equipment, net	1,816	(723)	1,093	1,601	—	(16)	(7b	)	2,678
Mineral leaseholds, net	1,608	(727)	881	—	—	—			881
Goodwill and intangible assets, net	210	—	210	—	—	199	(6)		409
Other long-term assets	38	(4)	34	167	—	—			201
Total assets	$4,994	$(317)	$4,677	$2,941	$—	$(1,142)			$6,476
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$201	$(48)	$153	$440	$(197)	$(3)	(7b	)	$393
Accrued liabilities	181	(31)	150	1	197	32	(7e	)	380
Short-term debt	150	—	150	8	—	—			158
Long-term debt due within one year	16	—	16	24	—	—			40
Income taxes payable	2	(15)	(13)	—	—	(2)	(7a	)	(15)
Total current liabilities	550	(94)	456	473	—	27			956
Noncurrent liabilities:
Long-term debt, net	2,886	—	2,886	59	—	348	(7f	)	3,293
Long-term deferred tax liabilities	161	(1)	160	68	67	—			295
Other long-term liabilities	222	(21)	201	139	(67)	—			273
Total liabilities	3,819	(116)	3,703	739	—	375			4,817
Contingencies and Commitments
Stockholders’ equity:
Share capital	1,536	—	1,536	2,165	—	(1,511)	(7a	)	2,190
Accumulated deficit	(69)	(201)	(270)	—	—	—			(270)
Accumulated other comprehensive income (loss)	(454)	—	(454)	6	—	(6)	(7a	)	(454)
Total Tronox Limited shareholders’ equity	1,013	(201)	812	2,171	—	(1,517)			1,466
Noncontrolling interest	162	—	162	31	—	—			193
Total equity	1,175	(201)	974	2,202	—	(1,517)			1,659
Total liabilities and stockholders’ equity	$4,994	$(317)	$4,677	$2,941	$—	$(1,142)			$6,476
(1)	Cash and cash equivalents of Tronox contains $2 million of restricted cash.

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2017
Millions of U.S. Dollars

	Tronox Historical June 30, 2017	Alkali Disposition Adjustments (Note 2)	Tronox Pro Forma (Subtotal)	Cristal Historical June 30, 2017 U.S. GAAP (Note 3)	Reclass- ifications (Note 4)	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$1,191	$(392)	$799	$1,017	$—	$(27)	(7b	)	$1,789
Cost of goods sold	(977)	335	(642)	(830)	(19)	24	(7b	)	(1,467)
Gross profit	214	(57)	157	187	(19)	(3)			322
Selling, general and administrative expenses	(143)	—	(143)	(139)	19	(3)	(7c	)
		12	12			31	(7d	)	(223)
Restructuring expenses	—	1	1	—	—	—			1
Income (loss) from operations	71	(44)	27	48	—	25			100
Interest and debt expense, net	(92)	—	(92)	(5)	(3)	(11)	(7f	)	(111)
Other income (expense), net	(7)	—	(7)	9	3	—			5
Income (loss) before income taxes	(28)	(44)	(72)	52	—	14			(6)
Income tax (provision) benefit	(5)	1	(4)	2	—	—			(2)
Net (income) loss	(33)	(43)	(76)	54	—	14			(8)
Net income attributable to noncontrolling interest	5	—	5	3	—	—			8
Net (income) loss attributable to Tronox Limited	$(38)	$(43)	$(81)	$51	$—	$14			$(16)
Loss per share, basic and diluted (Note 9)	$(0.32)		$(0.68)						$(0.10)
Weighted average shares outstanding, basic and diluted (in thousands):	118,804		118,804						156,384

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Unaudited Pro Forma Condensed Combined Statement of Operations
For The Year Ended December 31, 2016
Millions of U.S. Dollars

	Tronox Historical Fiscal Year December 31, 2016	Alkali Disposition Adjustments (Note 2)	Tronox Pro Forma (Subtotal)	Cristal Historical Fiscal Year Ended December 31, 2016 U.S. GAAP (Note 3)	Reclass- ifications (Note 4)	Pro Forma Adjustments	Notes		Pro Forma Combined
Net sales	$2,093	$(784)	$1,309	$1,737	$—	$(21)	(7b	)	$3,025
Cost of goods sold	(1,846)	671	(1,175)	(1,582)	(92)	17	(7b	)	(2,832)
Gross profit	247	(113)	134	155	(92)	(4)			193
Selling, general and administrative expenses	(210)	25	(185)	(241)	93	(5)	(7c	)	(338)
						2	(7d	)	2
Restructuring expense	(1)	—	(1)	—	(1)	—			(2)
Income (loss) from operations	36	(88)	(52)	(86)	—	(7)			(145)
Interest and debt expense, net	(184)	—	(184)	18	(30)	(21)	(7f	)	(217)
Other income (expense) including gain on extinguishment of debt, net	(25)	1	(24)	(1)	30	(1)	(7f	)	4
Loss before income taxes	(173)	(87)	(260)	(69)	—	(29)			(358)
Income tax (provision) benefit	115	1	116	(9)	—	—			107
Net loss	(58)	(86)	(144)	(78)	—	(29)			(251)
Net income attributable to noncontrolling interest	1	—	1	7	—	—			8
Net loss attributable to Tronox Limited	$(59)	$(86)	$(145)	$(85)	—	$(29)			$(259)
Loss per share, basic and diluted (Note 9)	$(0.50)		(1.25)						$(1.68)
Weighted average shares outstanding, basic and diluted (in thousands):	116,161		116,161						153,741

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Unaudited Pro Forma Condensed Combined Statement of Operations
For The Year Ended December 31, 2015
Millions of U.S. Dollars

	Tronox Historical Fiscal Year December 31, 2015	Alkali Disposition Adjustments (Note 2)	Tronox Pro Forma
Net sales	$2,112	$(602)	$1,510
Cost of goods sold	(1,992)	505	(1,487)
Gross profit	120	(97)	23
Selling, general and administrative expenses	(217)	25	(192)
Restructuring expense	(21)	—	(21)
Loss from operations	(118)	(72)	(190)
Interest and debt expense, net	(176)	—	(176)
Other income, net	28	1	29
Loss before income taxes	(266)	(71)	(337)
Income tax (provision) benefit	(41)	1	(40)
Net loss	(307)	(70)	(377)
Net income attributable to noncontrolling interest	11	—	11
Net loss attributable to Tronox Limited	$(318)	$(70)	$(388)
Loss per share, basic and diluted (Note 9)	$(2.75)		(3.36)
Weighted average shares outstanding, basic and diluted (in thousands):	115,566		115,566

See accompanying notes to the unaudited pro forma condensed combined financial information.

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In Millions of U.S. Dollars, unless otherwise noted)

Note 1	Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the acquisition of Cristal’s TiO2 business had occurred on June 30, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 and the six months ended June 30, 2017 is presented as if the acquisition of Cristal’s TiO2 business and the sale of the Alkali business for $1.325 billion in cash had occurred on January 1, 2016. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2015 displays the pro forma results of Tronox excluding those of the Alkali business and does not include the adjustments for the acquisition of Cristal.

Note 2	Unaudited Disposition Adjustments – Sale of the Alkali Business

On August 2, 2017 Tronox announced that it had entered into a definitive agreement to sell the Alkali business to Genesis Energy, L.P. for $1,325 million in cash, subject to customary closing conditions and working capital adjustment. The pro forma financial information was adjusted to exclude the Alkali business.

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 reflects a preliminary estimate of the Alkali assets and liabilities, net of cash, of $1,642 million and $116 million, respectively. The unaudited condensed combined statement of operations reflects the removal of the Alkali net income of $43 million, $86 million and $70 million for the six months ended June 30, 2017 and years ended December 31, 2016 and 2015, respectively. The estimated pre-tax loss of $201 million resulting from the sale of the Alkali business below its estimated book value at June 30, 2017 is included in the unaudited pro forma condensed combined balance sheet as a reduction to retained earnings. The estimated loss has not been reflected in the unaudited pro forma condensed combined statement of operations as it is considered nonrecurring in nature. The sale of Alkali is expected to close in the second half of 2017.

The unaudited pro forma condensed combined balance sheet includes a $2 million income tax benefit, which will result from the sale of Alkali and this estimate is subject to change based on the final Alkali purchase price. Further, the deferred tax liabilities that have been identified to Alkali within the pro forma financial information could materially change and Tronox will continue to monitor any changes up through the closing date.

The following table shows the comparison of the Tronox pro forma statement of operations that excludes the results of Alkali without the adjustments for the acquisition of Cristal for the years ended December 31, 2016 and 2015:

	Tronox Pro Forma December 31, 2016	Tronox Pro Forma December 31, 2015
Net sales	$1,309	$1,510
Cost of goods sold	(1,175)	(1,487)
Gross profit	134	23
Selling, general and administrative expenses	(185)	(192)
Restructuring expense	(1)	(21)
Loss from operations	(52)	(190)
Interest and debt expense, net	(184)	(176)
Other income (expense), net	(24)	29
Loss before income taxes	(260)	(337)
Income tax (provision) benefit	116	(40)
Net loss	(144)	(377)
Net income attributable to noncontrolling interest	1	11
Net loss attributable to Tronox Limited	$(145)	$(388)
Loss per share, basic and diluted (Note 9)	$(1.25)	$(3.36)
Weighted average shares outstanding, basic and diluted (in thousands):	116,161	115,566

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

Note 3	Presentation of Cristal Financial Information

For pro forma purposes for the year ended December 31, 2016, U.S. GAAP adjustments were made to the historical financial statements of Cristal, prepared under Saudi GAAP in SR, to align with Tronox’s U.S. GAAP accounting policies in USD. Such adjustments relate primarily to (1) income taxes, (2) exploration and evaluation costs, (3) long-lived asset impairment, (4) impairment reversals, (5) asset retirement obligations (“ARO”), (6) goodwill, (7) goodwill impairment and (8) employee terminal benefits. The U.S. GAAP adjustments and reclassifications column included in this note represents the aggregate presentation differences between Saudi GAAP and U.S. GAAP as well as the reclassifications necessary to present the Cristal financial information consistent with that of Tronox as further discussed in Note 4.

For pro forma purposes for the six months ended June 30, 2017, U.S. GAAP adjustments were made to the historical financial information of Cristal, prepared under IFRS in SR, to align with Tronox’s U.S. GAAP accounting policies in USD. Such adjustments relate primarily to (1) income taxes, (2) exploration and evaluation costs, (3) long-lived asset impairment, (4) impairment reversals, (5) ARO, (6) goodwill, (7) goodwill impairment and (8) employee terminal benefits which are discussed in further detail herein. The U.S. GAAP adjustments and reclassifications column included in this note represents the aggregate presentation differences between IFRS and U.S. GAAP as well as the reclassifications necessary to present Cristal’s financial information consistent with that of Tronox as further discussed in Note 4.

The historical balance sheet and statement of operations of Cristal for the six-month period ended June 30, 2017 and statement of operations for the year ended December 31, 2016 were translated for the purpose of preparing the pro forma financial information using the SR to USD exchange rate of 3.75. The Kingdom of Saudi Arabia is included within the Gulf Cooperation Council of countries who peg their national currency to the USD to avoid currency fluctuation. The SR is pegged to the USD at an exchange rate of 3.75, therefore, both the spot and average rate used for translation purposes below are the same.

The following table illustrates the impact of these adjustments and reclassifications in arriving at Cristal’s balance sheet at June 30, 2017, including the adjustments to exclude the assets and liabilities and related income and expenses, not conferring to Tronox as part of the transaction and the translation from SR to USD, as presented in the unaudited pro forma condensed combined balance sheet:

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

	Cristal Historical IFRS as of June 30, 2017 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes		Cristal Assets & Liabilities Excluded (SR) Note (k)	Total Cristal (SR)	Total Cristal Net Assets Acquired (USD)
Assets
Current assets:
Cash and cash equivalents	569	—			—	569	152
Accounts receivable and prepayments	1,814	1	(a	)	—	1,815	484
Due from related parties	215	—			(215)	—	—
Inventories	2,015	—			—	2,015	537
Total current assets	4,613	1			(215)	4,399	1,173
Property, plant and equipment		(56)	(b	)
		71	(c	)
		(56)	(d	)
	6,241	(198)	(e	)	—	6,002	1,601
Investments	592	365	(f	)	(952)	5	1
Goodwill		10	(g	)
	645	67	(h	)	(722)	—	—
Other intangible assets	326	133	(c	)	(459)	—	—
Due from related parties	784	(15)	(i	)	(769)	—	—
Deferred income tax	270	(20)	(e	)	—	250	67
Exploration and evaluation cost	368	(115)	(b	)	—	253	68
Other assets	118	—			—	118	31
Total assets	13,957	187			(3,117)	11,027	2,941

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accruals	1,725	—			(76)	1,649	440
Emplyees’ terminal benefits	3	—			—	3	1
Short term loans	29	—			—	29	8
Due to related parties	273	—			(273)	—	—
Current portion of long term loans	92	—			—	92	24
Total current liabilities	2,122	—			(349)	1,773	473
Long term loans, net	6,988	—			(6,766)	222	59
Employees’ terminal benefits	304	—			—	304	81
Due to related parties	1,225	(756)	(i	)	(469)	—	—
Deferred income tax liabilities		6	(a	)
	253	(4)	(b	)	—	255	68
Other liabilities	484	(266)	(e	)	—	218	58
Total liabilities	11,376	(1,020)			(7,584)	2,772	739
Shareholders’ equity
Capital	2,363	—			4,467	6,830	1,821
Statutory reserve	507	—			—	507	135
Capital contributions	305	—			—	305	81
Retained earnings	(732)	1,207	(j	)	—	475	128
Other comprehensive income	23	—			—	23	6
Noncontrolling Interest	115	—			—	115	31
Total shareholders’ equity	2,581	1,207			4,467	8,255	2,202
Total liabilities and shareholders’ equity	13,957	187			(3,117)	11,027	2,941

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

The following table illustrates the impact of these adjustments and reclassifications in arriving at Cristal’s statement of operations for the six month period ended June 30, 2017, including the adjustments to exclude the assets and liabilities and related income and expenses, not conferring to Tronox as part of the transaction and the translation from SR to USD as presented in the unaudited pro forma condensed combined statement of operations:

	Cristal Historical IFRS Period Ended June 30, 2017 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes		Cristal Income & Expenses Excluded (SR) Note (p)	Total Cristal (SR)	Total Cristal Net Income (USD)
Sales	3,810	—			—	3,810	1,017
Cost of sales		3	(l	)	—
	(3,115)	(1)	(m	)	—	(3,113)	(830)
Gross profit	695	2			—	697	187
Expenses
Selling and distribution	(217)	—			—	(217)	(58)
General and administration	(317)	9	(n	)	18	(290)	(77)
Impairment of assets	(14)	—			—	(14)	(4)
	(548)	9			18	(521)	(139)
Profit from main operations	147	11			18	176	48
Other income	3	—			30	33	9
Financial charges	(180)				161	(19)	(5)
Income (loss) before Zakat and income tax and noncontrolling interest	(30)	11			209	190	52
Zakat and income tax	11	(3)	(o	)	—	8	2
Net income (loss) before noncontrolling interest	(19)	8			209	198	54
Income attributable to noncontrolling interest	10	—			—	10	3
Net income (loss) for the period	(29)	8			209	188	51

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

The following table illustrates the impact of these adjustments and reclassifications in arriving at Cristal’s statement of operations for the year ended December 31, 2016, including the adjustments to exclude the assets and liabilities and related income and expenses, not conferring to Tronox as part of the transaction and the translation from SR to USD as presented in the unaudited pro forma condensed combined statement of operations:

	Cristal Historical Saudi GAAP Fiscal Year Ended December 31, 2016 (SR)	U.S. GAAP Adjustments & Reclassifications (SR)	Notes		Cristal Income & Expenses Excluded (SR) Note (p)	Total Cristal (SR)	Total Cristal Net Loss (USD)
Sales	6,514	—			—	6,514	1,737
Cost of sales	(5,948)	(2)	(l	)	—	(5,950)	(1,586)
		16	(m	)	—	16	4
Gross profit	566	14			—	580	155
Expenses
Selling and distribution	(415)	—			—	(415)	(111)
General and administration	(547)	31	(n	)	36	(480)	(127)
Impairment of assets	(10)	—			—	(10)	(3)
	(972)	31			36	(905)	(241)
Income (loss) from main operations	(406)	45			36	(325)	(86)
Other expense, net	(37)	7	(m	)	29	(1)	(1)
Financial charges	(254)	—			319	65	18
Income (loss) before Zakat and income tax and noncontrolling interest	(697)	52			384	(261)	(69)
Zakat and income tax	(12)	(21)	(o	)	—	(33)	(9)
Net income (loss) before noncontrolling interest	(709)	31			384	(294)	(78)
Income attributable to noncontrolling interest	26	—			—	26	7
Net income (loss) for the year	(735)	31			384	(320)	(85)
a)	Income tax

This adjustment increases deferred income tax liability by SR 6 million and increases accounts receivable and prepayments by SR 1 million in conformity with U.S. GAAP. The differences in income tax accounting between IFRS and U.S. GAAP pertain to tax effects of intercompany transfers of inventory that have been sold between affiliated members of the worldwide group but have not been sold outside the worldwide group as of the financial statement date, backwards tracing adjustments for the tax effects of balance sheet accounts that are recorded partially through the income statement and partially through other comprehensive income, and recognition of deferred tax liabilities with respect to outside basis differences of foreign subsidiaries for which the Company is unable to assert indefinite reinvestment of earnings.

b)	Exploration and evaluation costs

This adjustment reduces exploration and evaluation cost and property, plant and equipment in conformity with U.S. GAAP by SR 115 million and SR 56 million, respectively and decreases deferred income tax liability by SR 4 million. Under IFRS, Cristal has capitalized all mining exploration and evaluation costs, including the costs of acquiring licenses. Once the technical and commercial viability of extracting a mineral resource is determined, the exploration and evaluation costs attributable to those reserves are first tested for impairment and then reclassified to mining development expenditures within property, plant and equipment and amortized once the mine commences production. Prior to the determination of commercial viability, these costs would not meet the criteria for recoverability under U.S. GAAP.

c)	Long-lived asset impairment

This adjustment reverses the IFRS impairments which increases property, plant and equipment and other intangible assets in conformity with U.S. GAAP by SR 71 million and SR 133 million, respectively. In impairment

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

tests under IFRS, the recoverable amount of each long-lived asset or asset group is compared to the assets’ carrying value and to the extent carrying value exceeds the recoverable amount, an impairment loss is recorded. Recoverable amount is the higher of the long-lived asset’s fair value less cost of disposal and its value in use. Under U.S. GAAP, the carrying value of the asset group at Cristal Metals was compared to the undiscounted future cash flows of the asset group. As of December 31, 2015, the undiscounted future cash flows of the asset group exceeded the carrying value. Therefore, the second step of the impairment assessment would not have been required and there would not have been any impairment loss under U.S. GAAP.

d)	Impairment reversals

This adjustment removes IFRS impairment reversals, including previously recognized depreciation expense, which reduces property, plant and equipment in conformity with U.S. GAAP by SR 56 million. In 2014, an impairment loss was reversed up to the initial carrying amount, adjusted for depreciation. Under U.S. GAAP, reversal of impairment losses is not permitted for all long-lived assets held and used.

e)	Asset retirement obligations

This adjustment removes the effect of asset retirement obligation remeasurements and reduces property, plant and equipment, deferred income tax and other liabilities in conformity with U.S. GAAP by SR 198 million, SR 20 million and SR 266 million, respectively. Under IFRS, Cristal remeasured certain asset retirement obligations and the related long-lived assets using current cost estimates and discount rates at various balance sheet dates between 2007 and 2016. Under U.S. GAAP, only upward revisions to the original estimated undiscounted cost estimates result in a remeasurement of the obligation using the current credit-adjusted risk free rate.

f)	AMIC Impairment

This adjustment pertains to the reversal of an impairment of the investment in AMIC made under IFRS that does not meet the criteria for impairment under U.S. GAAP. The investment in AMIC is excluded from the Cristal net assets acquired. Refer to Note (k) and (p) herein for discussion of excluded Cristal amounts that are not conveying to Tronox in connection with the transaction.

g)	Goodwill

This adjustment relates to the differences in goodwill which are primarily due to the accounting for fair value adjustments for property, plant, and equipment between IFRS and U.S. GAAP related to Cristal’s acquisition of Millennium Worldwide Holdings III and Millennium Inorganic Chemicals, Inc. (collectively, “Millennium Inorganics”) on May 10, 2007 which increases goodwill by SR 10 million. Under IFRS, the carrying amount of the acquired property, plant and equipment is adjusted to fair value, including the share of those assets owned by a non-controlling interest.

h)	Goodwill impairment

This adjustment reverses the Saudi GAAP goodwill impairment of SR 67 million which increases goodwill in conformity with U.S. GAAP. Under IFRS, Cristal tests goodwill for impairment by allocating goodwill to its cash-generating units (“CGU”) and compares the carrying amount of the CGU, including goodwill, to its recoverable amount. Any impairment loss is allocated first to reduce goodwill to zero, then, subject to certain limitations, the carrying amount of other assets in the CGU are reduced pro rata based on the carrying amount of each asset.

Under U.S. GAAP, Cristal first estimates the fair value of each reporting unit. If the fair value is less than its carrying value, then a second step would be performed to determine the fair value of the goodwill. In this second step, the goodwill impairment loss is the amount by which the carrying amount of the goodwill exceeds the implied fair value of the goodwill determined by assigning the fair value of the reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The amount of the impairment loss is limited to the carrying amount of the goodwill.

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

In 2015, Cristal impaired the goodwill at the Cristal US CGU to zero. Under U.S. GAAP, the fair value of the Cristal US reporting unit exceeded the carrying value of the unit’s net assets and therefore, no goodwill impairment was required.

i)	IFRS Conversion

These adjustments pertain to contributions and shareholder loans that are classified as equity transactions under U.S. GAAP. A reclassification of due from related parties and due to related parties of SR 15 million and SR 756 million was made to the Capital account. Refer to Note 7(h) for discussion of adjustments impacting Capital in the unaudited pro forma condensed combined balance sheet.

j)	Equity

This adjustment relates to the impact of the aforementioned adjustments (a) to (i) of this note to shareholders’ equity. These are summarized in the table below:

Adjustment	Total shareholders’ equity
(a)	(5)
(b)	(167)
(c)	204
(d)	(56)
(e)	48
(f)	365
(g)	10
(h)	67
(i)	741
Net effect of shareholders’ equity	1,207
k)	Cristal assets and liabilities excluded

These adjustments relate to assets and liabilities attributable to Cristal and included in the historical financial information of Cristal that are not transferring to Tronox as part of the transaction. These adjustments pertain to an investment in AMIC SR (952) million, goodwill SR (722) million, other intangible assets SR (459) million, due from related parties SR (984) million, accounts payable SR (76) million, long term loans SR (6,766) million, due to related parties SR (742) million and capital of SR 4,467 million which will not transfer to Tronox as part of the transaction.

l)	Exploration and evaluation costs

This adjustment of SR (2) million and SR 3 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, is to expense the Saudi GAAP and IFRS capitalized mining exploration and evaluation costs, including costs associated with acquiring licenses. Under U.S. GAAP, these costs are expensed immediately resulting in an adjustment to increase net loss.

m)	Asset retirement obligations

This adjustment reflects the removal of certain ARO costs recorded under Saudi GAAP and IFRS in the amount of SR 16 million to cost of sales and SR 7 million to other expense, net for the year ended December 31, 2016, and SR 1 million to cost of sale for the six months ended June 30, 2017 in which AROs are remeasured each year based on current cost estimates and discount rates. Under U.S. GAAP, AROs are not remeasured annually due to changes in the underlying discount rates.

n)	Employee terminal benefits

This adjustment of SR 31 million and SR 9 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, reflects the following changes from Saudi GAAP and IFRS to U.S. GAAP: (i) Under U.S. GAAP, Cristal elected to recognize all actuarial gains and losses immediately in net income, whereas under

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

Saudi GAAP and IFRS, actuarial gains and losses were recognized in other comprehensive income (“OCI”); (ii) Under Saudi GAAP and IFRS, interest income on the plan assets is recognized based on the discount rate used to discount the defined benefit obligation; whereas under U.S. GAAP, the expected return on plan assets is used; (iii) prior service costs are recognized immediately in net income under Saudi GAAP and IFRS; however, under U.S. GAAP, they are initially recorded in OCI and recognized in net income over the average remaining service life of the plan participants; and (iv) Saudi GAAP end of service liabilities have been recorded at full repayment amount, whereas under U.S. GAAP those will be recognized based on an actuarial valuation.

o)	Income taxes

This adjustment of SR (21) million and SR (3) million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, is to reflect (i) SR (1) million and SR (1) million of the initial recognition of deferred taxes under Saudi GAAP and IFRS for the year ended December 31, 2016 and six months ended June 30, 2017, respectively. Under U.S. GAAP, deferred taxes can be recognized in an asset acquisition outside of a business combination in which the amount paid for an asset is different than its tax basis. Under Saudi GAAP and IFRS, however, recognition of deferred taxes is prohibited for temporary differences arising from the initial recognition of an asset or liability in a transaction outside of a business combination. (ii) SR (20) million and SR (2) million of tax effect relating to the pro forma adjustments discussed herein for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.

p)	Cristal income and expenses excluded

These adjustments pertain to the related income and expenses of the assets and liabilities described in note (k) as not transferring to Tronox as part of the transaction. These consist of interest expense of SR 319 million for the year ended December 31, 2016 and SR 161 million for the six months ended June 30, 2017, losses in AMIC of SR 29 million for the year ended December 31, 2016 and SR 30 million for the six months ended June 30, 2017, amortization of SR 36 million and SR 18 million for the year ended December 31, 2016 and period ended June 30, 2017. No tax effect has been reflected for these adjustments. Due to favorable income tax rates and regimes, there was no tax benefit when these items were incurred. Consequently, there is no tax impact of eliminating them for pro forma purposes.

Note 4	Reclassifications

Certain reclassifications have been derived and made to the Cristal historical financial information to conform them to Tronox’s presentation of financial information and accounting policies. Such reclassifications had no effect on the previously reported financial results of Cristal. The unaudited pro forma condensed combined financial data may not reflect all reclassifications necessary to conform Cristal’s presentation to that of Tronox due to limitations on the availability of information as of the date of this filing. The reclassifications identified are further detailed below:

•	Prepaid and other assets reported in accounts receivable and prepayments by Cristal of $139 million as of June 30, 2017 were reclassified to prepaid and other assets in the unaudited pro forma condensed combined balance sheet;
•	Accrued liabilities reported in accounts payable and accruals by Cristal of $197 million as of June 30, 2017 were reclassified to accrued liabilities in the unaudited pro forma condensed combined balance sheet;
•	Long-term deferred tax liabilities reported in other liabilities by Cristal of $67 million as of June 30, 2017 were reclassified to long-term deferred tax liabilities in the unaudited pro forma condensed combined balance sheet;
•	Distribution expenses reported in selling and distribution expenses by Cristal of $92 million and $19 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, were reclassified to cost of goods sold in the unaudited pro forma condensed combined statement of operations;
•	Reorganization expenses reported in general and administration expenses by Cristal of $1 million for the year ended December 31, 2016 were reclassified to restructuring expenses in the unaudited pro forma condensed combined statement of operations;

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

•	Interest income reported in financial charges by Cristal of $30 million and $3 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively, were reclassified to other income (expenses), net in the unaudited pro forma condensed combined statement of operations.
Note 5	Estimate of Acquisition Consideration

The acquisition consideration is comprised of the preliminary estimate fair value of the 37,580,000 Tronox Class A Shares issued to Cristal’s sellers on the closing date of the transaction, plus $1,673 million in cash. As Tronox’s shares are publicly traded in an active market, a preliminary estimate of the value of the 37,580,000 Class A Shares to be issued to Cristal sellers is determined in the table below:

Tronox Class A ordinary shares to be issued	37,580,000
Tronox Class A common stock per share price as of July 31, 2017	$19.38
Fair value of Tronox Class A ordinary shares to be issued pursuant to the business combination and estimated value	$728
Cash consideration	$1,673
Acquisition consideration	$2,401

The impact of a change in the market price of the Class A Shares of 50% would increase or decrease the value of the acquisition consideration to be received by the Cristal sellers upon completion of the transaction, with a corresponding increase or decrease to goodwill that will be recorded in connection with the transaction as outlined in the table below. The 50% sensitivity level was based upon the approximate volatility of the price of Tronox’s Class A common stock over the past twelve months.

Percentage change in Tronox Class A common stock price	Increase in value of 50%	Decrease in value of 50%
Price of Tronox Class A common stock per share	$29.07	$9.69
Change to goodwill/recording of bargain purchase	$364	$(364)
Note 6	Preliminary Purchase Accounting

The preliminary allocation of the total purchase price is the carrying value of the net assets acquired based upon management’s assumption of carrying value of assets to be acquired and liabilities to be assumed as of June 30, 2017 to equal fair value as valuations and other studies have yet to progress to a stage where there is sufficient information for a definitive measurement of fair value. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on the use of carrying values, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to changes in the estimated fair value of Cristal’s TiO2 business’ assets acquired and liabilities assumed on the actual acquisition date, whereby the impact cannot be predicted with any certainty at this time. Any changes to the initial estimate of the fair value of assets and liabilities that are made within the measurement period, which will not exceed one year from the closing of the transaction, will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

The following table presents: (i) purchase consideration as calculated in Note 5; (ii) the fair value of assets acquired and liabilities assumed, which are based off their carrying value as at June 30, 2017 until the detailed valuation analyses are completed; and (iii) the resulting goodwill as the difference between (i) and (ii).

Total purchase consideration(1)	$2,401

Fair value of assets acquired(2):
Cash and cash equivalents	152
Accounts receivable and prepayments	484
Inventories	537
Property, plant and equipment	1,601
Investments	1
Deferred income tax	67
Exploration and evaluation cost	68
Other assets	31
Amounts attributable to assets acquired	2,941
Fair value of liabilities assumed:
Accounts payable and accruals	440
Short term loans	32
Long term loans	59
Employees’ terminal benefits	82
Other liabilities	126
Amount attributable to liabilities assumed	739
Goodwill	$199
(1)	See Note 5 for the calculation of the total estimated purchase price.
(2)	The fair value of assets acquired and liabilities assumed equals the historical carrying value of these assets and liabilities.

Upon the completion of the valuation analyses and final purchase price allocation, the fair values assigned to the assets acquired and liabilities assumed in the transaction will be updated and may have a material impact on the combined company’s depreciation and amortization expense and future results of operations.

Note 7	Unaudited Pro Forma Adjustments
(a)	The pro forma adjustment of $(1,511) million to share capital and $(6) million to AOCI reflects $(2,202) million of Cristal’s historical equity acquired offset by the $(32) million of expected transaction costs to be incurred offset by $728 million of capital raised through the issuance of 37,580,000 of Tronox Class A Shares at a price of $19.38 issued with the transaction. Additionally, $(13) million related to the license sold from Tronox to Cristal and $2 million related to the tax benefit incurred on the loss of disposal related to Alkali are reflected in capital.
(b)	The pro forma adjustments to net sales of $(27) million and $(21) million and to costs of goods sold of $24 million and $17 million for the period ended June 30, 2017 and year ended December 31, 2016, respectively, reflect the elimination of sales between Tronox and Cristal. These sales relate to the sale of feedstock from Tronox to Cristal as well as a licensing sale from Tronox to Cristal for the use of a license owned by Tronox to Cristal which was capitalized by Cristal. This has been eliminated from the balance sheet in property, plant and equipment, net as well as the related deferred revenue that Tronox recorded related to the sale in accounts payable.

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

(c)	The pro forma adjustment to selling, general and administrative expenses of $(5) and $(3) million for the year ended December 31, 2016 and six months ended June 30, 2017, reflects the reversal of amortization of actuarial gains and prior services costs related to pension benefits.
(d)	The pro forma adjustment to selling, general and administrative expense reflects the elimination of non-recurring acquisition-related transaction related costs for Tronox of $20 million and $2 million incurred during the six months ended June 30, 2017 and year ended December 31, 2016, respectively and the elimination of non-recurring acquisition-related transaction related costs for Cristal of $11 million incurred during the six month period ended June 30, 2017, Cristal transaction related costs incurred during the year ended December 31, 2016 were deemed to be immaterial.
(e)	The unaudited pro forma adjustment of $32 million reflects an increase to accrued liabilities and a decrease to stockholders’ equity to reflect the incremental transaction costs related to the acquisition of Cristal’s TiO2 business that are expected to be incurred through the closing of the transactions in 2018.
(f)	The pro forma adjustment of $348 million reflects the debt to be issued in relation to the acquisition of Cristal. The cash purchase consideration for Cristal is $1,673 million with $1,325 million of it being funded from cash proceeds via the sale of Alkali and the remaining $348 million being debt raised in relation to the acquisition. The interest expense related to this is $11 million and $21 million for the six months ended June 30, 2017 and year ended December 31, 2016, respectively. The amortization of debt issuance costs is $1 million for the year ended December 31, 2016. The amortization of debt issuance costs for the six months ended June 30, 2017 was immaterial.
Note 8	Unaudited Pro Forma Adjustments – Debt Financing

Net adjustment to record Tronox’s anticipated borrowing and related interest to finance the $348 million cash needed to facilitate the acquisition of Cristal, for the six months ended June 30, 2017 and for the year ended December 31, 2016. The cash purchase consideration component of the acquisition is $1,673 million and while Tronox is due to receive $1,325 million from the sale of Alkali, the remaining $348 million is expected to be raised via debt financing.

Tronox anticipates it will raise long-term debt to finance the transaction as follows:

(Millions, except for interest rates)	Anticipated Borrowing(i)	Estimated Interest Rate(ii)	Annual Interest(iii)	Six Month Interest(iii)
Debt Financing	$348	6.00%	$21	$11
(i)	Reflects the bank debt as currently anticipated. The actual type and amount and terms of the financing may differ from those set forth in the table above.
(ii)	The estimated interest rate is based on current assumptions regarding LIBOR and the amount of bank debt raised to finance the transaction. The actual interest rate will vary and may fluctuate over the period.
(iii)	Includes the amortization of the related debt issuance costs of $0.4 million and $1 million for the six months ended June 30, 2017 and the year ended December 31, 2016, respectively.

Tronox Limited
Notes to Unaudited Pro Forma Condensed Combined Financial Information (continued)
(In Millions of U.S. Dollars, unless otherwise noted)

Note 9	Pro Forma Shares Outstanding and Earnings (Loss) Per Share

Shares Outstanding

The following table presents a summary of pro forma shares outstanding, basic and diluted, at the effective time of the transaction as adjusted for the 37,580,000 Tronox Class A Shares being issued in the transaction (in thousands):

	Six Month Period Ended June 30, 2017	Year Ended December 31, 2016
Tronox weighted average shares outstanding	118,804	116,161
Shares issued for the transaction at January 1, 2016	37,580	37,580
Total weighted average shares outstanding-basic and diluted	156,384	153,741

Earnings (Loss) Per Share

The following table presents pro forma basic and diluted earnings (loss) per share after giving effect to the pro forma adjustments to the unaudited pro forma condensed combined statements of operations:

	Six Month Period Ended June 30, 2017	Year Ended December 31, 2016
Numerator:
Net loss attributed to Tronox Limited-basic and diluted	$(16)	$(259)
Denominator:
Total weighted average shares outstanding-basic and diluted (in thousands)	156,384	153,741
Earnings (loss) per share:
Net loss per share attributed to Tronox Limited-basic and diluted	$(0.10)	$(1.68)

The following table presents pro forma basic and diluted earnings (loss) per share for Tronox that excludes the results of Alkali and the adjustments for the acquisition of Cristal for the year ended December 31, 2015:

Tronox Pro Forma Year Ended December 31, 2015
Numerator:
Net loss attributed to Tronox Limited - basic and diluted	$(388)
Demoninator:
Totat weighted average shares outstanding-basic and diluted (in thousands)	115,566
Earnings (loss) per share:
Net loss per share attributed to Tronox Limited-basic and diluted	$(3.36)
Note 10	Tax Impact Related to Restructuring

During the fourth quarter of 2016, Tronox implemented various steps of a corporate reorganization plan to simplify its corporate structure and thereby improve operational, administrative, and commercial synergies within each of its operating segments (the “Corporate Reorganization”). As a result of this Corporate Reorganization, Tronox reduced its cross jurisdictional financing arrangements and consequently reversed the deferred tax assets related to intercompany interest deductions. The related withholding tax amounts were also reversed as a result of the Corporate Reorganization. Additionally, Tronox reduced its deferred tax assets related to loss carryforwards which will no longer be available to utilize. The changes to deferred taxes are offset by valuation allowances and result in no impact to the consolidated provision for income taxes for the year ended December 31, 2016. The impact on the income tax provision for the year ended December 31, 2016 was a tax benefit of $107 million, reflecting a net reduction in withholding tax accruals of $110 million, offset by a foreign currency loss of $3 million.

INFORMATION ABOUT CRISTAL

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the consolidated financial statements and the related notes for Cristal. As noted previously, although Tronox will not acquire the Cristal Retained Business in the transaction, the following discussion and related consolidated financial statements represent all of Cristal’s operations because the Cristal Retained Business does not represent a material portion of Cristal’s operations. Additionally, the following discussion contains financial information which has been prepared in accordance with Saudi GAAP. This discussion contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, and actual results could differ materially from those discussed in the forward-looking statements as a result of numerous factors. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements also can be identified by words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “future,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “aim,” “seek,” “forecast” and other similar words.

Executive Overview

Cristal is a limited liability company registered in the Kingdom of Saudi Arabia under Commercial Registration number 4030062296 dated 20/3/1409 (corresponding to October 30, 1988) with branches in Madinah and Yanbu, Kingdom of Saudi Arabia having Commercial Registration numbers 003673 and 4030062296/002. Cristal is a privately held company and is currently owned 79% by TASNEE, 20% by GIC and 1% by a private investor.

Cristal’s history began in the late 1980s when Dr. Talal Al-Shair, Chairman of Cristal, developed the first TiO2 production plant in Yanbu, the Kingdom of Saudi Arabia with the financial support of TASNEE, GIC and funding from the Saudi Industrial Development Fund (“SIDF”). Marketable production using the chloride process licensed from Kerr-McGee started in April 1992. Several expansions to the Yanbu plant subsequently occurred, with the latest being completed in 2006. To expand its global presence in the TiO2 industry, Cristal acquired Millennium Inorganic Chemicals in May 2007 from Lyondell Chemical Company. This acquisition made Cristal the second largest producer of TiO2. In the fourth quarter of 2008, Cristal acquired the remaining interest that was not already owned in Bemax Resources Limited (now known as Cristal Mining), which provides ore primarily to Cristal’s TiO2 plant in Australia. In November 2008 Cristal purchased International Titanium Powder (now known as Cristal Metals), a research and development company that was focused on the development of titanium powder using a continuous production process. In 2015, Cristal extended its global footprint into China by acquiring Jiangxi Tikon Titanium Company.

Cristal obtained its Foreign Capital Investment License by Ministerial Decision No. 201 dated 25/4/1408 (corresponding to December 16, 1987), as amended by various Ministerial Decisions, the last of which is Ministerial Decision No. 1325 dated 5/9/1425 (corresponding to October 19, 2005). Cristal started commercial production on June 1, 1992.

Cristal is primarily engaged in the manufacturing and marketing of TiO2. TiO2 is used extensively in the manufacture of paint and other coatings, plastics and paper, and in a wide range of other applications, including inks, fibers, rubber, and cosmetics. In addition, Cristal’s TiO2 business mines titanium ore, zircon and other minerals at mines and processing facilities located in Australia. Cristal’s principal place of business is Jeddah, Kingdom of Saudi Arabia, and the TiO2 business operates eight TiO2 pigment manufacturing facilities in the United States, United Kingdom, Australia, France, Brazil, China and the Kingdom of Saudi Arabia, representing a total aggregate TiO2 nameplate production capacity of approximately 858,000 metric tons.

Segments

The TiO2 business is operated as a single unit with no separate operating and reportable segments.

In addition, Cristal and its ultimate parent, TASNEE each own a 50% interest in AMIC. AMIC is currently in the construction phase of two significant projects: (i) an ilmenite slag smelting plant, located in Jizan, the Kingdom of Saudi Arabia, which is designed to produce high grade titanium feedstock that can be used at Cristal’s TiO2 plants and (ii) a titanium sponge plant, located adjacent to the Cristal Yanbu TiO2 plant, which is being developed in a joint venture with Toho. The sponge plant plans to purchase titanium tetrachloride (TiCl4) and other products and services from the Cristal Yanbu TiO2 plant.

Significant Developments by Year

2017

Transaction Agreement

On February 21, 2017, Cristal entered into a transaction agreement to sell to Tronox, subject to certain conditions, its TiO2 business. For more information, see the section entitled “The Transaction Agreement” beginning on page 52.

Following the closing of the transaction, Cristal will account for its interest in Tronox as an investment. Upon the closing of the transaction, Cristal intends to use the cash consideration to repay its bank debt of USD 1.673 billion (6.274 billion SR) outstanding in the Kingdom of Saudi Arabia. Further, under the terms of the transaction agreement, all asset-based lending credit facilities will be repaid at closing and the only debt that will be transferred to Tronox as part of the Cristal TiO2 business will be the permitted indebtedness as defined in the transaction agreement.

International Operating Model

At the end of 2016, Cristal formed Cristal BV, a new international operating hub in the Netherlands, which began its business operations on April 1, 2017. Cristal BV gives Cristal the ability to streamline operational functions and create an integrated organization with centralized functional leadership. Cristal is currently in the process of migrating all of its sales operations from its previous international operating hub in Switzerland to Cristal BV in the Netherlands. Cristal anticipates this transition process will be substantially completed by the end of the third quarter of 2017. Cristal does not, however, have any assurances that Tronox will retain this international operating hub following the closing of the transaction. In conjunction with the establishment of Cristal’s new operating model, Cristal has added Cristal BV as a borrower under Cristal’s Asset Based Lending (ABL) Credit Facility led by Wells Fargo Bank, effective March 31, 2017, which Cristal intends to repay at the closing of the transaction.

Financial Reporting Standards

Effective January 1, 2017, the Saudi Arabian operations of the TiO2 business adopted International Financial Reporting Standards (“IFRS”) and financial information presented for the first quarter of 2017 has been updated to reflect these reporting standards.

Indebtedness

Although information with respect to Cristal’s indebtedness is presented below, the transaction agreement provides that Tronox will acquire Cristal’s TiO2 business free of such indebtedness, and upon the closing of the transaction, Cristal intends to use the cash consideration to repay its bank debt of USD 1.673 billion (SR 6.274 billion) outstanding in the Kingdom of Saudi Arabia.

2016 KSA Debt Restructuring

On September 21, 2016, Cristal entered into an agreement with Banque Saudi Fransi as the global facilities agent, pursuant to which Cristal refinanced certain of its existing long-term and short-term liabilities. Under the refinanced facilities, an aggregate of SR 6.27 billion is made available to Cristal solely in SR by a syndicate of Saudi Arabian and international banks and is structured on a Shari’ah-compliant basis. The facilities mature on September 21, 2019, however, Cristal has the option to exercise two one-year extension options (subject to, amongst other things, repayment or cancellation of a minimum amount of the facilities). The facilities are split into two tranches with separate profit (interest) rates. “Profit rates” are used under Shari’ah-compliant financings, but are similar to the term “interest,” which is commonly used for financing purposes in other regions of the world. Although the facilities are not collateralized, the tranche carrying the lower profit (interest) rate (which tranche represents 73% of the aggregate refinancing facilities) is supported by TASNEE. Cristal has the ability to prepay or cancel the refinancing facilities without any penalty or premium.

This debt restructuring allowed Cristal to consolidate its debt into two tranches versus having numerous bilateral loans, each with individual banks. As an added benefit, the restructuring also extended the principal payment requirements of the original facilitates, which allows Cristal to better manage its liquidity. Cristal is initially only required to make interest payments under the refinancing facilities, and principal payments begin in 2018. Beginning on December 31, 2018, Cristal will also be subject to certain financial covenants with respect to its cash flow to debt service and EBITDA to profit (interest) charges.

2015 UK Credit Facility

On June 30, 2015, Cristal, through Cristal Pigment UK Limited (“Cristal Pigment UK”), entered into a USD 100 million Credit Facility (the “UK Credit Facility”) with Emirates Bank NBD PJSC, London Branch, as Lender, and Cristal, as Guarantor. The UK Credit Facility provides working capital support to Cristal’s international operating entities.

The UK Credit Facility matured on June 30, 2017, however, Cristal has the option to extend the term by one year. The UK Facility is collateralized by Cristal Pigment UK’s finished goods and ore inventory. Cristal has the ability to terminate this agreement with no prepayment penalties.

2014 ABL Facility

On March 18, 2014, Cristal USA Inc. (“Cristal USA”) and Cristal Inorganic Chemicals Switzerland Ltd. (“CIC Switzerland”), both wholly-owned subsidiaries of Cristal, executed a USD 250 million Asset Based Lending Revolving Credit Facility (the “ABL Credit Facility”), with Wells Fargo Bank N.A. as the Lead Bank. The ABL Credit Facility also contains a USD 50 million standby letter of credit sub-limit. The ABL Credit Facility, in conjunction with the UK Credit Facility, provides liquidity to Cristal’s international operating entities to support business operations and replaced Cristal’s prior existing senior secured facilities.

The ABL Credit Facility matures on March 18, 2019 and is collateralized by Cristal USA’s finished goods and ore inventory and CIC Switzerland’s external accounts receivable. Cristal has the ability to terminate this agreement with no prepayment penalties.

2015 Restructuring Charges

During 2015, Cristal reorganized its operations and established a shared services organization for TASNEE and its subsidiaries, including Cristal. In connection with this reorganization, Cristal undertook an accompanying workforce reduction. The costs related to the foregoing, including employee terminations and other reorganization costs, were SR 118.6 million in 2015 and SR 4.6 million in 2016. This reorganization focused on creating a more cost-efficient and effective organizational structure by having employees support various TASNEE business entities and not be limited to supporting only Cristal. This also allowed the organization to create standardized processes, where appropriate, along business lines to improve operational effectiveness and internal controls.

Business Trends for the Years Ended 2016 and 2015

The following discussion includes trends and factors that may affect future operating results:

Cristal’s TiO2 business benefited from a global industry recovery that began in the second quarter of 2016. To meet healthy demand, Cristal’s TiO2 business operated its pigment plants at high utilization rates while matching pigment production volumes to sales volumes and keeping inventory at or below normal levels. Global pigment pricing has rebounded with successive gains in each quarter of 2016. Pigment prices have increased by 20% since December 2015. Cristal believes pigment inventories, in the aggregate, are at or below normal levels at both customer and producer locations globally resulting in a continued tight supply-demand balance.

Results of Operations

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

	2016 SR’ 000		2015 SR’ 000		Variance
Sales	SR	6,514,045	SR	6,377,041	SR	137,004
Cost of goods sold		(5,947,855)		(6,389,628)		441,773
Gross profit/(loss)		566,190		(12,587)		578,777
Selling and distribution expense		(414,534)		(428,326)		13,792
General and administration		(546,928)		(618,246)		71,318
Impairment of assets		(9,895)		(280,960)		271,065
		(971,357)		(1,327,532)		356,175
Loss from main operations		(405,167)		(1,340,119)		934,952
Other expense, net		(37,157)		(362,093)		324,936
Finance charges		(254,473)		(166,811)		(87,662)
Loss before Zakat and income taxes and non-controlling interest		(696,797)		(1,869,023)		1,172,226
Zakat and income tax		(11,899)		(98,340)		86,441
Net loss before non-controlling interest		(708,696)		(1,967,363)		1,258,667
Loss attributable to non-controlling interest		(25,959)		(23,668)		(2,291)
Net loss for the year	SR	(734,655)	SR	(1,991,031)	SR	1,256,376

Sales

Sales in 2016 increased by 2% compared to 2015 mainly due to an increase of 8% in TiO2 sales volumes. A portion of the increased sales volume was attributable to the full-year operation of Tikon which was acquired in the second quarter of 2015. Favorable TiO2 sales volumes were partially offset by a lower average TiO2 selling price, down 3.5% year-over-year.

Cost of Sales

Gross profit margin in 2016 was 9% of sales compared to a negative gross profit margin of 0.2% in the prior year. The increase was primarily due to a significant improvement in manufacturing cost of sales in 2016 due to the return to normal production levels after 2015 strategic initiative which restricted production volumes across all manufacturing sites in order to improve working capital. Gross profit margin also benefitted from a full year of the Cristal Improvement Program (the “CIP”) after Cristal initiated the CIP in the second half of 2015 to focus on cost reduction opportunities at its manufacturing sites.

Expenses

In the fourth quarter of 2015, Cristal underwent a significant restructuring of its selling, general and administrative functions which led to material headcount reductions. Selling and distribution expenses in 2016 decreased by 3% compared to 2015 primarily due to the foregoing restructuring efforts. General and administrative expenses in 2016 decreased by 12% compared to 2015 primarily due to the restructuring efforts along with focused cost reduction initiatives to reduce travel and outside consulting expenses.

Impairment of assets expense in 2016 decreased by 96% compared to 2015 primarily due to write-down of assets at Cristal’s metal powders business due to a change in the manufacturing process from a continuous operation to a batch process. This resulted in a change in the time required to increase the scale of manufacturing. In addition to an impairment in 2015 being required on some specific assets that were no longer required totaling SR 70.6 million, the revised business plan’s cash flows required a further impairment of intangible assets and goodwill for SR 200.4 million. These two factors accounted for SR 271 million in impairment charges taken for 2015.

Other Expense

Other expense in 2016 decreased by 90% compared to 2015 primarily due to a SR 387.5 million foreign exchange derivatives loss in 2015.

Finance Charges

Finance charges increased by 53% in 2016 due to third party debt being consolidated and the terms being significantly extended. See Notes 16 and 17 of the audited consolidated financial statements of Cristal included in this proxy statement for additional information regarding the restructuring expense.

Provision for Zakat and Income Taxes

Zakat and income tax expense decreased by 88% in 2016 to SR 11.9 million primarily due to a one-time tax adjustment of SR 82.3 million taken in 2016 in connection with the asset impairment expense discussed above.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

	2015 SR’ 000		2014 SR’ 000		Variance
Sales	SR	6,377,041	SR	7,722,527	SR	(1,345,486)
Cost of goods sold		(6,389,628)		(6,311,360)		(78,268)
Gross profit/(loss)		(12,587)		1,411,167		(1,423,754)
Selling and distribution expense		(428,326)		(499,091)		70,765
General and administration		(618,246)		(600,873)		(17,373)
Impairment of assets		(280,960)		472		(281,432)
		(1,327,532)		(1,099,492)		(228,040)
(Loss)/income from main operations		(1,340,119)		311,675		(1,651,794)
Other expense, net		(362,093)		(79,986)		(282,107)
Finance charges		(166,811)		(244,854)		78,043
Loss before Zakat and income taxes and non-controlling interest		(1,869,023)		(13,165)		(1,855,858)
Zakat (charge)/reversal		—		37,150		(37,150)
Income tax of subsidiaries		(98,340)		(8,577)		(89,763)
Net (loss)/income before non-controlling interest		(1,967,363)		15,408		(1,982,771)
(Loss)/income attributable to non-controlling interest		(23,668)		16,184		(39,852)
Net (loss)/income for the year	SR	(1,991,031)	SR	31,592	SR	(2,022,623)

Sales

Sales in 2015 decreased by 17% compared to 2014 primarily due to deterioration of the global average TiO2 sales price which was down 20.3% compared to 2014, partially offset by higher sales volumes, up 6.3 % from the prior year and additional revenue contribution from the Tikon acquisition which was completed in the second quarter of 2015.

Cost of Sales

Gross profit margin in 2015 was negative 0.2% of net sales compared to 18% in the prior year. The decrease was primarily due to the impact of a lower TiO2 selling price and higher cost of sales in 2015. In the second half of 2015, Cristal initiated a program to reduce working capital by restricting production at all manufacturing sites which contributed to higher cost of sales compared to 2014.

Expenses

Selling and distribution expense in 2015 decreased by 14% compared to 2014 primarily due to lower distribution costs. Cristal was able to significantly reduce its warehousing expense compared to the prior year as finished goods inventories were drawn down in the second half of 2015. General and administrative expenses in 2015 increased by 3% compared to 2014 primarily due to a company-wide organizational restructuring that occurred in the fourth quarter of 2015. Impairment of assets expense in 2015 increased by SR 281.4 million compared to 2014 primarily due to the write-down of assets related to the metal powders business.

Other Expense

Other expense in 2015 increased by SR 282.1 million compared to 2014 primarily due to losses on foreign exchange derivatives totaling SR 387.5 million. These derivatives losses occurred when internal control policies and associated processes were not followed by our entity located in Saudi Arabia. Several key employees were terminated in connection with these policy violations, including the Executive Vice President of Finance and the Treasurer of Cristal. Cristal has taken remediation steps to prevent this from happening in the future by establishing uniform global policies and procedures for the entire organization. In addition, all of Cristal’s foreign exchange hedging is now being performed through one of our entities, located in The Netherlands.

Finance Charges

Finance charges decreased by 32% in 2015 due to a debt restructuring which replaced existing third party debt with facilities in the Kingdom of Saudi Arabia at a more favorable rate. See Notes 14 and 16 of Notes to consolidated financial statements included in this proxy statement for additional information regarding the finance charges.

Provision for Zakat and Income Taxes

In 2015, Cristal had no Zakat compared to a SR 37.2 million benefit in 2014, which was a reversal of prior year Zakat accruals. The increased tax expense in 2015 compared to 2014 is primarily attributable to the write-off of the deferred tax asset at Cristal Metals in 2015, which was part of Cristal’s overall asset impairment evaluation.

Liquidity and Capital Resources

Consolidated Cash Flows

Net cash provided by operating activities during 2016 was approximately SR 861.0 million, which was an increase of SR 369.4 million from the SR 491.6 million from operations during 2015. The increase in net cash provided was primarily attributable to (i) the stronger operating results in 2016, reflecting the global industry recovery that began in the second quarter of 2016, and (ii) cash from decreases in inventory in connection with Cristal’s intentional actions to slow production and sell excess inventories.

Net cash provided by operating activities during 2015 was approximately SR 491.6 million, which was an increase of SR 165.1 million from the SR 326.5 million from operations during 2014. The increase in net cash provided by operating activities in 2015 compared to 2014 was primarily attributable to decreases in accounts receivable and inventory. During 2015, Cristal significantly decreased its finished goods inventory to generate cash to support operations during a challenging operating year.

Investing Activities

Net cash generated from investing activities in 2016 was SR 46.4 million compared to net cash used in 2015 of SR 1,349.8 million, which is a net increase in cash generated of SR 1,396.2 million resulting from a decrease in capital expenditures as compared to 2015 in response to a period of weak TiO2 industry demand. The use of cash in 2015 is primarily attributable to capital expenditures. Net cash used in investing activities in 2015 was SR 1,349.8 million compared to net cash used in investing activities in 2014 of SR 1,606.1 million representing a net increase in cash generated of SR 256.3 million. The primary reasons for this increase were (i) a reduction in capital expenditures and (ii) foreign currency benefits partially offset by (iii) an investment in Hong Kong Titanium Products Company Limited. For 2015 and 2014, capital expenditures of SR 138 million and SR 498 million, respectively, were incurred on projects that were subsequently transferred to AMIC.

Financing Activities

Net cash used in financing activities in 2016 was SR 1,085.5 million compared to net cash generated in 2015 of SR 1,955.0 million, which is a net increase in cash used of SR 3,040.5 million. The increase in cash used in 2016 is primarily attributable to net repayments of term loans equal to SR 1,357.8 million in 2016 compared to net borrowings under term loans of SR 1,714.3 million and an additional contribution from TASNEE of SR 228.64 million in 2015.

Net cash generated from financing activities in 2015 was SR 1,955.0 million compared to net cash generated in 2014 of SR 1,222.7 million, which is a net increase in cash generated of SR 732.3 million. The cash generated in 2014 is primarily attributable to net borrowings of SR 374.2 million.

Currency Exchange

Cristal’s reporting currency is SR, which has a fixed exchange rate with USD. Cristal’s international operations initially consolidate and report in USD and have exposures to movements in exchange rates between the USD and the Euro, British pound, Australian dollar, and Brazilian real. The majority of Cristal Pigments’ Euro, British pound and Australian dollar exposure is centralized at Cristal BV in The Netherlands and is managed and accounted for at this entity. Cristal Mining Limited (“Cristal Mining”), a wholly-owned subsidiary of Cristal Australia Pty Limited, is also short Australian dollars. Foreign exchange contracts will continue to be executed to help mitigate the fluctuations in transaction risk and Cristal will continue to explore opportunities to minimize the foreign exchange exposure with third party financial institutions.

Outstanding Debt Obligations

2016

At December 31, 2016, the TiO2 business consolidated external debt totaling SR 7.28 billion was comprised of:

•	short-term debt facilities of SR 63.2 million;
•	a SIDF bridge facility of SR 608.1 million;
•	syndicated bank debt of SR 6.27 billion; and
•	international asset-based lending facilities of SR 338.7 million, of which SR 119.7 million is a current liability.

2015

At December 31, 2015, the TiO2 business consolidated external debt totaling SR 8.73 billion was comprised of:

•	short-term debt facilities of SR 1.94 billion;
•	a SIDF bridge facility of SR 600 million;
•	syndicated bank debt of SR 5.55 billion; and
•	international asset-based lending facilities of SR 636.4 million.

2014

At December 31, 2014, the TiO2 business consolidated external debt totaling SR 6.93 billion was comprised of:

•	short-term debt facilities of SR 1.20 billion;
•	syndicated bank debt of SR 5.43 billion; and
•	international asset-based lending facilities of SR 300 million.

Future Cash Requirements

Liquidity

The TiO2 business primary sources of liquidity to fund operations are cash flows from operating activities and available amounts to borrow on international credit facilities. The TiO2 business net liquidity position at the end of 2016 was SR 816.5 million and was comprised of SR 436.6 of cash and an available amount to borrow of SR 379.9 on international credit facilities.

For 2015, Cristal’s net liquidity position was SR 931.1 million and was comprised of SR 719.4 million of cash and an available amount to borrow of SR 211.7 million on international credit facilities. The decreased amount available to borrow in 2015 was primarily attributable to a managed reduction in Cristal’s borrowings on credit facilities and a reduction in the collateral base due to the previously discussed inventory reduction program in 2015.

For 2014, Cristal’s net liquidity position was SR 546.3 million and was comprised of SR 226.6 million of cash and an available amount to borrow of SR 319.7 million on international credit facilities. The increased amount available to borrow in 2014 was primarily attributable to significantly higher cash balances compared to 2015, as well as the inclusion of amounts available to borrow under the UK Credit Facility.

Financial Reporting, Related Party Transactions and Other Financial Arrangements

Cristal performed a reconciliation of its Saudi GAAP financial reporting to U.S. GAAP reporting for the years ended 2016 and 2015. Please refer to this reconciliation in the audited consolidated financial statements of Cristal included in this proxy for further details.

In addition, Cristal has received financial support from its two ultimate owners, TASNEE and GIC over the last several years to help address Cristal’s operating requirements. During 2015, TASNEE provided SR 228.6 million to Cristal, while in 2016, Cristal received SR 157.6 million from TASNEE and SR 112.5 million from GIC. No funds were provided by either TASNEE or GIC during 2014. The financial support provided by TASNEE and GIC are categorized as related party transactions for financial reporting purposes.

Cristal has letters of credit and bank guarantees that are not included in its consolidated financial statements. These off-balance sheet financing arrangements are included in Note 31 of the audited consolidated financial statements of Cristal included this proxy statement.

Quantitative and Qualitative Disclosures About Market Risk

Cristal is exposed to various market, credit, operational, and liquidity risks in the normal course of business, which are discussed below. Cristal manages these risks through normal operating and financing activities and, when appropriate, through the use of derivative instruments. Cristal does not invest in derivative instruments for speculative purposes, but historically has entered into, and may enter into, derivative instruments for hedging purposes in order to reduce the exposure to fluctuations in interest rates, natural gas prices and exchange rates.

Market Risk

A substantial portion of the products and raw materials of Cristal and the level of Cristal’s profitability tend to vary with changes in the business cycle. Cristal’s prices may vary in the near term as ore prices and pigment prices are expected to fluctuate over the next few years. Cristal’s view of the cycle for the next two years is that both TiO2 prices and raw material prices will continue to increase and will return to a flat or downward trend after that. This view is supported by the publicly available third party analysis in the market. Additionally, margins in Cristal could be affected if product prices change because competitors add or reduce capacity or demand changes due to economic reasons. Cristal management tries to protect the TiO2 business against such instability through various business strategies. These include provisions in sales contracts allowing the TiO2 business to pass on higher raw material costs through timely price increases and formula price contracts to transfer or share commodity price risk, as well as using varying contract term lengths and selling to a diverse mix of customers by geography and industry to reap the benefits of a diverse portfolio.

Capital Resources

As required by the debt restructuring in the Kingdom of Saudi Arabia completed in September 2016, Cristal is limited to capital expenditures of USD 100 million in 2017.

Commitments and Contingencies

Commitments – Capital Expenditures and Purchases

As of December 31, 2016, Cristal had contractual commitments for capital expenditure amounting to approximately SR 103 million as compared to SR 216 million in 2015.

The following table sets forth information relating to the contractual obligations of Cristal as of December 31, 2016:

	Contractual Obligation Payments Due by Period(2)(3)
SR ‘000	Total	Less than 1 year	1−3 years	3−5 years	More than 5 years
Long-Term Loans	7,220,713	119,705	7,101,008	—	—
Purchase Commitments(1)	2,867,513	1,882,170	805,814	78,517	101,012
Operating Lease Arrangements	227,383	88,745	91,682	38,724	8,232
Asset Retirement Obligation	131,014	2,255	441	351	127,967
Total	$10,446,623	$2,092,875	$7,998,945	$117,592	$237,211
(1)	Includes commitments for the purchase of ore used in the production of TiO2 and other agreements to purchase raw materials, utilities, and services through 2020.
(2)	The table excludes contingent obligations, as well as any possible payments for uncertain tax positions given the inability to estimate the possible amounts and timing of any such payments.
(3)	The table excludes commitments related to pension and post-retirement obligations.

Deed of Cross Guarantee

Cristal Mining has entered into a Deed of Cross Guarantee with certain subsidiaries (the “Deed”). Under the terms of the Deed, Cristal Mining has guaranteed the repayment of all current and future creditors in the event any of the entities party to the Deed is wound up.

Asset Retirement Obligation

Cristal’s estimated liability for the asset retirement obligation for certain facilities and landfills is based on Cristal’s historical experience, estimated lives of the related assets and external estimates as to the cost of retiring the asset in the future and various government regulatory requirements. Revisions to the liability could occur due to changes in estimated retirement costs or useful lives of the related assets or if government regulators enact new requirements. In addition, any decision to retire a facility would result in other costs, including employment related costs. Cristal had asset retirements of SR 91.0 million in 2015 and SR 134.0 million in 2016.

Environmental Remediation

Cristal’s accrued environmental liability for future environmental remediation costs at current plant and other remediation sites totaled SR 254.9 million (current and non-current portion) as of December 31, 2016, compared to SR 208.4 million at December 31, 2015, and is based on the best available information as of the reporting date. However, it is possible that new information about these sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Cristal to reassess its potential exposure related to environmental matters.

Indemnification

In the ordinary course of business, Cristal is a party to various indemnification arrangements. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As of December 31, 2016 and 2015, Cristal has not accrued any significant amounts for such indemnification obligations, and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Cristal.

Other

Cristal is, from time to time, a defendant in lawsuits, including anti-trust litigations, and other commercial disputes, some of which are not covered by insurance. Cristal’s management does not believe that any ultimate uninsured liability resulting from these matters in which it is currently involved will individually, or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Cristal.

Credit Risk and Concentration of Credit Risk

Credit risk is the risk that one party will fail to discharge an obligation and cause the other party to incur a financial loss. For all classes of financial assets held by the TiO2 business, the maximum exposure to credit risk is the carrying value of account receivables as disclosed in the consolidated balance sheet. The TiO2 business has established procedures to manage credit exposure including credit approvals, credit limits, collaterals and guarantee requirements. These procedures are based on Cristal’s internal guidelines.

The TiO2 business’ major risk segment is the individual customer base. Cristal management mitigates this risk through annual evaluations of credit worthiness of individual customers. Cristal reviews its customers based on certain criteria including payment history, financial performance and an independent third credit analysis to determine an acceptable credit exposure for each customer.

An allowance for potential doubtful receivables is maintained at a level which, in the judgment of Cristal’s management, is adequate to provide for potential losses on the delinquent receivables. In addition, Cristal has incurred minimal bad debt write-offs in the last ten (10) years.

Interest Rate Risk

Interest rate risk is the risk that the value of financial instrument will fluctuate because of changes in market interest rates. Floating rate instruments expose the TiO2 business to cash flow interest risk, whereas fixed interest rate instruments expose the TiO2 business to fair value interest risk. The TiO2 business is subject to interest rate risk on its interest bearing liabilities including short and long term loans.

As stated in Note 32 to the audited consolidated financial statements of Cristal included in this proxy statement, as of December 31, 2016, the TiO2 business has entered into interest rate swap contracts to hedge its interest rate risk on its term loans. The TiO2 business’ hedging strategy in respect of its interest rate exposures is disclosed in Note 3 to the audited consolidated financial statements of Cristal included in this proxy statement.

Liquidity Risk

Liquidity risk is the risk that the TiO2 business will encounter difficulty in raising funds to meet commitments associated with financial instruments. Cristal management manages the TiO2 business’ liquidity risk by maintaining adequate reserves, bank facilities and revolving borrowing facilities by continuously monitoring forecasts and actual cash flows and by matching the maturity profiles of financial assets and liabilities.

Currency Risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. The TiO2 business is subject to fluctuations in foreign exchange rates in the normal course of business. Cristal management manages the TiO2 business’ currency risk by using forward foreign currency contracts and foreign currency swaps to hedge its risk associated with foreign currency fluctuation, as described in Note 32 to the consolidated financial statements included in this proxy statement.

Cristal’s Significant Accounting Policies

The audited consolidated financial statements of Cristal included in this proxy have been prepared in accordance with Saudi GAAP. The significant accounting policies adopted are as follows:

Accounting convention

The consolidated financial statements included in this proxy are prepared under the historical cost convention modified for derivative financial instruments that have been measured at fair value.

Use of estimates

The preparation of consolidated financial statements included in this proxy in conformity with generally accepted accounting principles under Saudi GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Cash and cash equivalents

For the purposes of the consolidated statement of cash flow, cash and cash equivalents consists of bank balances, cash on hand, and investments that are readily convertible into known amounts of cash and have a maturity of three months or less when purchased.

Accounts receivable

Accounts receivable are stated at original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Inventories

Inventories are stated at the lower of cost and net realizable value. Costs include expenses incurred in bringing each product to its present location and condition. Finished goods are calculated on a weighted average cost basis and includes cost of materials, labor and an appropriate proportion of direct overheads based on normal operating capacity. All other inventories are valued on a weighted average cost basis. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and costs necessary to make the sale. When inventories become old or obsolete, an estimate is made of their net realizable value. For individually significant amounts this estimation is performed on an individual basis. Amounts which are not individually significant, but which are old or obsolete, are assessed collectively and an allowance applied according to the inventory type and degree of ageing or obsolescence, based on anticipated selling prices.

Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any impairment in value, except for property and equipment acquired through acquisition, which are recorded at fair value as of the acquisition date. Freehold land is not depreciated. Depreciation is provided over the estimated useful lives or units of production of the applicable assets or economically recoverable reserves and is recognized in the consolidated statement of income. The cost of self-constructed assets include the cost of materials and direct labor, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located. The carrying values of property, plant and equipment are reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. If any such indication exists and where the carrying values exceed the estimated recoverable amount, the assets are written down to their recoverable amount, being the higher of their fair value less costs to sell and their value in use. Leasehold improvements are depreciated on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. Expenditure for repairs and maintenance are charged to consolidated statement of income. Improvements that increase the value or materially extend the life of the related assets are recognized.

Assets under construction

Assets under construction represent all costs relating directly and indirectly to the projects in progress and are capitalized as property and equipment when the project is completed.

Borrowing costs

Borrowing costs that are directly attributable to the construction of an asset are recognized up to the stage when substantially all the activities necessary to prepare the qualifying asset for its intended use are completed and, thereafter such costs are charged to the consolidated statement of income.

Investments

Associates

Cristal’s investment in associates is accounted for under the equity method of accounting. An associate is an entity over which Cristal exercises significant influence and which is neither a subsidiary nor a joint venture. Under the equity method, the investment in associate is carried in the consolidated balance sheet at cost adjusted by the changes in Cristal’s share of net assets of the associate. The consolidated statement of income reflects the share of the results of operation of the associate. Where there has been a change recognized directly in the equity of the associate, Cristal recognizes its share of any change and discloses this, when applicable, in the consolidated statement of changes in shareholder’s equity. Unrealized profits and losses resulting from transactions between Cristal and the associate are eliminated to the extent of interest in an associate. The financial statements of the associates are prepared for the same period as TASNEE. Where necessary, adjustments are made to bring the accounting policies in line with those of Cristal.

Available-for-sale investments

Investments which are neither bought with the intention of being held to maturity nor for trading purposes are classified as available for sale and included under non-current assets unless they are intended to be sold in the next fiscal year. These investments are initially recognized at cost and are subsequently re-measured at fair value at each reporting date as follows:

•	Fair values of quoted securities are based on available market prices at the reporting date adjusted for any restriction on the transfer or sale of such investments;
•	Fair values of unquoted securities are based on a reasonable estimate determined by reference to the current market value of other similar quoted investment securities or is based on the expected discounted cash flows. If the fair value as mentioned above is not available, the cost shall be the most appropriate, subjective and reliable alternative for the fair value of the securities. Accordingly, Cristal carries unquoted securities at cost less impairment. Income from the investments in financial instruments is recognized when dividends are declared. The carrying amount of all investments is reduced to recognize other than temporary diminution in value.

Business combination and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any minority interests in the acquiree. For each business combination, the acquirer measures the minority interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred are expensed. When Cristal acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date. Goodwill is initially measured at cost being the excess of the consideration transferred over Cristal’s net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognized in the consolidated statement of income. After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of Cristal’s cash generating units, or groups of cash generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of Cristal are assigned to those units or groups of units. Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Impairment is determined for goodwill by assessing the recoverable amount of the cash-generating unit (or group of cash generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (or group of cash-generating units) is less than the carrying amount of the cash-generating unit (group of cash-generating units) to which goodwill has been allocated, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods. Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. Cristal performs its annual impairment test of goodwill at each reporting date. When subsidiaries are sold, the difference between the selling price and the net assets plus cumulative translation differences and goodwill is recognized in the consolidated statement of income.

Other intangible assets and amortization

Trademarks, technology and others

Intangible assets acquired separately are reported at acquired fair value less accumulated amortization and accumulated impairment losses. Amortization is charged on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. An intangible asset is recognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from de-recognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is recognized. Intangible assets with indefinite useful lives are tested for impairment annually, and whenever there is an indication that the asset may be impaired. Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using \ a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset (or cash- generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss. Identifiable intangible assets, which primarily consist of trademarks, technology, and customer relationships, were valued at fair value with the assistance of independent appraisers, effective with the acquisition of the subsidiaries. CIC’s (a subsidiary) trade name is considered an intangible asset with an indefinite life and is not being amortized but instead is measured for impairment at least annually, or when events indicate that, impairment exists. Other intangible assets are carried at cost, which primarily consist of patents and license costs. These assets are amortized using the straight-line method over their estimated useful lives or over the term of the related agreement, if shorter. The value of all identifiable intangible assets is reduced to recognize an impairment loss.

Arrangement fee

Arrangement fee represent cost incurred in connection with the long term financing arrangements. These fees are included in the initial recognition of the related financing arrangements and are amortized, using the effective interest rate, over the period of long term financing agreements. The amortized portion relating to the construction period is capitalized.

Impairment

Financial Assets

An assessment is made at each balance sheet date to determine whether there is objective evidence that a specific financial asset may be impaired. If such evidence exists, any impairment loss is recognized in the consolidated statement of income. Impairment is determined as follows:

•	For assets carried at fair value, impairment is the difference between cost and fair value, less any impairment loss previously recognized in the consolidated statement of income;
•	For assets carried at cost, impairment is the difference between carrying value and the present value of future cash flows discounted at the current market rate of return for a similar financial asset; and
•	For assets carried at amortized cost, impairment is the difference between carrying amount and the present value of future cash flows discounted at the original effective interest rate.

Non-current tangible and intangible assets excluding goodwill

At each balance sheet date, Cristal assesses whether there are any indications, internal or external, of impairment in the value of non-current assets. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss. The recoverable amount of an asset is the higher of its value in use and fair value less cost to sell.

Intangible assets with indefinite useful lives are tested for impairment annually or more frequently when there is an indication that the asset may be impaired. A non-current asset is considered impaired if its carrying amount is higher than its recoverable amount. To determine impairment, Cristal compares the non-current asset’s carrying amount with the non- discounted estimated cash flow from the asset’s use. If the carrying amount exceeds the non-discounted cash flow from the asset, Cristal estimates the present value of the estimated future cash flows from the asset. The excess of the carrying amount over the present value of the estimated future cash flows from the assets is considered an impairment loss. An impairment loss is recognized immediately in the consolidated statement of income. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in the prior years. A reversal of an impairment loss is recognized immediately in the consolidated statement of income. An impairment loss relating to intangible assets with indefinite lives is not reversed in a subsequent period. Cristal has carried out the impairment assessment on its cash flows on its cash generating units (“CGUs”) during the year ended 31 December 2016. Cristal has used the undiscounted cash flows projections as per the accounting standards generally accepted in the Kingdom of Saudi Arabia, that have shown no impairment in the values which were higher than the carrying amounts of the net assets involved in the CGUs.

Goodwill and impairment of goodwill

Goodwill represents the excess of the investment cost over Cristal’s share in the fair value of identifiable net assets of the investee company at the date of acquisition.

For impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of Cristal’s cash generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the aquiree are assigned to those units. Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata based on the carrying amount of each asset in the unit. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Exploration and evaluation costs

Pre-license costs are recognized in the consolidated statement of income as incurred. Exploration and evaluation costs, including the costs of acquiring licenses, are capitalized as exploration and evaluation assets (“E&E assets”) on an area of interest basis pending determination of the technical feasibility and commercial viability of the project. When a license is relinquished or a project is abandoned, the related costs are recognized in the consolidated statement of income immediately.

E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount (see the impairment of assets policy note). For the purposes of impairment testing, E&E assets are allocated to cash-generating units consistent with the determination of areas of interest.

Once the technical and commercial viability of extracting a mineral resource is determined, E&E assets attributable to those reserves are first tested for impairment and then reclassified from E&E assets to mine development assets within property and equipment.

Expenditure deemed to be unsuccessful is recognized in the consolidated statement of income immediately.

Turnaround costs

Costs of major maintenance and repairs incurred as part of substantial overhauls or turnarounds of major units at Cristal’s manufacturing facilities are capitalized and amortized using the straight-line method over the period until the next planned turnaround, predominantly 18 months to 3 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Leases

Leases are classified as capital leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases. Assets purchased under finance leases are recorded at the lower of their fair value or the present value of the future minimum lease payments at the inception of the lease and are depreciated over their expected useful lives on the same basis as owned assets. The finance charge element of the finance lease obligations is charged to the consolidated statement of income over the period of the lease, using a constant rate of interest on the remaining balance of the liability. The liability at the balance sheet date is stated net of future finance charges.

Rentals payable under operating leases are charged to consolidated statement of income on a straight-line basis over the term of the operating lease.

Research and development costs

Research costs are charged to the consolidated statement of income in the period in which they are incurred.

Development costs are charged to the consolidated statement of income in the period in which they are incurred, except where a clearly defined project is undertaken and it is reasonably anticipated that development costs will be recovered through future commercial activity. Such development costs are recognized as an intangible asset and amortized on a straight line basis over a maximum period of 7 years.

Accounts payable and accruals

Liabilities are recognized for amounts to be paid in the future for goods or services received, whether or not billed to Cristal.

Provisions

A provision is recognized in the consolidated balance sheet when Cristal has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. The following are the accounting policies adopted for recognizing some of the provisions:

Asset retirement obligation

Cristal records an estimated liability for the future cost to close its facilities under certain lease agreements and the scheduled closure of certain landfills and recognizes the cost over the useful life of the related asset. Cristal records a discounted liability for the fair value of an asset retirement obligation and a corresponding increase to the carrying value of the related long-lived asset is recorded at the time the asset is acquired. Cristal amortizes the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the estimated remaining life of the respective long-lived asset.

Rehabilitation and mine closure costs

Provision is made for anticipated costs of restoration and rehabilitation work necessitated by disturbance arising from exploration, evaluation, development and production activities. Costs included in the provision comprise land reclamation, plant removal and on-going re-vegetation programs.

Rehabilitation and mine closure costs are provided for at present value of the expenditures expected to settle the obligation at the reporting date, based on current legal requirements and technology. Future rehabilitation and mine closure costs are reviewed annually and any changes are reflected in present value of provision at end of reporting period.

The cost of rehabilitation and mine closure is capitalized as property and equipment to the extent it gives rise to future economic benefits. The amount capitalized is depreciated as part of property and equipment using the units of production method.

Overburden costs

Expenditure associated with the removal of mine overburden is deferred and charged to the consolidated statement of income as the mineral is extracted. The balance of the amount deferred is reviewed at each reporting date to determine the amount (if any) which is no longer recoverable out of future revenue. Any amounts so determined are written off.

Restructurings

A restructuring provision is recognized when Cristal has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

Environmental remediation costs

Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operations and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally cannot be estimated, are not included in these liabilities.

Loans and borrowings

Loans and borrowings are recognized at the proceeds received value by Cristal. Deferred debt issue costs incurred in connection with the Senior Secured Credit Facilities are amortized using the straightline method over the term of the related debt.

Zakat and income taxes

TASNEE

TASNEE is subject to the Regulations of the Directorate of Zakat and Income Tax (“DZIT”) in the Kingdom of Saudi Arabia. Accordingly, zakat is provided for in accordance with Saudi Arabian fiscal regulations. Additional amounts, if any, that may become due on finalization of an assessment are accounted for in the year in which assessment is finalized.

Subsidiaries

Income taxes on subsidiaries have been provided based upon the tax laws and rates in the countries in which the operations are conducted and income is earned.

Deferred income tax is provided using the liability method on temporary differences at the balance sheet date. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Current tax and deferred tax relating to items recognized directly in the investee’s equity are also recognized in the equity and not in the consolidated statement of income.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Employees’ terminal benefits

End-of-service indemnities

Provision is made for amounts payable under the Saudi Arabian labor law applicable to employees’ accumulated periods of service at the balance sheet date.

Defined contribution plans

Contributions to defined contribution superannuation plans are expensed when the employees have rendered service entitling them to the contributions.

Defined benefit plans

For defined benefit plans, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. Actuarial gains and losses are recognized immediately in equity. Past service cost is recognized in the consolidated statement of income when it arises irrespective of the vesting and non-vesting service period. The retirement benefit obligation recognized in the balance sheet represents the present value of the defined benefit obligation and any unrecognized past service cost, as reduced by the fair value of plan assets. Any asset resulting from this calculation is limited to past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

Revenues

Sales are recognized when the significant risks and rewards of ownership of the goods have passed to the buyer. Sales represents the invoiced value of goods supplied and services rendered by Cristal during the year, net of trade and quantity discounts. Revenue is reduced for estimated customer returns, rebates and other similar allowances. Interest and commission revenue is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

Foreign currencies

The consolidated financial statements are presented in SR, which is Cristal’s presentation currency. Transactions in foreign currencies are recorded in Saudi Riyals at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the consolidated statement of income except for those items to which hedge accounting applies, whereby the foreign exchange differences are recognized in equity. The individual financial statements of each group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of presenting consolidated financial statements, the assets and liabilities of Cristal’s foreign operations are expressed in SR, using exchange rate prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the year. Exchange differences, arising, if any, are classified as equity and transferred to Cristal’s translation adjustment reserve. Such translation differences are recognized in the consolidated statement of income in the period in which the foreign operation is disposed-off.

Derivative financial instruments and hedge accounting

Cristal enters into variety of derivative financial instruments to manage its exposure to interest rate and foreign exchange rate risk, including foreign exchange forward contracts and interest rate swaps.

In accordance with its treasury policy, Cristal does not hold or issue derivative financial instruments for trading purposes in the normal course of business. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments.

Derivatives are initially recognized at fair value at the date a derivative contract is entered into. The gain or loss on remeasurement to fair value is recognized immediately in the consolidated statement of income.

The fair value of forward exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price. The foreign currency forward exchange contracts are stated at their fair values. Saudi GAAP adopted by Cristal require these contracts to be measured as follows:

•	Where a forward contract for the purchase or sale of foreign currency is designated to provide hedge against foreign currency transactions, the difference between the agreed upon rate at the inception of the contract and the current or spot rate price is accounted for over the life of the forward contract and included in the consolidated statement of income.
•	Where a forward contract is intended to provide a hedge against future identifiable foreign currency commitments, the difference between the agreed upon rate at the inception of the contract and the rate at the time of recording the transaction is added (deducted) according to its nature, to the agreed upon amount.

Cristal designates certain of its derivatives instruments as cash flow hedges. At the inception of a hedge relationship, Cristal formally designates and documents the hedge relationship to which Cristal wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documents include identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the hedging instrument’s effectiveness in offsetting the exposure to changes in the hedged item’s cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in cash flows and are assessed on an ongoing basis to determine that they have been highly effective throughout the financial reporting year for which they were designated.

Cash flow hedges which meet the strict criteria for hedge accounting are accounted for by taking the gain or loss on the effective portion of the hedging instrument directly in equity, while any ineffective portion is recognized immediately in the consolidated statement of income.

Amounts taken to equity are transferred to consolidated statement of income when the hedged transaction affects profit or loss such as when the hedged financial income or financial expense is recognized.

If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover (as part of the hedging strategy), or if its designation as a hedge is revoked, or when the hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss previously recognized in equity remains separately in equity until the forecast transaction occurs or the foreign currency firm commitment is met. If the forecast transaction or firm commitment is no longer expected to occur, amounts previously recognized in equity are transferred to consolidated statement of income.

Any gains or losses arising from changes in fair value on derivatives during the year that do not qualify for hedge accounting are taken directly to the consolidated statement of income.

Expenses

Selling and distribution expenses principally comprise of costs incurred in the distribution and sale of Cristal’s products. All other expenses are classified as general and administrative expenses.

General and administrative expenses include direct and indirect costs not specifically part of production costs. Allocations between general and administrative expenses and cost of sales, when required, are made on a consistent basis.

Offsetting

Financial assets and liabilities are offset and the net amount reported in the consolidated balance sheet only when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liability simultaneously. Income and expense is not offset in the consolidated statement of income unless required or permitted by generally accepted accounting principles in Kingdom of Saudi Arabia.

Transition to IFRS

The Saudi Organization for Certified Public Accountants (“SOCPA”) has approved a plan for transition to International Financial Reporting Standards. The plan requires that effective from January 1, 2017 all the companies listed on the Saudi Stock Exchange (“Tadawul”) shall prepare their financial statements in accordance with the International Financial Reporting Standards as endorsed in Saudi Arabia and other standards and pronouncements endorsed by the SOCPA (“IFRS”). Accordingly, effective from January 1, 2017, Cristal shall prepare its financial statements in accordance with IFRS. Financial statements prepared using SOCPA IFRS would be in compliance with IFRS as issued by the IASB.

SHAREHOLDER PROPOSALS—2018 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in Tronox’s 2018 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our Secretary at the address provided below no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on [•], 2017.

Should an eligible shareholder or shareholders desire to nominate a candidate for director or propose any other business at the 2018 annual meeting outside of the process for inclusion of such nomination or proposal in the proxy statement, such shareholder must give us timely written notice. As required under our constitution, to be timely for the 2018 annual meeting, a shareholder’s notice of a director nomination must be delivered to our Secretary at the address provided below not earlier than the 120th day, no later than the 90th day before the anniversary of the date of the 2017 annual meeting. As a result, any nomination given by a shareholder pursuant these provisions of our constitution (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m. U.S. Eastern Standard Time) on December 22, 2017, and no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on January 22, 2018, unless our 2018 annual meeting date occurs more than 30 days before or 70 days after April 21, 2018. In that case, notice of the nomination must be received by our Secretary not earlier than close of business on the 120th day before the 2018 annual meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2018 annual meeting, or (ii) the 10th day following the day on which Tronox first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above. The shareholder’s nomination must comply with applicable laws and our constitution, which is available to shareholders free of charge upon request to our Secretary at the address provided below. Our constitution is also available on our website at www.tronox.com.

Under the Australian Corporations Act, (i) shareholders of Tronox holding at least 5% of the votes that may be cast on the resolution, or (ii) at least 100 shareholders entitled to vote at a general meeting, may give notice to Tronox proposing a resolution for consideration at the next general meeting that occurs more than two months after the notice is given. Under Australian law, the board of directors can refuse to place a resolution on the agenda at a meeting in certain circumstances, for example if the matter is not a matter for proper shareholder action because it concerns a matter exclusively vested in the board of directors.

Notice of intention to submit a nomination or other proposal at the 2018 annual meeting and any request for a copy of our constitution must be addressed to Tronox’s Secretary at Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, U.S.A.

OTHER MATTERS

No matters other than the matters described in this proxy statement are anticipated to be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

RESPONSIBILITY FOR INFORMATION

The information in this proxy statement relating to Cristal and its affiliates (including Cristal Netherlands and the Cristal shareholder parties) and Cristal’s TiO2 business and other Cristal businesses (collectively, the “Cristal Material”) has been furnished by Cristal for inclusion in this proxy statement. Cristal has confirmed to Tronox that this proxy statement includes all information known to Cristal, Cristal Netherlands, the Cristal shareholder parties or any of their respective associates (as of the date of this proxy statement) that is material to your decision on how to vote on the proposal. Cristal has consented to the inclusion of the Cristal Material in this proxy statement in the form and context in which it appears.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Tronox, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference in this proxy statement.

The SEC allows Tronox to “incorporate by reference” information into this proxy statement. This means that we are disclosing important business and financial information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this proxy statement. The fact that additional information is being incorporated by reference into this proxy statement should not necessarily be viewed as an indication that such information is material to your decision on how to vote on the proposal. This proxy statement incorporates by reference the documents listed below that Tronox has previously filed or will file with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 24, 2017.
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 4, 2017.
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the SEC on August 9, 2017.
•	Definitive Proxy Statement on Schedule 14A filed March 16, 2017.
•	Current Reports on Form 8-K, dated February 21, 2017, February 27, 2017, April 13, 2017, April 24, 2017, May 4, 2017, May 9, 2017, May 10, 2017 (as amended on May 18, 2017), May 26, 2017, June 2, 2017, June 28, 2017, August 3, 2017, August 7, 2017 and August 9, 2017 (other than the portions of those documents not deemed to be filed).
•	The description of Class A Shares set forth in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such descriptions.

In addition, Tronox is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Tronox special meeting; provided, however, that Tronox is not incorporating by reference any information furnished under Item 2.02 or Item 7.01 of Form 8-K, except as otherwise specified herein. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purposes of this proxy statement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Tronox, without cost, by requesting them in writing at the following address:

Tronox Limited
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901, U.S.A.
Attn: Investor Relations

You may also request a copy of these filings from our proxy solicitor, Okapi, using the following contact information:

Okapi Partners LLC
1212 Avenue of Americas
New York, NY 10036
Call Collect: +1 212 297 0720
Toll Free: +1 877 274 8654

This document is a proxy statement of Tronox for the special meeting. We have not authorized anyone to give any information or make any representation about the transaction or our company that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it.

This document contains a description of the representations and warranties that each of Tronox and Cristal made to the other in the transaction agreement. Representations and warranties made by Tronox, Cristal and other applicable parties are also set forth in contracts and other documents (including the transaction agreement) that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Tronox, Cristal or their respective businesses. Accordingly, the representations and warranties and other provisions of the transaction agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

THE NATIONAL TITANIUM DIOXIDE
COMPANY LIMITED (CRISTAL)
(LIMITED LIABILITY COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED 31 DECEMBER
2016, 2015 and 2014
AND INDEPENDENT AUDITORS’ REPORTS

The National Titanium Dioxide Company Limited (Cristal) Years Ended 31 December 2016, 2015 and 2014

INDEPENDENT AUDITOR’S REPORT

To the Shareholders
The National Titanium Dioxide Company

Jeddah, Kingdom of Saudi Arabia

Scope of audit

We have audited the accompanying consolidated financial statements of National Titanium Dioxide Company, a Saudi Joint Stock Company and its Subsidiaries (“the Group”), which comprise the balance sheet as of 31 December, 2016 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the year ended 31 December, 2016, and the related notes from 1 to 40 to the consolidated financial statements, including the information relating to the nature and effect of differences between accounting principles generally accepted in the Kingdom of Saudi Arabia and the United States of America on shareholders’ equity at 31 December 2016 and 2015 and net income (loss) and cash flows for the years ended 31 December 2016 and 2015 as disclosed in note 37.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted accounting principles in the Kingdom of Saudi Arabia. This includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above, including the information relating to the nature and effect of differences between accounting principles generally accepted in the Kingdom of Saudi Arabia and the United States of America on shareholders’ equity at 31 December 2016 and 2015 and net income (loss) and cash flows for the years ended 31 December 2016 and 2015 as disclosed in note 37, present fairly, in all material respects, the consolidated financial position of National Titanium Dioxide Company and its subsidiaries as of 31 December, 2016, and the results of their operations and cash flows for the year then ended in accordance with accounting principles generally accepted in the Kingdom of Saudi Arabia.

Emphasis of Matter

Accounting standards generally accepted in the Kingdom of Saudi Arabia vary in certain significant respects from accounting principles generally accepted in the United States of America. We have audited the information related to the nature and effect of such differences on shareholders’ equity at 31 December 2016 and 2015 and net income (loss) and cash flows for each of the years in the period ended 31 December 2016 and 2015 as disclosed in Note 37 to the consolidated financial statements. We were not engaged to audit, review or apply any procedures to the 2015 consolidated financial statements prepared in accordance with accounting standards generally accepted in the Kingdom of Saudi Arabia taken as a whole and therefore we do not express an opinion on the 2015 consolidated financial statements.

Gihad Al-Amri
Certified Public Accountant
Registration No. 362

June 22, 2017

Report of Independent Auditors

To the Board of Directors and Partners of

The National Titanium Dioxide Company Limited (Cristal)

We have audited the accompanying consolidated financial statements of National Titanium Dioxide Company (Cristal) (the “Company” or “Parent Company”) and its subsidiaries (collectively referred to as the “Group”), which comprise the consolidated balance sheet as of December 31, 2015, and the related consolidated statement of income, consolidated statement cash flows, consolidated statement of changes in Partners' equity for the year then ended, and the related notes to the consolidated financial statements, which, as described in Note 3 to the consolidated financial statements, have been prepared on the basis of accounting standards generally accepted in the Kingdom of Saudi Arabia.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting standards generally accepted in the Kingdom of Saudi Arabia; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Report of Independent Auditors (continued)

To the Board of Directors and Partners of

The National Titanium Dioxide Company Limited (Cristal)

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of National Titanium Dioxide Company and subsidiaries at December 31, 2015, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting standards generally accepted in the Kingdom of Saudi Arabia.

Emphasis of Matters

a.	As discussed in Note 38 to the consolidated financial statements, the accompanying consolidated financial statements for the year ended 31 December 2015 have been restated to correct certain immaterial misstatements. Our opinion is not modified in respect of this matter.
b.	As discussed in Note 3 to the consolidated financial statements, the Group prepares its financial statements in accordance with accounting standards generally accepted in the Kingdom of Saudi Arabia, which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.
c.	The consolidated financial statements of National Titanium Dioxide Company and subsidiaries as at 31 December 2014 and 31 December 2016, were audited by another auditor who expressed an unqualified opinion on those financial statements on 22 June 2017.
d.	We were not engaged to audit, review or apply any procedures to the reconciliation between accounting standards generally accepted in the Kingdom of Saudi Arabia and U.S. generally accepted accounting principles described in Note 37 to these consolidated financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by another auditor.

for Ernst & Young

Ahmed I. Reda
Certified Public Accountant
Licence No. 356

27 Ramadan 1438H
22 June 2017

Jeddah

INDEPENDENT AUDITOR'S REPORT

To the shareholders
The National Titanium Dioxide Company Limited (Cristal)
Jeddah, Saudi Arabia

We have audited the accompanying consolidated financial statements of The National Titanium Dioxide Company Limited (Cristal) (a Saudi limited liability company) ( the “Company”) and its subsidiaries (collectively referred to as the “Group''), which comprise the consolidated statement of income, consolidated statement of changes in shareholders' equity and the consolidated statement of cash flows for the year ended 31 December 2014, and the related notes to the consolidated financial statements, which, as described in Note 3 to the consolidated financial statements, have been prepared on the basis of accounting standards generally accepted in the Kingdom of Saudi Arabia.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting standards generally accepted in the Kingdom of Saudi Arabia; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

INDEPENDENT AUDITOR'S REPORT (Continued)

To the shareholders
The National Titanium Dioxide Company Limited (Cristal)
Jcddah, Saudi Arabia

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and consolidated cash nows of The National Titanium Dioxide Company Limited and subsidiaries for the year ended 31 December 2014 in conformity with accounting standards generally accepted in the Kingdom of Saudi Arabia.

Emphasis of Matters

a.	As discussed in Note 38 to the consolidated financial statements, the accompanying consolidated financial statements for the year ended 31 December 2014 have been restated to correct certain misstatements identified. Our opinion is not modified in respect of this matter.
b.	As discussed in Note 3 to the consolidated financial statements, the Group prepares its financial statements in accordance with accounting standards generally accepted in the Kingdom of Saudi Arabia, which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.

Al-Mutahhar Y. Hamiduddin
License No. 296

Deloitte & Touche Bakr Abulkhair & Co.

Jeddah, Saudi Arabia
27 Ramadan, 1438
June 22, 2017

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED BALANCE SHEET
As at 31 December 2016 and 2015

	Note	2016 SR’ 000	2015 SR’ 000
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	436,633	719,358
Accounts receivable and prepayments	5	1,545,421	1,487,481
Due from related parties	11	137,500	—
Inventories	6	2,258,720	3,372,776
TOTAL CURRENT ASSETS		4,378,274	5,579,615
NON-CURRENT ASSETS
Property, plant and equipment	7	6,218,397	7,090,045
Investments	8	1,499,752	1,531,262
Goodwill	9	644,600	649,831
Other intangible assets	10	339,394	377,085
Due from related parties	11	231,079	—
Deferred income tax assets	12	233,426	307,334
Exploration and evaluation costs	13	392,337	229,815
Other assets	14	137,704	63,864
TOTAL NON-CURRENT ASSETS		9,696,689	10,249,236
TOTAL ASSETS		14,074,963	15,828,851
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accruals	15	1,796,620	1,900,065
Short term loans	16	63,217	1,936,475
Due to related parties	11	260,993	57,035
Current portion of long term loans	17	119,705	2,002,891
TOTAL CURRENT LIABILITIES		2,240,535	5,896,466
NON-CURRENT LIABILITIES
Long term loans	17	7,101,008	4,702,327
Employees' terminal benefits	19	240,320	237,010
Due to related parties	11	241,759	—
Deferred income tax liabilities	12	260,155	460,788
Other liabilities	20	494,933	394,979
TOTAL NON-CURRENT LIABILITIES		8,338,175	5,795,104
TOTAL LIABILITIES		10,578,710	11,691,570
SHAREHOLDERS’ EQUITY
Equity attributable to the shareholders of the parent company
Capital	21	2,362,500	2,362,500
Statutory reserve	22	507,202	507,202
Additional contribution by shareholders	23	892,516	734,894
Retained earnings		1,351,320	2,085,965
Other reserves		(1,726,609)	(1,622,004)
Total equity attributable to the shareholders of the parent company		3,386,929	4,068,557
NON-CONTROLLING INTEREST	24	109,324	68,724
TOTAL SHAREHOLDERS’ EQUITY		3,496,253	4,137,281
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		14,074,963	15,828,851

The attached notes 1 to 40 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF INCOME
Years ended 31 December 2016, 2015 and 2014

	Note	2016 SR’ 000	2015 SR’ 000 (Restated)	2014 SR’ 000 (Restated)
Sales		6,514,045	6,377,041	7,722,527
Cost of sales		(5,947,855)	(6,389,628)	(6,311,360)
GROSS PROFIT / (LOSS)		566,190	(12,587)	1,411,167
EXPENSES
Selling and distribution	25	(414,534)	(428,326)	(499,091)
General and administration	26	(546,928)	(618,246)	(600,873)
(Impairment)/reversal of impairment of assets	27	(9,895)	(280,960)	472
		(971,357)	(1,327,532)	(1,099,492)
LOSS/INCOME FROM OPERATIONS		(405,167)	(1,340,119)	311,675
Other income (expenses), net	28	(29,046)	1,850	40,960
Financial charges	29	(254,473)	(166,811)	(244,854)
Fair value of forward contracts	33	(8,111)	(363,943)	(120,946)
LOSS BEFORE ZAKAT AND INCOME TAX AND NON-CONTROLLING INTEREST		(696,797)	(1,869,023)	(13,165)
Income tax (expense)/benefit	18	28,346	(98,340)	(8,577)
Zakat	18	(40,245)	—	37,150
NET (LOSS)/INCOME BEFORE NON-CONTROLLING INTEREST		(708,696)	(1,967,363)	15,408
Net (loss)/income attributable to non-controlling interest	24	(25,959)	(23,668)	16,184
NET (LOSS)/INCOME FOR THE YEAR		(734,655)	(1,991,031)	31,592

The attached notes 1 to 40 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF CASH FLOWS
Years ended 31 December 2016, 2015 and 2014

	Note	2016 SR’ 000	2015 SR’ 000 (Restated)	2014 SR’ 000 (Restated)
OPERATING ACTIVITIES
Loss before zakat and income tax and non-controlling interest		(696,797)	(1,869,023)	(13,165)
Adjustments for:
Depreciation	7	617,222	528,637	634,306
Amortization of other intangible assets	10	36,215	36,321	36,000
Impairment/(reversal of impairment) of assets	27	9,895	280,960	(472)
Foreign currency translation adjustment		(4,564)	—	(188,490)
Amortization of debt issue costs		—	—	5,183
Impairment of exploration and evaluation costs	13	4,564	1,684	450
Allowance for doubtful debts, net	5	(2,825)	(2,579)	(6,431)
Financial charges, net	29	254,473	166,811	244,854
Employees’ terminal benefits, net		3,310	27,299	(26,270)
Fair value of forward contracts		—	—	120,947
Zakat paid		—	—	(8,793)
Financial charges paid		(225,613)	(170,915)	(280,522)
Deferred income tax		(138,624)	129,571	(8,675)
		(142,744)	(871,234)	508,922
Changes in operating assets and liabilities:
Accounts receivable and prepayments		(55,115)	585,168	(26,869)
Inventories		1,114,056	807,927	(74,852)
Accounts payables and accruals		(132,305)	(87,285)	(80,688)
Related parties		77,138	57,035	—
Net cash generated from operating activities		861,030	491,611	326,513
INVESTING ACTIVITIES
Movement in property, plant and equipment, net		154,935	(1,298,666)	(1,602,202)
Investments		6,510	(253,825)	—
Exploration and evaluation costs		(137,522)	(6,934)	(11,118)
Other intangible assets		(30)	(1,876)	45,469
Other non-current assets		(73,840)	28,281	(38,290)
Exchange of foreign currency		96,333	183,191	—
Net cash generated from / (used in) investing activities		46,386	(1,349,829)	(1,606,141)
FINANCING ACTIVITIES
Additional contribution from a shareholder	23	157,622	228,644	—
Other non-current liabilities		99,954	37,728	4,710
Movement in term loans, net		(1,357,763)	1,714,279	374,241
Movement in non-controlling interest	24	—	—	860,232
Foreign currency movement in non-controlling	24	14,641	(25,624)	(16,482)
Net cash (used in) / generated from financing activities		(1,085,546)	1,955,027	1,222,701
(DECREASE) / INCREASE IN CASH AND CASH EQUIVALENTS		(178,130)	1,096,809	(56,927)
Cash and cash equivalents at the beginning of the year		719,358	226,602	296,729
Foreign currency translation adjustments and other reserves movement		(104,595)	(608,522)	(13,200)
Bank balances and cash for a subsidiary acquired		—	4,469	—
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR		436,633	719,358	226,602
MAJOR NON-CASH TRANSACTION
Transfer of assets under construction to an associate	7	—	2,828,622	—

The attached notes 1 to 40 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended 31 December 2016, 2015 and 2014

Equity attributable to the shareholders of the parent company

						Other reserves
	Capital SR’ 000	Statutory reserve SR’ 000	Additional contribution by Shareholders SR’ 000	Retained earnings SR’ 000	Total SR’ 000	Foreign currency translation reserve SR’ 000	Hedging reserve SR’ 000	Pension liability adjustment SR’ 000	Total SR’ 000
Balance at 31 December 2015	2,362,500	507,202	734,894	2,085,965	5,690,561	(1,584,805)	9,291	(46,490)	(1,622,004)
Net loss for the year	—	—	—	(734,655)	(734,655)	—	—	—	—
Net movement during the year	—	—	157,622	10	157,632	(119,162)	(4,916)	19,473	(104,605)
Balance at 31 December 2016	2,362,500	507,202	892,516	1,351,320	5,113,538	(1,703,967)	4,375	(27,017)	(1,726,609)

Balance at 31 December 2014 (restated)	2,362,500	507,202	506,250	4,076,996	7,452,948	(1,001,389)	13,849	(40,827)	(1,028,367)
Net loss for the year (restated)	—	—	—	(1,991,031)	(1,991,031)	—	—	—	—
Net movement during the year (restated)	—	—	228,644	—	228,644	(583,416)	(4,558)	(5,663)	(593,637)
Balance at 31 December 2015	2,362,500	507,202	734,894	2,085,965	5,690,561	(1,584,805)	9,291	(46,490)	(1,622,004)

Balance at 31 December 2013 as restated (unaudited)	2,362,500	497,742	506,250	4,043,139	7,409,631	(493,711)	(98,199)	(16,902)	(608,812)
Adjustment	—	—	—	11,725	11,725	—	—	—	—
Net income for the year (restated)	—	—	—	31,592	31,592	—	—	—	—
Transfer to statutory reserve	—	9,460	—	(9,460)	—	—	—	—	—
Net movement during the year (restated)	—	—	—	—	—	(507,678)	112,048	(23,925)	(419,555)
Balance at 31 December 2014	2,362,500	507,202	506,250	4,076,996	7,452,948	(1,001,389)	13,849	(40,827)	(1,028,367)

The attached notes 1 to 40 form part of these consolidated financial statements.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
Years ended 31 December 2016, 2015 and 2014

1   ACTIVITIES

The National Titanium Dioxide Company Limited (Cristal) (the “Company” (or) the “Parent Company” (or) “Cristal”) is a Limited Liability Company registered in the Kingdom of Saudi Arabia under Commercial Registration number 4030062296 dated 20/3/1409 (corresponding to 30 October 1988) with branches in Madinah and Yanbu having Commercial Registration numbers 003673 and 4030062296/002. The results, assets and liabilities of the branches are included in these consolidated financial statements.

The Company obtained its Foreign Capital Investment License by Ministerial Decision No. 201 dated 25/4/1408 (corresponding to 16 December 1987), as amended by various Ministerial Decisions, the last of which is Ministerial Decision No. 1325 dated 5/9/1425 (corresponding to 19 October 2005). The Company started commercial production on 1 June 1992.

The principal activity of the Company and its subsidiaries (hereinafter referred to together as the “Group”) is manufacturing and marketing of Titanium Dioxide (TiO2). One of the subsidiaries is engaged in mineral exploration, development of mineral tenements, mining and processing mineral sands and sale of separated mineral sands products. The Company’s principal place of business is Jeddah, Kingdom of Saudi Arabia. The majority of the activities of the international subsidiaries are in the United States of America, United Kingdom, Australia, China, Brazil and France.

The Company is owned 79% by National Industrialization Company (the “Holding” company or “Tasnee”) a Saudi joint stock company, 20% by Gulf Investment Corporation, a corporation registered under an agreement entered into by the Gulf Cooperation Council, and 1% by Dr. Talal Al-Shair, a Saudi national (note 21).

The majority of the activities of the subsidiaries are in the United States of America, United Kingdom, Australia, Brazil and France.

2   BASIS OF PREPARATION AND CONSOLIDATION

2.1   BASIS OF PREPARATION

The consolidated financial statements comprise the financial statements of the Group. The consolidated financial statements are expressed in Saudi Riyals, being the functional currency of the Parent Company and have been rounded off to the nearest thousand Saudi Riyals, except when otherwise specified.

Subsidiaries

Subsidiaries are companies in which the Group has, directly or indirectly, long term investment comprising an interest of more than 50% in the voting capital or over which it exerts control. Subsidiaries are consolidated from the date the Group obtains control until the date that such control ceases. The consolidated financial statements are prepared on the basis of the individual financial statements of the Parent Company and the audited financial statements of its subsidiaries. The financial statements of the subsidiaries are prepared for the same reporting period as the Parent Company, using consistent accounting policies. All intra-group balances, income and expenses and recognized gains and losses resulting from intra-group transactions are eliminated in full on consolidation.

Non-controlling interests represent the portion of profit or loss and net assets that are not held by the Group and are presented separately in the consolidated statement of income and within equity in the consolidated balance sheet, separately from Parent Company’s shareholders’ equity.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

2   BASIS OF PREPARATION AND CONSOLIDATION (continued)

2.2   BASIS OF CONSOLIDATION

These consolidated financial statements include the financial statements of the Parent Company and the following wholly owned subsidiaries:

Name, Country of Incorporation and Principal Activities	% of ownership (directly or indirectly)
	2016	2015	2014
Cristal Inorganic Chemicals Limited (“CIC”)
Incorporated in: Cayman Islands	100%	100%	100%
Principal Activities: Manufacturing and Marketing of Titanium Dioxide (TiO2)
Cristal Australia Pty Limited (“CAPL”)
Incorporated in: Australia	100%	100%	100%
Principal Activities: Mineral Exploration and Mining
Cristal Metals (“Cristal US”)
Incorporated in: USA	100%	100%	100%
Principal Activities: Manufacturing of Titanium Metal Powder
Cristal US Holdings LLC (“Cristal LLC”)
Incorporated in: USA	100%	100%	100%
Principal Activities: Manufacturing of Titanium Metal Powder
Hong Kong Titanium Products Company Limited (“Cristal China”)
Incorporated in: China	100%	100%	—
Principal Activities: Manufacturing and Marketing of TiO2 & Sulphuric Acid

CIC conducts its Brazilian operations under its subsidiary, Millennium Inorganic Chemicals do Brazil S.A., a publicly-held company traded on the São Paulo Stock Exchange (“BOVESPA”) with a 28% non-controlling interest.

With effect from 1 March 2015, the Company acquired 100% shareholding in Hong Kong Titanium Products Company Limited, which owns 100% shareholding in Jiangxi Tikon Titanium Limited Company. As such the Company owns 100% of the shareholdings in both the entities. Therefore, Hong Kong Titanium Products Company Limited and Jiangxi Tikon Titanium Limited Company have been treated as fully owned subsidiaries of the Company in these consolidated financial statements (note 9a).

During 2014, the Company along with Tasnee incorporated a company named Advanced Metal Industries Cluster Company Limited (“AMIC”). AMIC is engaged to set up industrial projects relating to titanium metals of various types and other related substances including titanium ore, iron ore and manufacturing of titanium dioxide through high pressure oxidization. AMIC is yet to commence its commercial activities. Until 2015 this company was treated as a subsidiary and consolidated into the Company’s accounts. However, in 2015 after Tasnee increased its share ownership of the company and the Company was restructured with AMIC becoming its own business unit reporting directly to Tasnee, it was determined that because of these changes the Company no longer had control over the operations and management of AMIC; however, with its 50% equity ownership has significant influence. Therefore, from 2015 forward AMIC is considered as an associate of the Company and accounted for using the equity method of accounting (note 8).

3   SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with accounting standards generally accepted in the Kingdom of Saudi Arabia. The significant accounting policies adopted are as follows:

Accounting convention

The consolidated financial statements are prepared under the historical cost convention modified for derivative financial instruments that have been measured at fair value.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of estimates

The preparation of consolidated financial statements in conformity with accounting standards generally accepted in the Kingdom of Saudi Arabia requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Cash and cash equivalents

For the purposes of the consolidated statement of cash flow, cash and cash equivalents consists of bank balances, cash on hand, and investments that are readily convertible into known amounts of cash and have a maturity of three months or less when purchased.

Accounts receivable

Accounts receivable are stated at original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful debts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred.

Inventories

Inventories are stated at the lower of cost and net realizable value. Costs include expenses incurred in bringing each product to its present location and condition. Finished goods are calculated on a weighted average cost basis and includes cost of materials, labor and an appropriate proportion of direct overheads based on normal operating capacity. All other inventories are valued on a weighted average cost basis.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and costs necessary to make the sale.

When inventories become old or obsolete, an estimate is made of their net realizable value. For individually significant amounts this estimation is performed on an individual basis. Amounts which are not individually significant, but which are old or obsolete, are assessed collectively and an allowance applied according to the inventory type and degree of ageing or obsolescence, based on anticipated selling prices.

Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and any impairment in value, except for property and equipment acquired through acquisition, which are recorded at fair value as of the acquisition date Freehold land is not depreciated. Depreciation is provided over the estimated useful lives or units of production of the applicable assets or economically recoverable reserves and is recognized in the consolidated statement of income.

The cost of self-constructed assets include the cost of materials and direct labour, any other costs directly attributable to bringing the asset to a working condition for its intended use, and the costs of dismantling and removing the items and restoring the site on which they are located.

The carrying values of property, plant and equipment are reviewed for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. If any such indication exists and where the carrying values exceed the estimated recoverable amount, the assets are written down to their recoverable amount, being the higher of their fair value less costs to sell and their value in use.

Leasehold improvements are depreciated on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease.

Expenditure for repairs and maintenance are charged to consolidated statement of income. Improvements that increase the value or materially extend the life of the related assets are recognized.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of income in the year the asset is derecognised.

Expenditure incurred to replace a component of an item of property, plant and equipment that is accounted for separately is capitalised and the carrying amount of the component that is replaced is written off. Other subsequent expenditure is capitalised only when it increases future economic benefits of the related item of property, plant and equipment. All other expenditure is recognised in the consolidated statement of income as the expense is incurred.

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year end, and adjusted prospectively, if appropriate.

Assets under construction

Assets under construction represent all costs relating directly and indirectly to the projects in progress and are capitalized as property and equipment when the project is completed.

Borrowing costs

Borrowing costs that are directly attributable to the construction of an asset are recognized up to the stage when substantially all the activities necessary to prepare the qualifying asset for its intended use are completed and, thereafter such costs are charged to the consolidated statement of income.

Investments

Associates

The Group’s investment in associates is accounted for under the equity method of accounting. An associate is an entity over which the Group exercises significant influence and which is neither a subsidiary nor a joint venture. Under the equity method, the investment in associate is carried in the consolidated balance sheet at cost adjusted by the changes in the Group’s share of net assets of the associate. The consolidated statement of income reflects the share of the results of operation of the associate. Where there has been a change recognized directly in the equity of the associate, the Group recognizes its share of any change and discloses this, when applicable, in the consolidated statement of changes in shareholder’s equity. Unrealised profits and losses resulting from transactions between the Group and the associate are eliminated to the extent of interest in an associate.

The financial statements of the associates are prepared for the same period as the Parent Company. Where necessary, adjustments are made to bring the accounting policies in line with those of the Group.

Available-for-sale investments

Investments which are neither bought with the intention of being held to maturity nor for trading purposes are classified as available for sale and included under non-current assets unless they are intended to be sold in the next fiscal year. These investments are initially recognized at cost and are subsequently re-measured at fair value at each reporting date as follows:

•	Fair values of quoted securities are based on available market prices at the reporting date adjusted for any restriction on the transfer or sale of such investments; and
•	Fair values of unquoted securities are based on a reasonable estimate determined by reference to the current market value of other similar quoted investment securities or is based on the expected discounted cash flows. If the fair value as mentioned above is not available, the cost shall be the most appropriate, subjective and reliable alternative for the fair value of the securities. Accordingly, the Group carries unquoted securities at cost less impairment.

Income from the investments in financial instruments is recognized when dividends are declared. The carrying amount of all investments is reduced to recognize other than temporary diminution in value.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

Business combination and goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is measured as the aggregate of the consideration transferred, measured at acquisition date fair value and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred are expensed.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Goodwill is initially measured at cost being the excess of the consideration transferred over the Group’s net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the difference is recognized in the consolidated statement of income.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash generating units, or groups of cash generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Impairment is determined for goodwill by assessing the recoverable amount of the cash-generating unit (or group of cash-generating units), to which the goodwill relates. Where the recoverable amount of the cash-generating unit (or group of cash-generating units) is less than the carrying amount of the cash-generating unit (group of cash-generating units) to which goodwill has been allocated, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

Goodwill is reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill at each reporting date.

When subsidiaries are sold, the difference between the selling price and the net assets plus cumulative translation differences and goodwill is recognized in the consolidated statement of income.

Other intangible assets and amortization

Trademarks, technology and others

Intangible assets acquired separately are reported at acquired fair value less accumulated amortization and accumulated impairment losses. Amortization is charged on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each annual reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

An intangible asset is recognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from de-recognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in the consolidated statement of income when the asset is recognized.

Intangible assets with indefinite useful lives are tested for impairment annually, and whenever there is an indication that the asset may be impaired. Recoverable amount is the higher of fair value less costs to sell and value in use.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

In assessing value in use, the estimated gross undiscounted cash flows is compared with the carrying amount. If gross cash flows are higher than the carrying amount no impairment is recognised. If the gross cash flows are lower than the carrying amount impairment is recognized. In assessing impairment loss, the recoverable amount is determined based on estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in the consolidated statement of income.

Identifiable intangible assets, which primarily consist of trademarks, technology, and customer relationships, were valued at fair value with the assistance of independent appraisers, effective with the acquisition of the subsidiaries. CIC’s (a subsidiary) trade name is considered an intangible asset with an indefinite life and is not being amortized but instead is measured for impairment at least annually, or when events indicate that, impairment exists.

Other intangible assets are carried at cost, which primarily consist of patents and license costs. These assets are amortized using the straight line method over their estimated useful lives or over the term of the related agreement, if shorter. The value of all identifiable intangible assets is reduced to recognize an impairment loss.

Impairment

Financial assets

An assessment is made at each balance sheet date to determine whether there is objective evidence that a specific financial asset may be impaired. If such evidence exists, any impairment loss is recognized in the consolidated statement of income. Impairment is determined as follows:

(a)	For assets carried at fair value, impairment is the difference between cost and fair value, less any impairment loss previously recognized in the consolidated statement of income;
(b)	For assets carried at cost, impairment is the difference between carrying value and the present value of future cash flows discounted at the current market rate of return for a similar financial asset;
(c)	For assets carried at amortized cost, impairment is the difference between carrying amount and the present value of future cash flows discounted at the original effective interest rate.

Non-current tangible and intangible assets excluding goodwill

At each balance sheet date, the Group assesses whether there are any indications, internal or external, of impairment in the value of non-current assets. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss. The recoverable amount of an asset is the higher of its value in use and fair value less cost to sell.

Intangible assets with indefinite useful lives are tested for impairment annually or more frequently when there is an indication that the asset may be impaired.

A non-current asset is considered impaired if its carrying amount is higher than its recoverable amount. To determine impairment, the Group compares the non-current asset’s carrying amount with the un-discounted estimated cash flow from the asset’s use. If the carrying amount exceeds the non-discounted cash flow from the asset, the Group estimates the present value of the estimated future cash flows from the asset. The excess of the carrying amount over the present value of the estimated future cash flows from the assets is considered an impairment loss.

An impairment loss is recognized immediately in the consolidated statement of income. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in the prior years. A reversal of an impairment loss is recognized immediately in the consolidated statement of income. An impairment loss relating to intangible assets with indefinite lives is not reversed in a subsequent period.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

The Group has carried out the impairment assessment on its cash generating units (“CGUs”) during the years ended 31 December 2016, 2015 and 2014. The Group has used the undiscounted cash flows projections as per the accounting standards generally accepted in the Kingdom of Saudi Arabia, that have shown no impairment in the values which were higher than the carrying amounts of the net assets involved in the CGUs.

Goodwill and impairment of goodwill

Goodwill represents the excess of the investment cost over the Group’s share in the fair value of identifiable net assets of the investee company at the date of acquisition.

For impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash generating units that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the aquiree are assigned to those units.

Where goodwill forms part of a cash-generating unit and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata based on the carrying amount of each asset in the unit. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Exploration and evaluation costs

Pre-license costs are recognized in the consolidated statement of income as incurred.

Exploration and evaluation costs, including the costs of acquiring licenses, are capitalized as exploration and evaluation assets (“E&E assets”) on an area of interest basis pending determination of the technical feasibility and commercial viability of the project. When a license is relinquished or a project is abandoned, the related costs are recognized in the consolidated statement of income immediately.

E&E assets are assessed for impairment if (i) sufficient data exists to determine technical feasibility and commercial viability, and (ii) facts and circumstances suggest that the carrying amount exceeds the recoverable amount (see the impairment of assets policy note). For the purposes of impairment testing, E&E assets are allocated to cash-generating units consistent with the determination of areas of interest.

Once the technical and commercial viability of extracting a mineral resource is determined, E&E assets attributable to those reserves are first tested for impairment and then reclassified from E&E assets to mine development assets within property and equipment.

Expenditure deemed to be unsuccessful is recognized in the consolidated statement of income immediately.

Turnaround costs

Costs of major maintenance and repairs incurred as part of substantial overhauls or turnarounds of major units at the Group’s manufacturing facilities are capitalized as property, plant and equipment and amortized using the straight-line method over the period until the next planned turnaround, predominantly 18 months to 3 years. These costs are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Leases

Leases are classified as capital leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

Assets purchased under finance leases are recorded at the lower of their fair value or the present value of the future minimum lease payments at the inception of the lease and are depreciated over their expected useful lives on the same basis as owned assets. The finance charge element of the finance lease obligations is charged to the consolidated statement of income over the period of the lease, using a constant rate of interest on the remaining balance of the liability. The liability at the balance sheet date is stated net of future finance charges.

Rentals payable under operating leases are charged to consolidated statement of income on a straight-line basis over the term of the operating lease.

Research and development costs

Research costs are charged to the consolidated statement of income in the period in which they are incurred.

Development costs are charged to the consolidated statement of income in the period in which they are incurred, except where a clearly defined project is undertaken and it is reasonably anticipated that development costs will be recovered through future commercial activity. Such development costs are recognized as an intangible asset and amortized on a straight line basis over a maximum period of 7 years.

Accounts payable and accruals

Liabilities are recognized for amounts to be paid in the future for goods or services received, whether or not billed to the Group.

Provisions

A provision is recognized in the consolidated balance sheet when the Group has a present legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation.

The following are the accounting policies adopted for recognizing some of the provisions:

Asset retirement obligation

The Group records an estimated liability for the future cost to close its facilities under certain lease agreements and the scheduled closure of certain landfills and recognizes the cost over the useful life of the related asset. The Group records a discounted liability for the fair value of an asset retirement obligation and a corresponding increase to the carrying value of the related long-lived asset is recorded at the time the asset is acquired. The Group amortizes the amount added to property and equipment and recognizes accretion expense in connection with the discounted liability over the estimated remaining life of the respective long-lived asset.

Rehabilitation and mine closure costs

Provision is made for anticipated costs of restoration and rehabilitation work necessitated by disturbance arising from exploration, evaluation, development and production activities. Costs included in the provision comprise land reclamation, plant removal and on-going re-vegetation programs.

Rehabilitation and mine closure costs are provided for at present value of the expenditures expected to settle the obligation at the reporting date, based on current legal requirements and technology. Future rehabilitation and mine closure costs are reviewed annually and any changes are reflected in present value of provision at end of reporting period.

The cost of rehabilitation and mine closure is capitalized as property and equipment to the extent it gives rise to future economic benefits. The amount capitalized is depreciated as part of property and equipment using the units of production method.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

Overburden costs

Expenditure associated with the removal of mine overburden is deferred and charged to the consolidated statement of income as the mineral is extracted. The balance of the amount deferred is reviewed at each reporting date to determine the amount (if any) which is no longer recoverable out of future revenue. Any amounts so determined are written off.

Restructurings

A restructuring provision is recognized when the Group has developed a detailed formal plan for the restructuring and has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement the plan or announcing its main features to those affected by it. The measurement of a restructuring provision includes only the direct expenditures arising from the restructuring, which are those amounts that are both necessarily entailed by the restructuring and not associated with the ongoing activities of the entity.

Environmental remediation costs

Anticipated expenditures related to investigation and remediation of contaminated sites, which include current and former plant sites and other remediation sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Only ongoing operations and monitoring costs, the timing of which can be determined with reasonable certainty, are discounted to present value. Future legal costs associated with such matters, which generally cannot be estimated, are not included in these liabilities.

Loans and borrowings

Loans and borrowings are recognized at the proceeds received value by the Group.

Deferred debt issue costs incurred in connection with the Senior Secured Credit Facilities are amortized using the straight-line method over the term of the related debt.

Arrangement fee represent cost incurred in connection with the long term financing arrangements. These fees are included in the initial recognition of the related financing arrangements and are amortized, using the effective interest rate, over the period of long term financing agreements. The amortized portion relating to the construction period is capitalized.

Zakat and income taxes

Parent Company

The Parent Company is subject to the Regulations of the Directorate of Zakat and Income Tax (“DZIT”) in the Kingdom of Saudi Arabia. Accordingly, zakat is provided for in accordance with Saudi Arabian fiscal regulations. Additional amounts, if any, that may become due on finalization of an assessment are accounted for in the year in which assessment is finalized.

Subsidiaries

Income taxes on subsidiaries have been provided based upon the tax laws and rates in the countries in which the operations are conducted and income is earned.

Deferred income tax is provided using the liability method on temporary differences at the balance sheet date. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the balance sheet date.

Current tax and deferred tax relating to items recognized directly in the investee’s equity are also recognized in the equity and not in the consolidated statement of income.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each balance sheet date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Employees’ terminal benefits

End-of-service indemnities

Provision is made for amounts payable under the Saudi Arabian labour law applicable to employees’ accumulated periods of service at the balance sheet date.

Defined contribution plans

Contributions to defined contribution superannuation plans are expensed when the employees have rendered service entitling them to the contributions.

Defined benefit plans

For defined benefit plans, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. Actuarial gains and losses are recognized immediately in equity. Past service cost is recognized in the consolidated statement of income when it arises irrespective of the vesting and non-vesting service period.

The retirement benefit obligation recognized in the balance sheet represents the present value of the defined benefit obligation and any unrecognized past service cost, as reduced by the fair value of plan assets. Any asset resulting from this calculation is limited to past service cost, plus the present value of available refunds and reductions in future contributions to the plan.

Revenues

Sales are recognized when the significant risks and rewards of ownership of the goods have passed to the buyer. Sales represents the invoiced value of goods supplied and services rendered by the Group during the year, net of trade and quantity discounts. Revenue is reduced for estimated customer returns, rebates and other similar allowances.

Interest and commission revenue is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable.

Foreign currencies

The consolidated financial statements are presented in Saudi Riyals, which is the Group’s presentation currency. Transactions in foreign currencies are recorded in Saudi Riyals at the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the consolidated statement of income except for those items to which hedge accounting applies, whereby the foreign exchange differences are recognized in equity.

The individual financial statements of each group entity are presented in the currency of the primary economic environment in which the entity operates (its functional currency). For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are expressed in Saudi Riyals, using exchange rate prevailing on the balance sheet date. Income and expense items are translated at the average exchange rates for the year. Exchange differences, arising, if any, are classified as equity and transferred to the Group’s translation adjustment reserve. Such translation differences are recognized in the consolidated statement of income in the period in which the foreign operation is disposed-off.

Derivative financial instruments and hedge accounting

The Group enters into variety of derivative financial instruments to manage its exposure to interest rate and foreign exchange rate risk, including foreign exchange forward contracts and interest rate swaps.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

In accordance with its treasury policy, the Group does not hold or issue derivative financial instruments for trading purposes in the normal course of business. However, derivatives that do not qualify for hedge accounting are accounted for as trading instruments.

Derivatives are initially recognized at fair value at the date a derivative contract is entered into. The gain or loss on re-measurement to fair value is recognized immediately in the consolidated statement of income. However, where derivatives qualify for hedge accounting, recognition of any resulting gain or loss depends on the nature of the item being hedged.

The fair value of forward exchange contracts is their quoted market price at the balance sheet date, being the present value of the quoted forward price. The foreign currency forward exchange contracts are stated at their fair values. Generally accepted accounting standards adopted by the Group require these contracts to be measured as follows:

a)	Where a forward contract for the purchase or sale of foreign currency is designated to provide hedge against foreign currency transactions, the difference between the agreed upon rate at the inception of the contract and the current or spot rate price is accounted for over the life of the forward contract and included in the consolidated statement of income.
b)	Where a forward contract is intended to provide a hedge against future identifiable foreign currency commitments, the difference between the agreed upon rate at the inception of the contract and the rate at the time of recording the transaction is added (deducted) according to its nature, to the agreed upon amount.

The Group designates certain of its derivatives instruments as cash flow hedges. At the inception of a hedge relationship, the Group formally designates and documents the hedge relationship to which the Group wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documents include identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the hedging instrument’s effectiveness in offsetting the exposure to changes in the hedged item’s cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in cash flows and are assessed on an ongoing basis to determine that they have been highly effective throughout the financial reporting year for which they were designated.

Cash flow hedges which meet the strict criteria for hedge accounting are accounted for by taking the gain or loss on the effective portion of the hedging instrument directly in equity, while any ineffective portion is recognized immediately in the consolidated statement of income.

Amounts taken to equity are transferred to consolidated statement of income when the hedged transaction affects profit or loss such as when the hedged financial income or financial expense is recognized.

If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover (as part of the hedging strategy), or if its designation as a hedge is revoked, or when the hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss previously recognized in equity remains separately in equity until the forecast transaction occurs or the foreign currency firm commitment is met. If the forecast transaction or firm commitment is no longer expected to occur, amounts previously recognized in equity are transferred to consolidated statement of income.

Any gains or losses arising from changes in fair value on derivatives during the year that do not qualify for hedge accounting are taken directly to the consolidated statement of income.

Expenses

Selling and distribution expenses principally comprise of costs incurred in the distribution and sale of the Group’s products. All other expenses are classified as general and administrative expenses.

General and administrative expenses include direct and indirect costs not specifically part of production costs. Allocations between general and administrative expenses and cost of sales, when required, are made on a consistent basis.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

3   SIGNIFICANT ACCOUNTING POLICIES (continued)

Offsetting

Financial assets and liabilities are offset and the net amount reported in the consolidated balance sheet only when there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realise the assets and settle the liability simultaneously. Income and expense is not offset in the consolidated statement of income unless required or permitted by generally accepted accounting standards in Kingdom of Saudi Arabia.

Transition to IFRS

SOCPA has approved a plan for transition to International Financial Reporting Standards. The plan requires that effective from January 1, 2017 all the companies listed on the Saudi Stock Exchange (“Tadawul”) shall prepare their financial statements in accordance with the International Financial Reporting Standards as endorsed in Saudi Arabia and other standards and pronouncements endorsed by the SOCPA (“IFRS”). Accordingly, effective from January 1, 2017, the Company shall prepare its financial statements in accordance with IFRS.

4   CASH AND CASH EQUIVALENTS

	2016 SR’ 000	2015 SR’ 000
Bank balances	435,614	717,652
Short term deposits	93	79
Cash in hand	926	1,627
	436,633	719,358

5   ACCOUNTS RECEIVABLE AND PREPAYMENTS

	2016 SR’ 000	2015 SR’ 000
Accounts receivable – trade	1,099,678	947,840
Less: Allowance for doubtful debts	(11,663)	(14,488)
	1,088,015	933,352
Prepayments	457,406	554,129
	1,545,421	1,487,481

The Group sells a broad range of industrial and performance chemicals to a diverse group of customers in the global coatings, plastics and paper industries, operating throughout the world. Accordingly, there is no significant concentration of risk in any one particular country. The credit limits, ongoing credit evaluation, and account-monitoring procedures are utilized to minimize credit risk and to determine the allowance for doubtful accounts, if any. Collateral is generally not required, but may be used under certain circumstances as well as letters of credit in certain markets, particularly in lesser-developed markets.

As at 31 December 2016 and 2015 trade accounts receivable amounting to SR 11.66 million and SR 14.49 million, respectively were considered impaired and provided for. The movement in allowance for doubtful debts was as follows:

	2016 SR’ 000	2015 SR’ 000
At the beginning of the year	14,488	17,067
Adjustment during the year, net	(2,825)	(2,579)
At the end of the year	11,663	14,488

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

6   INVENTORIES

	2016 SR’ 000	2015 SR’ 000
Finished goods	898,433	1,474,365
Raw materials	664,496	1,016,329
Work in progress	326,429	380,425
Consumables and spare parts	396,558	529,802
Process chemicals	87,727	134,658
	2,373,643	3,535,579
Provision for slow moving and obsolete inventory (see note below)	(114,923)	(162,803)
	2,258,720	3,372,776

Movements in the allowance for slowing moving and obsolete inventories are as follows:

	2016 SR’ 000	2015 SR’ 000
At the beginning of the year	162,803	49,047
Movement in the year	(47,880)	113,316
At the end of the year	114,923	162,803

The charge for the year includes a write down of inventory of SR 49.75 million in 2015 as an expense in the consolidated statement of income, to reduce certain inventory items to their net realizable value. No write down was required for the years ended 31 December 2016 and 2014.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

7   PROPERTY, PLANT AND EQUIPMENT

The estimated useful lives of the assets for the calculation of depreciation are as follows:

Buildings and building improvements	10 – 40 years	Furniture, fixtures and equipment and motor vehicles	5 – 10 years
Plant and machinery	2 – 40 years	Mine development	5 – 30 years
	Land, buildings and building improvements SR’ 000	Plant and machinery SR’ 000	Furniture, fixtures and equipment SR’ 000	Mine development SR’ 000	Assets under construction SR’ 000	Total 2016 SR’ 000
Cost:
At the beginning of the year	1,257,020	7,211,179	29,026	1,111,485	2,092,711	11,701,421
Additions	12,227	45,391	(9)	19	338,023	395,651
Disposals	(6,190)	(35,225)	(291)	(1,471)	(3,185)	(46,362)
Transfers	395,213	289,401	9	(288,637)	(951,303)	(555,317)
Foreign currency translation	(27,257)	(82,174)	55	(7,636)	(3,017)	(120,029)
At the end of the year	1,631,013	7,428,572	28,790	813,760	1,473,229	11,375,364
Depreciation and impairment:
At the beginning of the year	(437,842)	(3,614,242)	(20,148)	(539,144)	—	(4,611,376)
Charge for the year	(74,433)	(445,931)	(1,691)	(95,167)	—	(617,222)
Impairment (see note c below)	—	(9,895)	—	—	—	(9,895)
Transfers	(116,055)	128,886	120	38,141	—	51,092
Foreign currency translation	(2,020)	25,352	(225)	7,327	—	30,434
At the end of the year	(630,350)	(3,915,830)	(21,944)	(588,843)		(5,156,967)
Net book value:
At 31 December 2016	1,000,663	3,512,742	6,846	224,917	1,473,229	6,218,397

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

7   PROPERTY, PLANT AND EQUIPMENT (continued)

	Land, buildings and building improvements SR’ 000	Plant and machinery SR’ 000	Furniture, fixtures and equipment SR’ 000	Mine development SR’ 000	Assets under construction SR’ 000	Total 2015 SR’ 000
Cost:
At the beginning of the year as restated	1,215,340	6,852,619	65,289	1,201,022	3,868,724	13,202,994
Additions	36,567	120,230	681	—	1,386,973	1,544,451
Disposals	(2,597)	(39,755)	(218)	—	(2,160)	(44,730)
Transfers	41,889	279,802	—	1,232	(322,923)	—
Transfer to an associate (see note b below)	—	—	—	—	(2,828,622)	(2,828,622)
Foreign currency translation	(34,502)	(1,252)	(36,868)	(90,769)	(9,281)	(172,672)
At the end of the year	1,256,697	7,211,644	28,884	1,111,485	2,092,711	11,701,421
Depreciation and impairment:
At the beginning of the year as restated	(410,151)	(3,115,110)	(59,521)	(486,374)	—	(4,071,156)
Charge for the year	(68,021)	(431,911)	(2,934)	(25,771)	—	(528,637)
Impairment (see note c below)	(9,959)	(70,593)	—	—	—	(80,552)
Foreign currency translation	50,583	(66,288)	41,080	43,594	—	68,969
At the end of the year	(437,548)	(3,683,902)	(21,375)	(468,551)		(4,611,376)
Net book value:
At 31 December 2015	819,149	3,527,742	7,509	642,934	2,092,711	7,090,045
a)	Under the terms of a land lease agreement with the Royal Commission of Yanbu, the Parent Company has a renewable operating lease for land upon which the Parent Company’s production facilities are located in Yanbu. The lease expires in 2022. Annual lease payments are nominal and are charged to the consolidated statement of income as and when incurred.
b)	Assets under construction represent all costs relating directly and indirectly to development projects in progress. On 31 December 2015, the Company signed an agreement with Advanced Metal Industries Cluster Company Limited (“AMIC”), an associate, in respect of the transfer of certain development projects to AMIC. As per the agreement, the Company has transferred assets under construction, amounting to SR 2,829 million, at book value, with the understanding that AMIC will take over and own the development projects with effect from the date of the agreement. The cost transferred, as assets under construction, relates to the following projects:
Project	Amount SR’000
Slagger in Jazan	2,637,682
Hipol in Yanbu	164,200
Metallurgy in Jazan	26,740
2,828,622

As per the agreement, the consideration in respect of the transfer will be as follows:

i)	Contribution from the Company towards increase in capital of AMIC, amounting to SR 842.25 million (note 8).
ii)	Additional financial support from the Company as shareholder of the AMIC, amounting to SR 684.21 million (note 8).

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

7   PROPERTY, PLANT AND EQUIPMENT (continued)

iii)	The remaining amount of SR 1,302.16 million relates to assets contributed on behalf of Tasnee. This has been adjusted against amounts due to related parties.

As part of the agreement, the lease of land between Jazan Economic City and Cristal will be transferred to the name of AMIC. The legal formalities in respect of the lease transfer in the name of the AMIC are in process.

c)	In 2015 an impairment charge of SR 70.59 million was recognized associated with the removal of the Train I sodium separation systems. The system was deemed impaired because of its failure to properly perform mechanically; it was replaced with a batch process system. In addition, at CAPL, a subsidiary company, an impairment of SR Nil, SR 9.959 million and SR 1.8 million was recognized for the years ended 31 December 2016, 2015 and 2014, respectively. No further impairment was recognized.
d)	Depreciation charge for the year has been allocated as follows:
	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Cost of sales	563,708	474,337	583,004
General, administration, selling and distribution	53,514	54,300	51,302
	617,222	528,637	634,306
e)	Finance costs capitalized during the years ended 31 December 2016, 2015 and 2014 amounted to SR Nil million, SR 5.4 million and SR 25.8 million at an average capitalization rates of 0%, 2.52% and 2.95%, respectively.

8   INVESTMENTS

	2016 SR’ 000	2015 SR’ 000
Available-for-sale investments (note 8(a))	1,004	3,422
Investment in an associate (note 8(b))	1,498,748	1,527,840
	1,499,752	1,531,262
(a)	This includes the Parent Company’s investment in a share of a Saudi entity. The fair value of the investments could not be determined, therefore this investment is accounted for at cost.
(b)	As mentioned in note 2.2, the Company along with Tasnee incorporated a company named Advanced Metal Industries Cluster Company Limited (“AMIC”). The investment in associate is carried in the balance sheet at cost adjusted by the changes in the Company’s share of net assets of associate. The consolidated statement of income reflects Company’s share of the results of operations of the associate. There were 16,875,000 shares of SR 50 representing 50% of paid-up capital for the years ended 31 December 2016 and 2015. The movement in the investment during the year is as follows:
	2016 SR’ 000	2015 SR’ 000
At the beginning of the year	1,527,840	—
AMIC adjustment	—	1,500
Addition during the year	—	1,526,460
Share of results during the year	(29,092)	(120)
At 31 December	1,498,748	1,527,840

As mentioned in note 7, in 2016, the Company transferred assets under construction, at book value, amounting to SR Nil (2015: SR 2,829 million). There were no additions during 2016. Additions during 2015 represented,

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

8   INVESTMENTS (continued)

contribution from the Company towards increase in capital of AMIC amounting to SR 842.25 million and additional financial support from the Company as a partner of AMIC, amounting to SR 684.21 million. The remaining amount of SR 1,302.16 million relates to assets contributed on behalf of Tasnee. This has been adjusted against amounts due to related parties.

9   GOODWILL

	Cristal Inorganic Chemicals (“CIC”) SR’ 000	Jiangxi Tikon Titanium Co. Ltd (“JTT”) SR’ 000	2016 Total SR’ 000
At the beginning of the year	607,686	7,738	649,831
Foreign currency translation	(5,100)	(131)	(5,231)
At the end of the year	602,586	7,607	644,600
	Millennium Inorganic Chemicals (“MIC”) SR’ 000	International Titanium Powder Limited (“ITP”) SR’ 000	Jiangxi Tikon Titanium Co. Ltd (“ITT”) SR’ 000	2015 Total SR’ 000
At the beginning of the year, as restated	677,455	67,242	—	744,697
Acquired during the year	—	—	7,605	7,605
Impairment	—	(67,242)	—	(67,242)
Foreign currency translation	(35,362)	—	133	(35,229)
At the end of the year	642,093	—	7,738	649,831
a)	As mentioned in note 2.2, effective 1 March 2015, the Company acquired 100% of shareholding in Hong Kong Titanium Products Company Limited for a total consideration of SR 253 million.

The acquisition has been accounted for using the acquisition method of accounting. The purchase consideration in excess of the fair value of the net assets acquired, amounted to SR 7.6 million which represents goodwill.

The details of net assets acquired are as follows:

Fair value recognized on acquisition SR’ 000
Net assets acquired
Property, plant and equipment	201,055
Inventories	31,924
Trade receivables	13,697
Prepayments and other receivables	16,629
Bank balances and cash	4,469
Other non-current assets	27,144
Trade payables and accrued expenses	(48,698)
Total Identifiable net assets at fair value	246,220
Goodwill arising on acquisition	7,605
Purchase consideration	253,825

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

9   GOODWILL (continued)

From the date of acquisition to 31 December 2015, Hong Kong Titanium Products Company Limited contributed a loss of SR 40,165 thousand to the overall net results of the Group. If the acquisition had taken place at the beginning of 2015, the loss of the Group would have increased by SR 7,090 thousand and revenue would have increased by SR 19,965 thousand.

b)	A subsidiary company assessed the recoverable amount of goodwill, and determined that no goodwill was impaired in 2016. Goodwill amounting to SR 67.2 million was impaired, as at 31 December 2015 (note 27).
c)	The opening balance of goodwill in Cristal Inorganic Chemicals decreased by SR 5.1 million and SR 35.36 million for the years ended 31 December 2016 and 2015, respectively entirely due to foreign currency translation.

Goodwill impairment

The Group uses value in use as the basis to determine the recoverable amounts. The key assumptions used are as follows:

Millennium Inorganic Chemicals (Cristal Inorganic Chemicals)

The projected cash flows used were based on the 5 year business plan forecasts approved by management. The growth rate used to extrapolate cash flow projections beyond the period covered by the most recent budgets/forecasts was 2.7% and 1.8%, as of 31 December 2016 and 2015, respectively. The discount rate of 8.9% was applied to the cash flow projections, based on the weighted average cost of capital of CIC (a subsidiary) as of 31 December 2016 and 2015, respectively.

Based on discounted cash flows, the value in use is higher than the carrying value.

International Titanium Powder Limited (Cristal Metals)

The projected cash flows used were based on the 15 year business plan forecasts approved by management. The growth rate used to extrapolate cash flow projections beyond the period covered by the most recent budgets/forecasts was 4.6% and 3.0% as of 31 December 2016 and 2015, respectively. The discount rate of 17.0% and 17.38% as of 31 December 2016 and 2015 was applied to the cash flow projections, based on the long- t e r m risk free rate, equity risk premium and a size premium, without considering tax effects. The corporate tax rate used was 39%.

Based on discounted cash flows for 2016, the value in use is higher than the carrying value. In 2015, the value in use which was calculated based on discounted cash flows could not support the carrying value of goodwill, resulting in an impairment expense of SR 67.2 million (note 27).

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

10   OTHER INTANGIBLE ASSETS

	Trademarks SR’ 000	Technology SR’ 000	Others SR’ 000	Total 2016 SR’ 000
At the beginning of the year	66,956	475,675	160,694	703,325
Additions	—	—	30	30
Impairment (see note below)	—	—	—	—
Foreign currency translation	(359)	(20,937)	(14,176)	(35,472)
At the end of the year	66,597	454,738	146,548	667,883
At the beginning of the year	(1,977)	(246,139)	(78,124)	(326,240)
Charge for the year	(173)	(29,111)	(6,931)	(36,215)
Foreign currency translation	1,820	21,783	10,363	33,966
At the end of the year	(330)	(253,467)	(74,692)	(328,489)
Net book amounts
At 31 December 2016	66,267	201,271	71,856	339,394
	Trademarks SR’ 000	Technology SR’ 000	Others SR’ 000	Total 2015 SR’ 000
Cost:
At the beginning of the year as restated	204,041	492,300	166,000	862,341
Additions	—	—	1,876	1,876
Impairment (see note below)	(133,166)	—	—	(133,166)
Foreign currency translation	(3,919)	(16,625)	(7,182)	(27,726)
At the end of the year	66,956	475,675	160,694	703,325
Amortization:
At the beginning of the year as restated	(1,800)	(231,818)	(74,176)	(307,794)
Charge for the year	(177)	(29,112)	(7,032)	(36,321)
Foreign currency translation	—	14,791	3,084	17,875
At the end of the year	(1,977)	(246,139)	(78,124)	(326,240)
Net book amounts
At 31 December 2015	64,979	229,536	82,570	377,085

In 2015 Cristal Metals, a subsidiary company recognized SR 133.16 million of impairment charge during the year for trademarks which deemed to have only marginal future value (note 27). No impairment charge was recognized in 2016.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

11   DUE FROM / (TO) RELATED PARTIES

	2016 SR’ 000	2015 SR’ 000
Due from Related Parties – Current
Relating to services provided by NTDC to AMIC (associate)	137,500	—
Due from Related parties – Non Current
Relating to services provided by NTDC to AMIC (associate) – non current interest bearing loan	231,079	—
Due to Related Parties – Current
Comprising shared services costs from Tasnee (shareholder), plus raw material and cash from AMIC (associate)	(260,993)	(57,035)
Due to Related Parties – Non Current
Relating to services provided by Tasnee (shareholder) to NTDC – non current interest bearing loan	(241,759)	—

The following are the details of major related party transactions during the year:

Related party	Nature of transactions	Amount of transactions
		2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
AMIC (associate)	Transfer of assets under construction (note 7)	—	2,828,622	—
Tasnee (shareholder)	Contribution by a shareholder	157,622	228,644	—
Management	Chairman remuneration	3,000	4,650	7,400

12   DEFERRED INCOME TAX ASSETS AND LIABILITIES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the net tax effects of operating losses. Significant components of deferred tax assets and liabilities, which arose in the books of the subsidiaries of the Group, as at 31 December were as follows:

Deferred income tax assets:

	2016 SR’ 000	2015 SR’ 000
Net operating losses	210,495	170,771
Employee benefit plans	15,139	3,893
Environmental remediation liabilities	44,876	45,303
Interest expense carryover	94,148	—
Others	178,200	87,367

Deferred income tax liabilities:

	2016 SR’ 000	2015 SR’ 000
Depreciation and amortization	526,144	421,627
Others	43,444	39,161

Deferred tax assets and liabilities have not been off set since the components of deferred tax assets and liabilities arose in different subsidiaries of the Group.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

13   EXPLORATION AND EVALUATION COSTS

	2016 SR’ 000	2015 SR’ 000
Cost
As the beginning of the year	242,505	260,437
Additions during the year	5,213	6,934
Transfers	170,600	—
Disposals	—	(3,660)
Foreign exchange differences	(3,143)	(21,206)
At the end of the year	415,175	242,505
Accumulated impairment
As the beginning of the year	(12,690)	(16,350)
	(4,564)	(1,684)
Disposals	—	3,660
Transfers	(5,909)	—
Foreign exchange differences	325	1,684
At the end of the year	(22,838)	(12,690)
Net book value at 31 December	392,337	229,815

14   OTHER NON-CURRENT ASSETS

Includes prepaid bank fees and other long term prepaid items.

15   ACCOUNTS PAYABLE AND ACCRUALS

	2016 SR’ 000	2015 SR’000
Trade accounts payable	1,061,152	1,198,620
Employees’ benefits	190,321	163,343
Sales rebate	115,495	141,280
Le Havre restructuring	1,069	4,905
Interest accrual	61,609	32,749
Asset retirement obligation	2,255	11,857
Rehabilitation and mine closure	16,410	16,502
Accrual for HPP restructuring	3,451	50,365
Brazil accounts receivable financing	10,796	40,688
VAT payables	69,043	49,595
Others	265,019	190,161
	1,796,620	1,900,065

16   SHORT TERM LOANS

The Group has credit facilities from several banks for bank overdraft, short-term debt, letters of credit and guarantee, documentary credits, clean import loan and forward foreign exchange transactions including Islamic financing.

During 2016 the Group finalized the re-financing of its credit facilities with several banks in The Kingdom of Saudi Arabia. The new facility is a long-term agreement with no repayments of principal for the first 3 years of the term. The Short Term Bi-lateral Facilities in the Kingdom of Saudi Arabia balance has been moved to long-term debt (Note 17).

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

16   SHORT TERM LOANS (continued)

As at 31 December, the following amounts were outstanding in relation to short-term debt facilities:

	2016 SR’ 000	2015 SR’ 000
Short-Term Bi-lateral Facilities in the Kingdom of Saudi Arabia	—	1,896,031
Short-Term Debt in China	10,791	11,556
Short-Term Vendor Financing in Brazil	46,614	28,888
Insurance Premium Financing in USA	5,812	—
	63,217	1,936,475

17   LONG TERM LOANS

	2016 SR’ 000	2015 SR’ 000
Parent Company	6,882,040	4,065,981
Subsidiaries	218,968	636,346
	7,101,008	4,702,327
a)	Parent Company
	2016 SR’ 000	2015 SR’ 000
SIDF	—	600,000
SIDF Bridge Facility	608,129	1,127,750
Syndicated Bank Debt	6,273,911	4,421,097
Balance as at 31 December	6,882,040	6,148,847
Less: Current portion	—	(2,002,866)
Non-current portion of term loan	6,882,040	4,145,981
Less: Arrangement fee	—	(80,000)
Non-current portion of term loan	6,882,040	4,065,981
b)	Subsidiaries
	2016 SR’ 000	2015 SR’ 000
International ABL Lending Facilitates	252,118	555,384
Term Debt in China	86,326	80,891
Term Debt in France	229	96
Less: Current portion	(119,705)	(25)
Non-current portion of term loan	218,968	636,346

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

17   LONG TERM LOANS (continued)

c)	The maturity profile of loans is as follows:
Year end	2016 SR’ 000	2015 SR’ 000
2016	—	1,698,237
2017	—	1,146,906
2018	—	584,225
2019	6,882,040	354,538
2020	—	178,238
2021	—	144,838
2022	—	30,000
2023	—	6,000
2024	—	3,000
2025	—	2,002,865
	6,882,040	6,148,847

Details of the loans are as follows:

The Parent Company:

Syndicated Bank Debt

On 21 September 2016, the Parent Company executed a common terms agreement with Banque Saudi Fransi as the global facilities agent, pursuant to which the Parent Company refinanced certain of its existing long-term and short-term liabilities. The refinancing facilities are made available to the Parent Company solely in Saudi Riyals by a syndicate of Saudi Arabian and international banks, are structured on a Shari’ah-compliant basis and aggregate SR 6.27 billion. The facilities mature on 21 September 2019, however, the Parent Company has the option to exercise two one-year extension options (subject to, amongst other things, repayment or cancellation of a minimum amount of the facilities). The facilities are split into two tranches which carry a different profit (interest) rate. Although the facilities are uncollateralized, the tranche carrying the lower profit (interest) rate (which tranche represents 73% of the aggregate refinancing facilities) benefits from Tasnee’s corporate support. The Parent Company has the ability to prepay or cancel the refinancing facilities without penalty or premium.

Commencing from 31 December 2018 only, the refinancing facilities require the testing of certain financial covenants based on: (a) cash flow to debt service; and (b) EBITDA to profit (interest) charges.

SIDF Bridge Facility

For the years ended 31 December 2016 and 2015, long term debt includes SAR 608.1 million and SAR 1,128.1 million, respectively of SIDF bridge facility obtained from a local bank related to the Slagger project in Jazan. The facility is payable upon drawdown of the remaining SIDF facility.

SIDF Debt

On 2 April 2015, the Parent Company executed a SR 600 million loan agreement with The Saudi Industrial Development Fund (“SIDF”) related to the Slagger project in Jirzan. The loan agreement has been novated to AMIC by SIDF and has therefore been transferred to AMIC.

Subsidiaries:

On 18 March 2014, CIC executed a SR 938 million Asset Based Lending Credit Facility (ABL Credit Facility), with Wells Fargo Bank N.A. as the Lead Bank, through two of its wholly owned subsidiaries: Cristal USA Incorporation and Cristal Inorganic Chemicals Switzerland Limited. The ABL Credit Facility matures on 18 March, 2019 and is

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

17   LONG TERM LOANS (continued)

collateralized by its Cristal USA’s finished goods and ore inventory and CIC Switzerland Limited’s accounts receivable. The ABL Credit Facility also provides the ability to issue SR 187.5 million ($50 million) of standby letters of credit. The Company has the ability to terminate this agreement with no prepayment penalties.

CIC has the ability to borrow funds in US Dollars, Euros, Sterling, or other currencies that are approved by the administrative agent and the lenders. As of 31 December 2016, all amounts drawn under the ABL credit facility were denominated in US Dollars.

The interest rate on the ABL Credit Facility is based upon the applicable spread over the London Inter-Bank Offered Rates (“LIBOR”) or the US Base Rate (e.g., the Prime Rate of the Administrative Agent). The applicable spread was 1.5% plus USD LIBOR and 0.5% plus the Prime Rate for the years ended 31 December 2016 and 2015. The weighted average interest rate on the outstanding borrowings under the ABL Credit Facility was 2.22% and 1.88% for the years ended 31 December 2016 and 2015. A commitment (unused) fee between 0.25% and 0.375% is charged monthly depending upon the amount of the unutilized portion of the facility. For the years ended 31 December 2016 and 2015, the Company was being charged 0.375% and 0.25% for this commitment fee.

The ABL credit facility does not require the testing of financial covenants unless the CIC is in a compliance period where the unutilized portion of the facility is less than fifteen percent (15%) of the Maximum Credit. During a compliance period, there are two financial covenants that require testing as follows: 1) Fixed charge coverage ratio for CIC for the most recently ended twelve (12) consecutive months of at least 1.10 to 1.00; and 2) Minimum EBITDA where each loan party covenants and agrees on a consolidated basis for twelve (12) consecutive months that EBIDTA will be SR 412.5 million (US $110 million) as of 31 December 2015 and SR 562.5 million ($150 million) for the years thereafter. The Company was not in a Compliance Period as of 31 December 2016 or 31 December 2015.

For the years ended 31 December 2016 and 2015, the Company has pledged SR 463.9 million and SR 685.5 million, equivalent to $123.7 million and $182.8 million, of Cristal USA’s finished goods and ore inventory and SR 591.0 million and SR 591.0 million equivalent to $157.6 million and $157.6 million of Cristal Inorganic Chemicals Switzerland Limited’s trade accounts receivables as collateral.

As of 31 December 2016 and 2015, the Company had borrowings of SR 150.0 million and SR 367.5 million, equivalent to $40.0 million and $98.0 million, and had issued SR 32.6 million and SR 59.6 million, equivalent to $8.7 and $15.9 million, in letters of credit against the ABL facility. At the end of the year, the Company had SR 370.1 million and SR 235.5 million equivalent to $98.7 million and $62.8 million in net availability, based on the eligible collateral.

Cristal Pigment UK Credit Facility

On 30 June 2015, Cristal Pigment, a Subsidiary Company executed a SR 375 million ($100 million) Credit facility (UK Credit facility) with Emirates Bank NBD PJSC, London Branch through its entity domiciled in the United Kingdom, Cristal Pigment UK Limited, as Lender, and the Company, as Guarantor. The UK facility matures on 30 June 2017; however, the Company has the ability to execute two one-year extension options. The UK credit facility is collateralized by Cristal Pigment UK’s finished goods and ore inventory. The Company has the ability to terminate this agreement with no prepayment penalties.

Cristal Pigment has the ability to borrow funds in US dollars, Euros, or Sterling. As at 31 December 2015 all amounts drawn under the UK Credit facility were denominated in Sterling.

The interest rate on the UK Credit facility is based upon the applicable spread over the London Inter-Bank Offered Rates (LIBOR). For the years ended 31 December 2016 and 2015, the applicable spread was 1.5% plus GBP LIBOR. The weighted average interest rate on the outstanding borrowings under the UK Credit facility was 1.76% and 2.01% for the years ended 31 December 2016 and 2015, respectively. A commitment (unused) fee of 0.53% is charged on the unutilized portion of the facility.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

17   LONG TERM LOANS (continued)

The UK facility has one financial covenant requirement based on tangible net worth. Tangible net worth must be equal to or exceed SR 2,625 million ($700 million) at the Guarantor level at the end of each quarter. At the end of 2016 and 2015, Cristal Pigment was in compliance with this covenant.

For the years ended 31 December 2016 and 2015, Cristal Pigment had pledged SR 283.1 million and SR 363.4 million, equivalent to $75.5 million and $96.9 million, of Cristal Pigment UK’s finished goods and ore as collateral.

For the years ended 31 December 2016 and 2015, Cristal Pigment Company had borrowings of SR 12.4 million and SR 199.9 million, equivalent to $32.1 million and $53.3 million, while net availability was SR 120.4 million and SR 108.7 million, equivalent to $32.1 million and $29.0 million, based on the eligible collateral.

18   ZAKAT AND INCOME TAX
Charge for the year

The Zakat charge for the year is based on the separate financial statements of the Parent Company: The zakat charge is as follows:

	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Current year provision	3,750	—	1,000
Adjustment	36,495	—	(38,150)
Charge / (reversal) for the year	40,245	—	(37,150)

The provision is based on the following:

	2016 SR’ 000	2015 SR’ 000
Equity	5,699,852	7,768,825
Opening provisions and other adjustments	1,595,666	4,230,340
Book value of long term assets (net of related financing)	(9,543,765)	(10,577,408)
	(2,248,247)	1,421,757
Zakatable income for the year	—	(1,868,809)
Zakat base	(2,248,247)	(447,052)

The differences between the financial and the Zakat results are mainly due to the provisions, which are not allowed in the calculation of zakatable income.

Status of zakat assessments

Parent Company

During 2012, the Company settled zakat for 2009 to 2011 amounting to SR 53.6 million under appeal since it believed that zakat should be calculated on the zakat base and not on the adjusted zakatable profit, which was higher than the zakat base. Since the management did not agree to the aforementioned zakat basis and the fact that it would prevail in its appeal, it recognized these amounts under other receivables. During the year 2016, based on the advice of the Zakat consultant, the Company recognized made an adjustment of SR 36 million in respect of 2009 to 2011 to the recorded amount, which was charged to the statement of income for 2016.

The Company has finalised its zakat assessments with the Department of Zakat and Income Tax (DZIT) for all years up to 2008.

During 2013, the Company received assessments for the years 2009 to 2011, whereby the DZIT claimed additional zakat of SR 73 million. The Company has objected against the assessments and in 2016 an estimated zakat provision for the years 2009 to 2011 was charged by the Company.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

18   ZAKAT AND INCOME TAX

Charge for the year (continued)

The zakat declarations for the years 2012 to 2015 are currently under review by the DZIT.

Subsidiaries:

The Company’s subsidiaries operate in a number of countries throughout the world. Income taxes have been provided based upon the tax laws and rates in the countries in which the operations are conducted and income is earned. The countries in which the companies operate have taxation regimes that vary not only with respect to the nominal tax rate, but also in terms of the availability of deductions, credits and other benefits.

	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Current tax benefit (expense)	(28,387)	(14,541)	(18,242)
Deferred tax benefit (expense)	56,733	(83,799)	9,665
Net income tax benefit (expense)	28,346	(98,340)	(8,577)

19   EMPLOYEES’ TERMINAL BENEFITS

	2016 SR’ 000	2015 SR’ 000
End of service indemnities relating to the Parent Company	124,822	103,931
Defined benefit and contribution plan relating to the subsidiaries	115,498	133,079
	240,320	237,010
a)	End of service indemnities relating to the Parent Company
	2016 SR’ 000	2015 SR’ 000
At the beginning of the year	103,931	106,159
Provision for the year	31,176	30,362
Payments	(10,285)	(32,590)
At the end of the year	124,822	103,931
b)	Defined benefit and contribution plans (relating to the subsidiaries)

The subsidiaries’ defined benefit plans include sponsored and unsponsored plans. CAPL makes contributions to a defined benefit plan that provides benefit for employees upon retirement, death, disablement and withdrawal. CAPL’s plans include sponsored and unsponsored plans. The defined benefit section of the plan is closed to new members. The amount recognized as an expense for the years ended 31 December 2016, 2015 and 2014 was SR 10.72 million, SR 11.72 million, and SR 14.92 million, respectively.

CIC sponsors defined contribution plan for all qualifying employees in each of its manufacturing regions. The assets of the plan are held under the control of trustees, separately from the assets of CIC. Participants are fully vested in the company contributions.

The total expense recognized in the consolidated statement of income for the years ended 31 December 2016, 2015, and 2014 of SR 36.16 million ($9.6 million), SR 41.25 million ($11.0 million), and SR 45.0 million ($12.0 million), respectively, represents contributions paid to these plans by CIC at rates specified in the rules of the plans.

CIC sponsors defined benefit pension plans in each of the following manufacturing regions: U.S. Australia, United Kingdom and France. There are two U.S. plans covering approximately 1,547 represented and non-represented employees, including 774 represented and non-represented active employees. The Australian plan is frozen to new hires and covers approximately 105 employees.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

19   EMPLOYEES’ TERMINAL BENEFITS (continued)

b)	Defined benefit and contribution plans (relating to the subsidiaries) (continued)

The United Kingdom plan is frozen to future accrual and covers approximately 699 employees, including 113 active employees. The French plan covers approximately 251 employees. CIC also provides retirement benefits through various insurance contracts to fewer than 30 employees in continental Europe. Retirement benefits are generally based on years of credited service and average compensation as defined under the respective plan provisions. CIC funds its non-U.S. and U.S. plans through contributions to pension trust funds, generally subject to minimum funding requirements as provided by applicable law. In the United Kingdom, a trustee board provides governance to the scheme. The current trustee board is comprised of 6 members who cover a broad range of appropriate skill sets. The Supplemental Executive Retirement Plan (SERP) and Permanent Transfer plans (TERP) are funded through general assets of CIC. The measurement date for all of CIC’s benefit obligations and plan assets is 31 December. The present value of defined benefit obligation, and the related current service cost and past service cost, were measured using the projected unit credit method.

In addition, CIC sponsors postretirement benefit plans other than pension for US employees, which provide medical insurance to most employees and their dependents and life insurance to specific group of employees.

The amount recognized in the consolidated statement of income in respect of these defined benefit and contribution plans is as follows:

	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Service cost	21,446	24,866	36,101
Interest cost	3,255	1,796	1,834
	24,701	26,662	37,935

20   OTHER LIABILITIES

	2016 SR’ 000	2015 SR’ 000
Asset retirement obligation	128,758	79,173
Rehabilitation and mine closures	151,881	134,510
Le Havre restructuring	7,008	2,077
Derivative financial instruments	18,787	15,213
Others	188,499	164,006
	494,933	394,979

Others include provision for advances to suppliers, provision for land fill costs, provision for contractual payment to utility company, severance accrual for Thann facility in France, accrued mine royalties payable and other miscellaneous payables.

21   CAPITAL

The Capital is of the Parent Company is divided into 47,250,000 shares of SR 50 each for years ended 31 December 2016 and 2015. The paid-up capital of the Company at 31 December 2016 and 2015 was distributed among the shareholders as follows:

National Industrialization Company (Tasnee)	79%
Gulf Investment Corporation	20%
Dr. Talal Al Shair	1%

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

22   STATUTORY RESERVE

In accordance with the Regulations for Companies and the Articles of association of the Company, the Company must set aside at least 10% of its net income in each year until the reserve equals 50% of the capital. The reserve is not available for distribution. The Ministry of Commerce and Investment issued new Regulations for Companies, which is effective May 2016, whereby the minimum requirement for the statutory reserve has been reduced from 50% to 30% of the capital. As the Company has incurred losses in 2016 and 2015 no such transfer was made during the years.

23   ADDITIONAL CONTRIBUTION BY SHAREHOLDERS

Tasnee provided an additional contribution amounting to SR 157.62 million and SR 228.64 million during the years ended 31 December 2016 and 2015, respectively. These additional contributions are unsecured, interest free, and has no fixed repayment terms. These are subordinated to loans and borrowings. Any repayment of this amount is at the option of the Company. These are permanent in nature. Hence, these are classified under equity in accordance with “accounting standards generally accepted in the Kingdom of Saudi Arabia”. No contributions were made during the year ended 31 December 2014.

24   NON-CONTROLLING INTERESTS

Movement in non-controlling interests represents non-controlling interests share of profit of SR 25,959,000 and SR 23,668,000 for 2016 and 2015 respectively and foreign currency translation movements of SR 14,641,000 and SR 25,624,000 for 2016 and 2015 respectively.

25   SELLING AND DISTRIBUTION EXPENSES

	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Salaries and related costs	88,039	94,755	111,045
Rent	4,592	5,111	5,368
Depreciation and amortization	1,604	2,307	2,067
Advertising, marketing and promotional expenses	1,274	1,049	2,810
Salesman commission	9,650	19,772	19,470
Distribution costs	293,591	289,092	331,963
Other expenses	15,784	16,240	26,368
	414,534	428,326	499,091

26   GENERAL AND ADMINISTRATION EXPENSES

	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Employees cost	221,925	244,354	275,704
Salary paid to a Shareholder (note 11)	3,000	4,650	7,400
Consultancy and professional fees	112,295	188,577	71,417
Rent	7,793	7,395	8,033
Research and development	89,174	88,992	93,190
Depreciation and amortization	51,910	51,993	49,235
Travel expenses	17,759	17,456	29,751
Other expenses	43,072	14,829	66,143
	546,928	618,246	600,873

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

27   IMPAIRMENT OF ASSETS

The break-up of impairment of asset, charged to consolidated statement of income during the year, is as follows:

	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Impairment of other intangible assets (note 10)	—	133,166	5,600
Impairment of property, plant and equipment (note 7)	9,895	80,552	(6,072)
Impairment of goodwill (note 9)	—	67,242
	9,895	280,960	(472)

28   OTHER EXPENSES / (INCOME), NET

	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Loss (gain) on derivative financial instruments	—	—	(20,227)
Share of results of associate (note 8)	29,092	120	—
Others	(46)	(1,970)	(20,733)
	29,046	(1,850)	(40,960)

29   FINANCIAL CHARGES

	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Net interest expense on financial liabilities	254,473	156,856	218,345
Net change in fair values of foreign currency derivatives	—	—	26,509
Others	—	9,955	—
	254,473	166,811	244,854

30   OPERATING LEASE ARRANGEMENTS

	2016 SR’ 000	2015 SR’ 000	2014 SR’ 000
Payments under operating leases recognized as an expense during the year	94,478	99,739	103,936

Operating lease payments represent rentals payable by the Parent Company for residential accommodation, offices and site for the factory in Yanbu, the commitments for which will expire within one year.

The Group leases various land and property, facilities and equipment under non-cancelable operating lease arrangements for varying periods. As at 31 December, future minimum lease payments relating to all non-cancelable operating leases with terms in excess of one year were as follows:

	2016 SR’ 000	2015 SR’ 000
Within one year	88,745	75,575
After one year but not more than five years	129,915	166,826
Five years onwards	8,723	16,828
Total minimum lease payments	227,383	259,229

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

31   CONTINGENCIES AND COMMITMENTS

	2016 SR’ 000	2015 SR’ 000
Letters of credit and guarantee	232,247	260,502

Commitments – capital expenditures and purchases

As at 31 December 2016 and 2015, the Group had contractual commitments for capital expenditure amounting to approximately SR 103 million and SR 216 million, respectively.

The Group has various agreements for the purchase of ore used in the production of TiO2 and certain other agreements to purchase raw materials, utilities and services with various terms extending through 2020. As at 31 December, estimated future minimum payments under these contracts with non-cancelable contract terms were as follows:

	2016 SR’ 000	2015 SR’ 000
One year	1,882,170	1,271,059
Two to four years	938,299	1,162,977
More than four years	47,044	56,956
Total payments	2,867,513	2,490,992

Deed of Cross Guarantee

BeMax Resources NL, a wholly-owned subsidiary of CAPL has entered into a Deed of Cross Guarantee with certain subsidiaries. Under the terms of the Deed, Bemax Resources Limited has guaranteed the repayment of all current and future creditors in the event any of the entities party to the Deed is wound up.

Asset Retirement Obligation

The estimated liability for the asset retirement obligation for certain of the Cristal’s facilities and landfills is based on Cristal’s historical experience, estimated lives of the related assets and external estimates as to the cost of retiring the asset in the future and various government regulatory requirements. Revisions to the liability could occur due to changes in estimated retirement costs or useful lives of the related assets or if government regulators enact new requirements. In addition, any decision to retire a facility would result in other costs, including employment related costs.

Environmental Remediation

Cristal’s accrued environmental liability for future environmental remediation costs at current plant sites and other remediation sites totaled SR 280.6 million and SR 0.3 million (current and non-current portion) as at 31 December, 2016 and 2015, respectively, and is based on best available information as of the reporting date. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Cristal to reassess its potential exposure related to environmental matters.

Indemnification

In the ordinary course of business, Cristal is a party to various indemnification arrangements. These indemnification arrangements typically include provisions pertaining to third party claims relating to environmental and tax matters and various types of litigation. As at 31 December 2016 and 2015, Cristal has not accrued any significant amounts for such indemnification obligations, and is not aware of other circumstances that would be likely to lead to significant future indemnification claims against Cristal.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

31   CONTINGENCIES AND COMMITMENTS (continued)

Other

Cristal is, from time to time, a defendant in lawsuits, including anti-trust litigations, and other commercial disputes, some of which are not covered by insurance. Management does not believe that any ultimate uninsured liability resulting from these matters in which it is currently involved will individually, or in the aggregate, have a material adverse effect on the financial position, liquidity or results of operations of Cristal.

32   DERIVATIVE FINANCIAL INSTRUMENTS

a)	Foreign currency derivatives

One of the subsidiaries of the Group, namely CIC, is exposed to certain transactions in foreign currencies due to exchange rate fluctuations. The subsidiary forecasts that it will have Euro (“EUR”) denominated revenue and Sterling (“GBP”) and Australian Dollar (“AUD”) denominated purchases and is exposed to variability in forecasted US Dollar (“USD”) cash flows, as a result of foreign currency movements between the EUR, GBP, AUD and the USD. The subsidiary uses forward foreign currency contracts, and foreign currency swaps to hedge these exposures.

The contract and fair values of forward foreign currency contracts and other foreign currency derivatives are as follows:

	2016 SR’ 000	2015 SR’ 000
Forward foreign currency contracts - contract values	138,034	961,947
Fair values of forward foreign currency and other foreign currency contracts	138,520	9,221

The difference between the spot rates on the contract date and the forward rate on the forward foreign currency contract outstanding as at 31 December 2016 should have been amortized over the period of the contract as required under generally accepted accounting standard. However, adjustments were not made to the reported amounts as it was not considered material.

The consolidated statement of income for the years ended 31 December 2016, 2015 and 2014 contains a net loss amounting to Nil, SR 297.84 million and Nil, respectively arising on termination of structured forward derivative contracts.

b)	Interest rate swaps

The Group is exposed to fluctuations in variable interest rates on its short term and long term debt, including its credit facilities referred to in note 16. The Company maintains an interest rate risk management strategy that uses derivatives instruments such as interest rate swaps to economically convert a portion of its variable rate debt to fixed rate debt. The Company has entered into interest rate cap contracts and certain other interest rate derivatives with certain local banks. The fair value amounts of such contracts outstanding as at 31 December 2016 and 2015 were SR 18.786 million and SR 15.213 million, respectively. The Company did not apply hedge accounting to these contracts. The net unrealized gain amounting to SR 1.34 million on these derivatives was recorded in the consolidated statement of income during the year.

33   Fair value of forward contracts

Loss on derivative financial instruments includes loss recognized during the year on termination of structured forward derivatives contracts amounting to SR 8.11 million, SR 363.94 million, and SR 120.95 million (note 32) for the years ended 31 December 2016, 2015 and 2014, respectively.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

34   KEY SOURCES OF ESTIMATION UNCERTAINTY

Impairment of goodwill and indefinite life intangible assets

Determining whether goodwill is impaired requires an estimation of the value in use of the cash generating unit to which goodwill has been allocated. The value in use calculation requires the Company to estimate the future cash flows expected to arise from the business operations and a suitable discount rate in order to calculate present value.

Deferred income tax assets

The deferred income tax assets held in the Group’s consolidated financial statements re reviewed annually to ensure the value of the assets will be able to be recovered against future profits. The projections of future profits requires management to make estimates and assumptions of future business results.

Impairment of accounts receivable

An estimate of the collectible amount of trade accounts receivable is made when collection of the full amount is no longer probable. For individually significant amounts, this estimation is performed on an individual basis. Amounts which are not individually significant, but which are past due, are assessed collectively and an allowance applied according to the length of time past due.

Impairment of inventories

Inventories are held at the lower of cost and net realizable value. When inventories become old or obsolete, an estimate is made of their net realizable value. For individually significant amounts this estimation is performed on an individual basis. Amounts which are not individually significant, but which are old or obsolete, are assessed collectively and an allowance applied according to the inventory type and degree of ageing or obsolescence, based on anticipated selling prices.

Useful lives of property and equipment

The Group’s management determines the estimated useful lives of its property and equipment for calculating depreciation. These estimates are determined after considering the expected usage of the assets or physical wear and tear. Management reviews the residual value and useful lives annually and future depreciation charge would be adjusted where the management believes the useful lives differ from previous estimates.

Others

Apart from the above, other significant estimates made by the management are in respect of the definite-lived intangible assets and turnaround costs for chlorinator rebuilds, estimation of provisions relating to asset retirement obligations and restructuring provisions. The Group also makes certain assumptions in evaluating defined benefit obligation of the Group.

35   RISK MANAGEMENT

Interest rate risk

Interest rate risk is the risk that the value of financial instrument will fluctuate because of changes in market interest rates. Floating rate instruments expose the Group to cash flow interest risk, whereas fixed interest rate instruments expose the Group to fair value interest risk. The Group is subject to interest rate risk on its interest bearing liabilities including short and long term loans.

As stated in note 32, as at 31 December 2016, the Group has entered into interest rate swap contracts to hedge its interest rate risk on its term loans. The Company’s hedging strategy in respect of its interest rate exposures is disclosed in note 3.

Credit risk and concentration of credit risk

Credit risk is the risk that one party will fail to discharge an obligation and cause the other party to incur a financial loss. For all classes of financial assets held by the Group, the maximum exposure to credit risk to the Group is the carrying value of account receivables as disclosed in the consolidated balance sheet. The Group has established

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

35   RISK MANAGEMENT  (continued)

procedures to manage credit exposure including credit approvals, credit limits, collaterals and guarantee requirements. These procedures are based on the Group’s internal guidelines.

The Group major risk segment is the individual customers which it mitigates through evaluation of credit worthiness. An allowance for potential doubtful receivables is maintained at a level which, in the judgement of management is adequate to provide for potential losses on the delinquent receivables.

Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in raising funds to meet commitments associated with financial instruments. The Group manages its liquidity risk by maintaining adequate reserves, bank facilities and revolving borrowing facilities by continuously monitoring forecasts and actual cash flows and by matching the maturity profiles of financial assets and liabilities.

Currency risk

Currency risk is the risk that the value of financial instruments will fluctuate due to changes in foreign exchange rates. The Group is subject to fluctuations in foreign exchange rates in the normal course of its business.

The Group mitigates its currency risk by using forward foreign currency contracts and foreign currency swaps to hedge its risk associated with foreign currency fluctuation, as described in note 32.

36   EVENTS AFTER THE REPORTING PERIOD

On February 21, 2017, the Company entered into a conditional transaction agreement to sell to Tronox Limited, a public limited company registered under the laws of the State of Western Australia and listed on the New York stock exchange (“Tronox”) its domestic and international titanium dioxide (TiO2) business (including but not limited to the sale of (a) all international subsidiaries of Cristal (b) assets (including the Yanbu plant of Cristal) and liabilities relevant to such business; and (c) contracts, intellectual property and goodwill in respect of such business (the “Cristal Assets”)) in return for US$ 1.673 bln (SR 6.274 bln) cash and 37,580,000 of newly issued Class A shares in Tronox (which represents approximately 24% of the shareholding in Tronox at closing). Closing of the deal, which is expected to occur within 15 months from the date hereof, is subject to the satisfaction of certain condition precedents, including, amongst other things, governmental and regulatory approvals in the relevant jurisdictions and the conclusion of a Cristal reorganisation.

Upon closing of the transaction, Cristal will deconsolidate the Cristal Assets from its consolidated financial statements and account for its interest in Tronox as an investment.

As a result of this transaction, using the cash consideration, Cristal shall fully repay its bank debt of SR 6.274 bln (US$ 1.673 bln) outstanding in the Kingdom of Saudi Arabia.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

37   SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE KINGDOM OF SAUDI ARABIA AND THE UNITED STATES OF AMERICA

KSA GAAP to U.S. GAAP Reconciliation

The Group prepares its financial statements in accordance with generally accepted accounting practice in the Kingdom of Saudi Arabia (“KSA GAAP”), which differ in certain respects from accounting principles generally accepted in the United States of America (“U.S. GAAP”). Reconciliations of net income (loss) and shareholders’ equity as reported in the consolidated financial statements under KSA GAAP and those under U.S. GAAP are set out below:

Net income (loss) reconciliation

		SR ’000s
	Note	Year ended 31 December,
		2016	2015
Net (loss) income in conformity with KSA GAAP		(708,696)	(1,967,363)

Adjustments to reported net income (loss):
Business combinations	(a)	—	—
Employee’ terminal benefits	(b)	31,238	(13,816)
Exploration and evaluations costs	(c)	(2,314)	(5,250)
Property, plant and equipment impairment	(d)	—	70,593
Other intangible asset impairment	(d)	—	133,166
Goodwill impairment	(e)	—	67,242
Impairment reversals	(f)	—	—
Asset retirement obligations	(g)	23,816	17,760
Environmental remediation costs	(h)	(30,668)	(17,596)
Income tax	(i)	(908)	(4,289)
Tax effect of U.S. GAAP adjustments		(9,566)	9,917
Total impact of all adjustments		11,598	257,727
Net (loss) income in conformity with U.S. GAAP		(697,098)	(1,709,636)
Net (loss) income attributable to non-controlling interest in conformity with U.S. GAAP		(25,959)	(23,668)
Net (loss) income attributable to shareholders of the parent company in conformity with U.S. GAAP		(723,057)	(1,733,304)

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

37   SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED

IN THE KINGDOM OF SAUDI ARABIA AND THE UNITED STATES OF AMERICA (continued)

Shareholders’ equity reconciliation

		SR ’000s
	Note	At 31 December,
		2016	2015
Total shareholders’ equity in conformity with KSA GAAP		3,496,253	4,137,281

Adjustments on account of:
Goodwill - business combinations	(a)	10,470	10,470
Employee’s terminal benefits	(b)	(55,051)	(55,588)
Exploration and evaluation costs	(c)	(164,088)	(164,209)
Property, plant and equipment impairment	(d)	70,593	70,593
Other intangible asset impairment	(d)	133,166	133,166
Goodwill impairment	(e)	67,242	67,242
Impairment reversals	(f)	(56,107)	(56,107)
Asset retirement obligations	(g)	68,395	45,362
Environmental remediation costs	(h)	(43,909)	(13,241)
Prepayments - taxes	(i)	2,288	2,627
Deferred tax liabilities	(i)	(5,560)	(4,991)
Tax effect of U.S. GAAP adjustments		(1,398)	(6,916)
Total impact of all adjustments		26,041	28,408
Total shareholders’ equity in conformity with U.S. GAAP		3,522,294	4,165,689
Non-controlling interest		(109,324)	(68,724)
Total equity attributable to the shareholders of the parent company in conformity with U.S. GAAP		3,412,970	4,096,965
a)	Goodwill - business combinations

The differences in business combinations are primarily due to the accounting for fair value adjustments for property, plant, and equipment between KSA GAAP and U.S. GAAP related to Cristal’s acquisition of Millennium Worldwide Holdings III and Millennium Inorganic Chemicals, Inc. (collectively, “Millennium Inorganics”) on May 10, 2007. Under KSA GAAP, the carrying amount of the acquired property, plant and equipment is adjusted to fair value, including the share of those assets owned by a non-controlling interest. Therefore, an adjustment of SR 10.47 million to total shareholders’ equity at 31 December 2016 and 2015 and is required to reflect the decrease in the fair value of property, plant, and equipment owned by the non-controlling interest and a corresponding increase to goodwill at the time of acquisition under U.S. GAAP.

b)	Employees’ terminal benefits

Under KSA GAAP, remeasurement gains and losses, including actuarial gains and losses, must be recognized immediately in other comprehensive income and are not subsequently recognized into net income. Under U.S. GAAP, actuarial gains and losses may be recognized immediately in net income or in other comprehensive income. Actuarial gains and losses recorded in other comprehensive income are recognized in net income in subsequent reporting periods. Under U.S. GAAP, Cristal has elected to recognize all actuarial gains and losses immediately in net income, resulting in an increase to net periodic pension costs for the years ended 31 December 2016 and 2015.

The concept of expected return on plan assets does not exist in KSA GAAP whereas, under U.S. GAAP, an employer will include in net periodic benefit cost an expected return on plan assets based on either fair value of plan assets at

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

37   SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED

IN THE KINGDOM OF SAUDI ARABIA AND THE UNITED STATES OF AMERICA (continued)

the measurement date or a calculated value that recognizes changes in fair value over a period not to exceed five years. The Company has elected to measure the fair value of plan assets at the measurement date. Differences between the expected and actual return on plan assets have been recognized immediately in net income.

Under KSA GAAP, past service costs resulting from a plan amendment or curtailment are recognized immediately. Under U.S. GAAP, prior service costs are initially recorded in other comprehensive income and are recognized in net income in subsequent periods. The Company recorded an adjustment to remove past service costs recognized in the net periodic benefit costs under KSA GAAP and amortize them to net income under U.S. GAAP.

These differences resulted in adjustments of SR 31.24 million to decrease net loss in conformity with U.S. GAAP and SR 13.82 million to increase net loss in conformity with U.S. GAAP for the years ended 31 December 2016 and 2015 respectively. These differences resulted in adjustments of SR 55.05 million and SR 55.59 million to reduce total shareholders’ equity in conformity with U.S. GAAP at 31 December 2016 and 2015, respectively.

c)	Exploration and evaluation costs

Under KSA GAAP, Cristal has capitalized all mining exploration and evaluation costs, including the costs of acquiring licenses. Once the technical and commercial viability of extracting a mineral resource is determined, the exploration and evaluation costs attributable to those reserves are first tested for impairment and then reclassified to mining development expenditures within property, plant and equipment and amortized once the mine commences production. Prior to the determination of commercial viability, these costs would not meet the criteria for recoverability under U.S. GAAP. Consequently, the Company recorded adjustments of SR 2.31 million to increase net loss in conformity with U.S. GAAP and SR 5.25 million to increase net loss in conformity with U.S. GAAP for the years ended 31 December 2016 and 2015, respectively. The Company recorded adjustments to reduce total shareholders’ equity in conformity with U.S. GAAP of SR 164.09 million and SR 164.21 million at 31 December 2016 and 2015, respectively.

d)	Long-lived asset impairment

In impairment tests under KSA GAAP, the fair value of each long-lived asset or asset group is compared to the assets’ carrying value and to the extent carrying value exceeds fair value an impairment loss is recorded. Under KSA GAAP, Cristal Metals recorded impairment losses for the year ended 31 December 2015 of SR 70.59 million for property, plant, and equipment and SR 133.17 million for other intangible assets.

Under U.S. GAAP, the carrying value of the asset group at Cristal Metals was compared to the undiscounted future cash flows of the asset group. As of 31 December 2015, the undiscounted future cash flows of the asset group exceeded the carrying value. Therefore, the second step of the impairment assessment is not required and there is no impairment loss. An adjustment to reverse the KSA GAAP impairments of SR 203.76 million decreases net loss in conformity with U.S. GAAP for the year ended 31 December 2015 and increases total shareholders’ equity in conformity with U.S. GAAP by 203.76 million at 31 December 2015 and 2016.

e)	Goodwill impairment

Under KSA GAAP, the Company tests goodwill for impairment by allocating goodwill to its cash-generating units (CGUs) and compares the carrying amount of the CGU, including goodwill, to its recoverable amount. Any impairment loss is allocated first to reduce goodwill to zero, then, subject to certain limitations, the carrying amount of other assets in the CGU are reduced pro rata based on the carrying amount of each asset.

Under U.S. GAAP, the Company first estimates the fair value of each reporting unit. If the fair value is less than its carrying value, then a second step would be performed to determine the fair value of the goodwill. In this second step, the goodwill impairment loss is the amount by which the carrying amount of the goodwill exceeds the implied fair value of the goodwill determined by assigning the fair value of the reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination. The amount of the impairment loss is limited to the carrying amount of the goodwill.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

37   SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED

IN THE KINGDOM OF SAUDI ARABIA AND THE UNITED STATES OF AMERICA (continued)

In 2015, Cristal impaired the goodwill at the Cristal US CGU to zero. Under U.S. GAAP, the fair value of the Cristal US reporting unit exceeded the carrying value of the unit’s net assets. Accordingly, an adjustment reversing the KSA GAAP goodwill impairment of SR 67.24 million decreases net loss in conformity with U.S. GAAP for the year-ended 31 December 2015 and increases total shareholders’ equity in conformity with U.S. GAAP by SR 67.24 million at 31 December 2015 and 2016.

f)	Impairment reversals

During 2007, the Company recorded an impairment loss for property, plant, and equipment related to a packaging project at the CIC operating segment under KSA GAAP. In 2014, the impairment loss of SR 56.11 million was reversed up to the initial carrying amount, adjusted for depreciation. The incremental depreciation due to this impairment reversal for the years ended 31 December 2016 and 2015 was not significant.

Under U.S. GAAP, reversal of impairment losses is not permitted for all long-lived assets held and used. Accordingly, an adjustment to reverse the KSA GAAP impairment reversals, including previously recognized depreciation expense decreases total shareholders’ equity in conformity with U.S. GAAP by SR 56.11 million at 31 December 2016 and 2015.

g)	Asset retirement obligations

Under KSA GAAP, Cristal remeasured certain asset retirement obligations and the related long-lived assets using current cost estimates and discount rates at various balance sheet dates between 2007 and 2016. Under U.S. GAAP, only upward revisions to the original estimated undiscounted cost estimates result in a remeasurement of the obligation using the current credit-adjusted risk free rate. Accordingly, adjustments to remove the effect of the remeasurements decreases net loss in conformity with U.S. GAAP by SR 23.82 million and decreases net loss in conformity with U.S. GAAP by SR 17.76 million for the years ended 31 December 2016 and 2015, respectively, and increases total shareholders’ equity in conformity with U.S. GAAP by SR 68.40 million and SR 45.36 million at 31 December 2016 and 2015, respectively.

h)	Environmental remediation costs

Under KSA GAAP, Cristal discounted various environmental remediation costs to recognize the liabilities at their present value. These costs would not have been discounted under U.S. GAAP because the amount and timing of the cash flows related to the liability were not fixed or reliably determinable. Under U.S. GAAP, the liability would have been recognized using the minimum amount of the range of potential outcomes. Accordingly, adjustments to remove the effect of discounting these liabilities increases net loss in conformity with U.S. GAAP by SR 30.67 million and SR 17.60 million for the years ended 31 December 2016 and 2015, respectively. These adjustments reduce total shareholders’ equity in conformity with U.S. GAAP by SR 43.91 million, reduce total shareholders’ equity in conformity with U.S. GAAP by SR 13.24 million at 31 December 2016 and 2015, respectively.

i)	Income tax

The differences in income tax accounting between KSA GAAP and U.S. GAAP pertain to tax effects of intercompany transfers of inventory that have been sold between affiliated members of the worldwide group but have not been sold outside the worldwide group as of the financial statement date, backwards tracing adjustments for the tax effects of balance sheet accounts that are recorded partially through the income statement and partially through other comprehensive income, and recognition of deferred tax liabilities with respect to outside basis differences of foreign subsidiaries for which the Company is unable to assert indefinite reinvestment of earnings. The net effect of these differences increases net loss in conformity with U.S. GAAP by SR 0.91 million and increases net loss in conformity with U.S. GAAP by SR 4.29 million, for the years ended 31 December 2016 and 2015, respectively. These adjustments also decrease total stockholders’ equity in conformity with U.S. GAAP by SR 3.27 million, decrease total stockholders’ equity in conformity with U.S. GAAP by SR 2.36 million, 31 December 2016 and 2015, respectively. The components of this change have been presented separately in the stockholders’ equity reconciliation.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

37   SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED

IN THE KINGDOM OF SAUDI ARABIA AND THE UNITED STATES OF AMERICA (continued)

j)	Cash Flows

The following table sets forth, for the periods indicated, the differences in net cash generated from operating activities, net cash generated from/ (used in) investing activities, net cash (used in) / generated from financing activities, and foreign currency translation adjustments and other under KSA GAAP and U.S. GAAP:

	Year Ended 31 December 2016 (SR’ 000)
	KSA GAAP			U.S. GAAP
	Cash Flows	Reconciling Items	Notes	Cash Flows
Description
Net cash generated from operating activities	861,030	(55,269)	(a)(b)(c)(d)(e)	805,761
Net cash generated from / (used in) investing activities	46,386	63,454	(b)(c)(d)(e)	109,840
Net cash (used in) / generated from financing activities	(1,085,546)	(114,415)	(a)(c)	(1,199,961)
Foreign currency translation adjustments and other reserves movement	(104,595)	106,230	(c)	1,635
	Year Ended 31 December 2015 (SR’ 000)
	KSA GAAP			U.S. GAAP
	Cash Flows	Reconciling Items	Notes	Cash Flows
Description
Net cash generated from operating activities	491,611	110,739	(a)(b)(e)	602,350
Net cash generated from / (used in) investing activities	(1,349,829)	(256,202)	(b)(c)(e)	(1,606,031)
Net cash (used in) / generated from financing activities	1,955,027	(12,104)	(a)(c)	1,942,923
Foreign currency translation adjustments and other reserves movement	(608,522)	157,567	(c)	(450,955)

The consolidated statements of cash flows for the years ended 31 December 2016 and 2015 prepared by the Company under KSA GAAP are in conformity with U.S. GAAP ASC No. 230, Statement of Cash Flows, except for the following:

(a)	The change in other non-current liabilities would be presented as an operating activity under U.S. GAAP. Net cash generated from operating activities and net cash (used in) / generated from financing activities would be SR 99.95 million higher and lower, respectively, for the year ended December 31, 2016. Net cash generated from operating activities and net cash (used in) / generated from financing activities would be SR 37.7 million higher and lower, respectively, for the year ended December 31, 2015.
(b)	The change in other non-current assets would be presented as an operating activity under U.S. GAAP. Net cash generated from operating activities and net cash generated from / (used in) investing activities would be SR 73.84 million lower and higher, respectively, for the year ended December 31, 2016. Net cash from generated operating activities and net cash generated from / (used in) investing activities would be SR 28.28 million higher and lower, respectively, for the year ended December 31, 2015.
(c)	The effect of exchange rate changes on cash would be presented as foreign currency translation adjustments under U.S. GAAP. Net cash generated from operating activities, net cash generated from / (used in) investing activities, and net cash (used in) / generated from financing activities would be SR 4.56 million higher, SR 96.33 million lower, and 14.46 million lower, respectively, for the year ended December 31, 2016. Net cash generated from / (used in) investing activities and net cash (used in) / generated from financing activities would be SR 183.19 million lower and SR 25.62 million higher, respectively, for the year ended December 31, 2015.
(d)	Non-cash items that are included in net income related to exploration and evaluation that do not affect net cash generated from operating activities would be reflected as an adjustment to net income under U.S. GAAP. Net cash generated from operating activities and net cash generated from / (used in) investing activities would be SR 132.31 million lower and higher, respectively, for the year ended December 31, 2016.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

37   SUMMARY OF DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED

IN THE KINGDOM OF SAUDI ARABIA AND THE UNITED STATES OF AMERICA (continued)

(e)	Under US GAAP only property plant and equipment cash outflows from additions and cash proceeds from sales would be included in investing activities. The gain or loss on disposals would be presented as an adjustment to operating activities in accordance with US GAAP. Net cash generated from operating activities and net cash generated from / (used in) investing activities would be SR 46.36 million higher and lower, respectively, for the year ended December 31, 2016. Net cash generated from operating activities and net cash generated from / (used in) investing activities would be SR 44.73 million higher and lower, respectively, for the year ended December 31, 2015, both representing the net book value of disposals.
(f)	The amortization of deferred financing costs would be presented as a noncash expense item in the reconciliation of net income and net cash flow from operating activity under U.S. GAAP. Amortization of deferred financing costs would be SR 9.27 million and SR 4.94 million for the year ended December 31, 2016 and 2015, respectively.
(g)	Cash flows for financing charges would be presented gross as an operating activity under U.S. GAAP. Financing charges paid would be SR 323.76 million and SR 227.51 million for the year ended December 31, 2016 and 2015, respectively, and financing charges received would be SR 53.19 million and SR 11.88 million for the year ended December 31, 2016 and 2015, respectively.
(h)	Cash flows for the Company’s debt would be presented gross as a financing activity under U.S. GAAP. Proceeds from short term loans would be SR 331.39 million and SR 1,978.47 million for the year ended December 31, 2016 and 2015, respectively. Repayment of short term loans would be SR 1,360.49 million and SR 1,156.83 million for the year ended December 31, 2016 and 2015, respectively. Proceeds from long term loans would be SR 4,812.88 million and SR 1,660.21 million for the year ended December 31, 2016 and 2015, respectively. Repayment of long term loans would be SR 4,337.07 million and SR 910.89 million for the year ended December 31, 2016 and 2015, respectively. Proceeds from revolving credit facilities would be SR 401.49 million and SR 828.08 million for the year ended December 31, 2016 and 2015, respectively. Repayment of revolving credit facilities would be SR 664.79 million and SR 551.24 million for the year ended December 31, 2016 and 2015, respectively. Payment of debt issuance costs would be SR 44.94 million for the year ended December 31, 2016 respectively. No debt issuance costs were paid during the year ended 2015.

38   RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to the approval of the consolidated financial statements of the Group for the years ended 31 December 2015 and 31 December 2014 by the management on 25 February 2016 and 15 February 2015 respectively, management identified a number of adjustments as described below. These adjustments relate to prior year misstatements that were erroneously recognized in the 2015 and 2014 consolidated statements of income. As a result the financial statements have been restated from the amounts previously reported, by incorporating these adjustments in the respective prior years. As a result, comparative figures in the consolidated financial statements for the year ended 31 December 2016, approved by management on 16 March 2017, have been restated in these financial statements. The balance sheets as of 31 December 2015 and 31 December 2016 and results of operations for 2016 are not affected by these restatements.

The errors are summarized as follows:

a)	A subsidiary previously understated depreciation expense for fixed assets that were acquired in connection with the acquisition of the Company in 2007.
b)	Adjustment of freight overstated in inventory revaluation calculation.
c)	Reversal of reserve created against property, plant and equipment at the time of acquisition of a subsidiary.
d)	A subsidiary noted that certain operating lease agreements were not accounted for appropriately.
e)	A subsidiary identified certain uncertain tax positions that were understated as of the end of the prior period.

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

38   RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (continued)

f)	A subsidiary concluded its net deferred tax liabilities were overstated as a result of incorrect calculations of the cumulative basis differences for certain tax attributes.
g)	Management concluded certain deferred tax liabilities should have been recognized in the prior period.
h)	A subsidiary determined it had understated its environmental reserve at 31 December 2013 based on information that was available to the subsidiary at the time the financial statements were approved.
i)	A subsidiary identified that other income as a result of a settlement related to its Brazilian operations was not recognized in the prior period.
j)	A subsidiary identified an error related to its accounting for its non-controlling interest, which resulted in attributing more earnings to CIC shareholders than to the non-controlling interest holders.

The Company has recognized these errors by restating the following figures related to consolidated statements of income for the years ended 31 December 2015 and 31 December 2014:

	31 December 2015
	As previously reported SR’ 000	Reclassifications/ Adjustments SR’ 000	Restated SR’ 000
REVENUE
Sales	6,377,041	—	6,377,041
Cost of Sales	(6,445,702)	56,074	(6,389,628)
GROSS LOSS	(68,661)	56,074	(12,587)
EXPENSES
Selling and distribution	(435,301)	6,975	(428,326)
General and administrative	(668,733)	47,749	(620,984)
Impairment of assets	(280,960)	—	(280,960)
	(1,384,994)	54,724	(1,330,270)
LOSS FROM MAIN OPERATIONS	(1,453,655)	110,798	(1,342,857)
Other expenses, net	(359,749)	394	(359,355)
Financial charges	(166,811)	—	(166,811)
LOSS BEFORE ZAKAT AND INCOME TAX AND NON-CONTROLLING INTERESTS	(1,980,215)	111,192	(1,869,023)
Zakat	—	—	—
Income tax expenses of subsidiaries	(94,178)	(4,162)	(98,340)
NET LOSS BEFORE NON-CONTROLLING INTERESTS	(2,074,393)	107,030	(1,967,363)
Income attributable to non-controlling interest	(3,871)	(19,797)	(23,668)
NET LOSS FOR THE YEAR	(2,078,264)	87,233	(1,991,031)

The National Titanium Dioxide Company Limited (Cristal)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
Years ended 31 December 2016, 2015 and 2014

38   RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS (continued)

	31 December 2014
	As previously reported SR’ 000	Reclassifications/ Adjustments SR’ 000	Restated SR’ 000
REVENUE
Sales	7,722,527	—	7,722,527
Cost of Sales	(6,292,375)	(18,985)	(6,311,360)
GROSS PROFIT	1,430,152	(18,985)	1,411,167
EXPENSES
Selling and distribution	(498,911)	(180)	(499,091)
General and administrative	(592,559)	(8,314)	(600,873)
Impairment of assets	40,365	(39,893)	472
	(1,051,105)	(48,387)	(1,099,492)
INCOME FROM MAIN OPERATIONS	379,047	(67,372)	311,675
Other income, net	40,960	—	40,960
Financial charges, net	(244,854)	—	(244,854)
Fair value of forward contracts	(120,946)	—	(120,946)
INCOME/(LOSS) BEFORE ZAKAT AND INCOME TAX AND NON-CONTROLLING INTERESTS	54,207	(67,372)	(13,165)
Zakat reversal	37,150	—	37,150
Income tax (expense)/benefit of subsidiaries	(10,386)	1,809	(8,577)
NET INCOME BEFORE NON-CONTROLLING INTERESTS	80,971	(65,563)	15,408
Loss attributable to non-controlling interest	13,630	2,554	16,184
NET INCOME FOR THE YEAR	94,601	(63,009)	31,592

39   COMPARATIVE FIGURES

Certain of the prior year amounts have been reclassified to conform with the presentation in the current year.

40   APPROVAL OF FINANCIAL STATEMENTS

These consolidated financial statements were approved by the Board of the Company on June 21 2017.

ANNEX A

EXECUTION COPY

TRANSACTION AGREEMENT

Dated as of February 21, 2017

Between

The National Titanium Dioxide Company Limited,

Tronox Limited

and,

solely for purposes of Articles I, II, VIII, IX and XIII,

Cristal Inorganic Chemicals Netherlands Coöperatief W.A.

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

TABLE OF CONTENTS (CONT’D)

Exhibits

Exhibit A – Form of Shareholders Agreement
Exhibit B – Closing Steps
Exhibit C – Example Working Capital Statement
Exhibit D – Accounting Principles
Exhibit E – Cristal Pre-Closing Restructuring
Exhibit F – Example Other Non-Current Liabilities Statement
Exhibit G – Example Closing Statement
Exhibit H – Constant Currency Foreign Exchange Rates
Exhibit I –Tronox Pre-Closing Reorganization

Annexes

Annex A – Index of Defined Terms

Schedules

Schedule 6.35 – Escrow of Proceeds

TRANSACTION AGREEMENT (this “Agreement”) dated as of February 21, 2017, among The National Titanium Dioxide Company Limited, a limited company organized under the laws of the Kingdom of Saudi Arabia (“Cristal”), Tronox Limited A.C.N. 153 348 111, a public limited company registered under the laws of the State of Western Australia (“Tronox”), and, solely for purposes of Articles I, II, VIII, IX and XIII, Cristal Inorganic Chemicals Netherlands Coöperatief W.A., a cooperative organized under the laws of the Netherlands and a Subsidiary of Cristal (the “Seller”) (each, a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Cristal desires to sell or cause the sale of, and Tronox desires to purchase, certain Subsidiaries and assets of Cristal engaged in the Business (as defined below) on the terms and subject to the conditions of this Agreement;

WHEREAS, the Tronox Board has determined that the transactions contemplated by this Agreement (the “Transactions”) are in the best interests of Tronox and has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Cristal has determined that the Transactions are in the best interests of Cristal and has approved this Agreement and the Transactions;

WHEREAS, in order to give effect to the Transactions, Cristal desires to reorganize its assets and operations relating to the Business prior to the Closing on the terms and conditions set forth in Section 2.01 (the “Restructuring”);

WHEREAS, following the completion of the Restructuring, (a) Cristal will own directly (i) the Transferred Assets (as defined below), (ii) all of the issued and outstanding shares of the KSA SPV (as defined in Exhibit E, and such shares, the “Yanbu Shares”) and the Yanbu Note (as defined in Exhibit E) (together with the Yanbu Shares, the “Yanbu Securities”), and (iii) all of the issued and outstanding shares of Cristal Australia Pty Ltd., a proprietary company, organized under the laws of Australia (“CAP”), in the event such shares are directly owned by Cristal pursuant to Exhibit E, (b) the Seller will own directly all of the issued and outstanding shares of Cristal Inorganic Chemicals Netherlands BV, a private limited liability company organized under the laws of the Netherlands (the “Company”, and such shares, the “BV Shares,” and the BV Shares, together with the shares of CAP (in the event CAP is directly owned by Cristal pursuant to Exhibit E), the “Acquired Shares”), and (c) the Company will own directly or indirectly the Transferred Companies (as defined below), including Cristal US Holdings LLC, a Delaware limited liability company, Cristal Metals Inc., a Delaware corporation, and Hong Kong Titanium Products Company Limited, a private company limited by shares registered in Hong Kong,and (in the event CAP is not directly owned by Cristal pursuant to Exhibit E) CAP);

WHEREAS, Tronox and Cristal have agreed upon a form of Shareholders Agreement, attached as Exhibit A hereto (the “Shareholders Agreement”), pursuant to which and subject to the terms thereof, Tronox will grant the Seller certain rights in respect of the Tronox Class A Ordinary Shares to be received by the Seller in connection with the Transactions; and

WHEREAS, Cristal and Tronox desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the Parties agree as follows:

ARTICLE I

The Sale and Purchase

Section 1.01   Sale and Purchase of the Acquired Shares. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in, and in accordance with, this Agreement, at the closing of the Transactions (the “Closing”), Cristal shall (x) cause the Seller to, sell, transfer, convey, assign and deliver to Tronox, and Tronox shall purchase and acquire from the Seller, all of Seller's right, title and interest in and to the BV Shares, free and clear of all Liens and (y) to the extent Cristal holds shares of CAP pursuant to Exhibit E, sell, transfer, convey, assign and deliver to Tronox, and Tronox shall purchase and acquire from Cristal, all of Cristal's right, title and interest in and to such shares held by Cristal, free and clear of all Liens (collectively, the “Share Sale”).

Section 1.02   Sale and Purchase of the Yanbu Securities. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in, and in accordance with, this Agreement, at the Closing, simultaneously with the consummation of the Share Sale, Cristal shall sell, convey, transfer, assign and deliver to Tronox, and Tronox shall purchase and acquire from Cristal, all of Cristal's right, title and interest in and to the Yanbu Securities, free and clear of all Liens (the “Yanbu Sale”).

Section 1.03   Sale and Purchase of the Transferred Assets. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in, and in accordance with, this Agreement, at the Closing, simultaneously with the consummation of the Share Sale and the Yanbu Sale, Cristal shall sell, convey, transfer, assign and deliver to Tronox, and Tronox shall purchase and acquire from Cristal, all of Cristal’s right, title and interest in and to the following (collectively, the “Transferred Assets”), in each case, free and clear of all Liens other than Permitted Liens:

(a)   the principal and contract manufacturer framework set forth in Section 1.03(a) of the Cristal Disclosure Letter (the “Intangible Asset”); and

(b)   the Intellectual Property Rights set forth on Section 1.03(b) of the Cristal Disclosure Letter (the “Registered IP Assets”) together with all income, royalties, damages and payments due or payable as of the Closing or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past, present or future infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world, and all copies and tangible embodiments of any of the foregoing (collectively, the “IP Assets”).

Section 1.04   Closing Steps. The transactions taking place on the Closing are illustrated in the diagrams set forth in Exhibit B.

Section 1.05   [Intentionally Omitted].

Section 1.06   Purchase Price.

(a)   In consideration for the Transferred Assets, the Yanbu Securities, and the Acquired Shares, at the Closing, Tronox shall (a) pay to Cristal and the Seller, in the aggregate, an amount of cash equal to (i) $1,673,000,000 plus (ii) the Estimated Adjustment Amount determined in accordance with Section 1.08(a) (such aggregate amount, the “Cash Consideration”), and (b) issue and deliver, or cause to be delivered, to the Seller an aggregate of 37,580,000 Tronox Class A Ordinary Shares, free and clear of all Liens (other than Liens under the Tronox Constitution and restrictions on transfer during the lock-up period set forth in the Shareholders Agreement) (the “Consideration Shares” and, together with the Cash Consideration, the “Consideration”).

(b)   The amount of the Cash Consideration to be paid to each of Cristal and the Seller by Tronox in respect of the Transferred Assets, the Yanbu Securities, and the Acquired Shares shall be set forth on a schedule to be agreed upon by Tronox and Cristal prior to the Closing in accordance with Section 10.01(a) of this Agreement.

Section 1.07   Closing. The Closing shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on the first Business Day of the calendar month immediately following the calendar month during which all of the conditions set forth in Article VII are, on or prior to the 25th day of such month, satisfied or (to the extent permitted by Law) waived by the Party or Parties entitled to the benefits thereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) or at such other place, time or date as may be mutually agreed upon in writing by Cristal and Tronox (the “Closing Date”). At the Closing:

(a)   Cristal shall deliver, or cause to be delivered, to Tronox:

(i)   (A) executed counterparts of each Share Transfer Document with respect to the Acquired Shares, together with any relevant share certificates for the Acquired Shares and (B) executed counterparts of each Share Transfer Document with respect to the Yanbu Shares, together with any relevant share certificates for the Yanbu Shares;

(ii)   resignations from office of each of the directors and officers of the Company and each of the Transferred Companies, in each case designated by Tronox (in writing delivered to Cristal five Business Days prior to the Closing) to resign at the Closing;

(iii)   to the extent in the possession of Cristal or the Seller, the certificates of incorporation, common seals, minute books, statutory registers, share certificate books (to the extent shares of the Company were issued in certificate form) and all other statutory records of the Company (provided that delivery of the foregoing to the offices of the Company shall be deemed to satisfy this requirement);

(iv)   (A) an executed counterpart of an assignment and assumption agreement for the Intangible Asset, by and between Cristal and any of its applicable Affiliates, on the one hand, and Tronox, on the other hand, in form and substance as reasonably agreed to between the Parties, (B) executed counterparts of the assignments of Intellectual Property Rights, by and between the Seller, on the one hand, and Tronox, on the other hand, each in form and substance as reasonably agreed to between the Parties and duly executed by Cristal or its Affiliates, as the case may be, (C) executed counterparts of the assignment of the Yanbu Note, by and between the Seller, on the one hand, and Tronox, on the other hand, in form and substance as reasonably agreed to between the Parties and such other instruments of transfer as reasonably agreed to by Cristal and Tronox that are deemed necessary and appropriate to transfer the Transferred Assets to Tronox;

(v)   the certificate required to be delivered pursuant to Section 7.03(b)(v);

(vi)   subject to Section 10.09, a certificate from Cristal US Holdings LLC and Cristal Metals, Inc. and addressed to Tronox (and any entity that Tronox reasonably designates prior to Closing) prepared in accordance with the applicable U.S. Treasury Regulations promulgated under Sections 1445 and 897 of the Code, in form and substance reasonably satisfactory to Tronox, duly executed and acknowledged, that certifies that the stock in Cristal US Holdings LLC and Cristal Metals, Inc. are not interests as of the Closing Date in an entity that is a “United States real property holding corporation” (or was at any time during the “applicable period” set forth in Section 897(c)(1)(A)(ii) of the Code) within the meaning of Section 897(c)(2) of the Code;

(vii)   to the extent required to reduce in whole or in part the Australian withholding tax imposed on a transfer of the Company or any of the Transferred Companies either pursuant to this Agreement or in connection with the Restructuring, one or more variation notices issued in accordance with section 14-235 of Schedule 1 to the Australia Tax Administration Act 1953, as amended (each, a “Variation Notice”) by the Australian Tax Office to Tronox or Cristal and/or any of its applicable Affiliates, in each case, in form and substance reasonably satisfactory to Tronox;

(viii)   executed counterparts of each of the other Ancillary Agreements to which Cristal or any Cristal Subsidiary is a party; and

(ix)   all such other documents, certificates and instruments as Tronox may reasonably request in order to give effect to the Transactions and the Ancillary Agreements or to vest in Tronox or its Affiliate, as the case may be, good and valid title to the Acquired Shares and the Transferred Assets.

(b)   Tronox shall deliver, or cause to be delivered, to Cristal:

(i)   executed counterparts of each Share Transfer Document with respect to the Acquired Shares and the Yanbu Shares;

(ii)   the Consideration Shares, including;

(A)   one or more share certificates issued by Tronox for the Consideration Shares: (1) in the name of the Seller; (2) noting that there is no amount unpaid on the Consideration Shares; and (3) which otherwise meets the relevant requirements under the Corporations Act (including Section 1070C); and

(B)   a certified copy of the register of members of Tronox: (1) showing the Seller as the holder of the Consideration Shares; (2) specifying that the Consideration Shares are fully paid; and (3) containing all information in relation to (x) the Consideration Shares and (y) the Seller, in each case, as required under the Corporations Act (including Section 169 of the Corporations Act);

(C)   a certified copy of duly recorded and signed minutes of the Tronox General Meeting passing the resolutions referred to in Section 6.01(a); and

(D)   a certified copy of duly recorded and signed minutes of the Tronox Board meeting referred to in Section 6.29(a) or written resolutions referred to in Section 6.29(b) (as applicable) approving those matters set out in Section 6.29(b)(i) to Section 6.29(b)(iv).

(iii)   the Cash Consideration by wire transfer of immediately available funds to the account(s) designated in writing by Cristal at least three Business Days prior to the Closing Date;

(iv)   the certificate required to be delivered pursuant to Section 7.02(b)(v);

(v)   executed counterparts of each of the agreements referred to in Section 1.07(a)(iv), in each case duly executed by Tronox (and any of its applicable Subsidiaries); and

(vi)   executed counterparts of each of the other Ancillary Agreements to which Tronox or any Tronox Subsidiary is a party.

Section 1.08   Adjustment.

(a)   Estimated Closing Statement. At least three Business Days prior to the expected Closing Date (and in any event not more than 10 Business Days prior to the actual Closing Date), Cristal shall prepare and deliver to Tronox a statement (the “Estimated Closing Statement”) consisting of a calculation in reasonable detail (including calculation of the Closing Working Capital, Closing Other Non-Current Liabilities and Closing Cash) of the estimated Adjustment Amount, if any (the “Estimated Adjustment Amount”). The Estimated Closing Statement shall be signed by a duly authorized officer of Cristal, prepared in good faith and in accordance with the Accounting Principles set forth in Exhibit D and in the form of the illustrative calculation set forth in Exhibit G. Cristal shall provide to Tronox and its Representatives such access to the books and records of the Business and to any other information, including such access to the Transferred Employees and work papers of Cristal’s accountants (subject to Tronox entering into, and such accountants agreeing to, a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants), as Tronox shall reasonably request in connection with Tronox’s review of the Estimated Closing Statement and preparation of the Closing Statement. Tronox may object to the amounts contained in the Estimated Closing Statement within two Business Days after the delivery of the Estimated Closing Statement to Tronox. Cristal shall in good faith consider the objections, if any, of Tronox to the Estimated Closing Statement and, if Cristal determines in good faith that revisions are appropriate, re-issue an Estimated Closing Statement containing the Estimated Adjustment Amount no later than one Business Day prior to the Closing Date.

(b)   Closing Statement. As promptly as practicable following the Closing Date (but in any event within 90 days thereafter), Tronox shall prepare, or cause to be prepared, and deliver to Cristal a statement (the “Closing Statement”) consisting of a calculation in reasonable detail (including calculation of the Closing Working Capital, Closing Other Non-Current Liabilities and Closing Cash) of (i) the Adjustment Amount, if any, and (ii) the amount, if any, payable pursuant to Section 1.08(g). The Closing Statement shall be signed by a duly authorized officer of Tronox, prepared in good faith and in accordance with the Accounting Principles set forth in Exhibit D and in the form of the illustrative calculation set forth in Exhibit G.

(c)   Access to Information. Tronox shall provide, or caused to be provided, to Cristal and its Representatives such access to the books and records of the Business and to any other information, including such access to employees of the Business and work papers of the accountants who compiled or reviewed the Closing Statement or the underlying accounting data (subject to Cristal entering into, and such accountants agreeing to, a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants), as Cristal shall reasonably request, in connection with Cristal’s review of the Closing Statement.

(d)   Closing Statement Dispute Notice. The Closing Statement shall become final, binding and conclusive upon Cristal and Tronox on the 45th day following Tronox’s delivery of the Closing Statement unless Cristal delivers to Tronox on or prior to such 45th day a written notice (a “Closing Statement Dispute Notice”) stating that Cristal disputes one or more items contained in the Closing Statement (a “Disputed Item”) and specifying in reasonable detail each Disputed Item. If Cristal timely delivers a Closing Statement Dispute Notice, all items in the Closing Statement that are not Disputed Items shall be final, binding and conclusive as to Tronox and Cristal for all purposes hereunder except for any such items that must be changed or adjusted as a direct consequence of a change or adjustment to a Disputed Item.

(e)   Resolution Period. If Cristal timely delivers a Closing Statement Dispute Notice, then Tronox and Cristal shall seek in good faith to resolve the Disputed Items during the 30-day period beginning on the date Tronox receives the Closing Statement Dispute Notice (the “Resolution Period”). If Tronox and Cristal reach agreement with respect to any Disputed Items, Tronox shall revise the Closing Statement to reflect such agreement.

(f)   Independent Accountant. If Tronox and Cristal are unable to resolve all Disputed Items during the Resolution Period, then, at the request of either Party, Tronox and Cristal shall jointly engage and submit the unresolved Disputed Items (the “Unresolved Items”) to such firm of independent accountants of internationally recognized standing as Cristal and Tronox agree (the “Independent Accountant”). Tronox and Cristal shall enter into reasonable and customary arrangements for the services to be rendered by the Independent Accountant, including a customary non-disclosure agreement. Tronox and Cristal shall use their reasonable best efforts to cause the Independent Accountant to issue its written determination regarding the Unresolved Items within 30 days after such items are submitted to it for resolution. The Independent Accountant shall act as an expert and not as an arbitrator. The Independent Accountant shall make a determination with respect to the Unresolved Items only and in a manner consistent with this Section 1.08 and the Accounting Principles. The Independent Accountant shall limit its review only to the Unresolved Items. In reviewing any Unresolved Items, the Independent Accountant may not assign a value to any Unresolved Item that is greater than the greatest value or less than the smallest value for such Unresolved Item claimed by either Party. As an initial procedural matter, each Party shall no later than five Business Days after the Independent Accountant has been retained prepare a statement which it shall deliver to the Independent Accountant setting forth its position regarding the Unresolved Items. Such statement shall be accompanied by such supporting documentation as the Party preparing the same may care to submit. After the Independent Accountant has received both statements, the Parties shall cause the Independent Accountant to simultaneously provide such statements to both Parties (including all accompanying exhibits and schedules). Following delivery of the Parties' statements of position, the Parties shall have the opportunity to schedule a joint meeting with both Parties and the Independent Accountant so each Party may present its evidence and the Independent Accountant may ask any questions regarding the Parties' respective positions. For the avoidance of doubt, the Independent Accountant may ask questions regarding the Parties’ respective positions both at the meeting or at any time after (but prior to the Independent Accountant's delivery of its determination referred to below). Following the meeting with the Independent Accountant (but no more than ten Business Days after), the Parties may (using the same procedure specified above with respect to the preparation and submission of the initial position statements) submit a final statement of position (together with the initial statements, the “Position Statements”). Except as specified above regarding the delivery of the Parties' Position Statements to the Independent Accountant, all communications between either Party and the Independent Accountant or from the Independent Accountant to either Party shall copy the other, and no ex-parte communications or meetings shall be permitted. The determination of the Independent Accountant shall be based solely on (x) the definitions and other applicable provisions of this Agreement, (y) the Parties’ respective Position Statements and (z) the meeting referred to above and follow up questions therefrom (and not on an independent review), and such determination shall be final, binding and conclusive on Tronox and Cristal absent manifest error. The fees, expenses and costs of the Independent Accountant shall be borne by Cristal and Tronox in the same proportion as the aggregate amount of the Unresolved Items that is unsuccessfully disputed by each (as determined by the Independent Accountant) bears to the total amount of the Unresolved Items submitted to the Independent Accountant.

(g)   Final Adjustment. If (i) the Adjustment Amount (A) as set forth on the Closing Statement delivered by Tronox to Cristal if Cristal does not timely deliver a Closing Statement Dispute Notice pursuant to Section 1.08(d), (B) as agreed by Tronox and Cristal pursuant to Section 1.08(e), or (C) as determined by the Independent Accountant pursuant to Section 1.08(f) (as applicable, the “Actual Adjustment Amount”) exceeds the Estimated Adjustment Amount, then Tronox shall pay to Cristal an amount in cash equal to such excess, or (ii) the Estimated Adjustment Amount exceeds the Actual Adjustment Amount, then Cristal shall pay to Tronox an amount in cash equal to such excess.

(h)   Sole Remedy. For the avoidance of doubt, this Section 1.08 shall serve as the sole and exclusive source of recovery for any amounts owed to Cristal or Tronox in connection with the determination of the Actual Adjustment Amount and any payments in connection therewith.

(i)   Method of Payment. Any amount paid pursuant to Section 1.08(g) shall be made within five Business Days after the Closing Statement becomes final pursuant to Section 1.08(d), Section 1.08(e) or Section 1.08(f) by wire transfer of immediately available cash funds to an account designated by the receiving Party.

Section 1.09   Withholding. Tronox, Cristal and/or their applicable Affiliates shall be entitled to deduct and withhold from the Consideration otherwise payable pursuant to this Agreement to Cristal and/or its applicable Affiliates, and other payments pursuant to this Agreement, such amounts as Tronox, Cristal and/or their applicable Affiliates are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of any other U.S. federal, state, local or non-U.S. Tax Law. To the extent that such amounts are withheld by Tronox, Cristal and/or their applicable Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom or for whose account the Agreement requires the applicable payment to be made. Tronox or Cristal, as applicable, shall (a) promptly notify the other Party of any anticipated withholding in respect of the Consideration, (b) consult with the other Party in good faith to determine whether such deduction and withholding is required under applicable Tax Law, and (c) cooperate with the other Party in good faith to minimize the amount of any applicable withholding (including by cooperating in respect of an application for a Variation Notice related to any Australian withholding Tax in respect of any of the Acquired Shares, and by working in good faith to restructure the Transactions to the extent necessary to reduce or eliminate the aggregate amount of such withholding Tax). Notwithstanding the foregoing (and notwithstanding Section 10.02), to the extent any Taxes are required to be deducted or withheld from (or, in the case of Transfer Taxes or VAT, are imposed on) the Consideration solely as a result of an assignment by Tronox of any of its rights or obligations pursuant to Section 12.11 to an Affiliate (other than, (i) in the case of the sale and purchase of the Transferred Assets, an assignment to an Affiliate that is an entity formed in the United States, and (ii) in the case of the sale and purchase of the Yanbu Securities, an assignment to an Affiliate that is an entity formed in the United Kingdom), Tronox shall pay (or cause to be paid) such additional amounts as necessary so that after such deduction, withholding or payment of Taxes has been made (including in respect of additional amounts described in this sentence), Cristal or the Seller, as applicable, receives an amount equal to the amount it would have received had no such deduction, withholding or payment of Taxes been made. Tronox and Cristal agree to, and to cause their applicable Affiliates to, cooperate in good faith to minimize the amount of any applicable withholding with respect to any other payment pursuant to this Agreement. The foregoing sentence shall not apply to any assignment that is agreed to by the parties in accordance with this Section 1.09 or that occurs pursuant to Section 10.09 of this Agreement.

ARTICLE II

Cristal Restructuring

Section 2.01   Cristal Pre-Closing Restructuring. Prior to the Closing, Cristal shall, and shall cause its Subsidiaries to, consummate the Restructuring in accordance with the steps set forth in Exhibit E.

ARTICLE III

Representations and Warranties of Tronox

Tronox represents and warrants to Cristal that the statements contained in this Article III are true and correct except as set forth in the Tronox SEC Documents filed and publicly available at least five Business Days prior to the date of this Agreement (the “Filed Tronox SEC Documents”) (excluding any disclosures in the Filed Tronox SEC Documents in any risk factors section, in any section related to forward-looking statements and other disclosures that are predictive or forward-looking in nature) or in the disclosure letter delivered by Tronox to Cristal at or before the execution and delivery by Tronox of this Agreement (the “Tronox Disclosure Letter”). The Tronox Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections (other than Section 3.02, Section 3.03, Section 3.04 and Section 3.05 of the Tronox Disclosure Letter, which matters shall be disclosed only by specific disclosure in the respective section of the Tronox Disclosure Letter).

Section 3.01   Organization, Standing and Power. Tronox is a company limited by shares under the Corporations Act registered under the laws of the State of Western Australia. Each Subsidiary of Tronox (the “Tronox Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept) in all material respects. Tronox and each Tronox Subsidiary has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, registrations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Tronox Permits”), except where the failure to have such power or authority or to possess Tronox Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Tronox Material Adverse Effect. Tronox and each Tronox Subsidiary is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Tronox Material Adverse Effect. Tronox has delivered or made available to Cristal, prior to execution of this Agreement, a true and complete copy of the Constitution of Tronox (the “Tronox Constitution”) in effect as of the date of this Agreement.

Section 3.02   Tronox Subsidiaries.

(a)   All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Tronox Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Tronox, by another Tronox Subsidiary or by Tronox and another Tronox Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, licenses, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for any Lien under the constitution or other constituent document of the applicable Tronox Subsidiary and restrictions imposed by applicable securities laws and as set forth in the Exxaro Deed. Section 3.02(a) of the Tronox Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Tronox Subsidiaries.

(b)   Except for any ownership of (i) up to and including 4.9% of any capital stock or voting securities of, or other equity interests in, any other Person or (ii) the capital stock and voting securities of, and other equity interests in, the Tronox Subsidiaries, neither Tronox nor any Tronox Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity. No Tronox Subsidiary owns any shares of capital stock or other equity securities of Tronox.

Section 3.03   Capital Structure.

(a)   The authorized capital stock of Tronox consists of Tronox Class A Ordinary Shares and Tronox Class B Ordinary Shares. At the close of business on January 31, 2017, (i) 66,038,649 Tronox Class A Ordinary Shares were issued and outstanding, (ii) 51,154,280 Tronox Class B Ordinary Shares were issued and outstanding, (iii) no Tronox Ordinary Shares were held by Tronox in its treasury or by any Tronox Subsidiary, (iv) no preferred shares of Tronox were issued and outstanding, and (v) a total of 18,235,920 Tronox Class A Ordinary Shares were reserved for issuance upon the exercise of Tronox Share Options or settlement of Tronox Restricted Share Units. Except as set forth in this Section 3.03(a), at the close of business on January 31, 2017, no shares or voting securities of, or other equity interests in, Tronox were issued, reserved for issuance or outstanding. All outstanding Tronox Ordinary Shares are, and, at the time of issuance, all Tronox Class A Ordinary Shares that may be issued upon the exercise of Tronox Share Options, settlement of Tronox Restricted Share Units or pursuant to the Tronox Management Equity Plan will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Corporations Act, the Tronox Constitution or any Contract to which Tronox is a party or otherwise bound.

(b)   The Tronox Ordinary Shares constituting the Consideration Shares will be, if and when issued pursuant to Section 1.06, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of the Tronox Constitution or the Exxaro Deed. Except as set forth in the Tronox Constitution or the Exxaro Deed, such Tronox Ordinary Shares shall not be subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or any Contract to which Tronox is a party or otherwise bound. Upon delivery of such Tronox

Ordinary Shares, the Seller will acquire the Consideration Shares free and clear of all Liens except for restrictions on transfer under applicable securities Laws and Liens created by Cristal and its Affiliates (including under the Shareholders Agreement). Except as set forth above in this Section 3.03 or pursuant to the terms of this Agreement or as provided under the Tronox Management Equity Plan, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Tronox or any Tronox Subsidiary owing to a Person other than Tronox or a Tronox Subsidiary to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, (x) any shares of Tronox or any Tronox Subsidiary or any securities of Tronox or any Tronox Subsidiary convertible into or exchangeable or exercisable for shares or voting securities of, or other equity interests in, Tronox or any Tronox Subsidiary, (y) any warrants, calls, options, restricted or performance share units, or other rights to acquire from Tronox or any Tronox Subsidiary, or any other obligation of Tronox or any Tronox Subsidiary to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, any shares or voting securities of, or other equity interests in, Tronox or any Tronox Subsidiary, or (z) any share appreciation right, phantom share or any rights issued by or other obligations of Tronox or any Tronox Subsidiary that are linked in any way to the price of any class of Tronox shares or any shares of any Tronox Subsidiary, the value of Tronox, any Tronox Subsidiary or any part of Tronox or any Tronox Subsidiary or any dividends or other distributions declared or paid on any shares of Tronox or any Tronox Subsidiary (collectively, “Tronox Equity”). From the close of business on January 31, 2017 to the date of this Agreement, there have been no issuances by Tronox of Tronox Equity other than the issuance of Tronox Class A Ordinary Shares upon the exercise of Tronox Share Options or the settlement of Tronox Restricted Share Units outstanding at the close of business on January 31, 2017 and in accordance with their terms in effect at such time. Section 3.03(a) of the Tronox Disclosure Letter contains a true and complete list, as of January 31, 2017, of Tronox Restricted Shares, Tronox Restricted Share Units and Tronox Share Options issued under the Tronox Management Equity Plan or otherwise, including the type of award, date of grant, exercise price, number and type of Tronox Ordinary Shares and vesting schedule. Except for acquisitions, or deemed acquisitions, of Tronox Class A Ordinary Shares or other equity securities of Tronox in connection with (i) the payment of the exercise price of Tronox Share Options with Tronox Class A Ordinary Shares (including but not limited to in connection with “net exercises”), (ii) tax withholding in connection with the exercise of Tronox Share Options, settlement of Tronox Restricted Share Units and vesting of Tronox Restricted Shares and (iii) forfeitures of Tronox Share Options, Tronox Restricted Shares and Tronox Restricted Share Units, there are not any outstanding obligations of Tronox or any of the Tronox Subsidiaries to repurchase, redeem or otherwise acquire any Tronox Equity or (other than as set forth in the Exxaro Deed) to register with the Securities and Exchange Commission (the “SEC”) any Tronox Equity.

(c)   There are no bonds, debentures, notes or other Indebtedness of Tronox or any Tronox Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of Tronox may vote (“Tronox Voting Debt”). Except for the Ancillary Agreements, neither Tronox nor any of the Tronox Subsidiaries is a party to any voting agreement with respect to the voting of any shares or voting securities of, or other equity interests in, Tronox. Except for the Ancillary Agreements and the Exxaro Deed, neither Tronox nor any of the Tronox Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Tronox or any of the Tronox Subsidiaries.

Section 3.04   Authority; Execution and Delivery; Enforceability.

(a)   Tronox has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject to the receipt of the Tronox Shareholder Approval. The board of directors of Tronox (the “Tronox Board”) has resolved, by unanimous vote at a meeting duly called at which a quorum of directors of Tronox was present, that Tronox enter into this Agreement and perform its obligations hereunder. As of the date of this Agreement, such resolutions have not been amended or withdrawn. No corporate proceedings on the part of Tronox is necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions, except as contemplated by this Agreement. Tronox has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Cristal, this Agreement constitutes a legal, valid and binding obligation of Tronox, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)   Tronox and each Affiliate of Tronox that shall be a party to any Ancillary Agreement shall have the requisite corporate or similar power and authority to execute and deliver such Ancillary Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby, in accordance with this Agreement. No other corporate proceedings on the part of Tronox or any Affiliate of Tronox that shall be a party to any Ancillary Agreement are necessary to authorize, adopt or approve, as applicable, each Ancillary Agreement or to consummate the transactions contemplated thereby, except as contemplated by this Agreement. Tronox and each Affiliate of Tronox that shall be a party to any Ancillary Agreement has duly executed and delivered each Ancillary Agreement and, assuming the due authorization, execution and delivery by Cristal, each Ancillary Agreement constitutes a legal, valid and binding obligation of Tronox or such Affiliate, as applicable, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.05   No Conflicts; Consents.

(a)   The execution and delivery by Tronox of this Agreement does not, and the performance by Tronox of its obligations hereunder and the consummation of the Transactions will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or shares or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of Tronox or any Tronox Subsidiary under, or require any consent or approval by, or any notice to, any person under, any provision of (i) the Tronox Constitution or the comparable charter or organizational documents of any Tronox Subsidiary (assuming that the Tronox Shareholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise, commitment or other agreement or instrument (each, including all amendments, modifications and supplements thereto, a “Contract”) to which Tronox or any Tronox Subsidiary is a party or by which any of their respective properties or assets is bound or any Tronox Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, writ, injunction, award, summons, notice of violation, directive, notice or demand letter, order, determination or decree (“Judgment”) or statute, law (including any foreign, federal, state, local or common law), act, code, executive order, ordinance, rule or regulation, or other similar requirement, enacted adopted or promulgated by any Governmental Entity (“Law”), in each case, applicable to Tronox or any Tronox Subsidiary or their respective properties or assets (assuming that the Tronox Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Tronox Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

(b)   No consent, approval, clearance, waiver, exemption, modification of any Law, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any federal, national, state, provincial or local, whether domestic or foreign, government or any Court, department, semi-governmental, statutory, administrative agency or commission or other governmental authority or instrumentality or arbitral body, whether domestic, foreign or supranational (including, for the avoidance of doubt, the SEC, the Australian Securities and Investments Commission (“ASIC”), Australia’s Takeovers Panel, and any self-regulatory organization established under Law) (a “Governmental Entity”), is required to be obtained or made by or with respect to Tronox or any Tronox Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) (A) the filing by Tronox with the SEC of the Proxy Materials, and (B) the filing with the SEC of such reports and forms under, and such other compliance with, the Securities Exchange Act of 1934 (the “Exchange Act”), and the Securities Act of 1933 (the “Securities Act”), and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws and set forth on Section 3.05(b)(ii) of the Tronox Disclosure Letter, (iii) the filing by Tronox with the Treasurer of the Commonwealth of Australia referred to in Section 7.03(a), (iv) the filing of the appropriate documents with the relevant authorities of the other jurisdictions in which Tronox is qualified to do business, (v) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Consideration Shares, (vi) such filings with and approvals of the New York Stock Exchange as are required to permit the consummation of the Transactions and the listing of the Consideration Shares, and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Tronox Material Adverse Effect or would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 3.06   SEC Documents; Undisclosed Liabilities.

(a)   Tronox has furnished or filed all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Tronox with the SEC since June 15, 2012 and all amendments thereto (such documents, together with any documents filed with the SEC during such period by Tronox on a voluntary basis, but excluding the Proxy Materials, being collectively referred to as the “Tronox SEC Documents”).

(b)   Each Tronox SEC Document (i) at the time filed or furnished, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), the Exchange Act and the Securities Act, in each case to the extent applicable to such Tronox SEC Document, and the rules and regulations of the SEC promulgated thereunder applicable to such Tronox SEC Document and (ii) did not at the time it was filed or furnished (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Tronox included, or incorporated by reference, in the Tronox SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Tronox’s accountants with respect thereto (A) has been derived from the accounting books and records of Tronox and its consolidated Subsidiaries and complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) was prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (C) fairly presented in all material respects the consolidated financial position of Tronox and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, members’ equity and cash flows for the periods shown (subject, in the case of unaudited statements, to the absence of footnotes and to normally recurring and non-material year-end adjustments as permitted by Form 10-Q). No financial statements of any Person other than Tronox and its consolidated Subsidiaries are required by U.S. GAAP to be included in the consolidated financial statements of Tronox. Except as required by U.S. GAAP and disclosed in the Tronox SEC Documents, between January 1, 2016 and the date of this Agreement, Tronox has not made or adopted any material change in its accounting methods, practices or policies.

(c)   There are no outstanding or unresolved comments from the SEC with respect to any of the Tronox SEC Documents and none of the Tronox SEC Documents (other than confidential treatment requests) is, to the Knowledge of Tronox, the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Tronox, threatened, in each case regarding any accounting practices of Tronox. Tronox has been and is in material compliance with the applicable provisions of SOX and the applicable rules and regulations of the New York Stock Exchange.

(d)   Except (i) as reflected or reserved against in Tronox’s consolidated audited balance sheet as of December 31, 2015 (or the notes thereto) as included in the Filed Tronox SEC Documents, (ii) for liabilities and obligations that have been incurred or accrued by Tronox or its Affiliates since December 31, 2015 in the ordinary course of business and (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Tronox nor any Tronox Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Tronox Material Adverse Effect.

(e)   Neither Tronox nor any of the Tronox Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Tronox and any of the Tronox Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Tronox or any of the Tronox Subsidiaries in Tronox’s or such Tronox Subsidiary’s published financial statements or other Tronox SEC Documents.

(f)   None of the Tronox Subsidiaries is, or has at any time since June 15, 2012 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(g)   Each accounting firm acting as Tronox's auditor since January 1, 2014 has, at all times since such accounting firm began acting as Tronox’s auditor, been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of SOX); and (ii) “independent” with respect to Tronox within the meaning of Regulation S-X under the Exchange Act. Since July 1, 2014, all non-audit services performed by Tronox's auditors for Tronox and its Subsidiaries that were required to be approved in accordance with Section 202 of SOX have been so approved.

Section 3.07   [Intentionally Omitted].

Section 3.08   Absence of Certain Changes or Events. Since January 1, 2016, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Tronox Material Adverse Effect. From January 1, 2016 to the date of this Agreement, each of Tronox and the Tronox Subsidiaries has conducted its respective business in the ordinary course in all material respects.

Section 3.09   Taxes.

(a)   In all material respects, (i) each of Tronox and each Tronox Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, complete and correct; (ii) each of Tronox and each Tronox Subsidiary has paid all Taxes (whether or not shown to be due on such Tax Returns) required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings (including contests that Tronox or a Tronox Subsidiary is preparing to timely contest); (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Tronox or any Tronox Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings (including contests that Tronox or a Tronox Subsidiary is preparing to timely contest); (iv) each of Tronox and each Tronox Subsidiary has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party; (v) neither Tronox nor any Tronox Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return; and (vi) neither Tronox nor any Tronox Subsidiary has received written notice of any Proceeding or examination from any taxing authority for unpaid Taxes asserted against Tronox or a Tronox Subsidiary, which have not been fully paid or settled or are being contested in good faith in appropriate proceedings (including contests that Tronox or a Tronox Subsidiary is preparing to timely contest).

(b)   Neither Tronox nor any Tronox Subsidiary (i) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Tronox and wholly-owned Tronox Subsidiaries) or (ii) has any material liability for the Taxes of any Person other than Tronox or another Tronox Subsidiary pursuant to Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(c)   Within the past three years, neither Tronox nor any Tronox Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)   Neither Tronox nor any Tronox Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state law).

(e)   The representations and warranties in this Section 3.09 are the sole representations and warranties of Tronox relating to the payment of Taxes, the filing of Tax Returns, the compliance with Tax Laws, and any proceeding relating to Taxes and Tax matters.

Section 3.10   Litigation. There is no suit, claim, action, charge, complaint, audit, investigation, arbitration or other proceeding (“Proceeding”) pending or, to the Knowledge of Tronox, threatened against Tronox or any Tronox Subsidiary or any of their respective properties or assets that, if adversely determined, would reasonably be expected to adversely affect in any material respect Tronox or any Tronox Subsidiary, nor is there any Judgment outstanding against or, to the Knowledge of Tronox, investigation by any Governmental Entity involving Tronox or any Tronox Subsidiary or any of their respective businesses, properties or assets in any material respect.

Section 3.11   Compliance with Applicable Laws. Tronox and the Tronox Subsidiaries are and have been since January 1, 2014 in compliance with all applicable Laws and Tronox Permits in all material respects. To the Knowledge of Tronox, no allegation or Proceeding by or before any Governmental Entity is pending or threatened alleging that Tronox or a Tronox Subsidiary is not in compliance with any applicable Law or Tronox Permit in any material respect or which challenges or questions the validity of any material rights of the holder of any Tronox Permit. All Tronox Permits are in full force and effect in all material respects, no material default (with or without notice, lapse of time or both) has occurred under any such Tronox Permit and none of Tronox or the Tronox Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or adversely modify (in any material respect) any such Tronox Permit. No “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar anti-takeover Law applies to Tronox with respect to the Transactions. This section does not relate to Tax matters or environmental matters, which are the subjects of Sections 3.09 and 3.12, respectively.

Section 3.12   Environmental Matters.

(a)   (i)   Since January 1, 2014, Tronox and the Tronox Subsidiaries are and have been in compliance with all applicable Environmental Laws in all material respects;

(ii)   Tronox and the Tronox Subsidiaries have obtained all material Permits required pursuant to applicable Environmental Laws and are and have been since January 1, 2014 in compliance with all such Permits and all such Permits are valid and in good standing and no suspension or cancellation of such Permits is pending in each case in all material respects;

(iii)   there are no material Environmental Claims pending or, to the Knowledge of Tronox, threatened against Tronox or any of the Tronox Subsidiaries;

(iv)   there have been no Releases or disposal of, or exposure of any Person to, any Hazardous Material that has resulted in or would result in any material Environmental Claim or any material Liability under Environmental Law against Tronox or any of the Tronox Subsidiaries or against any Person whose liabilities for such Environmental Claims or Liabilities under Environmental Law Tronox or any of the Tronox Subsidiaries has assumed or is otherwise responsible;

(v)   neither Tronox nor any of the Tronox Subsidiaries has assumed, retained or provided an indemnity with respect to any material liabilities or material obligations of any other Person with respect to Environmental Law or any Hazardous Material; and

(vi)   Tronox and the Tronox Subsidiaries have made available to Cristal all environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety liabilities, in their possession, custody, or control, relating to Tronox or the Tronox Subsidiaries (including their past or current operations, properties or facilities).

(b)   As used herein:

(i)   “Environmental Claim” means any Proceedings, orders, demands, directives, claims, liens, or notices of noncompliance or violation or other liability by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (y) the manufacture, distribution, presence or Release of, or exposure of any Person to, any Hazardous Materials; or (z) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii)   “Environmental Laws” means all Laws, Judgments, or Contracts relating to pollution, public or worker health or safety, or the protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(iii)   “Hazardous Materials” means (y) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (z) any other chemical, material, substance or waste that is prohibited, limited or regulated (or can give rise to liability or standards of conduct) under any Environmental Law because of its hazardous or toxic properties or characteristics.

(iv)   “Release” means any actual or threatened spill, emission, leaking, dumping, injection, pumping, emptying, escaping, pouring, disposal, discharge, leaching or migration into or through the environment.

Section 3.13   Intellectual Property

(a)   Section 3.13(a) of the Tronox Disclosure Letter sets forth a complete and accurate list of all of the following Intellectual Property Rights owned by Tronox or any Tronox Subsidiary: (i) patents and patent applications; (ii) trademark and service mark registrations and applications; (iii) copyright registrations and applications; and (iv) material domain name registrations (collectively, the “Tronox Registered IP”). Each item of Tronox Registered IP is subsisting and, to Tronox's Knowledge, is valid and enforceable.

(b)   Section 3.13(b) of the Tronox Disclosure Letter sets forth a complete and accurate description of all Contracts pursuant to which Intellectual Property Rights material to the business of Tronox or a Tronox Subsidiary are licensed to or by Tronox or such Tronox Subsidiary (other than Contracts relating solely to back-office Systems and Off-the Shelf Software Licenses). To Tronox's Knowledge, all licenses to Tronox and any Tronox Subsidiary to Intellectual Property Rights included in such Contracts are enforceable and no Person is in material breach of any such license.

(c)   (x) No material Proceedings are pending or, to the Knowledge of Tronox, threatened in writing against Tronox or any Tronox Subsidiary that (i) allege that Tronox or any Tronox Subsidiary is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, or (ii) challenge the use, ownership, enforceability, validity, patentability or registrability of any material Intellectual Property Rights owned by Tronox or any Tronox Subsidiary; and (y) no material Intellectual Property Rights owned by Tronox or any Tronox Subsidiary are subject to any consent, settlement, ruling, injunction or other outstanding order of any Governmental Entity adversely affecting Tronox’s, any Tronox Subsidiary’s ownership, use or disposition thereof or any material rights with respect thereto. To the Knowledge of Tronox, (1) neither Tronox nor any Tronox Subsidiary is infringing, misappropriating or otherwise violating, or since January 1, 2016, has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any other Person, and (2) no Person is infringing, misappropriating or otherwise violating, or since January 1, 2016, has infringed, misappropriated, or otherwise violated, any material Intellectual Property Rights owned by Tronox or any Tronox Subsidiary.

(d)   Since January 1, 2016, to the Knowledge of Tronox, no Person other than Tronox or a Tronox Subsidiary has asserted in writing that it has any ownership in any Intellectual Property Rights purported to be owned by Tronox or any Tronox Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Tronox Material Adverse Effect.

(e)   Tronox and all Tronox Subsidiaries take commercially reasonable actions to (i) maintain and protect their confidential information and other Intellectual Property Rights (including the secrecy, confidentiality and value of their trade secrets), and (ii) protect and maintain their Systems, including the data stored therein or transmitted thereby, and provide for the continuity, integrity, and security thereof, as well as the back-up and recovery of data stored therein; except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Tronox Material Adverse Effect.

Section 3.14   Affiliate Transactions. There are no agreements, Contracts, arrangements, understandings or undertakings between Tronox or any Tronox Subsidiary, on the one hand, and any Affiliate of Tronox, on the other hand (other than the Tronox Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

Section 3.15   Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Credit Suisse Securities (USA) LLC, the fees and expenses of which will be paid by Tronox, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Tronox.

Section 3.16   Insurance. Each of Tronox and the Tronox Subsidiaries maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy of Tronox or any Tronox Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Tronox nor any of the Tronox Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy in each case in any material respect. There is no claim by Tronox or any of the Tronox Subsidiaries pending under any such policies that (a) to the Knowledge of Tronox, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (b) if not paid would constitute a Tronox Material Adverse Effect.

Section 3.17   Benefit Matters; ERISA Compliance. For purposes of this Agreement, “Tronox Business Benefit Plans” means, collectively: (i) “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Tronox Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Tronox or any Tronox Subsidiary, (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Tronox or any Tronox Subsidiary and any current or former directors, officers, employees or consultants of Tronox or any Tronox Subsidiary, and (iii) any other material employee benefit plan, program, policy or agreement maintained, sponsored or contributed to by Tronox or any Tronox Subsidiary or with respect to which Tronox or any Tronox Subsidiary has any liability or contingent liability.

(b)   All Tronox Business Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters from the IRS to the effect that such Tronox Business Benefit Plans are so qualified.

(c)   To the Knowledge of Tronox, (i) each Tronox Business Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms, the terms of any applicable collective bargaining agreement and is in compliance with ERISA, the Code and all other Laws applicable to such Tronox Business Benefit Plan and (ii) Tronox and each of the Tronox Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Tronox Business Benefit Plans, in the case of clauses (i) and (ii), in all material respects.

(d)   Except with respect to Tronox Pension Plans, there does not now exist any material liability to Tronox or any Tronox Subsidiary following the Closing due to Tronox or a Tronox Subsidiary being treated as an ERISA Affiliate of a Person who is not Tronox or a Tronox Subsidiary. “ERISA Affiliate” means any Person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with another Person, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(e)   Section 3.17(e) applies only to and in respect of Tronox Non-US Benefit Plans. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Tronox Material Adverse Effect, all Tronox Non-US Benefit Plans (i) have been maintained, funded and administered in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, were, at the date of the last formal valuation of the relevant plan funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. For the purposes of this Agreement “Tronox Non-US Benefit Plans” means the following plans or arrangements of Tronox or a Tronox Subsidiary that are subject to the laws of any jurisdiction outside the United States which is not a State Scheme: (i) any plan providing benefits on retirement or death; (ii) any plan providing any benefit payable on disability or ill health; (iii) any bonus, profit share, deferred compensation, incentive compensation, or equity or equity-based compensation plan; (iv) any retention or change of control arrangements; (v) any severance or termination indemnity plan which in each of (i) to (v) provides benefits to or in respect of employees or officers of Tronox or a Tronox Subsidiary.

Section 3.18   Labor Matters. With respect to the Transactions, Tronox and each Tronox Subsidiary will have prior to the Closing satisfied all notice, consultation and bargaining obligations owed to its employees and/or their representatives under applicable Law or the Tronox Collective Labor Agreements.

Section 3.19   No Inducement or Reliance; Independent Assessment.

(a) None of Cristal, its Affiliates or its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Business, Cristal or any of its Subsidiaries or the Transactions, except for the representations and warranties made by Cristal that are expressly set forth in this Agreement or any agreement, certificate or instrument delivered in connection with this Agreement. Tronox has made its own independent investigation, review and analysis regarding the Business, Cristal, the Company, the Transferred Companies and the Transactions, which investigation, review and analysis were conducted by Tronox together with expert advisors, including legal counsel, that it has engaged for such purpose and, in making the determination to enter into this Agreement and to proceed with the Transactions, Tronox and its Affiliates and Representatives have relied on the results of their own independent investigation.

(b) Without limiting the generality of Section 3.19(a), Tronox acknowledges and agrees that none of Cristal, its Affiliates and its Representatives has made, is making or will make any representation or warranty, express or implied, as to the prospects of the Business, Cristal, the Company or any of the Transferred Companies after the consummation of the Transactions or their potential profitability or with respect to any business plans or forecasts, projections or estimates of revenues, profits, cash flows or other financial performance measures that have been or may in the future be made available to Tronox or any of its Affiliates or Representatives in connection with their review of the Business, Cristal, the Company, the Transferred Companies or the Transactions.

ARTICLE IV

Representations and Warranties of Cristal

Cristal represents and warrants to Tronox that the statements contained in this Article IV are true and correct except as set forth in the disclosure letter delivered by Cristal to Tronox at or before the execution and delivery by Cristal of this Agreement (the “Cristal Disclosure Letter”). The Cristal Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections (other than Section 4.02, Section 4.03, Section 4.04 and Section 4.05 of the Cristal Disclosure Letter, which matters shall be disclosed only by specific disclosure in the respective section of the Cristal Disclosure Letter).

Section 4.01   Organization, Standing and Power. Each of Cristal, the Seller and the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), in all material respects. Each of Cristal, the Seller and the Company has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business as presently conducted (the “Business Permits”), except where the failure to have such power or authority or to possess Business Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. Each of Cristal, the Seller and the Company is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. Cristal has delivered or made available to Tronox, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Cristal in effect as of the date of this Agreement (the “Cristal Certificate”), the amended and restated by-laws of Cristal in effect as of the date of this Agreement (the “Cristal By-laws”), and the Organizational Documents of the Seller and the Company in effect as of the date of this Agreement.

Section 4.02   Transferred Companies.

(a)   All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Transferred Company (collectively, the “Transferred Company Equity”) have been validly issued and are fully paid and nonassessable and will be, at immediately prior to the Closing (and after the Restructuring), directly or indirectly owned by the Company (or, to the extent in accordance with Exhibit E, directly or indirectly owned by Cristal), free and clear of all material Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. Section 4.02(a) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of the Transferred Companies.

(b)   Except for the capital stock and voting securities of, and other equity interests in, the Transferred Companies, the Company does not own, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity. No Transferred Company owns any shares of capital stock or other equity securities of Cristal or the Seller.

Section 4.03   Capital Structure of the Transferred Companies.

(a)   The Acquired Shares and all Transferred Company Equity are validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the applicable Organizational Document of any Transferred Company or any Contract to which Cristal or the Seller is a party or otherwise bound. Except for the Acquired Shares and the Transferred Company Equity, there are not issued or outstanding, and there are not any outstanding obligations of any Transferred Company owing to a Person other than Cristal, Seller, the Company or any Transferred Company to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, (x) any capital stock of any Transferred Company or any securities of any Transferred Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, any Transferred Company, (y) any warrants, calls, options, restricted or performance stock units, or other rights to acquire from any Transferred Company, or any other obligation of any Transferred Company to issue, transfer, dispose of, redeem, repurchase, acquire, deliver or sell, or cause to be issued, transferred, disposed of, redeemed, repurchased, acquired, delivered or sold, any capital stock or voting securities of, or other equity interests in, any Transferred Company or (z) any stock appreciation right, phantom stock or any rights issued by or other obligations of any Transferred Company that are linked in any way to the price of any shares of capital stock of any Transferred Company, the value of any Transferred Company, or any part of any Transferred Company or any dividends or other distributions declared or paid on any Transferred Company Equity.

(b)   There are no bonds, debentures notes or other Indebtedness of any Transferred Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of any Transferred Company may vote (“Transferred Company Voting Debt”). Except for the Ancillary Agreements, none of the Transferred Companies is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, any Transferred Company. Except for the Ancillary Agreements, none of the Transferred Companies is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of any Transferred Company.

Section 4.04   Authority; Execution and Delivery; Enforceability. Cristal has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The board of directors of Cristal has, by unanimous vote at a meeting duly called at which a quorum of the board of directors of Cristal was present, (i) approved the execution, delivery and performance of this Agreement, and (ii) determined that entering into this Agreement is in the best interests of Cristal and its shareholders. As of the date of this Agreement, such approval has not been amended or withdrawn. No other corporate proceedings on the part of Cristal are necessary to authorize or adopt this Agreement or to consummate the Transactions. Cristal has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Tronox, this Agreement constitutes a legal, valid and binding obligation of Cristal, enforceable against it in accordance with its terms subject to the Bankruptcy and Equity Exception.

Section 4.05   No Conflicts; Consents.

(a)   The execution and delivery by Cristal of this Agreement does not, and the performance by Cristal of its obligations hereunder and the consummation of the Transactions will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties, rights or assets of the Business, the Company or any Transferred Company under, or require any consent or approval by, or any notice to, any person under any provision of (i) the Cristal Certificate, the Cristal By-laws or the Organizational Documents of the Company or the Transferred Companies, (ii) any Business Material Contract or any Business Permit or (iii) subject to the filings and other matters referred to in Section 4.05(a), any Judgment or Law, in each case, applicable to any Company or Transferred Company or their respective properties or assets, or the properties or assets of the Business, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

(b)   No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Business, Cristal, the Seller, the Company or any Transferred Company in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws and set forth on Section 4.05(b)(i) of the Cristal Disclosure Letter, (ii) the filing of the appropriate documents with the relevant authorities of the other jurisdictions in which Cristal, the Seller, the Company or any Transferred Company is qualified to do business, (iii) the filing by Cristal with the Treasurer of the Commonwealth of Australia referred to in Section 7.02(a), (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Consideration Shares and (v) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect or would not reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

Section 4.06   Financial Statements; Undisclosed Liabilities.

(a)   Set forth on Section 4.06(a) of the Cristal Disclosure Letter is a copy of (i) the consolidated balance sheet of Cristal and its Subsidiaries at and as of December 31, 2015, and the related consolidated statements of income, cash flows and shareholder’s equity for the year ended December 31, 2015 (in each case, including the related notes and schedules, where applicable) (the “Business Annual Financial Statements”) and (ii) an unaudited and reviewed, consolidated balance sheet of Cristal and its Subsidiaries as of December 31, 2016, and the related reviewed statements of income, cash flows and shareholder’s equity for the periods specified therein, accompanied by any notes thereto and the report of the certified public accountant (the “Business Reviewed Financial Statements” and, together with the Business Annual Financial Statements, the “Business Financial Statements”).

(b)   Except as described in the notes thereto, the Business Financial Statements (i) present fairly, in all material respects, the consolidated financial position and the consolidated results of operations of Cristal and its Subsidiaries as of and for the periods presented therein (subject, in the case of the Business Reviewed Financial Statements, to normal audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse), (ii) have been prepared based on the books and records of Cristal and its Subsidiaries and (iii) have been prepared in accordance with Saudi GAAP applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and except, in the case of the Business Reviewed Financial Statements, subject to normal audit adjustments. The books and records of Cristal and its Subsidiaries used in the preparation of the Business Financial Statements are true and correct in all material respects. Except as required by Saudi GAAP or disclosed in Section 4.06(b) of the Cristal Disclosure Letter, between December 31, 2016 and the date of this Agreement, neither Cristal nor any of its Subsidiaries has made or adopted any material change in its accounting methods, practices or policies.

(c)   There are no internal investigations or governmental inquiries or investigations pending or, to the Knowledge of Cristal, threatened, in each case, regarding any accounting practices of the Business.

(d)   Except (i) as reflected or reserved against in the Business Financial Statements (or the notes thereto), (ii) liabilities and obligations that have been incurred or accrued by Cristal or its Affiliates since December 31, 2016 in the ordinary course of business and (iii) for liabilities and obligations incurred in connection with or contemplated by this Agreement, the Business does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Business Material Adverse Effect.

(e)   The Business maintains, and has maintained for periods reflected in the Business Financial Statements, a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with Saudi GAAP or IFRS, as applicable, and to maintain asset accountability; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(f)   Cristal does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the Business’s internal control over financial reporting. To the Knowledge of Cristal, no executive officer or director of Cristal has received or otherwise had or obtained knowledge of, and to the Knowledge of Cristal, no auditor, accountant, or representative of the Business, has provided written notice to Cristal or any executive officer or director of the Business, any substantive complaint or allegation that the Business has engaged in improper accounting practices.

(g)   None of the Company or the Transferred Companies is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among any of the Company and the Transferred Companies, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of the Company, Transferred Company or the Business in the Business Financial Statements.

(h)   Except as set forth in Section 4.06(h) of the Cristal Disclosure Letter, since January 1, 2014, none of Cristal, Cristal’s independent accountants, the board of directors of Cristal (the “Cristal Board”) or the audit committee of the Cristal Board has received any oral or written notification of any (x) “significant deficiency” in the internal controls over financial reporting of Cristal, (y) “material weakness” in the internal controls over financial reporting of Cristal or (z) fraud, whether or not material, that involves management or other employees of Cristal who have a significant role in the internal controls over financial reporting of Cristal.

(i)   None of the Company or Transferred Companies is, or has at any time since January 1, 2014 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

Section 4.07   [Intentionally Omitted].

Section 4.08   Absence of Certain Changes or Events. Since January 1, 2016, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Business Material Adverse Effect. From January 1, 2016 to the date of this Agreement, each of Cristal and the Cristal Subsidiaries (including the Company and Transferred Companies) has conducted the Business in the ordinary course in all material respects.

Section 4.09   Taxes.

(a)   In all material respects, (i) each of Cristal and each Cristal Subsidiary has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are true, complete and correct; (ii) each of Cristal and each Cristal Subsidiary has paid all Taxes (whether or not shown to be due on such Tax Returns) required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings (including contests that Cristal or a Cristal Subsidiary is preparing to timely contest); (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Cristal or any Cristal Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings (including contests that Cristal or a Cristal Subsidiary is preparing to timely contest); (iv) each of Cristal and each Cristal Subsidiary has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor or other third party; (v) neither Cristal nor any Cristal Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return; and (vi) neither Cristal nor any Cristal Subsidiary has received written notice of any Proceeding or examination from any taxing authority for unpaid Taxes asserted against Cristal or a Cristal Subsidiary, which have not been fully paid or settled or are being contested in good faith in appropriate proceedings (including contests that Cristal or a Cristal Subsidiary is preparing to timely contest).

(b)   Neither Cristal nor any Cristal Subsidiary (i) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Cristal and wholly-owned Cristal Subsidiaries) or (ii) has any material liability for the Taxes of any Person other than Cristal or another Cristal Subsidiary pursuant to Section 1.1502-6 of the U.S. Treasury Regulations (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of law.

(c)   Within the past three years, neither Cristal nor any Cristal Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(d)   Neither Cristal nor any Cristal Subsidiary has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable U.S. Treasury Regulations thereunder (or a similar provision of state law).

(e)   Subject to Section 10.09, no equity interest of any of the Transferred Companies is or has been a “United States real property interest” (within the meaning of Section 897(c)(2) of the Code) (a “USRPI”) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f)   The representations and warranties in this Section 4.09 and Section 4.10 are the sole representations and warranties of Cristal relating to the payment of Taxes, the filing of Tax Returns, compliance with Tax Laws, and any proceeding relating to Taxes and Tax matters.

Section 4.10   Benefits Matters; ERISA Compliance.

Sections 4.10(a) to (i) apply only to and in respect of US Business Benefit Plans and/or employees and other service providers rendering services in the United States.

(a)   Section 4.10(a) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material US Business Benefit Plan. Cristal has delivered or made available to Tronox, to the extent applicable, true and complete copies of (i) all material US Business Benefit Plans (and underlying funding arrangements) or, in the case of any unwritten material US Business Benefit Plan, a description thereof, (ii) the most recent annual report on Form 5500 (other than Schedule SSA thereto) filed with the U.S. Department of Treasury’s Internal Revenue Service (“IRS”) with respect to each material US Business Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material US Business Benefit Plan for which such summary plan description is required and (iv) the most recent financial statements and actuarial reports for each US Business Benefit Plan (if any). For purposes of this Agreement, “US Business Benefit Plans” means, collectively: (i) “employee pension benefit plans” (as defined in Section 3(2) of ERISA), other than any plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Cristal Multiemployer Plan”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings providing, or designed to provide, material benefits to any US based current or former directors, officers, employees or consultants of the Company or any Transferred Companies, (ii) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between the Company or any Transferred Company and any US based current or former directors, officers, employees or consultants of the Company or any Transferred Company and (iii) any other material employee benefit plan, program, policy or agreement maintained, sponsored or contributed to by the Company or any Transferred Company or with respect to which the Company or any Transferred Company has any liability or contingent liability and in each case, that are subject to the laws of the United States.

(b)   All US Business Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters from the IRS to the effect that such US Business Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of Cristal, has revocation been threatened, nor has any such US Business Benefit Plan been amended since the date of its most recent determination letter or application therefor that would adversely affect its qualification.

(c)   Except as set forth on Section 4.10(c) of the Cristal Disclosure Letter, (i) no US Business Benefit Plan which is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 or 430 of the Code or Section 4971 of the Code (a “Cristal Pension Plan”) had, as of the respective last annual valuation date for each such Cristal Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Tronox, in any material respect, (ii) none of the Cristal Pension Plans has failed to meet any “minimum funding standards”, as applicable (as such terms are defined in Section 302 or 303 of ERISA or Section 412 or 430 of the Code), whether or not waived, in any material respect, (iii) none of the Company, any Transferred Company, any officer of the Company or any Transferred Company or any of the US Business Benefit Plans which are subject to ERISA, including the Cristal Pension Plans, any trust created thereunder or, to the Knowledge of Cristal, any trustee or administrator thereof, has engaged in a material, non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other material breach of fiduciary responsibility that could subject the Company or any Transferred Company or any officer of the Company or any Transferred Company to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iv) no Cristal Pension Plans and trusts have been terminated within the past three years, (v) no US Business Benefit Plans and trusts are the subject of any material Proceeding by any Person, including any Governmental Entity, other than routine claims for benefits, (vi) except as set forth on Section 4.10(c) of the Cristal Disclosure Letter, there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Cristal Pension Plan during the last six years as to which the 30-day advance-notice requirement has not been waived and (vii) neither the Company nor any Transferred Company has, or within the past six years had, contributed to, been required to contribute to, or has any liability or potential liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Cristal Multiemployer Plan. Section 4.10(c) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying each Cristal Pension Plan. Except as set forth on Section 4.10(c) of the Cristal Disclosure Letter, no US Business Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(d)   To the Knowledge of Cristal, (i) each US Business Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms, the terms of any applicable collective bargaining agreement and is in compliance with ERISA, the Code and all other Laws applicable to such US Business Benefit Plan and (ii) the Company and each of the Transferred Companies is in compliance with ERISA, the Code and all other Laws applicable to the US Business Benefit Plans, in the case of clauses (i) and (ii), in all material respects.

(e)   Except as set forth on Section 4.10(e) of the Cristal Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any current or former director, officer, employee or consultant of the Company or any Transferred Company to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any US Business Benefit Plan or (iii) result in any breach or violation of, default under or limit the right of the Company or any Transferred Company to amend, modify or terminate any US Business Benefit Plan.

(f)   No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment at or following the Closing) by any “disqualified individual” (as defined under Section 280G) under any US Business Benefit Plan or otherwise, would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(g)   None of the Company or the Transferred Companies has any indemnity obligation on or after the Closing for any taxes imposed under Section 4999 or 409A of the Code.

(h)   Except as set forth on Section 4.10(h) of the Cristal Disclosure Letter, each US Business Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(i)   Except with respect to Cristal Pension Plans, there does not now exist any material liability to the Company or any Transferred Company following the Closing due to the Company or any Transferred Company being treated as an ERISA Affiliate of a Person who is not the Company or a Transferred Company. “ERISA Affiliate” means any Person that for purposes of Title I and Title IV of ERISA and Section 412 of the Code would be deemed at any relevant time to be a single employer with another Person, pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA. Without limiting the generality of the foregoing, neither the Company nor any Transferred Company, nor any of their respective ERISA Affiliates, has engaged in any material transaction described in Section 4069 of ERISA.

(j)   Sections 4.10(k) to (o) apply only to and in respect of Non-US Benefit Plans. For the purposes of this Agreement “Non-US Benefit Plans” means the following plans or arrangements that are subject to the laws of any jurisdiction outside the United States which is not a State Scheme: (i) any plan providing benefits on retirement or death; (ii) any plan providing any benefit payable on disability or ill health; (iii) any bonus, profit share, deferred compensation, incentive compensation, or equity or equity-based compensation plan; (iv) any retention or change of control arrangements; (v) any severance or termination indemnity plan which in each of (i) to (v) provides benefits to or in respect of Relevant Persons.

(k)   Section 4.10(k) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list identifying any material Non-US Benefit Plan. Cristal has delivered or made available to Tronox, true and complete copies of the current documents that set out the benefits and main administrative provisions provided by all material Non-US Benefit Plans.

(l)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, all Non-US Benefit Plans if they are intended to qualify for special tax treatment, meet all the requirements for such treatment.

(m)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, all Non-US Benefit Plans if they are intended to be funded and/or book-reserved, were, at the date of the last formal valuation of the relevant plan funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions. No Non-US Benefit Plan providing any benefits on retirement or death have been terminated in the past three years. No Non-US Benefit Plans are the subject of any material Proceeding by any Person including any Governmental Entity other than routine claims for benefits. No Non-US Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under applicable Law).

(n)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect, all Non-US Benefit Plans have been maintained, and to the knowledge of Cristal administered in accordance with all Laws applicable to such Non-US Benefit Plans. To the knowledge of Cristal, the Company and each of the Transferred Companies is in compliance with all other Laws applicable to the Non-US Benefit Plans in all material respects.

(o)   Except as set forth in Section 4.10(e) of the Cristal Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former director, officer, employee or consultant of the Company or any Transferred Company to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Non-US Benefit Plan or (iii) result in any breach or violation of, default under or limit the right of the Company or any Transferred Company to amend, modify or terminate any Non-US Benefit Plan.

Section 4.11   Litigation. There is no Proceeding pending or, to the Knowledge of Cristal, threatened against any of the Company or the Transferred Companies or any of its or their respective Affiliates or any of their respective properties or assets, or the properties or assets of the Business, that, if adversely determined, would reasonably be expected to adversely affect in any material respect the Business, any of the Company or the Transferred Companies, nor is there any Judgment outstanding against or, to the Knowledge of Cristal, investigation by any Governmental Entity involving the Business, any of the Company or the Transferred Companies, or any of its or their respective businesses, properties or assets in any material respect.

Section 4.12   Compliance with Applicable Laws. The Business is and has been since January 1, 2014 in compliance with all applicable Laws and Business Permits in all material respects. To the Knowledge of Cristal, no allegation or Proceeding by or before any Governmental Entity is pending or threatened alleging that the Business is not in compliance with any applicable Law or Business Permit in any material respect or which challenges or questions the validity of any material rights of the holder of any Business Permit. All Business Permits are in full force and effect in all material respects, no material default (with or without notice, lapse of time or both) has occurred under any such Business Permit and none of Cristal or the Cristal Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or adversely modify (in any material respect) any such Business Permit. This section does not relate to Tax matters, employee benefits matters or environmental matters, which are the subjects of Sections 4.09, 4.10 and 4.13, respectively.

Section 4.13   Environmental Matters.

(a)   Since January 1, 2014, the Company and the Transferred Companies are and have been in compliance with all applicable Environmental Laws, and the assets of the Company and the Transferred Companies are and have been maintained and operated in compliance with all applicable Environmental Laws in all material respects;

(b)   The Company and Transferred Companies have obtained all Permits required pursuant to applicable Environmental Laws and are and have been since January 1, 2014 in compliance with all such Permits and all such Permits are valid and in good standing and no suspension or cancellation of such Permits is pending in each case in all material respects;

(c)   there are no material Environmental Claims pending or, to the Knowledge of Cristal, threatened against Cristal or any of the Cristal Subsidiaries;

(d)   there have been no Releases or disposal of, or exposure of any Person to, any Hazardous Material that has resulted in or would result in any material Environmental Claim or any material Liability under Environmental Law against Cristal or any of the Cristal Subsidiaries with respect to the Business or against any Person whose liabilities for such Environmental Claim or Liabilities under Environmental Law the Company or a Transferred Company has assumed or is otherwise responsible;

(e)   none of the Company or Transferred Companies has assumed, retained or provided an indemnity with respect to any material liabilities or material obligations of any other Person with respect to Environmental Law or any Hazardous Material; and

(f)   Cristal and the Cristal Subsidiaries have made available to Tronox all environmental audits, assessments and reports and all other documents materially bearing on environmental, health or safety liabilities, in their possession, custody, or control, relating to the Company or Transferred Companies (including past or current operations, properties or facilities).

Section 4.14   Contracts.

(a)   Section 4.14(a) of the Cristal Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Cristal has made available to Tronox true and complete copies, of:

(i)   each Contract, understanding, or undertaking to which Cristal or any of the Cristal Subsidiaries is a party that restricts in any material respect the ability of the Company or the Transferred Companies to compete in any business or with any Person in any geographical area or that is with respect to “most favored nations,” exclusive relations or non-solicitation clauses (excluding customary provisions for non-solicitation of employees entered into in commercial contracts in the ordinary course of business),

(ii)   each loan and credit Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any material Indebtedness of the Company or Transferred Companies is outstanding or may be incurred,

(iii)   each partnership, joint venture or similar Contract, understanding or undertaking to which the Company or any Transferred Company is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company or Transferred Company, in each case material to the Business,

(iv)   except in any Organizational Document of the Company or any Transferred Company, each indemnification Contract, understanding or undertaking with (x) any member of the board of directors of the Company or any Transferred Company or (y) any executive officer of the Company or any Transferred Company,

(v)   each Contract, understanding or undertaking relating to the disposition or acquisition by the Company or any Transferred Company of any material business or any material amount of assets other than in the ordinary course of business with obligations remaining to be performed or liabilities continuing after the date of this Agreement,

(vi)   each Contract, understanding or undertaking that includes the licensing of Intellectual Property Rights by the Company or any Transferred Company to any Person or by any Person to the Company or any Transferred Company, or any Business Contract that includes the licensing of Intellectual Property Rights, and any other Contracts affecting the Company's or any Transferred Company’s ability to own, use, transfer, license, disclose, or enforce any Intellectual Property Rights (including covenant not to sue, royalty, development, concurrent use, consent to use, software escrow, and indemnification agreements relating to any Intellectual Property Rights), other than Off-the-Shelf Software Licenses, and in each case material to the Business,

(vii)   each Contract, understanding or undertaking that includes the licensing of IP Assets by Cristal or any of the Cristal Subsidiaries to any Person, or any Business Contract that includes the licensing of IP Assets, and any other Contracts affecting Tronox’s ability to own, use, transfer, license, disclose, or enforce any IP Assets (including covenant not to sue, royalty, development, concurrent use, consent to use, software escrow, and indemnification agreements relating to any IP Assets), in each case, that (a) is material to the Business, and (b) does not relate solely to back-office Systems or Off-the-Shelf Software Licenses,

(viii)   each material hedge, collar, option, forward purchasing, swap, derivative, or similar Contract, understanding or undertaking of the Company or any Transferred Company,

(ix)   each Employment Contract providing for base salary in excess of $250,000 annually,

(x)   each (A) (1) Collective Labor Agreement in the United States and (2) each other Collective Labor Agreement that governs the employment of more than 200 employees of the Company and/or any Transferred Company and (B) Contract with any Governmental Entity that is a settlement, conciliation, or similar agreement or that imposes any monetary or other material obligations on the Company or any Transferred Company after the date of this Agreement,

(xi)   each Contract, understanding or undertaking requiring any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any Transferred Company in an amount in excess of $1,000,000, during the term of such Contract, understanding or undertaking,

(xii)   each Contract, understanding or undertaking with a (A) Business Significant Supplier that accounted for more than $10,000,000 of the accounts payable incurred by the Company and the Transferred Companies, on a consolidated basis, for the year ended December 31, 2015 or (B) Business Significant Customer, and

(xiii)   each agreement, Contract, understanding or undertaking under which the Company and the Transferred Companies are obligated to make or receive payments in the future in excess of $1,000,000 during the life of such agreement, Contract, understanding or undertaking, in each case, other than those Contracts (A) terminable by the Company or any Transferred Company on no more than 30 days’ notice without liability or financial obligation to the Company or any Transferred Company, (B) with any customer or supplier or (C) that are Employment Contracts;

excluding, in the cases of the foregoing clauses (i) through (xii), any Contract that is a Shared Contract. Each agreement, understanding or undertaking set forth in Section 4.14(a) of the Cristal Disclosure Letter is referred to herein as a “Business Material Contract”.

(b)   (i) Each Business Material Contract is a valid, binding and legally enforceable obligation of the Company or a Transferred Company, as the case may be, and, to the Knowledge of Cristal, of the other parties thereto, in accordance with its terms, except, in each case, subject to the Bankruptcy and Equity Exception, (ii) each such Business Material Contract is in full force and effect, (iii) there is no material breach or material default under any Business Material Contract either by the Company or any Transferred Company party thereto or, to the Knowledge of Cristal, by any other party thereto, and no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company or any Transferred Company party thereto or, to the Knowledge of Cristal, any other party thereto, and (iv) neither the Company nor the Transferred Companies have received written notice of termination or cancellation of any Business Material Contract, and no party to any Business Material Contract has provided, to the Knowledge of Cristal, notice exercising or threatening exercise of any termination rights with respect thereto or of any material dispute with respect to any Business Material Contract.

(c)   The Contract set forth on Section 4.14(c) of the Cristal Disclosure Letter has not been assigned, in whole or in part, by Cristal at any time on or after the date thereof to and including the date of this Agreement.

Section 4.15   Properties.

(a)   Cristal, the Company and the Transferred Companies has good and valid fee simple title to, or good and valid leasehold interests in, all their respective material real properties and material fixtures used in the Business (the “Business Properties”). The Business Properties are, in all respects, adequate and sufficient, to support the operations of the Business as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect. All of the Business Properties are free and clear of all Liens, except for Permitted Liens and Liens on material Business Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Business Property to which they relate in the conduct of the Business as presently conducted. Neither Cristal nor any Cristal Subsidiary has leased or otherwise granted to any Person the right to use or occupy the Business Properties owned by Cristal or a Cristal Subsidiary (the “Owned Business Properties”). Other than the rights set forth pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Business Properties or any portion thereof or interest therein.

(b)   Cristal, the Company and the Transferred Companies has complied with the terms of all leases, subleases and licenses entitling it to the use of real property owned by third parties and used in the Business (“Business Leases”) in all material respects, and all Business Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. Section 4.15(b) of the Cristal Disclosure Letter sets forth the address of each of the Business Leases, and a true and complete list of all Business Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Cristal and each of the Cristal Subsidiaries has delivered to Tronox a true and complete copy of each of such lease document, and in the case of any oral lease, a written summary of the material terms of such lease. Each of Cristal, the Company and the Transferred Companies is in exclusive possession of the properties or assets purported to be leased under all of the Business Leases, except for such failures to have such possession of material properties or assets as, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material properties and assets to which they relate in the conduct of the Business as presently conducted and failures to have such possession of immaterial properties or assets as, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect. Neither Cristal nor any of the Cristal Subsidiaries nor, to the Knowledge of Cristal, any other party to each Business Lease is in breach or default under such lease and neither Cristal nor any of the Cristal Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any Business Lease, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect. Neither Cristal nor any Cristal Subsidiary has collaterally assigned or granted any other security interest, except for Permitted Liens, in such Business Leases or any interest therein.

Section 4.16 Intellectual Property.

(a)   Section 4.16(a) of the Cristal Disclosure Letter sets forth a complete and accurate list of all of the following included in the Registered IP Assets, or otherwise owned by, or filed in the name of, the Company or any Transferred Company: (i) patents and patent applications; (ii) trademark and service mark registrations and applications; (iii) copyright registrations and applications; and (iv) domain name registrations (collectively, the “Business Registered IP”). Each item of Business Registered IP is subsisting and, to Cristal’s Knowledge, is valid and enforceable. Either Cristal, a Cristal Subsidiary, the Company, or a Transferred Company exclusively owns and possesses all right, title, and interest in and to the Business Registered IP free and clear of all Liens other than Permitted Liens. Except for the IP Assets, the Company and the Transferred Companies exclusively own and possess all right, title, and interest in and to, or have sufficient rights pursuant to a valid and enforceable license, all other Intellectual Property Rights that are material to the Business and used in, or necessary for the Business as presently conducted (provided the foregoing is not to be interpreted as a representation of non-infringement), in each case free and clear of all Liens other than Permitted Liens.

(b)   (x) No material Proceedings are pending or, to the Knowledge of Cristal, threatened in writing against the Company or any Transferred Company or, with respect to the Business, Cristal or any Cristal Subsidiary, that (i) allege that the Company or any Transferred Company or, with respect to the Business, Cristal or any Cristal Subsidiary, is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, or (ii) challenge the use, ownership, enforceability, validity, patentability or registrability of any material Intellectual Property Rights (A) owned by the Company or any Transferred Company, or (B) included in the Transferred Assets; and (y) no material Intellectual Property Rights (A) owned by the Company or any Transferred Company, or (B) included in the Transferred Assets is subject to any consent, settlement, ruling, injunction or other outstanding order of any Governmental Entity adversely affecting the Company's or any Transferred Company’s or, with respect to the Transferred Assets, the owners’ thereof ownership, use or disposition thereof or any material rights with respect thereto. To the Knowledge of Cristal, (1) neither the Company, the Transferred Companies, nor, with respect to the Business, Cristal nor any Cristal Subsidiary is infringing, misappropriating or otherwise violating, or since January 1, 2016, has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any other Person, and (2) no Person is infringing, misappropriating or otherwise violating, or since January 1, 2016, has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights (A) owned by the Company or any Transferred Company or (B) included in the Transferred Assets.

(c)   Since January 1, 2016, to the Knowledge of Cristal, no Person other than Cristal or a Cristal Subsidiary has asserted in writing that it has any ownership in any Intellectual Property Rights (A) purported to be owned by the Company or any Transferred Company or (B) included in the Transferred Assets, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(d)   The Company, the Transferred Companies, and, with respect to the Business, Cristal and any Cristal Subsidiary, take commercially reasonable actions to (i) maintain and protect their confidential information and other Intellectual Property Rights (including the secrecy, confidentiality and value of their trade secrets), and (ii) protect and maintain their Systems, including the data stored therein or transmitted thereby, and provide for the continuity, integrity, and security thereof, as well as the back-up and recovery of data stored therein; except, in each case, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 4.17   Affiliate Transactions. There are no agreements, Contracts, arrangements, understandings or undertakings between the Company or any Transferred Company, on the one hand, and any Affiliates of Cristal (other than the Company and the Transferred Companies), on the other hand, that involve a Liability in excess of $120,000.

Section 4.18   Labor Matters.

(a)   As of the date of this Agreement, Section 4.18 of the Cristal Disclosure Letter sets forth a true and complete list of (i) all Collective Labor Agreements in the United States and (ii) all other Collective Labor Agreements that govern the employment of more than 200 employees of any of the Company or the Transferred Companies. Except as set forth on Section 4.18(a) of the Cristal Disclosure Letter, to the Knowledge of Cristal, no labor organization, employee representative or group of employees of Cristal (with respect to the Business), the Company or the Transferred Companies has made a demand for union recognition or union certification or engaged in any union organizing or decertification activities since January 1, 2014, and, to the Knowledge of Cristal, in respect to employees in the United States there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other Governmental Entity. To the Knowledge of Cristal, there are no strikes, organized work stoppages, lockouts, material arbitrations or other material labor disputes pending or threatened against or involving Cristal (with respect to the Business), the Company or the Transferred Companies. None of the Company or the Transferred Companies has breached any provision of any Collective Labor Agreement, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect. Within the past six months, to the Knowledge of Cristal, none of the Business, the Company or the Transferred Companies with employees in the United States has committed any unfair labor practices, as defined by the National Labor Relations Act. With respect to the Transactions, the Business, the Company and each Transferred Company will have prior to the Closing satisfied all notice, consultation and bargaining obligations owed to its employees and/or their representatives under applicable law or Collective Labor Agreements.

(b)   Since January 1, 2016, none of the Company or the Transferred Companies with employees in the United States has implemented any facility closing or layoff of employees subject to the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”), nor are any such closings or layoffs presently contemplated, planned or announced.

Section 4.19   Customers and Suppliers.

(a)   Section 4.19(a) of the Cristal Disclosure Letter sets forth an accurate and complete list of each customer who, in the year ended December 31, 2015 was one of the 20 largest sources of revenues for the Business, based on amounts paid or payable (each, a “Business Significant Customer”). As of the date hereof, none of the Company or the Transferred Companies has any outstanding disputes with a Business Significant Customer other than in the ordinary course of business, that reasonably would be expected to involve an amount greater than $1,000,000 and none of the Company or any Transferred Company has received written notice of the intention of a Business Significant Customer to reduce the scale of the business conducted with the Company or the Transferred Companies that would reasonably be expected to result in a reduction in revenues in excess of $1,000,000 per fiscal year or to terminate or materially and adversely modify any existing material Contract with the Company and the Transferred Companies such that the revenues from such Business Significant Customer would reasonably be expected to be reduced by an amount greater than $1,000,000 per fiscal year.

(b)   Section 4.19(b) of the Cristal Disclosure Letter sets forth an accurate and complete list of each supplier or other service provider of the Business that accounted for more than $1,000,000 of the accounts payable incurred by the Company and the Transferred Companies, on a consolidated basis, for the year ended December 31, 2015 (each a “Business Significant Supplier”). As of the date hereof, none of the Company or any Transferred Company has received any written notice of the intention of a Business Significant Supplier not to continue as a supplier of the Company and the Transferred Companies or to terminate or materially modify existing Contracts with the Company and the Transferred Companies other than any such modification that would reasonably be expected to result in an increase in such accounts payable by less than $1,000,000 per fiscal year.

Section 4.20   Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than HSBC Bank plc, as financial advisor to Tasnee, and Perella Weinberg Partners, as financial advisor to Gulf Investment Corporation, the fees and expenses of which will be paid by Cristal or its shareholders, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Cristal.

Section 4.21   Insurance. Each of the Company and the Transferred Companies maintains insurance policies with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Each insurance policy of the Company or any Transferred Company is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any Transferred Company is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy, in each case, in all material respects. There is no claim by the Company or any Transferred Company pending under any such policies that (a) to the Knowledge of Cristal, has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business or (b) if not paid would constitute a Business Material Adverse Effect.

Section 4.22   Compliance with Foreign Corrupt Practices Act.

(a)   Since January 1, 2012, none of the Company or any Transferred Company, or any director or officer or employee or, to the Knowledge of Cristal, other Person while acting for or on behalf of the Company or any Transferred Company, has violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010 or any other anti-bribery or anti-corruption Legal Requirement applicable to the Company, any Transferred Company, or the Business (collectively, the “Applicable Anti-Corruption Laws”). The Company, the Transferred Companies and the Business utilize the control procedures and an internal accounting controls system set forth in Section 4.22(a) of the Cristal Disclosure Letter.

(b)   Since January 1, 2012, none of the Company or the Transferred Companies has received any written notice from any Governmental Entity that such Company or Transferred Company, or any director, officer, employee or other Person acting for or on behalf of such Company or Transferred Company has violated or allegedly violated any Applicable Anti-Corruption Laws.

Section 4.23   Compliance with Trade Laws.

(a)   Since January 1, 2012, none of the Company or any Transferred Company, and no director, officer, or employee, or, to the Knowledge of Cristal, any other Person acting for or on behalf of the Company or any Transferred Company or the Business: (i) has been or is designated on, or is owned or controlled by any party that has been or is designated on, any list of restricted parties maintained by any U.S., E.U., UK or non-U.S. Governmental Entity, including the U.S. Department of Treasury, Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, OFAC’s List of Foreign Sanctions Evaders, OFAC’s Sectoral Sanctions Identifications List, the U.S. Department of Commerce’s (“Commerce”) Denied Persons List, the Commerce Entity List, the Commerce Unverified List, the Debarred List maintained by the U.S. Department of State (“State Department”), the State Department’s Nonproliferation Sanctions List, the E.U.’s Consolidated List of Persons, Groups, and Entities subject to E.U. financial sanctions, the UN Sanctions List, and HM Treasury’s Consolidated List of financial sanctions targets in the UK (“Sanctioned Person”); (ii) has participated in any transaction involving a designated Sanctioned Person, or any country subject to comprehensive sanctions or substantial restrictions under the U.S. sanctions administered by OFAC or applicable non-U.S. sanctions, including the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria (“Sanctioned Country”) to the extent such activities or business would violate U.S. sanctions or other applicable non-U.S. sanctions; (iii) has been organized, resident or located in a Sanctioned Country; or (iv) has imported, exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable U.S., E.U., UK or non-U.S. export control, anti-boycott, or economic sanctions laws, regulations, or orders administered by OFAC, Commerce, the State Department, or the IRS.

(b)   Since January 1, 2012, none of the Company or any Transferred Company has to Cristal's Knowledge received any notice or inquiry from any Governmental Entity, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation, that the Company or such Transferred Company or any director, officer, employee or other Person acting for or on behalf of the Company or such Transferred Company has violated or allegedly violated any Laws administered by (i) the E.U., any E.U. member state, the UK or the Bureau of Industry and Security of Commerce or the Directorate of Defense Trade Controls of the State Department pertaining to export controls; (ii) OFAC, the E.U., any E.U. member state, or the UK pertaining to economic and trade sanctions; (iii) Commerce or the IRS pertaining to anti-boycott; (iv) the Bureau of Customs and Border Protection of the U.S. Department of Homeland Security pertaining to importations; or (v) the Census Bureau of Commerce pertaining to export and import reporting (collectively, “Trade Control Laws”). The Company, the Transferred Companies and the Business have implemented and maintain in effect the policies, procedures and internal controls set forth in Section 4.23(b) of the Cristal Disclosure Letter.

Section 4.24   Sufficiency of Assets; Title to Assets. At the Closing, Tronox, its Subsidiaries, the Company and the Transferred Companies will, taking into account all of the Ancillary Agreements, Sections 6.10, 6.12, 6.13 and 6.15, the acquisition of the Transferred Assets, own good and valid title to or have the valid right to use all of the assets (including intangible assets), free and clear of all Liens, other than Permitted Liens, and obtain all of the services (on the terms and subject to the conditions of the Contracts governing the provision of such services) used in, held for use or are necessary to allow Tronox immediately after the Closing to conduct the Business in substantially the same manner as currently conducted by Cristal and its Affiliates (including the Company and the Transferred Companies). The Business’s material tangible assets (other than the Business Properties) and Systems, and all information that are used in, or relied on, to conduct the Business or owned by the Company or any Transferred Company are (x) maintained in accordance with normal industry practice and (y) are in good operating condition and repair (subject to normal wear and tear consistent with the age of such assets), other than in each case assets that are not material to the Business and are disposed of in the ordinary course of business. Cristal and the Cristal Subsidiaries (other than the Company and the Transferred Companies) will not, at the Closing, own any material intangible assets or Intellectual Property Rights that are necessary to allow Tronox immediately after the Closing to conduct the Business as currently conducted by Cristal and its Affiliates (including the Company and the Transferred Companies) other than the Shared Contracts (if any), the Cristal Marks or any asset that is the subject of Section 6.10.

Section 4.25   Credit Support. All bonds, letters of credit, guarantees (whether payment or performance), security and other credit support of Cristal or any of its Subsidiaries (including the Company and the Transferred Companies) with respect to the Business (the “Credit Support”) as of the date of this Agreement are set forth on Section 4.25 of the Cristal Disclosure Letter.

Section 4.26   No Inducement or Reliance; Independent Assessment.

(a)   None of Tronox, its Affiliates or its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Consideration Shares, Tronox or any of its Subsidiaries or the Transactions, except for the representations and warranties made by Tronox that are expressly set forth in this Agreement or any agreement, certificate or instrument delivered in connection with this Agreement. Cristal has made its own independent investigation, review and analysis regarding the Consideration Shares, Tronox and its Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Cristal together with expert advisors, including legal counsel, that it has engaged for such purpose and, in making the determination to enter into this Agreement and to proceed with the Transactions, Cristal and its Affiliates and Representatives have relied on the results of their own independent investigation.

(b)   Without limiting the generality of Section 4.26(a), Cristal acknowledges and agrees that none of Tronox, its Affiliates and its Representatives has made, is making or will make any representation or warranty, express or implied, as to the prospects of Tronox or any of its Subsidiaries after the consummation of the Transactions or their potential profitability or with respect to any business plans or forecasts, projections or estimates of revenues, profits, cash flows or other financial performance measures that have been or may in the future be made available to Cristal or any of its Affiliates or Representatives in connection with their review of Tronox and its Subsidiaries or the Transactions.

ARTICLE V

Covenants Relating to Conduct of Business

Section 5.01   Conduct of Business.

(a)   Conduct of Business by Tronox. Except (1) for matters set forth in the Tronox Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or required by applicable Law or (2) with the prior written consent of Cristal (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing: (x) Tronox shall, and shall cause each Tronox Subsidiary to,

(i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to preserve intact in all material respects its current business organization and its current relationships and goodwill with its current officers, key employees and other Persons having business dealings with it; and (y) in addition, and without limiting the generality of the foregoing, Tronox shall not, and shall not permit any Tronox Subsidiary to, do any of the following:

(i)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, shares or property or any combination thereof) in respect of, any of its shares, other equity interests or voting securities, other than (x) dividends and distributions by a direct or indirect wholly owned Tronox Subsidiary to its parent, or (y) quarterly cash dividends with a record date after December 31, 2016 in an amount less than $0.045 per share, (B) split, combine, subdivide or reclassify any Tronox Equity, other than as permitted by Section 5.01(a)(ii), or (C) except as expressly permitted or expressly contemplated by the Tronox Management Equity Plan, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Tronox Equity, except for acquisitions, or deemed acquisitions, of Tronox Class A Ordinary Shares or other equity securities of Tronox in connection with (i) the payment of the exercise price of Tronox Share Options with Tronox Ordinary Shares (including but not limited to in connection with “net exercises”), (ii) required tax withholding in connection with the exercise of Tronox Share Options, vesting and/or settlement of Tronox Restricted Share Units and vesting of Tronox Restricted Shares and (iii) forfeitures of Tronox Share Options, Tronox Restricted Share Units and Tronox Restricted Shares, pursuant to their terms as in effect on the date of this Agreement;

(ii)   except as expressly permitted or expressly contemplated by the Tronox Management Equity Plan, issue, deliver, sell, transfer, dispose of, redeem, repurchase, acquire, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of Tronox or any Tronox Subsidiary (other than the issuance of Tronox Ordinary Shares upon the exercise of Tronox Share Options or settlement of Tronox Restricted Share Units outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of Section 5.01(a)(ii) of the Tronox Disclosure Letter), (B) any other Tronox Equity or (C) any Tronox Voting Debt;

(iii)   amend the Tronox Constitution, except (x) as may be required by the rules and regulations of the SEC or the New York Stock Exchange or (y) pursuant to an unsolicited shareholder proposal duly proposed and approved at a general meeting of holders of any shares of Tronox pursuant to the Tronox Constitution or applicable Law;

(iv)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP (after the date of this Agreement);

(v)   acquire or agree to acquire in any transaction (including by merger or consolidation) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business), if such acquisition would reasonably be expected to delay, hinder or prohibit the consummation of the Transactions;

(vi)   sell, lease (as lessor) or otherwise dispose of, abandon, or permit to lapse or expire any material portion of the properties or assets of Tronox and the Tronox Subsidiaries, taken as a whole, or any interests therein, other than in the ordinary course of business and if such transaction would not reasonably be likely to delay the Closing in any material respect and in any case beyond the End Date, adversely affect in a material respect the expected benefits (taken as a whole) of the Transactions, provide any Person rights or entitlements in connection with the Transactions or adversely affect the business of Tronox and the Tronox Subsidiaries (taken as a whole);

(vii)   merge or consolidate Tronox with any other Person; or

(viii)   authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

Nothing in Section 5.01(a) prevents any action by or on behalf of Tronox or any directors of Tronox to respond to any approach by a third party in respect of an actual, proposed or potential merger or consolidation proposal (a “Competing Transaction”) if failure to do so would, in the reasonable opinion of the Tronox Board in light of legal and any other appropriate professional advice, be likely to involve a breach of the duties of the directors of Tronox, provided that:

(1)   neither Tronox nor any of its directors, directly or indirectly, solicited or encouraged the proposal for such Competing Transaction;

(2)   Tronox has provided Cristal with the material terms and conditions of the Competing Transaction, including price and the identity of the third party making or proposing to undertake or give effect to the Competing Transaction, except to the extent that the Tronox Board, in light of legal and other appropriate professional advice, considers (acting reasonably) that doing so would or would be likely to be inconsistent with the duties of the directors of Tronox;

(3)   Tronox has given Cristal at least three Business Days after the date of the provision of the information referred to in subsection (2) above to provide a matching or superior proposal to the terms of such Competing Transaction; and

(4)   Cristal has not provided a proposal, which, in the opinion of the Tronox Board (acting reasonably), matches or is superior to the terms of such Competing Transaction.

(b)   Conduct of Business by Cristal. Except (1) for matters set forth in the Cristal Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement, necessary to consummate the Restructuring or required by applicable Law, or (2) with the prior written consent of Tronox (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing: (x) Cristal shall, and shall cause the Company and each Transferred Company to, (i) conduct the Business in the ordinary course in all material respects, (ii) manage the Current Assets and Current Liabilities of the Business in the ordinary course of business, taking into account historical fluctuations therein, (iii) continue to maintain the books and records of Cristal, the Company and the Transferred Companies to the extent related to the Business on a basis consistent with past practice and (iv) use reasonable best efforts to preserve intact in all material respects its current business organization and the current relationships and goodwill of the Business with its current officers, key employees and other Persons having business dealings with the Business; and (y) in addition, and without limiting the generality of the foregoing, Cristal shall not, and shall not permit the Company or any Transferred Company to, do any of the following:

(i)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, in each case, with a record or payment date on or after the Closing Date, (B) split, combine, subdivide or reclassify any Transferred Company Equity, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Transferred Company Equity;

(ii)   issue, deliver, sell, transfer, dispose of, redeem, repurchase, acquire, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of the Company or any Transferred Company, (B) any other Transferred Company Equity or (C) any Transferred Company Voting Debt;

(iii)   (A) amend the Organizational Documents of the Company or (B) amend in any material respect the Organizational Documents of any Transferred Company;

(iv)   (A) grant to any current or former director, employee or officer of the Company or any Transferred Company any increase in compensation, bonus or fringe or other benefits or grant any type of compensation or benefit to any such Person not previously receiving or entitled to receive such compensation, except in the ordinary course of business or to the extent required under any Business Benefit Plan as in effect as of the date of this Agreement that has been disclosed to Tronox, (B) grant to any Person any severance, retention, change in control or termination compensation or benefits or any increase therein, except with respect to new hires (with an annualized salary or equivalent annual compensation of less than $200,000) or to employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business or except to the extent required under any Business Benefit Plan or collective bargaining agreement that has been disclosed to Tronox, (C) enter into or adopt any material Business Benefit Plan or amend in any material respect any material Business Benefit Plan, except in the ordinary course of business, or (D) enter into or adopt any benefit plan, agreement or other arrangement that provides severance, change in control, retention or similar benefits or amend any Business Benefit Plan or other arrangement that provides severance, change in control, retention or similar benefits;

(v)   make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in Saudi GAAP (after the date of this Agreement);

(vi)   directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business);

(vii)   sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of, abandon, or permit to lapse or expire any properties or assets of the Business (other than sales of products or services in the ordinary course of business) or any interests therein, except (A) in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(viii), (B) as expressly required by Contracts in force on the date of this Agreement, (C) transfers among Cristal and the Cristal Subsidiaries or (D) disposals of obsolete or worthless equipment no longer used or useful in the conduct of the Business;

(viii)   incur any Indebtedness, except for (A) Indebtedness that will be paid off at or prior to the Closing, (B) Indebtedness that will be assumed or retained by Cristal or a Cristal Subsidiary at or prior to the Closing or (C) Indebtedness that is in the ordinary course of business at levels consistent with the recent past practices of the Business;

(ix)   make any capital expenditures other than in accordance with the budget set forth on Section 5.01(b)(viii) of the Cristal Disclosure Letter or as expressly required by Contracts in force on the date of this Agreement, or fail to make the capital expenditures set forth in such budget in the period indicated;

(x)   enter into or amend any Contract or take any other action (except as expressly permitted or contemplated by this Agreement) if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions or adversely affect in a material respect the expected benefits (taken as a whole) of the Transactions;

(xi)   implement (A) any employee layoffs requiring notice under the WARN Act, or (B) any other reduction in force, early retirement program, buyout, or other voluntary or involuntary employment termination program other than in the ordinary course of business consistent with past practice;

(xii)   other than any litigation addressed in Section 6.17, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) paid in full prior to the Closing, involve no admission of fault or wrongdoing and less than $5,000,000 in the aggregate or (B) less than $2,500,000 individually;

(xiii)   (A) modify, amend, terminate or expressly waive any rights or claims under any Business Material Contract (other than renewal of Business Material Contracts that have otherwise expired pursuant to their terms in the ordinary course of business) in any respect in a manner which is materially adverse to the Business, or (B) enter into any new Contract that (i) would have been considered a Business Material Contract if it were entered into prior to the date of this Agreement, other than in the ordinary course of business in all material respects or (ii) contains a change of control or similar provision in favor of the other party or parties thereto that would require a material payment to or give rise to any material rights to such other party or parties in connection with the consummation of the Transactions (including in combination with any other event or circumstances);

(xiv)   make, change or revoke any material Tax election; adopt or change any material Tax accounting method, except a change that is required under applicable Law to conform to a change permitted under Section 5.01(b)(v), settle or compromise any material Tax liability or refund, other than in the ordinary course of business; enter into any Tax sharing, allocation or similar agreement (other than as part of an agreement the principal subject matter of which is not Taxes, such as a loan or lease) or closing agreement with respect to Taxes; consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment other than in the ordinary course of business; or apply for or obtain any material Tax ruling;

(xv)   merge or consolidate the Company or any Transferred Company with any other Person (provided that, for the avoidance of doubt, nothing in this Section 5.01(b)(xv) shall prohibit any Transferred Company from merging or consolidating with any other Transferred Company);

(xvi)   make any material capital contributions or investments (including through any loans or advances) in any Person (other than the Company or any Transferred Company) except for the management of the cash of the Company and the Transferred Companies in all material respects in the ordinary course;

(xvii)   adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any Transferred Company; or

(xviii)   authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(c)   Advice of Changes. Tronox and Cristal shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person, to cause any of the conditions set forth in Article VII not to be satisfied, or to materially delay or impede the ability of such Party to consummate the Closing.

(d)   The Parties acknowledge and agree that nothing in this Agreement is intended to result in Cristal acquiring a relevant interest (within the meaning of the Corporations Act) in any shares of Tronox (other than Consideration Shares) and any provision that, but for this Section 5.01(d), would do so is to be deemed modified so that no such interest is acquired under this Agreement. In particular (but without limiting the generality of the foregoing), the Parties agree that nothing in this Agreement requires Tronox to take or refrain from taking any action (including waiving any rights) under or in relation to any provision of the Exxaro Deed or the Tronox Constitution under which Tronox has the power to exercise, or control the exercise of, a right to vote attached to shares of Tronox or the power to dispose of, or control the exercise of a power to dispose of, shares of Tronox within the meaning of Section 609 of the Corporations Act.

Section 5.02   Exclusive Dealing. None of Cristal, the Cristal Board, or any of Cristal’s Subsidiaries shall, nor shall Cristal or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, Affiliates or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate, induce, explore or knowingly take any action to facilitate or encourage the submission or announcement of any Business Acquisition Proposal, or any inquiries, proposals or offers that may reasonably be expected to lead to a Business Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Business or afford access to the business, properties, assets, books or records of the Business to, or otherwise cooperate in any way with, assist or facilitate any Person (whether or not a Person making a Business Acquisition Proposal) with respect to, or cooperate in any way with any Person with respect to any Business Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Business Acquisition Proposal, (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Cristal or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Business Acquisition Proposal, or requiring, or reasonably expected to cause, Cristal to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Transactions or (iv) resolve, propose or agree to do any of the foregoing. Cristal shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Business Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Business Acquisition Proposal, and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

ARTICLE VI

Additional Agreements

Section 6.01   Preparation of the Proxy Materials; Tronox General Meeting.

(a)   As promptly as reasonably practicable following the date of this Agreement, Tronox shall prepare such notices of meeting, explanatory statements, proxy statements and other documents, including any amendment or supplement to any of the foregoing, as are required for or in connection with convening (collectively, including any amendment to any such document in accordance with this Section 6.01, the “Proxy Materials”), and (unless this Agreement has been terminated pursuant to Article VIII) shall duly convene, a general meeting (the “Tronox General Meeting”), to consider and, if thought fit, pass:

(i)   a resolution in accordance with Item 7 of Section 611 of the Corporations Act to approve the acquisition of the Consideration Shares by the Seller and any acquisition by Tronox of a relevant interest in such Consideration Shares in accordance with the terms of the Shareholders Agreement (the “Acquisition Resolution”); and

(ii)   resolutions to approve the issuance of the Consideration Shares to the Seller (together with the Acquisition Resolution, the “Approval Resolutions”).

(b)   Tronox shall cause the Proxy Materials to state (provided that, at the relevant time, the directors of Tronox (acting reasonably and in compliance with Section 5.01(a)) are satisfied that making such statements would be consistent with their respective fiduciary and statutory duties):

(i)   that all Tronox directors recommend to its members that they vote in favor of the Acquisition Resolution, subject to no superior proposal emerging; and

(ii)   in respect of any Tronox Ordinary Shares held by a Tronox director, that Tronox director will vote in favor of the Acquisition Resolution, subject to no superior proposal emerging.

(c)   Tronox shall cause the Proxy Materials to be filed with the SEC as early as practicable and use its reasonable best efforts to resolve any comments received from the SEC and have the Proxy Materials mailed to its shareholders at the earliest practicable time after such filing.

(d)   Cristal shall furnish all information as early as reasonably practicable concerning Cristal and its Affiliates (including the Additional Financial Statements as required pursuant to Section 6.27 and all information regarding Cristal as is required under Applicable Regulatory Requirements) (the “Cristal Material”) that may be reasonably requested by Tronox to Tronox and Cristal shall use its reasonable best efforts to provide such information in a form that is suitable for inclusion in the Proxy Materials, and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Materials in accordance with applicable Laws (including the Corporations Act, the Exchange Act and the rules promulgated thereunder), the Tronox Constitution, the rules and regulations promulgated by the SEC and any applicable listing rules (the “Applicable Regulatory Requirements”).

(e)   Each Party agrees that none of the information supplied by such Party for inclusion or incorporation by reference in the Proxy Materials, on the date mailed to the members of Tronox and at the time of the Tronox General Meeting, (A) shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Tronox General Meeting which has become false or misleading, and (B) shall not otherwise be misleading or deceptive or likely to mislead or deceive. Tronox agrees, subject to Cristal complying with this Section 6.01(a) in respect of the Cristal Material, that at the date of mailing to its members, the Proxy Materials will comply in all material respects with, and contain all information required by, the Applicable Regulatory Requirements. Cristal agrees that at the date of mailing to Tronox’s members, the Cristal Material included in the Proxy Materials will comply in all material respects with, and contain all information required by, the Applicable Regulatory Requirements; provided that with respect to any Applicable Regulatory Requirements relating to Australia, solely to the extent Tronox notifies Cristal in writing in reasonable detail of such Applicable Regulatory Requirements.

(f)   Tronox shall promptly notify Cristal upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Materials or for additional information. Tronox shall promptly provide Cristal with copies of all correspondence between Tronox and its Representatives, on the one hand, and the SEC, on the other hand with respect to the Proxy Materials. Tronox shall use its reasonable best efforts (with Cristal’s assistance in so far as such comments relate to Cristal) to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Proxy Materials. Notwithstanding the foregoing, prior to filing the Proxy Materials (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Tronox (i) shall provide Cristal (including its counsel) a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith all comments to such document or response reasonably proposed by Cristal and (iii) shall promptly provide Cristal with a copy of all such documents and communications filed with the SEC.

(g)   If prior to the Closing, any event occurs with respect to Tronox or Cristal (or any of their respective Subsidiaries), or any change occurs with respect to other information supplied by Tronox or Cristal for inclusion in the Proxy Materials, which is required to be described in an amendment of, or a supplement to, the Proxy Materials, Tronox or Cristal, as applicable, shall promptly notify the other Party of such event, and Tronox and Cristal shall cooperate in doing such things as are necessary to amend or supplement to the Proxy Materials and, as required by Law, in disseminating the information contained in such amendment or supplement to their respective members. Nothing in this Section 6.01(g) shall limit the obligations of any Party under Section 6.01(a) or Section 6.01(b).

(h)   Tronox shall not postpone or adjourn the Tronox General Meeting without the prior written consent of Cristal; provided, however, that Tronox shall be entitled to postpone or adjourn the Tronox General Meeting without the prior written consent of Cristal, (A) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Tronox Board has determined in good faith after consultation with outside legal counsel is necessary to be distributed under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Tronox’s members prior to the Tronox Meeting, (B) if required to do so by Applicable Regulatory Requirements, (C) if on a date on which the Tronox General Meeting is scheduled, Tronox has not received proxies representing a sufficient number of shares of Tronox Ordinary Shares to obtain the Tronox Shareholder Approval, whether or not a quorum is present, or (D) if there are insufficient Tronox Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Tronox General Meeting, in the case of each of clauses (C) and (D), if, and only if, the Tronox General Meeting is scheduled to reconvene on a date that is (x) 30 or fewer days after the date for which the Tronox General Meeting was originally scheduled and (y) 10 or fewer Business Days prior to the End Date.

Section 6.02   Access to Information; Confidentiality. Subject to applicable Law, each of Tronox and Cristal shall, and shall cause each of its respective Subsidiaries to, afford to the other Party and to the Representatives of such other Party reasonable access during the period prior to the Closing to all their respective properties, Tax-related materials, books, contracts, commitments, personnel and records and, during such period, each of Tronox and Cristal shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other Party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other Party may reasonably request, including any information reasonably requested by such other Party in connection with the preparation for the sale of the assets set forth on Section 6.02 of the Cristal Disclosure Letter; provided that either Party may withhold any document or information (i) that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) that is subject to any attorney-client privilege (provided that the withholding Party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege) or (iii) if providing such access or disclosing such information would, in the reasonable opinion of disclosing Party, violate applicable Law (including antitrust and privacy Laws). If any material is withheld by such Party pursuant to the proviso to the preceding sentence, such Party shall inform the other Party as to the general nature of what is being withheld. Without limiting the generality of any of the foregoing, during the period prior to the earlier of (x) the valid termination of this Agreement and (y) the Closing Date, Tronox will (A) promptly provide Cristal with copies of any material written materials or communications sent by or on behalf of Tronox to its members, except for those filed with the SEC which are immediately available on EDGAR and (B) keep Cristal informed on a reasonable basis and in reasonable detail of the status of the matters set forth on Section 6.02 of the Tronox Disclosure Letter. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated November 29, 2016 between Tronox and Cristal (the “Confidentiality Agreement”).

Section 6.03   Required Actions.

(a)   Each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things reasonably necessary, reasonably proper or reasonably appropriate to consummate and make effective, as soon as reasonably possible, the Closing and the Transactions, including (i) the obtaining of all necessary or advisable actions or non-actions, waivers and consents from, the making of all necessary registrations, declarations and filings with and the taking of all reasonable steps as may be necessary to avoid a Proceeding by any Governmental Entity with respect to this Agreement or the Transactions, and (ii) the execution and delivery of any additional instruments necessary to consummate the Closing and to fully carry out the purposes of this Agreement.

(b)   In connection with and without limiting the generality of Section 6.03(a) or Section 6.03(d), each of Tronox and Cristal shall:

(i)   furnish to the other Party such necessary information and reasonable assistance as the other Party may request in connection with its preparation of any filing or submission which is necessary or advisable under the Antitrust Laws, the Foreign Acquisitions and Takeovers Act 1975 (Commonwealth of Australia) (the “FATA”) or any other applicable Law (collectively, the “Regulatory Approvals”);

(ii)   subject to the other Party furnishing such necessary information and assistance, make or cause to be made as promptly as reasonably practicable (and in any event, (A) Cristal and Tronox shall cause the notification and report form under the HSR Act required for the Transactions to be filed with the United States Federal Trade Commission and the United States Department of Justice not later than fifteen (15) Business Days following the date of this Agreement (provided that if reasonably requested by either Party to extend such date, the other Party shall not unreasonably withhold its consent to such extension); and (B) Tronox and/or Cristal, as applicable, shall cause all documents, forms, applications, submissions and notifications to be filed with the appropriate Governmental Entity as promptly as reasonably practicable following the date of this Agreement), in consultation and cooperation with the other, all filings required (1) under the Antitrust Laws and (2) under FATA relating to the Transactions, and to supply as promptly as reasonably practicable to the appropriate Governmental Entity any additional information or material that may be requested by such Governmental Entity in connection with any such filing, and be responsible for paying its owns fees and costs in connection with such filings; and

(iii)   subject to applicable Laws relating to the sharing of information, in connection with obtaining or making all authorizations, consents, orders, approvals or filings that are or may become reasonably necessary, reasonably proper or reasonably advisable to be obtained or made to consummate the Transactions, each of Cristal and Tronox shall, and shall cause their respective Subsidiaries to: (i) promptly notify each other of any substantive communication (including oral communication) it receives from any Governmental Entity; (ii) permit the other Party to review reasonably in advance (and consider in good faith and incorporate the reasonable comments of the other Party to) any proposed substantive communication (subject to appropriate redactions to maintain confidentiality of business information) by such Party to any Governmental Entity; and (iii) promptly provide each other with copies of all substantive correspondence, filings or communications between such Party or any of its Representatives, on the one hand, and any Governmental Entity or members of the staff of any Governmental Entity, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement.

(c)   Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall either Tronox or any of its Affiliates, on the one hand, or Cristal or any of its Affiliates, on the other hand, be required to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of Cristal, Tronox, the Company, the Transferred Companies or their respective Affiliates, or otherwise take or commit to take any action that could reasonably limit Cristal’s, Tronox’s, the Company's, the Transferred Companies’ or any of their respective Affiliates’ freedom of action with respect to, or their ability to retain, one or more businesses, product lines or assets, (ii) terminate, modify or extend any existing relationships and contractual rights and obligations of Cristal, Tronox, the Company or the Transferred

Companies or their respective Affiliates, (iii) establish or create any relationships and contractual rights and obligations of Cristal, Tronox, the Company, the Transferred Companies or their respective Affiliates, (iv) terminate any relevant venture or other arrangement, or (v) effectuate any other change or restructuring of Cristal, Tronox, the Company or the Transferred Companies or their respective Affiliates (and, in each case, to enter into agreements or stipulate to the entry of an order, decree or ruling or file appropriate applications with the Federal Trade Commission, United States Department of Justice or other Governmental Entity), except, in the case of each of clauses (i) through (v), as would not be detrimental to the Company and the Transferred Companies, taken as a whole, or Tronox and the Tronox Subsidiaries, taken as a whole, as applicable; provided, however, that in the event that any such remedy set forth in this Section 6.03(c) is requested by any Governmental Entity, the Party to which such request is made shall consult with the other Party prior to entering into any binding agreement or commitment with respect to such request.

(d)   In connection with the efforts to obtain all Regulatory Approvals, clearances and authorizations for the Transactions under the HSR Act or any other Antitrust Law, subject to applicable Laws, each Party shall (i) cooperate and consult with the other in connection with all matters relating to all Regulatory Approvals, including any remedy requested pursuant to Section 6.03(c), (ii) use its reasonable best efforts to take all actions necessary to cause the clearance or expiration or termination of any applicable review period or waiting period under the HSR Act or any other Antitrust Law as soon as practicable, (iii) cooperate in good faith to jointly develop a strategy for obtaining all Regulatory Approvals and (iv) not, except with the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), extend, stay or toll any such review period or waiting period or enter into any agreement with any Governmental Entity not to consummate the Closing. Subject to applicable Laws, each of Cristal and Tronox shall not, and shall cause its Affiliates not to, agree to participate in any meeting or conference, whether in person or by telephone, with any Governmental Entity relating to the matters that are the subject of this Agreement unless it consults with the other in advance and, to the extent permitted by the relevant Governmental Entity, gives the other Party the reasonable opportunity to attend and participate at such meeting. Each of Cristal and Tronox may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.03 as “outside counsel only.” Such competitively sensitive material and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from Cristal or Tronox, as the case may be, or its legal counsel. Notwithstanding the foregoing or anything in this Agreement to the contrary, but subject to Section 6.03(c), in the event of a disagreement regarding the tactics or strategy for obtaining any of the Regulatory Approvals, the final determination as to the appropriate course of action shall be made by Tronox.

(e)   Tronox shall give prompt written notice to Cristal, and Cristal shall give prompt written notice to Tronox, (i) of any substantive notice or other communication received by such Party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Cristal, Tronox, the Company or the Transferred Companies, (ii) of any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or otherwise affecting such Party or any of its Subsidiaries which relate to the Transactions, and (iii) if such Party becomes aware of any facts or circumstances that such Party believes, or with the passage of time are reasonably likely to, constitute a material breach of this Agreement by the other Party.

Section 6.04   Financing.

(a)   Prior to the Closing, Cristal shall, and shall cause the Company and the Transferred Companies to, use reasonable best efforts to provide to Tronox and its Affiliates, at Tronox’s sole expense, all cooperation reasonably requested by Tronox that is customary or necessary in connection with obtaining financing in connection with the Transactions (so long as such cooperation does not unreasonably interfere with the ongoing operations of Cristal and its Subsidiaries), including, upon the reasonable request of Tronox, (i) assisting Tronox with the preparation of appropriate and customary materials relating to the Business reasonably required in connection with the syndication of the financing, including, any confidential information memoranda, marketing materials, offering documents, lender presentations, materials for rating agency presentations and similar documents reasonably required in connection with the debt financing obtained in connection with the

Transaction (the “Debt Financing”); (ii) causing members of senior management of the Business to participate with reasonable advance notice and at reasonable times in the marketing activities undertaken in connection with the marketing of the Debt Financing and in a reasonable number of presentations, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with any such financing; (iii) assisting in the preparation of, and executing and delivering, one or more credit agreements, guarantees, pledge and security documents, indentures, supplemental indentures, currency or interest rate hedging agreements, other definitive financing documents, or other certificates (including solvency certificates), documents, or closing deliverables with respect to the Debt Financing as may be reasonably requested by Tronox or otherwise reasonably facilitating the pledge of collateral, provided that no such documents shall be effective until the Closing Date; (iv) furnishing to Tronox and its financing sources, as promptly as reasonably practicable, such financial information regarding Cristal, the Company and the Transferred Companies as may be reasonably requested by Tronox; (v) assisting with the establishment of bank accounts; (vi) within the time period required by the commitment letter providing for the Debt Financing (when obtained), providing all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act; (vii) providing to Tronox a copy of the resolutions of the board of directors of Cristal approving this Agreement and the Transactions; and (viii) requesting that its independent auditors cooperate with the Debt Financing and using reasonable best efforts to cause such independent auditors to provide customary “comfort” letters (including “negative assurance” comfort) in relation to the Business in connection therewith. Notwithstanding anything to the contrary in this Section 6.04, until the Closing occurs, neither Cristal nor any of its Affiliates, nor any of their respective Representatives, shall (A) be required to pay any commitment or other similar fee, (B) enter into any definitive agreement or have any liability or any obligation under any certificate, document, instrument, credit agreement or any related document or any other agreement or document related to the financing in connection with the Transactions, in each case that is not contingent upon the Closing, (C) be required to incur any expenses in connection with such financing or (D) be required to take any action in his or her capacity as a director of Cristal or any of its Affiliates with respect to such financing. Tronox shall promptly reimburse Cristal for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by Cristal or any of its Affiliates or their respective Representatives in connection with their respective obligations pursuant to, and in accordance with, this Section 6.04, and shall indemnify and hold harmless Cristal, its Affiliates and their respective Representatives from and against any and all damages, losses, costs, liabilities or expenses suffered or incurred prior to the Closing Date by any of them in connection with the arrangement of Tronox’s financing and any information used in connection therewith (other than information provided by Cristal or any of its Affiliates) and all other actions taken by Cristal, its Affiliates and their respective Representatives pursuant to this Section 6.04. Cristal hereby consents to the use of its, the Company's and the Transferred Companies’ respective logos in connection with such financing; provided that such logos are used solely as a means to identify Cristal, the Company and the Transferred Companies and in a manner that is not intended to or reasonably likely to harm or disparage Cristal, any of its Affiliates, the Company or the Transferred Companies or their reputation, goodwill or Marks or any of their other Intellectual Property Rights.

(b)   If permitted by applicable Law, on the Closing Date, Tronox, the Company and the Transferred Companies (as applicable) and the guarantors party thereto shall execute (i) a supplemental indenture to the Indenture between a Subsidiary of Tronox as issuer (the “Tronox Note Issuer”), and Wilmington Trust, National Association, as trustee, related to the 6.375% senior secured notes due 2020 (the “2020 Notes Indenture”), (ii) a supplemental indenture to the Indenture between the Tronox Note Issuer, as issuer, and Wilmington Trust, National Association, as trustee, related to the 7.50% senior secured notes due 2022 (together with the 2020 Notes Indenture, the “Tronox Indentures”), (iii) with respect to the Amended and Restated Revolving Syndicated Facility Agreement, by and among Tronox and certain of its subsidiaries, as borrowers and/or guarantors, UBS AG, Stamford Branch, as administrative agent, and the other parties thereto (the “Tronox ABL Agreement”), a joinder agreement to the Tronox ABL Agreement along with supplements to the pledge and security agreements related thereto, (iv) with respect to the Credit and Guarantee Agreement, by and among Tronox and certain of its subsidiaries, as borrowers and/or guarantors, Goldman Sachs Bank USA, as administrative agent, and the other parties thereto (the “Tronox TL Agreement” and, together with the Tronox ABL Agreement, the “Tronox Loan Agreements”), a counterpart agreement to the Tronox TL Agreement, along with supplements to the pledge and security agreements related thereto, and (v) a joinder agreement to the intercreditor agreement relating to the Tronox Loan Agreements, in each case, effective as of the Closing and at Tronox's sole expense, and deliver any required certificates, legal opinions and other documents required by the Tronox Indentures and the Tronox Loan Agreements to be delivered in connection with the supplemental indentures, joinder agreements, supplements and counterpart agreements to the Tronox Loan Agreements and the documents related thereto.

(c)   Tronox will use its reasonable best efforts to obtain, or cause its Subsidiaries to obtain, (x) a commitment letter providing for the Debt Financing sufficient, together with all available cash and other proceeds, to fund the Cash Consideration at the Closing and (y) the Debt Financing sufficient, together with all available cash and other proceeds, to fund the Cash Consideration at the Closing. Upon the reasonable request of Cristal, Tronox will provide Cristal with updates in reasonable detail of the status of its efforts to arrange the Debt Financing (including providing Cristal with copies of any commitment letter providing for the Debt Financing, if and when obtained). Without limiting the generality of the foregoing, Tronox will give Cristal prompt notice (i) of any material breach or default by any party to any of the commitment letter providing for the Debt Financing (if and when obtained) or definitive financing documents related to the Debt Financing of which Tronox obtains Knowledge, (ii) of the receipt of any written notice or other written communication, in each case from any financing sources (that are or may become parties to the Debt Financing) with respect to (A) any material actual or potential breach or default, or any termination or repudiation by any party to the commitment letter providing for the Debt Financing (if and when obtained) or definitive financing documents related to the Debt Financing or (B) any material dispute or disagreement between or among any parties to the commitment letter providing for the Debt Financing (if and when obtained) or definitive financing documents related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at Closing, and (iii) if at any time for any reason Tronox in good faith determines that it will not be able to obtain all or any material portion of the Debt Financing. Promptly after Cristal delivers to Tronox a written request, Tronox will provide any information reasonably requested by Cristal related to any circumstances referred to in clauses (i)-(iii) of the immediately preceding sentence; provided, however, that Tronox need not provide any information which, after consultation with its legal counsel, it has determined to be privileged or subject to confidentiality restrictions.

Section 6.05   Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses incurred in connection with the Transactions shall be paid by the Party incurring such fees or expenses, whether or not such Transactions are consummated.

Section 6.06   [Intentionally Omitted.]

Section 6.07   Section 16 Matters. Prior to the Closing, Cristal and Tronox each shall take all such steps as may be required to cause any acquisitions of Tronox Ordinary Shares (including derivative securities with respect to Tronox Ordinary Shares) resulting from the Transactions, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Tronox to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.08   Public Announcements. Tronox and Cristal shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may reasonably conclude may be required by applicable Law; court process; with any employees of such Party or their representatives as required to implement the Transactions or as is otherwise reasonably considered by such Party to be appropriate to maintain good employee relations; or by obligations pursuant to the listing rules of, or any listing agreement with, any applicable national securities exchange or national securities quotation system. Cristal and Tronox agree that the initial press release(s), whether joint or several, to be issued with respect to the Transactions shall be in the form(s) agreed to by the Parties prior to the date of this Agreement.

Section 6.09   Stock Exchange Listing. Tronox shall use its reasonable best efforts to cause the Consideration Shares to be issued in connection with the Transactions to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 6.10   Post-Closing Transfer of Assets. Notwithstanding anything in this Agreement to the contrary, this Agreement (including the Restructuring) shall not constitute an agreement to assign, license, sublicense or otherwise provide rights with respect to any Contract to which the Company or a Transferred Company is a party or any right thereunder if an attempted assignment, license or other provision, without the Consent of a third party, would constitute a breach or other contravention of a Contract with such third party or would in any way adversely affect the rights of Tronox or any of its Affiliates relating to such Contract. If any such Consent is not obtained prior to the Closing, the Parties shall cooperate in good faith and use their reasonable best efforts to obtain such Consent as promptly thereafter as practicable and the costs of obtaining any such Consent shall be borne one half by Cristal and one half by Tronox; provided that, without Tronox’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Cristal shall not (x) agree to pay any such costs of obtaining any such Consent or (y) grant to any third party any concession that would reasonably be expected to materially and adversely affect Tronox’s operation of the Business after the Closing. If the Parties are unable to obtain any required Consent prior to the Closing, Cristal shall, for a period of 18 months following the Closing, solely to the extent any Contract inures to the benefit or burden of the Business, use reasonable best efforts to (i) continue to be bound thereby pending assignment to Tronox, (ii) at the direction and expense of Tronox, pay, perform and discharge fully all of its obligations thereunder after the Closing and prior to assignment to Tronox, (iii) without further consideration therefor, pay, assign and remit to Tronox promptly all monies, rights and other consideration received in respect of such Contract and (iv) exercise or exploit its rights and options under such Contract, when and as reasonably directed by Tronox. During the period between the Closing Date and two years after the Closing Date, if and when any such Consent shall be obtained or such Contract shall otherwise become assignable, licensable, sublicenseable or able to be provided to Tronox, Cristal shall promptly assign, license, sublicense or otherwise provide such Contract to Tronox, without payment of further consideration, and Tronox shall, without the payment of any further consideration therefor, assume such Contract.

Section 6.11   Wrong Pockets.

(a)   Cristal shall, or shall cause its applicable Affiliate to, promptly deliver to Tronox (or its designee) any monies or checks that have been sent to Cristal after the Closing by customers, suppliers or other contracting parties of the Transferred Companies or the Business for goods or services provided by the Business or otherwise are in respect of a Transferred Company hereunder (including promptly forwarding invoices or similar documentation to Cristal).

(b)   Cristal agrees that Tronox has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Tronox in respect of any accounts receivable, notes receivable and other receivable arising from the operation of the Business, and Cristal shall furnish Tronox such evidence of this authority as Tronox may request in writing.

(c)   Tronox shall, or shall cause the applicable Transferred Company to, promptly deliver to Cristal (or its designee) any monies or checks that have been sent after the Closing to Tronox, any Transferred Company or their respective Affiliates to the extent they are in respect of any Other Cristal Business (including promptly forwarding invoices or similar documentation to Cristal).

Section 6.12   Use of Name.

(a)   Tronox agrees that (except as expressly set forth in this Section 6.12) after the Closing neither Tronox nor its Affiliates (including the Company and the Transferred Companies) shall have any rights in and to the mark “Cristal” or any Mark containing or comprising the foregoing (collectively, the “Cristal Marks”), and will not at any time after the Closing market, promote, advertise or offer for sale any products, goods or services utilizing any of the Cristal Marks or otherwise hold itself out as having any affiliation with Cristal or any of its Affiliates (other than the Company or any Transferred Company). Tronox agrees that if any of the Business Assets, including any promotional materials or printed forms, bear a Cristal Mark, Tronox shall, prior to distributing, selling or otherwise making use of such Business Assets for the general public, remove, delete, cover or render illegible the Cristal Mark as it may appear on such Business Assets. Notwithstanding the foregoing, for a period of six months after the Closing Date, Tronox may use any remaining inventory of materials, including business cards, stationery, packaging materials, displays, signs, promotional materials and other similar materials that include one or more of the Cristal Marks to the extent such materials were included in the Business Assets as of the Closing. Tronox shall indemnify and hold harmless Cristal, its Affiliates and its and their respective Representatives against all Losses asserted against or imposed upon them as a consequence of the use of the Cristal Marks by Tronox and its Affiliates (including the Company and the Transferred Companies) following the Closing.

(b)   Tronox shall, as promptly as practicable following the Closing Date, make the initial filing required to be made with the applicable Governmental Entity to cause the Company and each Transferred Company whose name includes the name “Cristal” to change its name such that its name does not include the name “Cristal”.

(c)   Cristal agrees that, after the Closing, neither Cristal nor its Affiliates (other than the Company or any Transferred Company) shall (i) have any rights in and to any Marks of any of the Company or the Transferred Companies, or any Marks that are included in the IP Assets, in each case containing or comprising any of the foregoing, but excluding the Cristal Marks (collectively, the “Transferred Company Marks”); or (ii) market, promote, advertise or offer for sale any products, goods or services utilizing any of the Transferred Company Marks or otherwise hold itself out as having any affiliation with Tronox, the Company, the Transferred Companies or any of their respective Affiliates.

Section 6.13   Shared Contracts. Tronox acknowledges that Cristal and/or Seller is a party to certain Contracts that relate both to the Business and one or more of Cristal’s other businesses with the vendors, distributors, licensors and customers listed on Section 6.13 of the Cristal Disclosure Letter (each, a “Shared Contract”). Prior to the Closing, Cristal will, at Tronox’s request, use reasonable best efforts (at Tronox’s cost and expense) to cause the Company or a Transferred Company to enter into a new Contract with respect to each such Shared Contract (each, a “Replacement Contract”) on terms that have been approved in writing in advance by Tronox (such approval not to be unreasonably withheld, conditioned or delayed). From the Closing Date, until the six month anniversary thereof, Tronox shall use reasonable best efforts to enter into any Replacement Contract not previously entered into prior to the Closing. If the Company or a Transferred Company is unable to enter into any Replacement Contract prior to the Closing, until the earlier of such time as such Replacement Contract is entered into and six months following the Closing Date, Cristal will, at Tronox’s request, if practicable, use reasonable best efforts to cooperate with Tronox (at Tronox’s cost and expense) in any arrangement reasonably acceptable to Tronox and Cristal intended to provide Tronox with services under such Shared Contract and for Tronox to assume the Liabilities related thereto. For the avoidance of doubt, from and after six months following the Closing, Tronox shall have no right to receive any claims, rights or benefits under any Shared Contract. Notwithstanding anything to the contrary in this Section 6.13, the effectiveness of any such Replacement Contract or other arrangement or any liability or obligation thereunder shall be contingent upon the consummation of the Closing.

Section 6.14   Intercompany Arrangements.

(a)   As of the Closing, all Business Contracts and transactions between Cristal and its Affiliates (other than the Company and the Transferred Companies) on the one hand, and the Company and the Transferred Companies, on the other hand (other than the Business Contracts or other transactions listed on Section 6.14 of the Cristal Disclosure Letter), will either be terminated or amended to remove or replace the applicable Company or Transferred Company or Affiliate of Cristal, as the case may be, as a party to such agreement, as applicable, without further liability to Tronox and its Affiliates (including the Company or any Transferred Company) with respect to periods following the Closing.

(b)   At or prior to the Closing, Cristal shall cause the Company and each Transferred Company to pay, discharge, compromise, settle, terminate or otherwise satisfy or cause to be paid, discharged, compromised, settled, terminated or otherwise satisfied in full all Intercompany Indebtedness as well as all Liens related thereto.

Section 6.15   Credit Support.

(a)   During the period from the date of this Agreement and continuing until the Closing, except to the extent Tronox consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Cristal and its Affiliates (other than the Company and the Transferred Companies) shall not provide any Credit Support to the Business, except for (i) replacements of Credit Support existing on the date of this Agreement or extensions of the term thereof, (ii) Credit Support required to be provided under Law, (iii) Credit Support required to be provided pursuant to Business Contracts or Credit Support existing on the date of this Agreement, or (iv) unsecured Credit Support for an amount, individually or in the aggregate, not exceeding $20,000,000.

(b)   No later than ten Business Days prior to the Closing Date, Cristal shall provide Tronox with an updated Section 4.25 of the Cristal Disclosure Letter that sets forth all of the Credit Support reasonably expected to be outstanding as of the Closing Date. Cristal and its Affiliates shall keep in effect and maintain all of the

Credit Support as of the Closing Date until the earlier of (i) the date the applicable Credit Support is released or replaced by Tronox or (ii) the date that is the ninetieth (90th) day following the Closing Date. Tronox shall use its reasonable best efforts to obtain, on or before the Closing Date (to the extent Cristal so requests), and in any event within ninety (90) days following the Closing Date, the release or replacement of each of the obligations of Cristal (or any Affiliate or shareholder thereof, other than the Company or the Transferred Companies) to provide Credit Support in respect of any liability of the Company and/or any Transferred Company set forth on such updated Section 4.25 of the Cristal Disclosure Letter. To the extent Tronox does not obtain any such release or replacement, Tronox shall indemnify and hold harmless Cristal in respect of any liability or expense incurred by Cristal (or any Affiliate or shareholder thereof, other than the Company and the Transferred Companies) in respect of any claim made in respect of any such liability or expense arising or incurred after the Closing Date.

Section 6.16   Release of Indemnity Obligations. Tronox and Cristal shall cooperate with each other with a view to entering into arrangements effective as of the Closing whereby Tronox or its Affiliates would be substituted for Cristal and its Affiliates (other than the Company and the Transferred Companies) in any guarantees, letters of comfort, indemnities or arrangements entered into by Cristal or its Affiliates (other than the Company and the Transferred Companies) in respect of the Business. If Tronox or its Affiliates cannot enter into the arrangements referred to above, Cristal shall not terminate any such guarantee, letter of comfort, indemnity or arrangement without Tronox’s prior written consent; provided that Tronox shall enter into a separate guaranty with Cristal or its applicable Affiliate (other than the Company and the Transferred Companies) to guarantee the performance of the obligations of Cristal or such Affiliate (other than the Company and the Transferred Companies), as applicable, under the Contract underlying such guarantee, letter of comfort, indemnity or arrangement.

Section 6.17   Litigation Support. In the event and for so long as Tronox or Cristal, as applicable, is prosecuting, contesting or defending any Proceeding, other investigation, charge, claim, or demand by a third party (including any securities regulator) in connection with (a) the Transactions (including in respect of any regulatory policy issued by a securities regulator that is applicable to the Transactions), or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Transferred Assets, the Business, the Company or the Transferred Companies, the other Party shall, and shall cause its Subsidiaries and Affiliates (including with respect to Tronox after the Closing, the Company and the Transferred Companies) and its and their respective directors, officers and employees to, cooperate with such first Party and its counsel in such prosecution, contest or defenses, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense. In the event that any litigation related to this Agreement or the Transactions is brought against Tronox, any Tronox Subsidiary and/or the Tronox Board (or the board of directors of any of Tronox’s Subsidiaries), Tronox shall promptly (and in any event within 48 hours) notify Cristal of any such litigation, give Cristal the opportunity to participate in, but not control, the defense of any such litigation and keep Cristal reasonably informed with respect to the status thereof. Tronox agrees that it shall not compromise, offer to settle, agree to any settlement or come to any arrangement regarding any such litigation without Cristal’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that for the avoidance of doubt, consent shall be reasonably withheld if such consent prejudices any of Cristal's rights under this Agreement or any Ancillary Agreement in any material respect. Cristal shall notify Tronox promptly (and in any event within 48 hours) of the commencement of any such litigation of which Cristal has received notice. If any securities regulator applicable to Tronox seeks or institutes a Proceeding, enquiry, investigation, charge, claim or demand referred to in the first sentence of this Section 6.17 in connection with the Transactions (including in respect of any regulatory policy issued by a securities regulatory that is applicable to the Transactions), Tronox shall promptly reimburse Cristal for all reasonable and documented out-of-pocket fees (including reasonable attorneys' fees) and expenses incurred by Cristal or any of its Affiliates or their respective Representatives in connection with such Proceeding, enquiry, investigation, charge, claim or demand, except where the Proceeding, enquiry, investigation, charge, claim or demand by such securities regulator pertains to a breach of Law by Cristal, or any of its Affiliates or Representatives. Notwithstanding anything to the contrary in this Agreement, Tronox hereby agrees, following the Closing, to (to the extent applicable) move for substitution or take similar actions under applicable Law for Tronox or one of its Affiliates to be substituted for Cristal in any and all Proceedings exclusively related to the Business, and for Cristal to be released from any and all such Proceedings effective as of the Closing. In the event of any conflict between this Section 6.17 and Article IX, then Article IX shall govern.

Section 6.18   Intellectual Property.

(a)   Prior to the Closing, Cristal shall reasonably cooperate with Tronox to transfer any data related to the Business to databases of the Company, the Transferred Companies or their designees. Prior to the Closing, Cristal shall use reasonable best efforts to (i) file applications to duly record any prior transfers of Intellectual Property Rights with any and all relevant Governmental Entities around the world sufficient to evidence in the records of such Governmental Entities a chain of title showing Cristal’s or its applicable Affiliate’s sole and exclusive ownership (prior to transfer to Tronox) of the Intellectual Property Rights identified on Section 4.16 of the Cristal Disclosure Letter, (ii) assign or transfer or cause its Affiliates to assign or transfer to Tronox, the Company or the Transferred Companies, effective as of the Closing, all right, title or interest in any Intellectual Property Rights identified on Section 4.16 of the Cristal Disclosure Letter that is registered in the name of or owned by Cristal or any of its Affiliates (other than the Company or any of the Transferred Companies), including the IP Assets; and (iii) assign or transfer or cause the Company or the Transferred Companies to assign or transfer to Cristal or any of its Affiliates (other than the Company or any of the Transferred Companies), effective as of the Closing, all right, title or interest in any Intellectual Property Rights identified on Section 4.16 of the Cristal Disclosure Letter that (A) is registered in the name of or owned by any of the Company or the Transferred Companies and (B) includes, embodies or incorporates any Cristal Marks or is not used primarily in the Business. All reasonable costs associated with compliance with this Section 6.18 shall be borne one half by Cristal and one half by Tronox. Prior to the Closing Date, Cristal shall deliver to Tronox a list of any payment required to be made by the Company or a Transferred Company with the applicable patent, trademark or copyright office within 60 days following the Closing Date to maintain or renew any Intellectual Property Rights identified on Section 4.16 of the Cristal Disclosure Letter.

(b)   Cristal, on behalf of itself and its Affiliates, hereby grants to the Company and the Transferred Companies and any Affiliates of the Company and the Transferred Companies (including Persons that become an Affiliate of the Company or a Transferred Company after the Closing Date) a perpetual, non-exclusive, irrevocable, worldwide, sublicenseable, transferable, royalty-free, fully-paid up license to use any Intellectual Property Rights owned by Cristal or any of its Affiliates (other than the Company or Transferred Company) immediately prior to the Closing that are not included in the IP Assets or owned by the Company or a Transferred Company and used or held for use in the conduct of the Business immediately prior to the Closing, including such Intellectual Property Rights assigned by the Company or a Transferred Company pursuant to Section 6.18(a) (other than Intellectual Property Rights that include, embody or incorporate any Cristal Marks). Such license includes the right to make, have made, use, sell, and import products and practice methods covered by such Intellectual Property Rights and to reproduce, distribute, perform, display, and prepare derivative works of, such Intellectual Property Rights. Cristal represents and warrants that it has the authority to grant the foregoing license on behalf of its Affiliates (other than the Company or the Transferred Companies).

Section 6.19   Restrictive Covenants.

(a)   For the period commencing on the Closing Date and expiring on the second anniversary thereof, Cristal shall not, and shall cause its Subsidiaries not to, directly or indirectly, own, manage, operate or otherwise participate or engage in the Business anywhere in the world (a “Competing Business”): provided that, this Section 6.19 shall not prohibit Cristal or any of its Subsidiaries, directly or indirectly, from:

(i)   having Beneficial Ownership of (A) any Tronox Equity or (B) up to and including 4.9% of any class of outstanding Securities of any other Person; provided that if the Beneficial Ownership by Cristal or any of its Affiliates of the Securities of any other Person exceeds 4.9% of any class of outstanding Securities of such Person as a result of a combination of shares, recapitalization, consolidation or other reorganization of such Person, Cristal shall not be in breach of this Section 6.19(a)(i) if Cristal or its applicable Affiliate divests or causes the divestiture of an amount of the Securities of such Person necessary for Cristal or its applicable Subsidiary to Beneficially Own 4.9% or less of the applicable class of outstanding Securities of such Person within twelve months after the date of such combination of shares, recapitalization, consolidation or other reorganization;

(ii)   conducting the Other Cristal Businesses; or

(iii)   acquiring any Persons or businesses (an “Acquired Business”) that include a Competing Business (an “Acquired Competing Business”) and carrying on the Acquired Competing Business if such Acquired Competing Business comprises less than the greater of (A) 20% of the revenues of the Acquired

Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed), but not more than $200,000,000 of the aggregate revenues of the Acquired Business in such calendar year (measured using the Exchange Rate as of the last Business Day of such calendar year) and (B) $50,000,000 of the revenues of such Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed and using the Exchange Rate as of the last Business Day of such preceding calendar year); provided, that if neither clause (A) nor (B) applies, Cristal or its Subsidiaries may consummate the acquisition of such Acquired Business, provided further that Cristal or its applicable Subsidiaries shall enter into a definitive agreement to divest such Acquired Competing Business within six months following the date on which such Acquired Business was acquired. If the divestiture of an Acquired Competing Business is required pursuant to this Section 6.19(a)(iii), Cristal shall provide notice to Tronox, and Cristal shall not, and shall not permit or cause any of its Subsidiaries to, enter into any definitive agreement regarding such divestiture without first commencing and conducting in good faith for not less than 20 Business Days negotiations with Tronox regarding a potential acquisition by Tronox or its Affiliates of such Acquired Competing Business.

(b)   For the period commencing on the Closing Date and expiring on the second anniversary thereof, Cristal shall not, and shall cause its Subsidiaries not to, directly or indirectly (including through representatives), solicit, influence, entice or encourage any Transferred Employee to cease his or her employment with Tronox or its Affiliates, as applicable, without the prior written consent of Tronox.

(c)   For the period commencing on the Closing Date and expiring on the second anniversary thereof, Tronox shall not, and shall cause its Subsidiaries not to, directly or indirectly (including through representatives), solicit, influence, entice or encourage any employee of Cristal or its Affiliates that are management-level employees or employees that were significantly involved in the negotiations and/or due diligence process in connection with the Transactions (the “Cristal Employees”) to cease his or her employment with Cristal or its Affiliates, as applicable, without the prior written consent of Cristal.

(d)   Section 6.19(b) and Section 6.19(c) will not be deemed to prohibit the Parties or their respective Affiliates from engaging in general media advertising or general employment solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards Transferred Employees or Cristal Employees, as applicable.

(e)   The Parties acknowledge that (i) the restrictive provisions of this Section 6.19 are material inducement for Tronox to enter into this Agreement, (ii) Tronox would not enter into this Agreement without such restrictive provisions and (iii) such restrictive provisions are reasonable and necessary and that Tronox will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, each of the Parties agrees that, in addition to any other relief or remedies available to Tronox, Tronox shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a Court for the purposes of restraining a Party from any actual or threatened breach of such covenants, and no bond or security will be required in connection therewith. It is the desire of the Parties that the restrictive provisions of this Section 6.19 be enforced to the fullest extent permissible under any applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If a Court declares that any term or provision of Section 6.19 is invalid or unenforceable, the Parties agree that the Court making the determination of invalidity or unenforceability shall have the power to (and the Parties shall request such Court to) reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and Section 6.19 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)   Cristal and Tronox shall take such actions that are necessary to cause the non-solicit provisions contained in Section 6 of the Confidentiality Agreement to terminate and be of no further force and effect as of the Closing.

Section 6.20   Post-Closing Assistance.

(a)   Tronox agrees to retain and maintain all books, records and files that are included in the Transferred Assets and that are delivered to Tronox hereunder for a period of at least six years after the Closing Date (plus any additional time during which Tronox has been advised in writing by Cristal that (i) there is an ongoing Proceeding with respect to Taxes with respect to periods prior to the Closing or (ii) any such period is otherwise open to assessment; provided that only such books, records and files reasonably related to the appropriate Proceeding with respect to Taxes or period as advised by Cristal shall be subject to such time extension). During such period, Tronox agrees to provide Cristal and its Representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the books, records and files delivered to Tronox hereunder, and Cristal agrees to provide Tronox and its Representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the books, records and files relating to the Business and retained by Cristal, in each case as may be necessary for general business purposes, including the defense of litigation, the preparation of Tax Returns and financial statements, the auditing of financial statements, other financial reporting activities and the management and handling of Proceedings with respect to Taxes; provided that such cooperation, access and assistance does not unreasonably disrupt the normal operations of Tronox or Cristal or their respective Affiliates.

(b)   After the Closing, Tronox will (and will cause the Company, the Transferred Companies and their other respective Affiliates to) reasonably assist Cristal and its Affiliates in preparing information for various Governmental Entities or other third Persons after the Closing to the extent that such information relates to the Transactions, the Business, the Business Assets and/or the liabilities of the Business. Such information includes, but is not limited to, information required by Cristal and its Affiliates to (i) comply with their financial reporting requirements and (ii) to submit any claims that would reasonably be expected to be covered under the insurance policies of Cristal or its Affiliates or their respective self-insurance programs in respect of events, circumstances and occurrences prior to Closing. Cristal shall reimburse Tronox for all reasonable out-of-pocket and documented costs and expenses (excluding internal costs) actually incurred by Tronox and its Affiliates in connection with the compliance by Tronox with its obligations under this Section 6.20(b).

(c)   After the Closing, Cristal shall (and shall cause its Affiliates to) reasonably assist Tronox and its Affiliates (including the Company and the Transferred Companies) in preparing information for various Governmental Entities or other third Persons after the Closing to the extent that such information relates to the Transactions, the Business, the Business Assets and/or the liabilities of the Business. Such information shall include information required by Tronox and its Affiliates (including the Company and the Transferred Companies) to (i) comply with their financial reporting requirements and (ii) to submit any claims that would reasonably be expected to be covered under the insurance policies of Tronox or its Affiliates or their respective self-insurance programs in respect of events, circumstances and occurrences after the Closing. Tronox shall reimburse Cristal for all reasonable and documented out-of-pocket costs and expenses (for the avoidance of doubt, excluding internal costs) actually incurred by Cristal and its Affiliates in connection with the compliance by Cristal with its obligations under this Section 6.20(c).

(d)   After the Closing, Cristal shall (and shall cause its Affiliates to) provide Tronox and its Affiliates, and any of their respective Representatives, upon reasonable advance notice with access during normal business hours to those Financial Records within its possession or under its control necessary for the preparation of financial statements and other financial data relating to the Business that is either (i) required to be included in any current or future securities Law filing by any of Tronox and its Affiliates with the SEC, ASIC or other Governmental Entity under applicable Law, including any reconciliation to U.S. GAAP deemed required or necessary by Tronox and its Affiliates; or (ii) reasonably required by Tronox and its Affiliates to provide in connection with any offering of any debt or equity securities by Tronox and its Affiliates (collectively, the “Required Financials”). Tronox shall reimburse Cristal for all reasonable and documented out-of-pocket costs and expenses (excluding internal costs) actually incurred by Cristal and its Affiliates in connection with the compliance by Cristal with its obligations under this Section 6.20(d).

Section 6.21   Further Assurances. At any time after the Closing, Tronox and Cristal will, and will cause their respective Affiliates to, promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Cristal or Tronox, as the case may be, to satisfy or in connection with their obligations hereunder or to consummate or implement the transactions and agreements contemplated hereby.

Section 6.22   Insurance. From and after the Closing Date, the Company and the Transferred Companies shall cease to be insured by Cristal’s or Cristal’s Affiliates’ (other than the Company and the Transferred Companies’) insurance policies or by any of Cristal’s or Cristal’s Affiliates’ (other than the Company's and the Transferred Companies’) self-insured programs. For the avoidance of doubt, following the Closing, Cristal and its Affiliates shall retain all rights to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its insurance policies and programs, notwithstanding whether any such policies or programs apply to any liabilities of Tronox or the Transferred Companies. Prior to and after the Closing, Cristal and its Affiliates (including, prior to the Closing Date, the Company and the Transferred Companies) shall reasonably cooperate with Tronox to assist Tronox in obtaining replacement insurance policies for the Company, the Transferred Companies and the Business, including any tail insurance policies. Following the Closing Date, Tronox shall, and shall cause the Company and the Transferred Companies to, reasonably cooperate with respect to any claims made by Cristal with respect to the Business or the Business Assets prior to the Closing.

Section 6.23   Post-Closing Confidentiality.

(a)   From and after the Closing, Cristal shall keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all information relating to the Business, the Company, the Transferred Companies and the Transferred Assets (“Tronox Confidential Information”), except (a) with the prior written consent of Tronox; (b) to the extent necessary to comply with applicable Laws, including federal securities Laws, the valid Order of a Court or any Proceeding, in which event, to the extent permitted by such Law, Order or Proceeding, Cristal shall notify Tronox as promptly as practicable (and, if possible, prior to the making of such disclosure); (c) to the extent such Tronox Confidential Information is available to the public through no fault of Cristal or any Affiliate of Cristal; (d) to the extent such Tronox Confidential Information becomes available after the Closing Date to Cristal or any of its Affiliates from a third Person who is under no confidential or fiduciary obligation to Tronox or its Affiliates with respect to such Tronox Confidential Information; (e) to the extent Cristal can demonstrate that such Tronox Confidential Information was independently developed by Cristal or its Affiliates after the Closing Date without violating this Section 6.23(a); or (f) to the extent such Tronox Confidential Information is used in the enforcement of any of the rights of Cristal or any of its Affiliates under this Agreement or the Ancillary Agreements or in the defense of any Proceeding brought against Cristal or one of its Affiliates. The obligations of Cristal pursuant to this Section 6.23(a) shall cease two years following the Closing, except that such obligations shall survive (i) for five years following the Closing in respect of Tronox Confidential Information that is proprietary information and know-how of the Business, the Company, the Transferred Companies or the Transferred Assets, and (ii) in perpetuity for trade secrets of the Business, the Company or the Transferred Companies.

(b)   From and after the Closing, Tronox shall keep confidential, and shall cause its Affiliates and Representatives to keep confidential, all information received in connection with the Transactions or this Agreement and relating to Cristal and its Subsidiaries, in each case, solely to the extent such information is related to the Other Cristal Business or to Cristal’s shareholders (“Cristal Confidential Information”), except (a) with the prior written consent of Cristal; (b) to the extent necessary to comply with applicable Laws, including federal securities Laws, the valid Order of a Court or any Proceeding, in which event, to the extent permitted by such Law, Order or Proceeding, Tronox shall notify Cristal as promptly as practicable (and, if possible, prior to the making of such disclosure); (c) to the extent such Cristal Confidential Information is available to the public through no fault of Tronox or any Affiliate of Tronox; (d) to the extent such Cristal Confidential Information becomes available after the Closing Date to Tronox or any of its Affiliates from a third Person who is under no confidential or fiduciary obligation to Cristal or its Affiliates with respect to such Cristal Confidential Information; (e) to the extent Tronox can demonstrate that such Cristal Confidential Information was independently developed by Tronox or its Affiliates after the Closing Date without violating this Section 6.23(b); or (f) to the extent such Cristal Confidential Information is used in the enforcement of any of the rights of Tronox or any of its Affiliates under this Agreement or the Ancillary Agreements or in the defense of any Proceeding brought against Tronox or one of its Affiliates. The obligations of Tronox pursuant to this Section 6.23(b) shall cease two years following the Closing.

Section 6.24   Transition Services Agreement. Each of Tronox and Cristal agrees that, at Tronox's or Cristal's request, between the date of this Agreement and the Closing, each Party will cooperate with the other Party to negotiate in good faith and enter into an agreement for the provision by (i) Cristal or a Cristal Affiliate or (ii) Tronox or a Tronox Subsidiary (including the Company or a Transferred Company) of transition services to the (x) the Company and the Transferred Companies or (y) Cristal or a Cristal Affiliate, respectively (the “Transition Services Agreement”), which agreement shall (a) reflect in reasonable detail a description of the services to be provided (which shall not be more extensive than those provided to (1) the Company, any Transferred Company, Cristal, or any Cristal Affiliate in the operation of the Business or (2) Cristal or a Cristal Affiliate, in each case as at the date of this Agreement), including how incremental changes to a service (such as additional users) will be addressed;

(b) identify interdependencies of the transition services that may limit the manner in which Tronox or Cristal terminates individual services prior to the end of the term of the Transition Services Agreement; and (c) include any specific advance notice requirements for a transition service for early termination.

Section 6.25   Feedstock Agreement. Each of Tronox and Cristal agrees that between the date of this Agreement and the Closing, it will cooperate with the other Party to negotiate in good faith and enter into an agreement at the Closing providing for the supply of chloride slag, sulphite slag and rutile feedstock from Tronox to Cristal on terms mutually acceptable to each of Tronox and Cristal (the “Feedstock Agreement”), to the extent that (a) Cristal’s existing supply agreements permit Cristal to enter into the Feedstock Agreement without any material and adverse impact on the Business, and (b) the terms of the Feedstock Agreement are no less favorable to Cristal than the terms under Cristal’s existing supply agreements, in the aggregate.

Section 6.26   Additional Agreements. Each of Tronox and Cristal agrees that, between the date of this Agreement and the Closing, each Party will cooperate with the other Party to negotiate in good faith regarding the matters set forth on, and in a manner substantially consistent with, Section 6.26 of the Cristal Disclosure Letter (the “Additional Matters”).

Section 6.27    Additional Financial Statements. As promptly as reasonably practicable after the date of this Agreement (and in any event, in the case of the Additional Financial Statements described in clause (a) of this Section 6.27, no later than May 1, 2017), Cristal shall deliver to Tronox such financial statements and other financial information of the Business and associated support activities as are required by the SEC to be included in, or otherwise filed with the SEC in connection with the preparation of, the Proxy Materials and the Current Report on Form 8-K disclosing this Agreement and the Transactions (including any amendment thereto), which may include, (a) audited combined balance sheets of the Business as of December 31, 2016, December 31, 2015 and December 31, 2014, and audited combined statements of earnings, comprehensive income, cash flows and investment of the Business for each of the fiscal years in the three-year period ended December 31, 2016, in each case including any notes thereto, (b) unaudited combined balance sheets of the Business as of the end of any fiscal quarters ended subsequent to December 31, 2016 and prior to the Closing Date, and the related unaudited combined statements of earnings, comprehensive income, cash flows and investment of the Business, in each case (of this clause (b)) together with a comparable period for the prior year, such that the most recent financial information provided by this section is no more than 134 days old, (c) selected financial information of the Business (in accordance with Item 301 of Regulation S-K promulgated under the Securities Act) for each of the fiscal years in the five-year period ended December 31, 2016 and for any fiscal quarter ended subsequent to December 31, 2016 for which financial information is provided pursuant to clause (b) above and prior to the Closing Date, and (d) such quarterly management reports and financial information as are regularly provided to Cristal's management team as soon as reasonably practicable after such reports and information are so provided following the execution of this Agreement (clauses (a), (b), (c) and (d) collectively, the “Additional Financial Statements”). The Additional Financial Statements described in clause (a) of this Section 6.27 shall be duly audited by, and accompanied by a report and (solely in the case of any such Additional Financial Statements also described in clause (x) below, an unqualified) opinion of, BDO USA, LLP or a firm of internationally reputed public accountants. The Additional Financial Statements described in clause (b) of this Section 6.27 shall be reviewed in accordance with IAS 34 by BDO USA, LLP or a firm of internationally reputed public accountants. The Additional Financial Statements described in clauses (a), (b) and (c) of this Section 6.27 shall be prepared from the books and records of the Business in accordance with (x) (1) Saudi GAAP with a reconciliation from Saudi GAAP to U.S. GAAP for any period ended on or prior to December 31, 2016, and (2) IFRS with a reconciliation from IFRS to U.S. GAAP for any period ended after December 31, 2016, or (y) U.S. GAAP, and (A) with respect to such Additional Financial Statements prepared in accordance with U.S. GAAP, will present fairly, in all material respects, the financial position and the results of operations of the Business as of and for the periods presented therein and (B) with respect to such Additional Financial Statements prepared in accordance with IFRS, if audited, give, in all material respects, a true and fair view of, or, if unaudited, fairly present, in all material respects, the financial position and the results of operations of the Business for the periods shown or as of the dates set forth therein, in the case of clause (A) or (B), subject, in the case of the unaudited portions of such Additional Financial Statements, to the absence of certain footnote disclosures otherwise required by U.S. GAAP or IFRS and normal year-end adjustments.

Section 6.28   Cristal Designated Directors. At or prior to the Closing, Tronox shall use reasonable best efforts to cause the Tronox Board to take all action necessary such that, effective as of the Closing, two members of the Tronox Board shall be Cristal Designated Directors until the next annual general meeting of the Tronox shareholders held thereafter.

Section 6.29   Tronox Board. At or prior to Closing, Tronox shall cause:

(a)   a duly convened meeting of the Tronox Board to be held at which a quorum of Tronox directors is present and acting throughout; or

(b)   all the Tronox directors, entitled to receive notice of a Tronox Board meeting and to vote on the following, to duly sign a written resolution in accordance with rules 10.8 and 10.9 of the Tronox Constitution, at or in which (as applicable):

(i)   the issuance of the Consideration Shares to the Seller;

(ii)   the delivery of the share certificate(s) referred to in Section 1.07(b)(ii)(A) to Cristal; and

(iii)   the updating of the register of members of Tronox to reflect the matters referred to in Section 1.07(b)(ii)(B),

is, in each case, approved conditional on the Closing occurring in accordance with the Corporations Act and the Tronox Constitution (including rules 10.6 and 11 of the Tronox Constitution).

Section 6.30   Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing, Tronox shall not, and shall not permit the Company or the Transferred Companies to, amend, repeal or modify any provision in the Company's or the Transferred Companies’ Organizational Documents relating to the exculpation or indemnification of any officers, directors or managers of the Company or the Transferred Companies existing as of the date hereof (unless required by Law), it being the intent of the Parties that the officers, directors and managers of the Company or the Transferred Companies shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted by Law. For a period of six (6) years after the Closing, Tronox shall, or shall cause the Company or the Transferred Companies to, either maintain director and officer liability insurance or acquire a director and officer liability run-off policy (and pay for such policy an amount up to 300% of the premiums under the existing director and officer insurance policy of the Company and the Transferred Companies for the 2016 fiscal year), which in either case shall provide coverage for the individuals who were officers, directors or managers of the Company or the Transferred Companies prior to Closing comparable to the coverage provided as of the date hereof under the policy or policies maintained by the Company and the Transferred Companies, as applicable, for the benefit of such individuals.

(c)   Following the Closing, if any of the Company, Transferred Company or any of its or their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that the successors and assigns of the Company or such Transferred Company, as applicable, shall assume all of the obligations set forth in this Section 6.30.

Section 6.31   Closing Cash. The Company and the Transferred Companies shall have, collectively, at the Closing the amounts of Closing Cash in the jurisdictions necessary for the immediate requirements of the Company and the Transferred Companies for ten (10) Business Days immediately following the Closing, such amounts and jurisdictions as reasonably agreed to between the Parties prior to the Closing.

Section 6.32   Certain Cristal Obligations. Cristal agrees to satisfy, or cause to be satisfied, in full (a) all outstanding contingent consideration payments under the Tikon Framework Agreement prior to the Closing and (b) all payments in respect of Health and Safety Executive v. Cristal Pigment UK Limited.

Section 6.33   R&W Policy. Promptly following the date hereof, Cristal and Seller shall take all steps reasonably necessary to facilitate the negotiation to completion of a R&W Policy with a retention amount (including the deductible amount referred to in Section 9.05 (b)) and a maximum coverage amount equal in aggregate to $231,000,000 (taking into account any exclusions set forth in the R&W policy). Cristal and Seller agree to reasonably minimize the retention amount under the R&W Policy to a customary level. Cristal and Seller will bear the total cost of the R&W Policy. Tronox will take all steps reasonably necessary to permit the insurer to bind the R&W Policy as soon as practicable following the date of this Agreement or at such time prior to Closing as Cristal may request and, more generally, will cooperate with Cristal's reasonable requests in relation to insurance with respect to the Transaction (including participating in any bring-down due diligence process that may be required in the future).

Section 6.34   No Assignment. Cristal covenants and agrees that it shall not assign the contract listed on Section 6.34 of the Cristal Disclosure Letter without the prior written consent of Tronox.

Section 6.35   Escrow of Proceeds. Each of the Parties agrees to comply with its respective covenants set out in Schedule 6.35.

ARTICLE VII

Conditions Precedent

Section 7.01    Conditions to Each Party’s Obligation to Consummate the Closing. The respective obligations of each Party to consummate the Closing are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)   Shareholder Approval. The Approval Resolutions shall have been duly passed at the Tronox General Meeting (disregarding, in the case of the Acquisition Resolution, any votes cast in favor of the Acquisition Resolution by any person referred to in paragraph (a) of Item 7 of Section 611 of the Corporations Act).

(b)   Listing. The Consideration Shares shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(c)   Antitrust Law Clearances. Any waiting periods (and any extensions thereof) applicable to the Transactions under the Antitrust Laws of the jurisdictions set forth on Section 7.01(c) of the Tronox Disclosure Letter shall have expired or shall have been terminated and any affirmative approval of a Governmental Entity required or sought under any other Antitrust Law of the jurisdictions set forth on Section 7.01(c) of the Tronox Disclosure Letter shall have been obtained or deemed to have been obtained under such Antitrust Law.

(d)   Financing. Tronox shall have obtained financing in connection with the Transactions sufficient to fund the Cash Consideration.

(e)   No Legal Restraints. No outstanding judgment, injunction, order or decree of a Governmental Entity of competent jurisdiction or of a Court shall have been entered and shall continue to be in effect, and no Law (collectively, the “Legal Restraints”) shall have been adopted or be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which would reasonably be expected to result in a Legal Restraint, in each case that prohibits, enjoins or makes illegal the consummation of the Transactions; provided that the Party seeking to assert this condition shall have complied in all material respects with its obligations under Section 6.03 in respect of any such Legal Restraint.

Section 7.02   Conditions to Obligations of Cristal. The obligations of Cristal to consummate the Closing are further subject to the following conditions:

(a)   Australian Foreign Investment Approval. Cristal shall have given the Treasurer of the Commonwealth of Australia notice in accordance with the FATA that the Seller proposes to acquire the Consideration Shares and enter into any shareholders agreement or deed by and between Cristal and Tronox and the Ancillary Agreements under this Agreement (the “Cristal Actions”) and pays any applicable fee, and in relation to each such Cristal Action one of the following occurs:

(i)   the day that is 10 days after the end of the decision period mentioned in Section 77 of FATA passes without an order prohibiting any Cristal Action having been made under Section 67 or 68 of FATA;

(ii)   if an interim order is made under Section 68 of FATA in relation to a Cristal Action, the end of the period specified in the order passes without an order prohibiting the Cristal Action under Section 67 of FATA having been made; or

(iii)   Cristal is given a no objection notice (within the meaning of FATA) in respect of the Cristal Action, the notice being unconditional or subject only to Standard Tax Conditions or other conditions which are acceptable to Cristal acting reasonably.

(b)   Representations and Warranties.

(i)   The representations and warranties of Tronox contained in Section 3.03(a) and Section 3.03(b) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than any failures of such representations and warranties to be so true and correct to the extent such failures would be de minimis in the aggregate;

(ii)   the representations and warranties of Tronox contained in Section 3.01, Section 3.02, Section 3.03(c), Section 3.04, and Section 3.15 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii)   the representation of Tronox contained in the first sentence of Section 3.08 shall be true and correct in all respects at and as of the date of this Agreement at at and as of the Closing as if made at and as of such time;

(iv)   the representations and warranties of Tronox contained in this Agreement (except for the representations and warranties identified in the foregoing clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Tronox Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Tronox Material Adverse Effect; and

(v)   Cristal shall have received a certificate signed on behalf of Tronox by an executive officer of Tronox to such effect.

(c)   Performance of Obligations of Tronox. Tronox shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Cristal shall have received a certificate signed on behalf of Tronox by an executive officer of Tronox to such effect.

(d)   Cristal Designated Directors. Effective as of the Closing, two members of the Tronox Board shall be Cristal Designated Directors.

(e)   Ancillary Agreements. Cristal shall have received all Ancillary Agreements, duly executed by Tronox or its applicable Affiliates parties thereto.

Section 7.03   Conditions to Obligation of Tronox. The obligations of Tronox to consummate the Closing are further subject to the following conditions:

(a)   Australian Foreign Investment Approval. Tronox and each relevant Affiliate (each a “Tronox Acquirer”) gives the Treasurer of the Commonwealth of Australia notice in accordance with the FATA that the relevant Tronox Acquirer proposes to acquire the Acquired Shares or Transferred Assets under this Agreement (the “Tronox Actions”) and pays any applicable fee, and in relation to each such Tronox Action one of the following occurs:

(i)   the day that is 10 days after the end of the decision period mentioned in Section 77 of FATA passes without an order prohibiting any Tronox Action having been made under Section 67 or 68 of FATA;

(ii)   if an interim order is made under Section 68 of FATA in relation to a Tronox Action, the end of the period specified in the order passes without an order prohibiting the Tronox Action under Section 67 of FATA having been made; or

(iii)   the Tronox Acquirer is given a no objection notice (within the meaning of FATA) in respect of the Tronox Action, the notice being unconditional or subject only to Standard Tax Conditions or other conditions which are acceptable to Tronox acting reasonably.

(b)   Representations and Warranties.

(i)   The representations and warranties of Cristal contained in Section 4.03(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), other than any failures of such representations and warranties to be so true and correct to the extent such failures would be de minimis in the aggregate;

(ii)   the representations and warranties of Cristal contained in Section 4.01, Section 4.02, Section 4.03 (other than Section 4.03(a)), Section 4.04 and Section 4.20 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii)   the representation of Cristal contained in the first sentence of Section 4.08 shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time;

(iv)   the representations and warranties of Cristal contained in this Agreement (except for the representations and warranties identified in the foregoing clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Business Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Business Material Adverse Effect;

(v)   Tronox shall have received a certificate signed on behalf of Cristal by an executive officer of Cristal to such effect.

(c)   Ancillary Agreements. Tronox shall have received all Ancillary Agreements, duly executed by Cristal or its applicable Affiliates parties thereto.

(d)   Performance of Obligations of Cristal. Cristal shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Tronox shall have received a certificate signed on behalf of Cristal by an executive officer of Cristal to such effect.

(e)   Restructuring. The Restructuring shall have been effected in accordance with Section 2.01.

Section 7.04   Frustration of Closing Conditions. Neither Cristal nor Tronox may rely on the failure of any condition set forth in Section 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such Party’s failure to perform its obligations hereunder.

Section 7.05   Australian Foreign Investment Approval of Cristal Actions and Tronox Actions. The provisions of this Agreement to take a Cristal Action shall not become binding on Cristal, and the provisions of this Agreement to take a Tronox Action shall not become binding on Tronox, until the conditions set forth in Section 7.02(a) and Section 7.03(a), respectively, are satisfied.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.01   Termination. This Agreement may be terminated at any time prior to the Closing, whether or not the Approval Resolutions have been passed:

(a)   by mutual written consent of Cristal and Tronox;

(b)   by either Cristal or Tronox:

(i)   if the Closing has not occurred on or before the date which is fifteen (15) months after the date hereof (the “End Date”); provided that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any Party if such failure of the Closing to occur on or before the End Date is primarily the result of the failure of the Party seeking to terminate this Agreement to perform in any material respect any of its obligations under this Agreement;

(ii)   if the condition set forth in Section 7.01(f) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 8.01(b)(ii) shall not be available to any Party if the Legal Restraint’s having become final and non-appealable was primarily due to the failure of such Party to perform in any material respect any of its obligations under this Agreement; or

(iii)   if the Approval Resolutions are not passed at the Tronox General Meeting;

(c)   by Cristal, if Tronox breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Tronox contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(b) or 7.02(c) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, shall not have been cured (A) within 30 days following receipt of written notice from Cristal of such breach or failure or (B) any shorter period of time that remains between the date Cristal provides written notice of such breach or failure and the End Date; provided that Cristal shall not have the right to terminate this Agreement pursuant to this Section 8.01(c) if it is then in material breach of any covenant or agreement contained in this Agreement, and any representation or warranty of Cristal contained herein then fails to be true and correct, such that the conditions set forth in Section 7.03(b) or 7.03(d) would not then be satisfied; or

(d)   by Tronox, if Cristal breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Cristal contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(b) or 7.03(c) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, shall not have been cured (A) within 30 days following receipt of written notice from Tronox of such breach or failure or (B) any shorter period of time that remains between the date Tronox provides written notice of such breach or failure and the End Date; provided that Tronox shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if it is then in material breach of any covenant or agreement contained in this Agreement, and no representation or warranty of Tronox contained herein then fails to be true and correct, such that the conditions set forth in Section 7.02(b) or 7.02(c) would not then be satisfied.

Notwithstanding anything to the contrary contained in this Section 8.01, this Agreement may not be terminated by any Party unless any fee required to be paid (or caused to be paid), if any, by such Party pursuant to Section 8.02 at or prior to the time of such termination shall have been paid in full.

Section 8.02   Effect of Termination.

(a)   In the event of termination of this Agreement by either Tronox or Cristal as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Cristal or Tronox, other than this Section 8.02, the last sentence of Section 6.02, Section 6.05 and Article XII, which provisions (and the Confidentiality Agreement) shall survive such termination; provided that, no such termination shall relieve any Party from any liability or damages incurred or suffered by a Party to the extent such liabilities or damages were the result of fraud or the willful and material breach by another Party of any of its covenants or other agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

(b)   In the event that this Agreement is terminated by Cristal or Tronox pursuant to Section 8.01(b)(i) and on the date of such termination all of the conditions to Closing set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived, other than (x) the condition set forth in Section 7.01(d) (relating to financing), and (y) those conditions that are by their nature to be satisfied at the Closing (but, in the case of clause (y), which conditions are reasonably capable of being satisfied if the Closing Date were the date of such termination), then Tronox shall promptly, but in no event later than three Business Days after the date of such termination, pay to Cristal a nonrefundable fee equal to $100,000,000 (the “Tronox Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Cristal to Tronox for such purpose (it being understood that in no event shall Tronox be required to pay the Tronox Termination Fee on more than one occasion); provided that Cristal shall not be entitled to receive the Tronox Termination Fee if Cristal is then in material breach of any of its covenants or agreements contained in this Agreement.

(c)   In the event this Agreement is terminated by Cristal or Tronox pursuant to (i) Section 8.01(b)(i) and on the date of such termination the condition to Closing set forth in Section 7.01(a) has not been satisfied or (ii) Section 8.01(b)(iii) (relating to failure to pass the Approval Resolutions at the Tronox General Meeting), then Tronox shall reimburse Cristal for any reasonable, documented and out-of-pocket fees or expenses incurred or paid by or on behalf of Cristal or any of its shareholders or its or their respective Affiliates in connection with this Agreement, the Ancillary Agreements, all related agreements and documents, the due diligence investigation conducted by or with respect to Tronox and the Tronox Subsidiaries and the transactions contemplated hereby by wire transfer of immediately available funds to an account designated in writing by Cristal to Tronox for such purpose within three Business Days after the date of Tronox’s receipt of such documentation and account designation; provided, that in no event shall the amount of such fees and expenses reimbursed by Tronox to Cristal exceed $15,000,000 in the aggregate.

(d)   The Parties acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parties would not enter into this Agreement; accordingly, if Tronox fails to pay any amount pursuant to this Section 8.02 when due and, in order to obtain such payment, Cristal commences a suit that results in a judgment against Tronox for any amounts due pursuant to this Section 8.02, Tronox shall pay to the other Party its out-of-pocket, documented costs and expenses (including reasonable attorneys’ fees and disbursements) in connection with the collection of such overdue amount and the enforcement by Cristal of its rights under this Section 8.02 and Tronox will pay to Cristal interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Cristal in full) at a rate per annum of the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e)   Notwithstanding anything to the contrary in this Agreement, in the event that the Tronox Termination Fee is payable and Tronox pays the Tronox Termination Fee pursuant to and in accordance with this Section 8.02, such payment, and any costs or expenses payable to Cristal pursuant to and in accordance with Section 6.04 shall be the sole and exclusive remedy, except as provided in Section 8.02(a), of Cristal and its Affiliates against Tronox, its Affiliates and any of their respective former, current, or future shareholders, equityholders, partners, directors, officers, members, managers, Affiliates or agents for any losses or damages suffered as a result of any breach of any representation, warranty, covenant or agreement made by Tronox in this Agreement or in any certificate or other document delivered in connection herewith or the failure of the Transactions to be consummated, and upon payment of such amount if and when due, none of Tronox, its Affiliates or any of their respective former, current, or future stockholders, equityholders, partners, directors, officers, members, managers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

Section 8.03   Procedure for Termination. In the event of termination and abandonment by Cristal or Tronox, or both, pursuant to Section 8.01, written notice thereof specifying the relevant provision under which termination is made shall be given to the other Party and the basis therefor described in reasonable detail, and the Transactions shall be abandoned, without further action by any Party. A termination of this Agreement pursuant to Section 8.01 shall, in order to be effective, require, in the case of Cristal or Tronox, action by its respective board of directors or the duly authorized designee thereof. Termination of this Agreement prior to the Closing shall not require the approval of the shareholders of Cristal or members of Tronox.

ARTICLE IX

Indemnification

Section 9.01   Indemnification by Cristal. From and after the Closing, subject to the limitations set forth in this Agreement, Cristal and the Seller shall, jointly and severally, to the fullest extent permitted by Law, indemnify, defend and hold harmless Tronox and its Affiliates (including, after the Closing, the Company and the Transferred Companies), the past, present and future directors, officers, employees and agents of Tronox and its Affiliates, in their respective capacities as such, and the heirs, executors, administrators, successors and permitted assigns of the foregoing Persons (collectively the “Tronox Indemnitees”) from and against any and all Losses which any Tronox Indemnitee may incur or suffer to the extent such Losses arise out of or result from: (a) any breach of any representation or warranty of Cristal contained in this Agreement or in any certificate delivered hereunder (other than any Cristal Fundamental Representation) as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (b) any breach of any Cristal Fundamental Representation as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (c) any breach of any covenant or agreement contained in this Agreement to be performed by Cristal, in whole or in part, after the Closing, (d) any Taxes of the Company or the Transferred Companies for any taxable period (or portion thereof) ending on or before the Closing Date, (e) without duplication, any Taxes of the Company or the Transferred Companies as a result of successor or transferee liability or other secondary or non-primary liability for Taxes of any Person imposed on the Company or the Transferred Companies pursuant to any Law (including Section 1.1502-6 of the U.S. Treasury Regulations or any similar provision of U.S. state or local or non-U.S. Tax Law), or by contract or otherwise (other than a contract entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes), where such liability is imposed on the Company or the Transferred Companies as a result of an act, transaction or agreement occurring or entered into prior to the Closing, (f) any Taxes of Cristal, the Seller or any of their respective Affiliates (excluding, for avoidance of doubt, the Company and the Transferred Companies) that any Tronox Indemnitee is liable for jointly or severally, as a successor or transferee, or otherwise or (g) the matter described in item 1 of Section 4.11 of the Cristal Disclosure Letter. Notwithstanding anything in this Agreement to the contrary, for purposes of clauses (a) and (b) of the immediately preceding sentence, the determination of whether any breach of any representation or warranty (other than the representations and warranties in Section 4.06(b), Section 4.06(d) or the first sentence of Section 4.08, or with respect to the standard that must be met to create an obligation to include items in a list set forth in the Cristal Disclosure Letter) has occurred and of the amount of Losses arising out of or resulting from any such breach shall be made without regard to any qualification or exception contained in such representation or warranty relating to materiality or Business Material Adverse Effect.

Section 9.02   Indemnification by Tronox. From and after the Closing, subject to the limitations set forth in this Agreement, Tronox shall, to the fullest extent permitted by Law, indemnify, defend and hold harmless Cristal and its Affiliates, the past, present and future directors, officers, employees and agents of Cristal, its shareholders and its and their respective Affiliates, in their respective capacities as such, and the heirs, executors, administrators, successors and permitted assigns of the foregoing Persons (collectively the “Cristal Indemnitees”) from and against any and all Losses which any Cristal Indemnitee may incur or suffer to the extent such Losses arise out of or result from: (a) any breach of any representation or warranty of Tronox contained in this Agreement or in any certificate delivered hereunder (other than the Tronox Fundamental Representations) as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), (b) any breach of any Tronox Fundamental Representation as of the Closing (or, in the case of any such representation or warranty specifically made as of another date, as of such other date), and (c) any breach of any covenant or agreement contained in this Agreement to be performed by Tronox, in whole or in part, after the Closing. Notwithstanding anything in this Agreement to the contrary, for purposes of clauses (a) and (b) of the immediately preceding sentence, the determination of whether any breach of any representation or warranty (other than with respect to the standard that must be met to create an obligation to include items in a list set forth in the Tronox Disclosure Letter) has occurred and of the amount of Losses arising out of or resulting from any such breach shall be made without regard to any qualification or exception contained in such representation or warranty relating to materiality or Tronox Material Adverse Effect.

Section 9.03   Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)   Third Party Claims.

(i)   Any Tronox Indemnitee or Cristal Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.01 or Section 9.02, as applicable, shall promptly deliver to the other Party (the “Indemnifying Party”) a written notice (a “Third Party Claim Notice”) setting forth a description in reasonable detail of the nature of the Third Party Claim, a copy of all papers served with respect to such Third Party Claim (if any), the basis for the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate (if calculable) of any Losses suffered with respect to such Third Party Claim; provided that the failure to so transmit a Third Party Claim Notice shall not affect the Indemnifying Party’s obligations under this Article IX, except to the extent that the Indemnifying Party is prejudiced as a result of such failure.

(ii)   If a Third Party Claim is asserted against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it elects, to assume and control the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party and to settle such Third Party Claim at the discretion of the Indemnifying Party; provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (A) the Third Party Claim relates to or arises in connection with any criminal claim involving the Indemnified Party as a defendant, (B) the gravamen of the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, (C) the Third Party Claim seeks has or would reasonably be expected to result in Losses in excess of the amounts available for indemnification pursuant to this Article IX or (D) the Third Party Claim would reasonably be expected to have a material adverse effect on the business of Cristal or Tronox, as applicable, taken as a whole. The Indemnifying Party shall not, except with the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), enter into any settlement or consent to entry of any judgment that (1) does not include the provision by the Person(s) asserting such claim to all Indemnified Parties of a full, unconditional and irrevocable release from all Liability with respect to such Third Party Claim, (2) includes an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party or (3) includes injunctive or other nonmonetary relief affecting any Indemnified Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal fees or expenses incurred by the Indemnified Party in connection with the defense thereof; provided that the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party (it being understood that the Indemnifying Party shall control such defense); provided further that the Indemnifying Party will pay the costs and expenses of such separate counsel if, based on the reasonable opinion of legal counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, a conflict or potential conflict of interest exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct; provided further that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. The Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under this Article IX and fully releases the Indemnifying Party with respect to such Third Party Claim.

(iii)   All of the Parties shall cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such Party) shall (and shall cause its Affiliates to) furnish such records, information and testimony that are within its possession or under its control and reasonably relevant to such Third Party Claim, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(b)   Direct Claims. If any Indemnified Party has a claim against any Indemnifying Party under this Article IX that does not involve a Third Party Claim being asserted against such Indemnified Party (a “Direct Claim”), such Indemnified Party shall promptly deliver to the Indemnifying Party a written notice (a “Direct Claim Notice”) setting forth a description in reasonable detail of the nature of the Direct Claim, copies of all material written evidence thereof, the basis for the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate (if calculable) of any Losses suffered with respect to such Direct Claim; provided that the failure to so transmit a Direct Claim Notice shall not affect the Indemnifying Party’s obligations under this Article IX, except to the extent that the Indemnifying Party is prejudiced as a result of such failure. The Indemnified Party shall allow the Indemnifying Party and its advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including reasonable access to Cristal and its Affiliates or Tronox and its Affiliates' (as applicable) premises and personnel and the right to examine and copy any accounts, documents or records reasonably relevant to the Direct Claim) as the Indemnifying Party or any of its advisors may reasonably request; provided, that any such access shall be conducted at the Indemnifying Party’s expense, during normal business hours under the reasonable supervision of the Indemnified Party’s agents and in such a manner as not to interfere in any material respect with the normal operations of the Indemnified Party; and

provided, further, that the Indemnifying Party shall treat all such information as confidential and hereby waives any right to use such information for any purpose other than in connection with a Direct Claim or its investigation. If the Indemnifying Party disputes a Direct Claim, the Indemnified Party and the Indemnifying Party shall attempt to resolve in good faith such dispute within 45 days of the Indemnifying Party delivering written notice to the Indemnified Party of such dispute. If such dispute is not so resolved within such 45-day period, then either party may initiate a Proceeding with respect to the subject matter of such dispute in accordance with, and subject to the limitations of, Article XII.

Section 9.04   Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows: (a) the Cristal Fundamental Representations and the Tronox Fundamental Representations shall survive the Closing until the date that is six years after the Closing Date, (b) all other representations and warranties contained in this Agreement shall survive the Closing until the date that is 18 months after the Closing Date and (c) except as otherwise specified herein, all covenants and agreements contained in this Agreement to be performed, in whole or in part, after the Closing shall survive the Closing indefinitely; provided that each representation, warranty, covenant and agreement contained in this Agreement shall survive the time at which it would otherwise expire pursuant to this Section 9.04 if, prior to such time, notice of a breach or potential breach thereof giving rise to a right or potential right of indemnity under this Article IX shall have been given to the Party against whom such indemnity may be sought in accordance with Section 9.03. Any claim not asserted in accordance with this Article IX on or prior to the expiration of the applicable survival period set forth in this Section 9.04 will be irrevocably and unconditionally released and waived.

Section 9.05   Limitations on Indemnification Obligations. Notwithstanding anything to the contrary in this Article IX:

(a)   the Tronox Indemnitees shall not be entitled to recover Losses pursuant to (i) Section 9.01(a) for any breach of any representation or warranty attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Losses incurred or suffered by the Tronox Indemnitees for such breach exceeds $2,100,000 or (ii) Section 9.01 that would not have been incurred but for a Tronox Tax Act (other than as a result of breach of Section 4.09(e) or a breach by Cristal of Section 10.09);

(b)   the Tronox Indemnitees shall not be entitled to recover Losses pursuant to Section 9.01(a) until the aggregate amount which the Tronox Indemnitees would recover under Section 9.01(a) exceeds $21,000,000, in which case the Tronox Indemnitees shall only be entitled to recover such Losses in excess of such amount, up to a maximum aggregate amount of Losses recovered under Section 9.01(a) (together with any amount collected under the R&W Policy) of $210,000,000;

(c)   the Tronox Indemnitees shall not be entitled to recover Losses pursuant to Section 9.01(a) or (c) (together with any amount collected under the R&W Policy) in excess of a maximum aggregate amount of $315,000,000;

(d)   the Tronox Indemnitees shall not be entitled to recover Losses pursuant to this Article IX (together with any amount collected under the R&W Policy) in excess of a maximum aggregate amount of $2,100,000,000;

(e)   the Cristal Indemnitees shall not be entitled to recover Losses pursuant to Section 9.02(a) for any breach of any representation or warranty attributable to a single course of conduct or related set of facts, events or circumstances unless the amount of Losses incurred or suffered by the Cristal Indemnitees for such breach exceeds $2,100,000;

(f)   the Cristal Indemnitees shall not be entitled to recover Losses pursuant to Section 9.02(a) until the aggregate amount which the Cristal Indemnitees would recover under Section 9.02(a) exceeds $21,000,000, in which case the Cristal Indemnitees shall only be entitled to recover such Losses in excess of such amount, up to a maximum aggregate amount of Losses recovered under Section 9.02(a) of $210,000,000;

(g)   the Cristal Indemnitees shall not be entitled to recover Losses pursuant to Section 9.02(a) or (c) in excess of a maximum aggregate amount of $315,000,000;

(h)   the Cristal Indemnitees shall not be entitled to recover Losses pursuant to this Article IX in excess of a maximum aggregate amount of $2,100,000,000;

(i)   neither the Tronox Indemnitees nor the Cristal Indemnitees shall be entitled to recover Losses pursuant to this Article IX to the extent that such Losses were included in the calculation of Closing Working Capital and reflected or reserved for on the final Closing Statement setting forth the Actual Adjustment Amount;

(j)   (i) Each Indemnified Party shall use reasonable best efforts to collect any available third party insurance proceeds, including any proceeds from the R&W Policy (“Insurance Proceeds”), in respect of any Loss; provided that such Indemnified Party need not attempt to so collect prior to making a claim for indemnification or receiving an indemnity payment in respect of such Loss under this Article IX, except as set forth in Section 9.09, (ii) any Loss for which an Indemnified Party may make a claim shall be reduced by any Insurance Proceeds actually collected by such Indemnified Party in respect of such Loss, (iii) if an Indemnified Party receives an indemnity payment in respect of a Loss under this Article IX and subsequently collects any Insurance Proceeds in respect of such Loss, such Indemnified Party shall pay to the Indemnifying Party an amount equal to the excess of such indemnity payment received over the amount of such indemnity payment that would have been due if such Insurance Proceeds had been collected before such indemnity payment was made, (iv) all Losses shall be net of any Tax Benefit actually realized by the Indemnified Party or its Affiliate in connection with the incurrence of such Losses in (or prior to) the taxable year in which the applicable indemnity payment is received or in the subsequent taxable year, and (v) the Tronox Indemnitees shall not be entitled to recover Losses for any matter reflected or reserved against in the Business Financial Statements (or the notes thereto) and the Cristal Indemnitees shall not be entitled to recover Losses for any matter reflected or reserved against in Tronox's consolidated audited balance sheet as of December 31, 2015 (or the notes thereto); provided that (A) if a realized Tax Benefit that has been taken into account under this Section 9.05(j) is rendered unavailable by reason of a carryback of any Tax asset from a subsequent period or due to any other subsequent event, the Indemnifying Party shall make an appropriate reconciliation payment to the Indemnified Party (provided further that to the extent the Indemnified Party is permitted under applicable Law to waive a carryback, the Indemnified Party shall be deemed to have made an election to that effect) or (B) if a Tax Benefit is not included in the computation of a Loss and is subsequently realized, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax Benefit as promptly as practicable following the actual realization of such Tax Benefit; and

(k)   None of Cristal or any of its Affiliates shall have any obligation under Section 9.01(a) to indemnify, defend and hold harmless the Tronox Indemnitees from and against any and all Losses which any Tronox Indemnitee may incur or suffer to the extent such Losses arise out of or result from any breach of any representation or warranty of Cristal contained in Section 4.13 to the extent that such Losses result from, or with respect to clause (ii) below only, would not have arisen but for, or are increased by any of the following:

(i)   any Relevant Tronox Person's undertaking any Environmental Investigation or Remedial Action that is not

(A)   required by (x) an order of a Governmental Entity with jurisdiction over the property and the environment, (y) Environmental Laws or (z) Permits required pursuant to applicable Environmental Laws, or

(B)   agreed to in writing by Cristal in its sole discretion; or

(C)   in response to a bona fide third party or employee claim that soil or groundwater conditions at a property owned or leased for the Business constitute an imminent and unreasonable risk to human health or safety; provided voluntary sampling must be limited in scope to evaluate the specific allegation in the claim; or

(ii)   any cessation, closing, abandoning, decommissioning or terminating of current mining or manufacturing activities at any property owned or leased for the Business after Closing, or change in the use of such property to non-industrial purposes after the Closing (but this clause (ii) shall not apply to transfers to third-parties, provided such transfers will not result in a change of use to a non-industrial purpose); or

(iii)   any act or omission by a Relevant Tronox Person that is (A) reckless or negligent, (B) not in the ordinary course of business of the Business as carried out prior to Closing or (C) results in any exacerbation or worsening of any pre-Closing condition; or

(iv)   any notification, report, admission or disclosure by any Relevant Tronox Person of any pre-Closing condition to any Governmental Entity or other third party other than (A) as required by an order of a Governmental Entity with jurisdiction over the property and environment, by Environmental Laws or by Permits required pursuant to applicable Environmental Laws, or (B) as agreed to in writing by Cristal in its sole discretion; or

(v)   any failure to comply with the following cleanup standards in connection with any Remedial Action undertaken at a property owned or leased by the Business after the Closing: the Remedial Action shall be undertaken in a reasonable and cost-effective manner, which should include, where available, natural attenuation, the use of risk-based cleanup standards or deed restrictions and, with respect to a property owned or leased by the Business, shall be to cleanup standards no more stringent than those that apply to industrial properties.

Section 9.06   Currency Conversion. If the amount of any Losses incurred or suffered by any Indemnified Party is expressed in a currency other than U.S. Dollars, any such amounts expressed in a currency other than U.S. Dollars shall be converted from the applicable currency to U.S. Dollars using the Exchange Rate as of two Business Days prior to the date upon which a final determination as to the payment of such Losses to the Indemnified Party is made.

Section 9.07   Exclusive Remedy. Except in cases of common law fraud, from and after the Closing, recovery pursuant to this Article IX shall constitute the Parties’ sole and exclusive monetary remedy for any and all Losses relating to or arising from this Agreement and the Transactions, and each Party hereby waives and releases, to the fullest extent permitted by applicable Law, any and all other rights, remedies, claims and causes of action (including rights of contributions, if any), whether in contract, tort or otherwise, known or unknown, foreseen or unforeseen, which exist or may arise in the future, arising under or based upon any federal, state or local Law, that any Party may have against the other Party in respect of any breach of this Agreement; provided that the foregoing shall not be deemed to deny (a) any Party equitable remedies (including injunctive relief or specific performance) when any such remedy is otherwise available under this Agreement pursuant to Section 12.12, or (b) any Party or its Affiliates any remedies under any Ancillary Agreement, and the foregoing shall not interfere with or impede the resolution of disputes relating to the Actual Adjustment Amount by the Independent Accountant pursuant to Section 1.08.

Section 9.08   Character of Indemnity Payments. The Parties agree that any indemnification payments made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the consideration received by Cristal and the Seller and should be allocated to the transferred asset to which it relates, unless otherwise required by Law (including by a determination of a Tax authority that, under applicable Law, is not subject to further review or appeal).

Section 9.09   Payments; Sale Notice. Any indemnification of the Tronox Indemnitees pursuant to this Article IX shall be paid (i) first, subject to the limitations set forth in this Article IX and solely with respect to claims which would be covered by the R&W Policy but for the retention amount under such R&W Policy, by Cristal or the Seller up to the amount of the retention amount under the R&W Policy, (ii) second from the R&W Policy to the extent coverage is available to such Tronox Indemnitee under such R&W Policy, and (iii) third, subject to the limitations set forth in this Article IX and solely with respect to claims that are not covered by the R&W Policy (including as the result of any exclusion), by Cristal or the Seller. If Cristal or the Seller fails to make any payment due by it to a Tronox Indemnitee under (i) or (iii) above within 10 Business Days of the final resolution of an indemnification claim that is brought prior to the Security Date in accordance with this Article IX, Tronox shall be entitled to issue a notice to Cristal or the Seller (a “Sale Notice”) requiring the Seller to, or Cristal to cause the Seller to, transfer to Tronox a number of Consideration Shares having an aggregate value equal to the unpaid amount calculated by reference to the average market price per Tronox A Ordinary share over the 30 days immediately preceding the date on which the Sale Notice was issued. Notwithstanding the foregoing, if Tronox receives payment of the unpaid amount from Cristal or any Cristal Affiliate within 10 Business Days of receiving a Sale Notice, the Sale Notice shall be deemed to have been irrevocably withdrawn by Tronox and shall be of no further effect. For the purposes of this Section 9.09, “Security Date” means the later of (x) the date that is 18 months after the Closing Date (the “Termination Date”) and (y) the date on which all claims for indemnification under Section 9.01(a) asserted in writing by a Tronox Indemnitee prior to the Termination Date have been finally resolved.

ARTICLE X

Tax Matters

Section 10.01   Allocation.

(a)   Within one hundred and twenty (120) calendar days after the date of this Agreement, Tronox shall provide Cristal with a draft allocation of the Consideration among the Acquired Shares, the Transferred Companies, the Transferred Assets (in the aggregate), and the Yanbu Securities, determined based on Tronox's good-faith determination of the fair market value of such assets (the “Draft Allocation”); provided, that, to the fullest extent possible, the Consideration Shares shall be reflected as paid in respect of the BV Shares in the Draft Allocation. Within forty-five (45) calendar days after receipt of the Draft Allocation, Cristal shall notify Tronox of any disagreement with such allocation, together with reasonable written supporting documentation describing Cristal’s position. Tronox and Cristal shall negotiate in good faith and attempt to resolve any disagreement with respect to the Draft Allocation, provided that if such negotiations do not result in an agreement within thirty (30) calendar days after Tronox’s receipt of the disagreement notice from Cristal, then the matter shall be submitted for resolution and determination to the Independent Accountant in accordance with the principles set forth in Section 1.08(f), which determination shall be final, binding and conclusive on the Parties (the allocation, as finally agreed to by the Parties or determined by the Independent Accountant, the “Allocation”). In the event the Parties agree on a structure under Section 1.09 or Section 10.09 that involves a transfer by Cristal of interests in any of the Transferred Companies at the Closing to Tronox or its Affiliates, the Parties acting reasonably shall reflect in the Allocation an allocation of appropriate portions of Consideration (including the amounts thereof consisting of Cash Consideration and Consideration Shares) to such interests. Any adjustment to the Consideration pursuant to Section 1.08 shall be allocated to the Acquired Shares. Notwithstanding anything herein to the contrary, to the extent the Allocation provides that any of the Consideration Shares are to be paid to Cristal in respect of the Transferred Assets, the shares of CAP (if sold by Cristal to Tronox or its Affiliates pursuant to Section 1.01(y)), or the Yanbu Securities (or interests referenced in the second preceding sentence), the Parties agree that such Consideration Shares shall be directed to the Seller and shall not be issued to Cristal.

(b)   Tronox and its Affiliates will reflect the transactions set forth in Article I in their Business Financial Statements in a manner that is consistent with U.S. GAAP.

Section 10.02   Transfer Taxes and VAT.

(a)   Tronox and Cristal will each pay fifty percent (50%) of all Transfer Taxes, and any Transfer Taxes due on the Closing Date and all related interest and penalties on the Closing Date; provided, however, that each Party will use, and will cause each of its Affiliates to use, reasonable efforts to avail itself of any available exemptions from any such Transfer Taxes, and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemption.

(b)   Each of Cristal, Tronox and its respective Subsidiaries will cooperate in timely making all filings, returns, reports and forms as may be required in connection with Tronox’s payment of Transfer Taxes. Cristal and Tronox, as appropriate, will execute and deliver, and each of Tronox and Cristal will cause each of its Subsidiaries, as appropriate, to execute and deliver, all instruments and certificates reasonably necessary to enable the other party to comply with any filing requirements relating to any such Transfer Taxes.

(c)   All sums (or other consideration) set out in this Agreement or otherwise payable (or provided) by any Party to any other Party pursuant to this Agreement shall be deemed to be exclusive of any VAT.

(d)   Where, pursuant to the terms of this Agreement, any Party (the “Supplier”) makes a supply to any other Party (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply for which the Supplier is required to account to the relevant Governmental Entity, the Recipient shall, subject to the receipt of a valid VAT invoice (if required by applicable law), pay to the Supplier (in addition to and at the same time as any other consideration for such supply) a sum equal to the amount of such VAT.

(e)   Where any Party is required by the terms of this Agreement to reimburse or indemnify any other Party for any cost or expense, such first Party shall reimburse or indemnify such other Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such other Party is entitled to recover (by way of credit, repayment or otherwise) such VAT from the relevant Governmental Entity.

Section 10.03   Filing of Tax Returns.

(a)   Cristal shall prepare, or cause to be prepared, and timely file, or cause to be filed, at its own expense (i) all Tax Returns of, or with respect to the assets of, the Company and the Transferred Companies, and (ii) all Tax Returns with respect to the Transferred Assets, in each case, with a due date (taking into account applicable extensions) on or prior to the Closing Date (each, a “Cristal Tax Return”); provided that each Cristal Tax Return shall be prepared in accordance with the past practice of the Company, the Transferred Companies or the owner of the Transferred Assets, as applicable, except as otherwise required by applicable Law. Cristal shall (or shall cause its Affiliates to) timely remit all Taxes shown thereon as due.

(b)   Cristal shall prepare, or cause to be prepared, at its own expense (i) all Tax Returns of, or with respect to the assets of, the Company and the Transferred Companies, and (ii) all Tax Returns with respect to the Transferred Assets, in each case, with respect to a Pre-Closing Tax Period, other than Cristal Tax Returns, with a due date (taking into account applicable extensions) after the Closing Date (each, a “Pre-Closing Tax Return”); provided, that: (i) each Pre-Closing Tax Return shall be prepared in accordance with the past practice of the Company and the Transferred Companies, except as otherwise required by applicable Law, (ii) Cristal shall provide Tronox with a draft of each Pre-Closing Tax Return at least thirty (30) calendar days prior to the due date (taking into account applicable extensions) for such Tax Return, (iii) Tronox shall have the right to review and comment on any Pre-Closing Tax Return, and (iv) to the extent Tronox provides any reasonable comments at least ten calendar days prior to the due date for any Pre-Closing Tax Return, Cristal shall make such modifications as are requested by Tronox on such Tax Returns. Cristal shall timely file, or cause to be timely filed, such Pre-Closing Tax Returns and, to the extent that Cristal would be liable in respect of such Taxes under Section 9.01, remit, or cause to be remitted, payment for any Taxes shown as due on such Pre-Closing Tax Returns due (or else shall pay to Tronox or a Tronox Subsidiary an amount equal to such Taxes at least three (3) Business Days in advance of such date).

(c)   Tronox shall prepare and file, or cause to be prepared and filed, all other Tax Returns of the Company, the Transferred Companies and the Transferred Assets that are filed after the Closing Date (including Tax Returns with respect to a Straddle Period); provided, that Tronox shall prepare any Tax Return of the Company or the Transferred Companies with respect to a Straddle Period in accordance with past practice of the Company and the Transferred Companies, as applicable, except as otherwise required by applicable Law; provided further, that, with respect to Tax Returns for a Straddle Period that as drafted show a material Tax in respect of which Cristal is liable under this Agreement, (i) Tronox shall provide Cristal with a draft of any such income Tax Return at least 30 calendar days (and in the case of non-income Tax Returns, as soon as reasonably possible) prior to the due date (taking into account applicable extensions) for such Tax Return, (iii) Cristal shall have the right to review such Tax Return, and (iv) to the extent Cristal provides any reasonable comments at least ten (10) calendar days prior to the due date for any such income Tax Return (and promptly after receipt in the case of a non-income Tax Return), Tronox shall make such modifications as are requested by Cristal on such Tax Return. Tronox shall (or shall cause its Affiliates to) timely remit all Taxes shown thereon as due (subject to the right to indemnity for such Taxes pursuant to this Agreement, including pursuant to Section 9.01(d) and Section 9.01(e)).

Section 10.04   Straddle Periods. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of the Company, the Transferred Companies or the Transferred Assets for any Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit for the Straddle Period, shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and the Transferred Companies were closed at the close of the Closing Date; provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and (ii) periodic taxes (other than income, franchise/capital, sales, use, or withholding Taxes) such as real and personal property taxes, shall be apportioned ratably between such periods based on the number of days for the portion of the Straddle Period ending on and including the Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the Closing Date, on the other hand.

Section 10.05   Contests Related to Taxes. Notwithstanding anything to the contrary in Section 9.03 hereof:

(a)   After the Closing Date, Tronox agrees to promptly give notice to Cristal of the receipt of any written notice by Tronox or an Affiliate of Tronox (including the Company or any Transferred Company) which involves the assertion of any claim, or the commencement of any audit, suit, action or proceeding involving Taxes (collectively, a “Tax Claim”) in respect of which indemnity may be sought pursuant to this Agreement, or that otherwise could increase the liability of Cristal or any of its Affiliates for Taxes; provided, however, that no failure or delay by Tronox to provide notice of a Tax Claim shall reduce or otherwise affect the obligation of Cristal or any of its Affiliates hereunder, except to the extent that Cristal or its Affiliate is actually prejudiced by such failure or delay.

(b)   Cristal at its own expense shall have the right to represent the interests of itself, the Company and the Transferred Companies in any and all Tax Claims relating to (x)Tax Returns or Taxes of the Company or any Transferred Company for any Pre-Closing Tax Period, (y) any Tax Return of or Taxes of Cristal and/or its Affiliates, (z) any Tax Return or Taxes imposed on or with respect to the Business or any Transferred Assets for any Pre-Closing Tax Period; provided, however, that (i) Tronox shall have the right at its own expense, directly or through its designated representatives, to participate fully in such Tax Proceeding, including to review in advance and reasonably comment upon submissions of briefs or similar documents made in the course of such Tax Proceeding and to attend any in-person or telephonic meetings, (ii) Cristal shall defend or prosecute such Tax Claim diligently and in good faith, (iii) Cristal shall keep Tronox advised of any significant developments and events relating to such Tax Claim and (iv) Tronox’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by Cristal that would result in liability of Tronox or its Affiliates for Taxes for which they are not entitled to indemnification under Section 9.01.

(c)   Tronox at its own expense shall have the right to represent the interests of the Company and the Transferred Companies in any and all Tax Claims, other than Tax Claims described in Section 10.05(b); provided, that, in the case of any Tax Claim relating to (x)Tax Returns or Taxes of the Company or any Transferred Company for any Straddle Period or (y) any Tax Return or Taxes imposed on or with respect to the Business or any Transferred Assets for any Straddle Period, (i) Cristal shall have the right at its own expense, directly or through its designated representatives, to participate fully in such Tax Proceeding, including to review in advance and reasonably comment upon submissions of briefs or similar documents made in the course of such Tax Proceeding and to attend any in-person or telephonic meetings, (ii) Tronox shall defend or prosecute such Tax Claim diligently and in good faith, (iii) Tronox shall keep Cristal advised of any significant developments and events relating to such Tax Claim and (iv) Cristal’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement by Tronox that would result in liability of Cristal or its Affiliates for Taxes for which they are not entitled to indemnification under Section 9.02.

Section 10.06   Cooperation on Tax Matters. Tronox and Cristal shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Company or the Transferred Companies, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such litigation or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Any information obtained pursuant to this Section 10.06 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes with respect to the Company and the Transferred Companies shall be kept confidential by the parties hereto and their respective legal and tax advisors (it being understood such information may be provided to applicable Tax authorities).

Section 10.07   Tax Refunds. Except to the extent the same has been reflected as a current asset in Closing Working Capital on the final Closing Statement, Cristal shall be entitled to any refunds or credits of or against any Taxes for which Cristal is responsible pursuant to Article IX. Upon the reasonable request of Cristal and at Cristal’s expense, Tronox agrees to file or cause to be filed all Tax Returns (including amended Tax Returns) or other documents claiming any such refunds or credits to which Cristal is entitled pursuant to the preceding sentence. Tronox shall (or shall cause its applicable Affiliate that acquired the applicable Transferred Asset, Company or Transferred Company) to promptly to forward to Cristal or to reimburse Cristal for any refunds or credits due to Cristal or any of its Affiliates (pursuant to the terms of this Section 10.07) after receipt thereof (net of any costs and Taxes directly or indirectly imposed on the receipt or accrual of such refund (including any withholding Taxes directly or indirectly incurred in connection with the payment of such amount by Tronox or Cristal)). No amounts shall be payable by Tronox or its Affiliates under this Section 10.07 to the extent (A) the receipt of such refund obligates the Company or any Transferred Company to make a payment to a third party pursuant to a contract entered into on or prior to the Closing Date or under applicable Law; or (B) the refund is with respect to a Tax that Cristal did not pay prior to the Closing Date or include in the calculation of Closing Working Capital or indemnify for pursuant to this Agreement.

Section 10.08   Tronox Pre-Closing Reorganization. In connection with or reasonably promptly following the execution of this Agreement (and in any event prior to the Closing), Tronox will satisfy (or will have satisfied) the requirements of Exhibit I.

Section 10.09   Cristal Metals Inc.. For avoidance of doubt, no representation is made in Section 4.09 as of the date hereof as to whether the stock of Cristal Metals Inc. is or has been a USRPI during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Reasonably promptly following the date of this Agreement (and in any event prior to the Closing), Cristal will determine whether the stock of Cristal Metals Inc. is or has been a USRPI during such applicable period. To the extent Cristal determines the stock of Cristal Metals Inc. is not and has not been a USRPI during such applicable period, Cristal shall make the representation set forth in Section 4.09(e) of this Agreement with respect to Cristal Metals Inc. as of the Closing Date and shall provide the certificate described in Section 1.07(a)(vi) of this Agreement with respect to Cristal Metals Inc. To the extent Cristal determines the stock of Cristal Metals Inc. is or has been a USRPI during such applicable period, Cristal shall seek a certificate from the IRS pursuant to Treasury Regulations Section 1.1445-3 to the effect that a transfer of the shares of Cristal Metals Inc. is exempt from withholding; provided, that to the extent Cristal is unable to obtain such a certificate prior to Closing, the transfer of the shares of Cristal Metals Inc. in connection with the Restructuring shall be subject to withholding in accordance with Section 1445 of the Code and Cristal shall prior to Closing provide evidence to Tronox that (x) the appropriate amount has been withheld and set aside by the Company for timely payment of the applicable Taxes (if any) following an IRS determination, in accordance with Treasury Regulations Section 1.1445-1(c)(2) or (y) the appropriate Taxes were withheld and remitted to the applicable taxing authority. To the extent that, as of the time of Closing, an amount has been withheld and set aside pursuant to clause (x) of the preceding sentence, (i) Tronox will procure that the appropriate Taxes (if any) are remitted by the Company to the applicable taxing authority promptly following the applicable IRS determination and, to the extent the amount of such Taxes does not exceed the amount that has been withheld and set aside as of the time of the Closing, no indemnification shall be required in respect of such Taxes under Section 9.01, (ii) to the extent the amount that has been withheld and set aside exceeds the amount of Tax (if any) the Company is required to pay pursuant to the applicable IRS determination, Tronox shall promptly refund such excess to Cristal, and (iii) such amount and the withholding Tax liability such amount was set aside to address shall not be reflected in the calculation of the Estimated Adjustment Amount or the Actual Adjustment Amount. If Cristal does not make the representation in Section 4.09(e) of this Agreement or provide the certificate described in Section 1.07(a)(vi) with respect to Cristal Metals Inc. and Tronox determines that a post-closing transfer of Cristal Metals Inc. could be subject to withholding under Section 1445 of the Code, Tronox and Cristal shall work in good faith to determine whether to cause the shares of Cristal Metals Inc. to be sold directly to a US subsidiary of Tronox (either subject to no withholding under Section 1445 of the Code, if a certificate under Treasury Regulation Section 1.1445-3 is obtained from the IRS and provided to Tronox prior to Closing, or subject to applicable withholding under Section 1445 of the Code), it being understood Cristal and its Affiliates shall not be required to make such a sale if doing so would reasonably be expected to result in material Taxes (other than the withholding under Section 1445 of the Code just described) for the Cristal Indemnitees, against which they are not indemnified by Tronox to Cristal's reasonable satisfaction.

ARTICLE XI

Employee Matters

Section 11.01   Employee Matters.

(a)   For a period of not less than (x) (with respect to severance only) 24 months and (y) (with respect to other compensation and employee benefits) 12 months immediately following the Closing Date (the “Continuation Period”), Tronox shall, or shall cause its applicable Subsidiaries (including the Company and the Transferred Companies), to provide each employee of each of the Company and Transferred Companies (each a “Continuing Employee”) compensation and employee benefits (other than equity or equity-based compensation) that are equal to the greater of (i) compensation and employee benefits (other than equity or equity-based compensation) that are substantially comparable in the aggregate to compensation and employee benefits to which the Continuing Employee was entitled immediately prior to the Closing and (ii) compensation and employee benefits (other than equity or equity-based compensation) that are at the same level as applies to similarly situated individuals employed by Tronox or any Tronox Subsidiaries, provided, that notwithstanding anything in this Section 11.01(a) to the contrary, Tronox shall provide or shall cause to be provided each Continuing Employee covered by the terms of any collective bargaining agreement with compensation, benefits, and other terms and conditions of employment in compliance with the terms of any applicable collective bargaining agreement, as may be modified from time to time. Without limiting the foregoing, Tronox shall, or shall cause its applicable Subsidiaries (including the Company and the Transferred Companies) to use reasonable best efforts to take the following actions with respect to each Continuing Employee under any employee benefit plans of Tronox or any of its Affiliates in which such Continuing Employee may become eligible to participate after the Closing (each a “Purchaser Plan”, and collectively, the “Purchaser Plans”): (i) to the extent required by law, waive any limitations regarding pre-existing conditions, evidence of insurability requirements and eligibility waiting periods to the extent such conditions were inapplicable or waived under the comparable Business Benefit Plans in which a Continuing Employee participated immediately prior to the Closing; (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing for the plan year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any such Purchaser Plans; and (iii) for purposes of eligibility and vesting under all Purchaser Plans applicable to a Continuing Employee, treat all service by such Continuing Employee with Cristal and its Subsidiaries or any of its or their Affiliates or with the Company or any Transferred Company before the Closing as service with Tronox and its Subsidiaries and its or their Affiliates to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Business Benefit Plan; provided that no such service shall be credited to the extent that it would result in a duplication of benefits with respect to the same period of service.

(b)   Nothing contained herein shall be construed as requiring Tronox or any Tronox Subsidiaries to continue any specific benefit plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Tronox or Cristal or any of their respective Subsidiaries to (i) amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Tronox or Cristal or any of their respective Subsidiaries or (ii) terminate the employment of any Continuing Employee or other individual for any reason or at any time, including without cause. Without limiting the scope of Section 12.06, nothing in this Section 11.01 shall confer any rights or remedies of any kind or description upon any Transferred Employee or any other person other than the Parties and their respective successors and assigns.

(c)   Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Tronox Business Benefit Plan or Business Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Tronox or Cristal or any of their respective Subsidiaries prior to or following the Closing.

(d)   In no event shall Tronox be obligated to replicate, replace or cash out any equity awards of Cristal held by any Continuing Employee.

(e)   In furtherance of the integration activities relating to the acquisition by Tronox of the Business hereunder, there shall be appropriate integration committees, including a committee to address prior to the Closing the consideration and determination of certain employee-related matters, and any such committees shall include representatives designated by Cristal.

ARTICLE XII

General Provisions

Section 12.01   Amendment; Waivers.

(a)   This Agreement may be amended by the Parties at any time before or after receipt of the Tronox Shareholder Approval; provided that (i) after receipt of the Tronox Shareholder Approval, there shall be made no amendment that by Law requires further approval by the members of Tronox without the further approval of such members, (ii) no amendment shall be made to this Agreement after the Closing and (iii) except as provided above, no amendment of this Agreement shall be submitted to be approved by the members of Tronox or the shareholders of Cristal unless required by Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. Notwithstanding anything to the contrary contained herein, Section 8.02, this Section 12.01, Section 12.05, Section 12.06, Section 12.07, Section 12.12, Section 12.13 or Section 12.15 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Section 8.02, this Section 12.01, Section 12.05, Section 12.06, Section 12.07, Section 12.12, Section 12.13 or Section 12.15) may not be amended, modified, waived or terminated in a manner that adversely impacts the financing sources parties to the Debt Financing without the prior written consent of such financing sources.

(b)   At any time prior to the Closing, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any covenants and agreements contained in this Agreement or (iv) waive the satisfaction of any of the conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.02   Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Cristal, to:
The National Titanium Dioxide Company Limited
King's Road Tower, 17th Floor, King Abdulaziz Road
P.O. Box 13586, Jeddah 21414
Kingdom of Saudi Arabia
Phone:	+966.12.224.8000
Facsimile:	+966.12.606.9087
Attention:	Legal Department

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Phone:	+1 (212) 878-3321
+971 4503 2614
Facsimile:	+44 20 7006 5555
Attention:	Sarah Jones
Edmund Boyo
(b)	if to Tronox, to:
Tronox Limited
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901
Phone:	203-705-3800
Facsimile:	203-705-3703
Attention:	Office of the General Counsel

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Phone:	(312) 862-2340
Facsimile:	(312) 862-2200
Attention:	R. Scott Falk, P.C.
John Kupiec

and:

Ashurst LLP
181 William Street
Melbourne, VIC 3000 Australia
Phone:	+61 3 9679 3000
Facsimile:	+61 3 9679 3111
Attention:	John Sartori

Section 12.03   Definitions. For purposes of this Agreement:

“Accounting Principles” means the accounting principles, practices and methodologies set forth in Exhibit D or, to the extent not set forth or reflected therein, as used in the Business Financial Statements.

“Additional Business” means Cristal’s operations set forth on Section 6.26 of the Cristal Disclosure Letter.

“Adjustment Amount” means an amount equal to the sum of (a) Closing Cash plus (b) the Working Capital Adjustment Amount plus (c) the Closing Other Non-Current Liabilities Adjustment Amount. For the avoidance of doubt, the Adjustment Amount can be expressed as a positive or negative number, as the case may be.

“Administrative Assets” means all properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description utilized by Cristal and its Affiliates (other than the Company or any of the Transferred Companies) in providing administrative, accounting, book and record keeping, tax, finance, insurance, legal, employee benefits, information technology and other like services to the Company and the Transferred Companies.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“AMIC” means Advanced Metal Industries Cluster Company Limited, a limited company organized under the laws of the Kingdom of Saudi Arabia.

“Ancillary Agreements” means the Shareholders Agreement, Share Transfer Documents, Feedstock Agreement, Additional Matters (solely to the extent agreed in accordance with Section 6.26), the agreements referred to in Sections 1.07(a)(iv) and 1.07(b)(v) and Transition Services Agreement.

“Antitrust Law” means any Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition, including the HSR Act and EU Merger Control Laws.

“Beneficial Ownership” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (as in effect on the date of this Agreement).

“Business” means the business as conducted by Cristal, the Seller, the Company and the Transferred Companies of (a) the exploration for and mining of heavy minerals used to produce titanium dioxide and other products, such as ilmenite, natural rutile and zircon; (b) the producing, manufacturing, marketing, developing and selling of titanium dioxide products, by-products and co-products; and (c) the producing, manufacturing, marketing, developing and selling of titanium powder.

“Business Acquisition Proposal” means other than the Transactions or any proposal or offer from the other Party or any of its Affiliates, any third-party offer, proposal, indication of interest or inquiry contemplating or otherwise relating to any transaction or series of transactions (whether or not in writing) involving (i) any acquisition by a third party (whether by way of share or asset purchase), merger, joint venture, license or similar transaction, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or series of transactions by a Person or a group (as defined in the Exchange Act and the rules promulgated thereunder) of all or any material portion of the Business, (ii) any other proposal or offer which, if consummated, would result in a direct or indirect acquisition or license (or similar transaction) by a third party of the Business, or (iii) any combination of the foregoing.

“Business Assets” means all Transferred Assets and properties, assets, privileges, rights, interests and claims, personal, tangible and intangible, of every type and description of the Company and the Transferred Companies that are used or held for use in connection with the Business, other than the Administrative Assets or Cristal Marks.

“Business Benefit Plans” means the US Business Benefit Plans and the Non-US Benefit Plans.

“Business Contracts” means the Contracts (other than any Contract that is a Shared Contract) that are primarily related to the Business, as such Contracts may be amended, supplemented or renewed from time to time, including the Business Material Contracts. but excluding any Employment Contracts.

“Business Day” means any day other than (i) a Friday, Saturday or a Sunday or (ii) a day on which banking institutions are authorized or required by Law to be closed in New York City or Jeddah in the Kingdom of Saudi Arabia.

“Business Material Adverse Effect” means a Material Adverse Effect with respect to the Business.

“Cash and Cash Equivalents” means all cash and cash equivalents on hand wherever located, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand; provided, however, that Cash and Cash Equivalents shall not include restricted cash (including cash posted to support letters of credit, performance bonds or other similar obligations, customer deposits and deposits with third parties (including landlords and vendors)).

“Closing Cash” means, as of the Closing, all cash and cash equivalents of the Company and the Transferred Companies, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items, in each case, wherever located and however denominated.

“Closing Other Non-Current Liabilities” means the Other Non-Current Liabilities as of the Closing.

“Closing Other Non-Current Liabilities Adjustment Amount” means (a) (in the case the Closing Other Non-Current Liabilities is greater than $280,000,000) an amount equal to $280,000,000 minus the Closing Other Non-Current Liabilities, (b) (in the case the Closing Other Non-Current Liabilities is less than $266,000,000) an amount equal to $266,000,000 minus the Closing Other Non-Current Liabilities or (c) (in the case clause (a) or (b) is not applicable), zero. For the avoidance of doubt, the Closing Other Non-Current Liabilities Adjustment Amount can be expressed as a positive or negative number, as the case may be.

“Closing Working Capital” means, as of the Closing, (x) Current Assets minus (y) Current Liabilities. It is understood that, for purposes of determining Closing Working Capital, all of the Current Assets and Current Liabilities related to the Transferred Assets shall be taken into account. Notwithstanding anything in the Agreement to the contrary, no deferred asset or liability in respect of income taxes shall be taken into account. For the avoidance of doubt, the Closing Working Capital can be expressed as a positive or negative number, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Labor Agreements” means all and any agreement or arrangement between on the one hand any of Cristal, the Company or the Transferred Companies and on the other hand, any trade union, works council or other employee representative body.

“Corporations Act” means the Corporations Act 2001 (Commonwealth of Australia) as modified by any relevant exemption or declaration by ASIC.

“Court” means any court of competent jurisdiction.

“Cristal Designated Director” means the two individuals proposed by Cristal at least ten Business Days prior to the mailing of the definitive Proxy Materials to the shareholders of Triangle.

“Cristal Fundamental Representations” means the representations and warranties of Cristal contained in Section 4.01, Section 4.02, Section 4.03, Section 4.04 and Section 4.20.

“Cristal Subsidiaries” means the Subsidiaries of Cristal.

“Current Assets” means the current assets of the Business (consisting of the current assets of the Company and the Transferred Companies (following the Restructuring) and the current assets relating to the Transferred Assets (if any), but excluding any current assets of AMIC and Tasnee) included in the illustrative calculation shown in Exhibit C, calculated using the Accounting Principles.

“Current Liabilities” means the current liabilities of the Business (consisting of the current liabilities of the Company and the Transferred Companies (following the Restructuring) and the current liabilities relating to the Transferred Assets (if any), but excluding any current liabilities of AMIC and Tasnee) included in the illustrative calculation shown in Exhibit C, calculated using the Accounting Principles.

“Employment Contracts” means any contract of employment or engagement between any of Cristal, the Company or any of the Transferred Companies under which an individual is employed as an employee, or otherwise to perform personally any work or services.

“Environmental Investigation” means any testing, drilling or sampling of soil, groundwater, surface water or sediment or building materials/surfaces.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Rate” means the exchange rate between the applicable local currency and United States Dollars as observed by Bloomberg (the spot rate of exchange in effect) at 9:00 a.m. Eastern Time on any given day.

“Exxaro Deed” means the Shareholder’s Deed by and between Tronox Limited, Exxaro Resources Limited, and the other parties thereto, dated June 15, 2012.

“Financial Records” means all ledgers, books, records, data, files, workpapers and accounting and financial records (regardless of physical or electronic form) of Cristal, Cristal’s Affiliates, the Company and the Transferred Companies, in each case, to the extent related to the Business.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (vii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, or (viii) the deferred purchase price of services or property (including any earn-out obligations, but excluding any trade payables and accrued expenses arising in the ordinary course of business) of any Person or any of its Subsidiaries, in the case of each of clauses (i) through (viii), together with all accrued but unpaid interest and other payment obligations thereon (including prepayment premiums, breakage costs and other related fees or liabilities payable).

“Intellectual Property Rights” means all intellectual property rights and industrial property rights, in any jurisdiction, including those rights in and to (i) patents, patent applications, and patent disclosures and inventions, together with reissuances, continuations, continuations-in-part, provisionals, revisions, extensions and reexaminations thereof, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos, and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered), and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof,

(v) computer software (whether in both source code, and object code, or other form), data, databases, and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulae, lists, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, schematics, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vii) rights of publicity and other commercial rights to a personal name, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Intercompany Indebtedness” means (a) Indebtedness owed by the Company or a Transferred Company to Cristal or an Affiliate of Cristal (other than the Company or a Transferred Company); and (b) Indebtedness owing from Cristal or any of its Affiliates (other than the Company or a Transferred Company) to the Company or Transferred Companies.

“Knowledge” with respect to (a) Cristal means the actual knowledge (after making due inquiry) of the individuals set forth in Section 12.03(a) of the Cristal Disclosure Letter and (b) Tronox means the actual knowledge (after making due inquiry) of the individuals set forth in Section 12.03(a) of the Tronox Disclosure Letter.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, or due or to become due whether in contract, tort, strict liability or otherwise).

“Losses” means any and all losses, damages, costs, Taxes, deficiencies, assessments, fees and expenses, including interest, penalties, fines, reasonable fees of attorneys’ and other advisors’ and other reasonable expenses and costs of defense; provided, that “Losses” shall not include any incidental, consequential, exemplary, indirect, special or punitive damages, including loss of future revenue, income or profits, business interruption, diminution of value or loss of business reputation or opportunity (except to the extent any such damages are the subject of a Third Party Claim); provided, further, that in no event shall Losses include any diminution in value of any Tronox Equity with respect to any claim asserted by an Indemnified Party.

“LTM Net Sales at Closing” means the reported net sales for the twelve month period ended as of the Closing; provided that any reported sales denominated in currencies other than U.S. Dollars shall be converted to U.S. Dollars, applying the “Constant Currency Foreign Exchange Rates” as defined in Exhibit H for the applicable periods.

“Marks” means fictional business names, corporate names, trade names, trade dress rights, trademarks and service marks, logos, domain names, social media identifiers, other sources of origin and registrations and applications for registration of any of the foregoing.

“Material Adverse Effect” with respect to the Business or Tronox, as the case may be, means any fact, circumstance, effect, change, event or development that (a) prevents or materially impedes Cristal or Tronox, as applicable, from consummating the Closing or (b) has a material adverse effect on the business, properties, financial condition or results of operations of the Business or Tronox, as applicable, and its Subsidiaries, taken as a whole; provided that solely for purposes of clause (b) of this definition, none of the following facts, circumstances, effects, changes, events or developments to the extent that it results from, arises out of or is attributable to, either alone or in combination (i) changes or conditions generally affecting the industries in which the Business or Tronox, as applicable, and any of their respective Subsidiaries operate, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any other jurisdiction where the Business or Tronox, as applicable, operates, (iii) any failure, in and of itself, by Cristal or Tronox, as applicable, or its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless excepted by another clause of this proviso), (iv) the execution and delivery of this Agreement or the public announcement of the Closing or any of the other transactions contemplated by this Agreement (provided that this clause (iv) shall not apply to (A) the use of “Tronox Material Adverse Effect” in Section 3.05(a), Section 3.05(b), or the closing condition set forth in Section 7.02(b)(iv) to the extent that such condition relates to such representations and warranties; or (B) the use of “Business Material Adverse Effect” in Section 4.05(a), Section 4.05(b) or Section 4.14(b) or the closing condition set forth in Section 7.03(b)(iv) to the extent that such condition relates to such representations and warranties), (v) any change, in and of itself, in the market price or trading volume of Cristal’s or Tronox’s, as applicable, securities or in its, or the Business’s, as applicable, credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect unless excepted by another clause of this proviso), (vi) any change in applicable Law, regulation or U.S. GAAP, IFRS or Saudi GAAP, as applicable (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism or (viii) any hurricane, tornado, flood, earthquake or other natural disaster, (ix) any litigation relating to this Agreement or the Transactions or (x) any action taken by such Person or its Subsidiaries that is required by this Agreement or taken at the written request of the other Party, shall constitute a “Material Adverse Effect” or be taken into account in determining whether a “Material Adverse Effect” has occurred with respect to such Person, except, in the case of clauses (i), (ii), (vi), (vii) and (viii), to the extent such fact, circumstance, effect, change, event or development is disproportionately adverse to such Person and its Subsidiaries, taken as a whole, relative to other participants in the industries in which such Person and any of its Subsidiaries operate.

“Off-the-Shelf Software License” means a non-exclusive license for commercially-available, unmodified, “off-the-shelf” software, for aggregate payments of no more than $10,000.

“Organizational Document” means any of the following, as applicable: (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) limited liability company agreement or operating agreement for a limited liability company; (v) any charter, governing or similar document adopted or filed in connection with the creation, formation, governance or organization of a Person; and (vi) any amendment, side letter or binding interpretation of any of the foregoing.

“Other Cristal Business” means all businesses conducted as of the Closing by Cristal and its Affiliates, in each case that are not included in the Business (defined to include only the scope of such term as conducted by Cristal as of the Closing), including Cristal's Additional Business and Ti Sponge operations in the Kingdom of Saudi Arabia.

“Other Non-Current Liabilities” means the non-current liabilities and other Indebtedness of the Business (consisting of the non-current liabilities and other Indebtedness of the Company and the Transferred Companies (following the Restructuring) and the non-current liabilities and other Indebtedness relating to the Transferred Assets (if any), but excluding any non-current liabilities and other Indebtedness of AMIC and Tasnee), in each case as set forth in the illustrative calculation shown in Exhibit F attached hereto, calculated using the Accounting Principles.

“Permitted Liens” means (i) statutory liens securing payments not yet due, (ii) such imperfections or irregularities of title, easements, trackage rights, leases, licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances (other than with respect to Intellectual Property Rights) incurred in the ordinary course of business that, in the aggregate, do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iii) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of Tronox or Cristal, as the case may be, (iv) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with U.S. GAAP, IFRS or Saudi GAAP, as applicable, (v) mechanics’, materialmen’s or other Liens or security interests arising by operation of law that secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with U.S. GAAP, IFRS or Saudi GAAP, as applicable, (vi) any other Liens (other than with respect to Intellectual Property Rights) that would not have, individually or in the aggregate, a Business Material Adverse Effect or Tronox Material Adverse Effect, as the case may be, (vii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (viii) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, and (ix) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Pre-Closing Tax Period” means any taxable period beginning before and ending on or before the Closing Date.

“R&W Policy” means a representations and warranties insurance policy to be issued for the benefit of Tronox in accordance with Section 6.33 and any successor policy to the same.

“Relevant Person” means any current or former employee, officer, independent contractor or worker of the Business employed or engaged by the Company or any Transferred Company.

“Relevant Tronox Person” means Tronox, any Tronox Indemnitees or any prospective or subsequent purchaser or lessee or their respective employees, agents or contractors.

“Remedial Action” means all actions required to clean up, remove, treat or remediate or otherwise address Hazardous Materials in the environment located at, on or under real property at concentrations exceeding those allowed by Environmental Laws, including the following: (1) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (2) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential clean up, removal, treatment or remediation of Hazardous Material in the indoor or outdoor environment.

“Saudi GAAP” means generally accepted accounting principles in the Kingdom of Saudi Arabia.

“Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Share Transfer Documents” means the short-form share transfer agreements, forms, notarial deeds, instruments or other similar documents necessary to transfer to Tronox the Acquired Shares or the Yanbu Securities, respectively, in accordance with the Laws of the jurisdiction of organization, incorporation or formation of the Company or the KSA SPV, respectively (including any necessary notarizations, legalizations or other attestation and execution formalities to the extent required by applicable Law), in each case, in such form as is reasonably satisfactory to the Parties and subject to the terms and conditions of this Agreement.

“Standard Tax Conditions” means a condition included in the list of conditions published on the Foreign Investment Review Board website at https://firb.gov.au/files/2016/05/Tax_conditions.pdf, as at the date of this Agreement.

“State Scheme” means any benefit arrangement operated by state entities to which Cristal, the Seller, the Company or any Transferred Company is required to contribute under law, statutes or regulations.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Subsidiary” with respect to any Person, means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Systems” means, with respect to a Person, the computer systems (including computer software, firmware and hardware), telecommunications, networks, peripherals, platforms, computer systems and other similar or related items of automated, computerized and/or software systems that are used or relied on by such Person.

“Target Maximum Working Capital” means 38.7% of the LTM Net Sales at Closing.

“Target Minimum Working Capital” means 37.7% of the LTM Net Sales at Closing.

“Tasnee” means National Industrialization Company.

“Tax Benefit” means a deduction, loss or credit with respect to Taxes, and a Tax Benefit shall be considered actually realized by an Indemnified Party or its Affiliates only to the extent that, but for such Tax Benefit, such Indemnified Party’s and its Affiliates’ aggregate liability for Taxes (other than estimated Taxes) would be higher than it is with such Tax Benefit in the year the Loss was incurred or in the immediately succeeding Tax year. In computing the amount of any such Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. For the avoidance of doubt, if a Loss increases the basis of a Transferred Asset and the receipt of an indemnity payment would reduce the basis of the Transferred Asset, there is no Tax Benefit actually realized.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tikon Framework Agreement” means that certain Framework Agreement, dated as of September 30, 2014, by and among Cristal, Jiangxi Tikon Titanium Co., Ltd., Hong Kong San Shing Industries Co., Quanzhou San Wei Chemical Co., Ltd., Sansheng Holding Co., Ltd., Mr. Lin Rongdong, and Mr. Zhan Xianzhong, as amended by that certain Supplementary Agreement to the Framework Agreement, dated March 1, 2015, Second Supplementary Agreement to the Framework Agreement, dated April 22, 2015, and Third Supplementary Agreement to the Framework Agreement, dated March 14, 2016.

“Transfer Taxes” means all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gross receipts, registration, conveyance, excise, license, stamp or similar Taxes and fees arising out of, in connection with or attributable to the transactions effectuated on or before the Closing pursuant to this Agreement (excluding, however, any VAT).

“Transferred Companies” means the Persons set forth on Section 12.03(b) of the Cristal Disclosure Letter.

“Transferred Employee” means any person who on the Closing Date is employed by the Company or a Transferred Company.

“Tronox Class A Ordinary Shares” means the Class A ordinary shares, par value $0.01 per share, of Tronox.

“Tronox Class B Ordinary Shares” means the Class B ordinary shares, par value $0.01 per share, of Tronox.

“Tronox Collective Labor Agreements” means all and any agreement or arrangement between on the one hand any of Tronox or any Tronox Subsidiary and on the other hand any trade union, works council or other employee representative body.

“Tronox Fundamental Representation” means the representations and warranties of Tronox contained in Section 3.01, Section 3.02, Section 3.03, Section 3.04, and Section 3.15.

“Tronox Management Equity Plan” means the 2012 Tronox Limited Management Equity Incentive Plan.

“Tronox Material Adverse Effect” means a Material Adverse Effect with respect to Tronox.

“Tronox Ordinary Shares” means the Tronox Class A Ordinary Shares and Tronox Class B Ordinary Shares.

“Tronox Restricted Share Unit” means any restricted share unit payable in Tronox Ordinary Shares or whose value is determined with reference to the value of Tronox Ordinary Shares, whether granted pursuant to the Tronox Management Equity Plans or otherwise.

“Tronox Restricted Shares” means any share of Tronox Ordinary Shares subject to vesting restrictions and/or forfeiture back to Tronox, whether granted pursuant to the Tronox Management Equity Plans or otherwise.

“Tronox Share Option” means any option to purchase Tronox Ordinary Shares, whether granted pursuant to the Tronox Management Equity Plans or otherwise.

“Tronox Shareholder Approval” means the Approval Resolutions shall have been duly passed at the Tronox General Meeting.

“Tronox Tax Act” shall mean any action taken or transaction entered into after the Closing with respect to the Company, any of the Transferred Companies or their assets or liabilities, the Transferred Assets or the Business (including, for the avoidance of doubt, (A) amending a Cristal Tax Return or a Pre-Closing Tax Return of the Company or a Transferred Company other than with the consent of Cristal (not to be unreasonably withheld, delayed or conditioned) or as required by applicable Law or (B) making a Tax election inconsistent with the past practices and procedures of the Company or a Transferred Company that retroactively applies to the Taxes of the Company or a Transferred Company for a Tax period ending on or prior to the Closing Date without the prior consent of Cristal), other than an action taken or transaction entered into: (i) at the written request of Cristal; (ii) by the Company or a Transferred Company or, in respect of any Transferred Assets, Tronox or its Subsidiaries, in the ordinary course of the Business (as conducted at Closing); (iii) pursuant to any contract or agreement (x) entered into by the Company or a Transferred Company prior to the Closing (or pursuant to this Agreement, the Tronox Disclosure Letter, the Cristal Disclosure Letter, the Ancillary Agreements or the Confidentiality Agreement), or (y) that is a Transferred Asset; or (iv) that is required by any applicable laws or regulations.

“VAT” means any value added, goods and services, or similar Tax.

“VWAP” means the per share volume-weighted average price of Tronox Class A Ordinary Shares as displayed under the heading VWAP Bloomberg on the Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably agreed by Cristal and Tronox) page for Tronox (or the equivalent successor if such page is not available) in respect of the Closing Date from the open of trading on the Closing Date until the close of trading on the Closing Date.

“Working Capital Adjustment Amount” means (a) in the event Closing Working Capital is greater than the Target Maximum Working Capital, an amount (in dollars) equal to Closing Working Capital minus the Target Maximum Working Capital, (b) in the event Closing Working Capital is less than the Target Minimum Working Capital, a negative amount (in dollars) equal to Closing Working Capital minus the Target Minimum Working Capital and (c) in the event Closing Working Capital is less than or equal to the Target Maximum Working Capital and greater than or equal to the Target Minimum Working Capital, zero dollars ($0).

Section 12.04   Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an Article, a Section or an Exhibit of or to this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each of the terms set forth in the index of defined terms attached hereto as Annex A is defined in the Section of this Agreement set forth opposite such term. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Whenever the words “in the ordinary course of business” are used in this Agreement, they shall be deemed to be followed by the words “consistent with past practice”. The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Masculine gender shall also include the feminine and neutral genders, and vice versa. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and, in the case of any Law, shall include all rules and regulations promulgated thereunder. References to a Person are also to its permitted successors and assigns. References to “days” shall refer to calendar days unless Business Days are specified. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day. Any action required to be taken “within” a specified time period following the occurrence of an event shall be required to be taken by no later than 5:00 p.m. New York City time on the last day of such time period, which shall be calculated starting with the day immediately following the date of the event. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to United States dollars.

Section 12.05   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.06   Entire Agreement; No Third-Party Beneficiaries.

(a)   This Agreement, taken together with the Tronox Disclosure Letter and the Cristal Disclosure Letter, the Ancillary Agreements and the Confidentiality Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the Transactions.

(b)   Except (i) as set forth in this Section 12.06(a) and (ii) for the financing sources and their respective Affiliates providing the Debt Financing with respect to Section 8.02, Section 12.01, Section 12.05, this Section 12.06, Section 12.07, Section 12.12, Section 12.13 and Section 12.15, this Agreement is not intended to, and shall not, confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and nothing herein, express or implied, is intended to or shall confer upon any Person other than the Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.07   Governing Law and Venue.

(a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under any applicable principles of conflicts of laws of the State of Delaware.

(b)   Except as provided in Section 1.08, each Party agrees that it shall bring any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, interpretation, breach or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this Section 12.07(b). In the event of any conflict between the provisions of this Section 12.07(b) and the Rules of the LCIA, the provisions of this Section 12.07(b) shall prevail.

(i)   The tribunal shall consist of three arbitrators. The claimant(s) shall jointly nominate one arbitrator and the respondent(s) shall jointly nominate one arbitrator. The third arbitrator, who shall be the chairman of the tribunal, shall be nominated by the two Party-nominated arbitrators within thirty (30) days of the last of their appointments.

(ii)   The seat of the arbitration shall be London, England.

(iii)   The language of the arbitration shall be in English.

(iv)   The Parties shall not be entitled to discovery, and the arbitrators shall have no power to order discovery or disclosure of documents, oral testimony or other materials.

(v)   The Parties mutually desire and intend that resolution of any disputes referred to arbitration will be expeditious. The tribunal shall use its best efforts to conduct an oral hearing not later than 180 days from the date of appointment of the presiding arbitrator and to issue its final award not later than 60 days after the close of the oral hearing. The Parties may extend this timeline by written agreement. The tribunal may extend this timeline in its discretion if it considers that the interest of justice so requires. The tribunal's failure to make a final award within this time limit shall not be a basis for refusing to comply with or for challenging or resisting enforcement of any such award. Any award of the tribunal shall be final and binding from the day it is made. The Parties waive any right of application to determine a preliminary point of law or appeal on a point of law under Sections 45 and 69 of the Arbitration Act 1996 (UK).

(vi)   Nothing in this Section 12.07(b) shall be construed as preventing any Party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

(vii)   The Parties agree to keep confidential all matters relating to the arbitration, including the fact of the arbitration itself and any related court proceedings, except as required by law or for the purposes of enforcing this Agreement or an arbitral award.

Section 12.08   Bulk Sale Laws. Tronox hereby waives compliance by Cristal and its Affiliates, in connection with the Transactions, with the provisions of any applicable bulk sales or bulk transfer or similar Law.

Section 12.09   Obligations of the Parties. Whenever this Agreement requires a Subsidiary of a Party to take any action, such requirement shall be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

Section 12.10   Mutual Drafting. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 12.11   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Notwithstanding the foregoing, Tronox may assign this Agreement and any of its rights, interests or obligations under this Agreement, in whole or in part, to any of its Affiliates; provided that such assignment shall not relieve Tronox of its obligations under this Agreement. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 12.12   Remedies. Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article VIII, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 12.13   Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the Transactions. Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 12.13.

Section 12.14   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered, including by e-mail in PDF format (which shall constitute a legal and valid signature for purposes hereof and have the same effect as an original), to the other Parties.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, Cristal and Tronox have duly executed this Agreement, all as of the date first written above.

THE NATIONAL TITANIUM DIOXIDE COMPANY LIMITED

By:	/s/ Dr. Talal Al-Shair
Name:	Dr. Talal Al-Shair
Title:	Chairman of the Board of Directors

Solely for purposes of Articles I, II, VIII, IX and XIII:

CRISTAL INORGANIC CHEMICALS NETHERLANDS COÖPERATIEF W.A.

By:	/s/ Moazzam A. Khan
Name:	Moazzam A. Khan
Title:	Director

By:	/s/ Stephen A. Box
Name:	Stephen A. Box
Title:	Director

[Signature Page to Transaction Agreement]

TRONOX LIMITED

By:	/s/ Thomas Casey
Name:	Thomas Casey
Title:	Chairman and CEO

[Signature Page to Transaction Agreement]

ANNEX A

Index of Defined Terms

Term	Section
2020 Notes Indenture	6.04(b)
Accounting Principles	12.03
Acquired Business	6.19(a)(iii)
Acquired Competing Business	6.19(a)(iii)
Acquired Shares	Recitals
Acquisition Proposal	12.03
Acquisition Resolution	6.01(a)
Actual Adjustment Amount	1.08(g)
Additional Agreement	6.26
Additional Business	12.03
Additional Financial Statements	0
Adjustment Amount	12.03
Administrative Assets	12.03
Affiliate	12.03
Agreement	Preamble
Allocation	10.01(a)
AMIC	12.03
Ancillary Agreements	12.03
Antitrust Law	12.03
Applicable Anti-Corruption Laws	4.22(a)
Applicable Regulatory Requirements	6.01(a)
Approval Resolutions	6.01(a)(ii)
ASIC	6.01(a)
Bankruptcy and Equity Exception	3.04(a)
Beneficial Ownership	12.03
Business	12.03
Business Acquisition Proposal	12.03
Business Annual Financial Statements	12.03
Business Assets	12.03
Business Benefit Plans	12.03
Business Contracts	12.03
Business Day	12.03
Business Financial Statements	12.03
Business Leases	4.15(b)
Business Material Adverse Effect	12.03
Business Material Contract	4.14(a)
Business Permits	4.01
Business Properties	4.15(a)
Business Registered IP	4.16(a)
Business Reviewed Financial Statements	4.06(a)
Business Significant Customer	4.19(a)
Business Significant Supplier	4.19(b)
BV Shares	Recitals
CAP	Recitals

Term	Section
Cash and Cash Equivalents	12.03
Cash Consideration	1.06
CIC Cayman	Recitals
Closing	1.01
Closing Cash	12.03
Closing Date	1.07
Closing Statement	1.08(b)
Closing Statement Dispute Notice	1.08(d)
Closing Working Capital	12.03
Code	12.03
Commerce	4.23
Company	Recitals
Competing Business	6.19(a)
Competing Transaction	5.01(a)
Confidentiality Agreement	6.02
Consent	3.05(b)
Consideration	1.06
Consideration Shares	1.06
Continuation Period	11.01(a)
Continuing Employee	11.01(a)
Contract	3.05(a)
Corporations Act	12.03
Court	12.03
Credit Support	4.25
Cristal	Preamble
Cristal Actions	7.02(a)
Cristal Board	4.06(h)
Cristal By-laws	4.01
Cristal Certificate	4.01
Cristal Confidential Information	6.23(b)
Cristal Designated Director	12.03
Cristal Disclosure Letter	Article IV
Cristal Employees	6.19(c)
Cristal Fundamental Representation	12.03
Cristal Indemnitees	9.02
Cristal Marks	6.12(a)
Cristal Multiemployer Plan	4.10(a)
Cristal Pension Plan	4.10(c)
Cristal Subsidiaries	12.03
Cristal Tax Return	10.03(a)
Debt Financing	12.03
Direct Claim	9.03(b)
Direct Claim Notice	9.03(b)
Disputed Item	1.08(d)
Draft Allocation	10.01(a)

Term	Section
End Date	8.01(b)(i)
Environmental Claim	3.12(b)(i)
Environmental Investigation	12.03
Environmental Laws	3.12(b)(ii)
ERISA	12.03
Estimated Adjustment Amount	1.08(a)
Estimated Closing Statement	1.08(a)
Exchange Act	3.05(b)
Exchange Rate	12.03
Exxaro Deed	12.03
FATA	6.03(b)(i)
Feedstock Agreement	6.25
Filed Tronox SEC Documents	Article III
Financial Records	12.03
Governmental Entity	3.05(b)
Hazardous Materials	3.12(b)(iii)
HSR Act	3.05(b)
Indebtedness	12.03
Indemnified Party	9.03(a)(i)
Indemnifying Party	9.03(a)(i)
Independent Accountant	1.08(f)
Insurance Proceeds	9.05(j)
Intangible Asset	1.03(a)
Integration Committee	11.01(e)
Intellectual Property Rights	12.03
Intercompany Indebtedness	12.03
IP Assets	1.03(b)
IRS	4.10(a)
Judgment	3.05(a)
Knowledge	12.03
KSA SPV	Exhibit E
Law	3.05(a)
Legal Restraints	7.01(d)
Liability	12.03
Liens	3.02(a)
Losses	12.03
LTM Net Sales at Closing	12.03
Marks	12.03
Material Adverse Effect	12.03
Nomination Date	12.03
OFAC	4.23(a)
Organizational Document	12.03
Other Cristal Business	12.03
Owned Business Properties	4.15(a)
Party	Preamble

Term	Section
Permits	3.01
Permitted Liens	12.03
Person	12.03
Position Statements	1.08(f)
Pre-Closing Tax Period	12.03
Pre-Closing Tax Return	10.03(b)
Proceeding	3.10
Proxy Materials	6.01(a)
Purchaser Plan	11.01(a)
Recipient	10.02(d)
Registered IP Assets	1.03(b)
Regulatory Approvals	6.03
Release	3.12(b)(iv)
Relevant Person	12.03
Remedial Action	12.03
Replacement Contract	6.13
Representatives	5.02
Required Financials	6.20(d)
Resolution Period	1.08(e)
Restructuring	Recitals
Sale Notice	9.09
Sanctioned Country	4.23(a)
Sanctioned Person	4.23(a)
Saudi GAAP	12.03
SEC	3.03(b)
Securities	12.03
Securities Act	3.05(b)
Security Date	9.09
Seller	Preamble
Share Sale	1.01
Share Transfer Documents	12.03
Shared Contract	6.13
Shareholders Agreement	Recitals
SOX	3.06(b)
Standard Tax Conditions	12.03
State Department	4.23(a)
State Scheme	12.03
Straddle Period	12.03
Subsidiary	12.03
Supplier	10.02(d)
Systems	12.03
Target Maximum Working Capital	12.03
Target Minimum Working Capital	12.03
Tasnee	12.03
Tax Benefit	12.03

Term	Section
Tax Claim	10.05(a)
Tax Return	12.03
Taxes	12.03
Termination Date	9.09
Third Party Claim	9.03(a)(i)
Third Party Claim Notice	9.03(a)(i)
Trade Control Laws	4.23(b)
Transactions	Recitals
Transfer Taxes	12.03
Transferred Assets	1.03
Transferred Companies	12.03
Transferred Company Equity	4.03(a)
Transferred Company Marks	6.12(c)
Transferred Company Voting Debt	4.03(b)
Transferred Employees	12.03
Transferred Subsidiary Equity	4.02(a)
Transition Services	12.03
Transition Services Agreement	6.24
Tronox	Preamble
Tronox ABL Agreement	6.04(b)
Tronox Acquirer	7.03(a)
Tronox Actions	7.03(a)
Tronox Board	3.04(a)
Tronox Business Benefit Plan	3.17(a)
Tronox Class A Ordinary Shares	12.03
Tronox Class B Ordinary Shares	12.03
Tronox Collective Labor Agreements	12.03
Tronox Confidential Information	6.23(b)
Tronox Constitution	3.01
Tronox Disclosure Letter	Article III
Tronox Equity	3.03(b)
Tronox Fundamental Representation	12.03
Tronox General Meeting	6.01(a)
Tronox Indemnitees	9.01
Tronox Indentures	6.04(b)
Tronox Loan Agreements	6.04(b)
Tronox Management Equity Plan	12.03
Tronox Material Adverse Effect	12.03
Tronox Non-US Benefit Plan	3.17(g)
Tronox Note Issuer	6.04(b)
Tronox Ordinary Shares	12.03
Tronox Pension Plan	3.17(c)
Tronox Permits	3.01
Tronox Registered IP	3.13(a)
Tronox Restricted Share Unit	12.03

Term	Section
Tronox Restricted Shares	12.03
Tronox SEC Documents	3.06(a)
Tronox Share Option	12.03
Tronox Shareholder Approval	12.03
Tronox Subsidiaries	3.01
Tronox Tax Act	12.03
Tronox Termination Fee	8.02(b)
Tronox TL Agreement	6.04(b)
Tronox Voting Debt	3.03(c)
U.S. GAAP	3.06(b)
Unresolved Items	1.08(f)
US Business Benefit Plans	4.10(a)
US Tronox Business Benefit Plans	3.17(a)
USRPI	4.09(e)
Variation Notice	1.07(a)(vii)
VAT	12.03
VWAP	12.03
WARN Act	4.18(b)
Yanbu Note	Exhibit E
Yanbu Sale	1.02
Yanbu Securities	Recitals
Yanbu Shares	Recitals

ANNEX B

SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [•], 2017, by and between Tronox Limited, a company incorporated and existing under the laws of the State of Western Australia (the “Company”), Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (the “Co-op”), The National Titanium Dioxide Company Limited (“NTDC”), a limited liability company registered in the Kingdom of Saudi Arabia (together with the Co-op, “Cristal”) and, solely for purposes of Sections 3.1, 3.2, 3.3, 4.3 and 7.3 and Articles I, II and IX, [•].1

W I T N E S S E T H:

WHEREAS, the Company and Cristal are parties to a Transaction Agreement dated as of February 21, 2017 (as it may be amended from time to time, the “Transaction Agreement”);

WHEREAS, the obligations of the parties to consummate the transactions contemplated by the Transaction Agreement are conditioned upon, among other items, this Agreement being duly executed by each party hereto; and

WHEREAS, the Company and the Shareholder desire to enter into this Agreement in order to establish certain rights, restrictions and obligations of the Shareholder, as well as to set forth certain corporate governance and other arrangements relating to the Company and the Class A Shares held by the Shareholder following the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1   Certain Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” of any Person means an “affiliate” as defined in Rule 405 of the regulations promulgated under the Securities Act; provided, however, that, for purposes of this Agreement, the Shareholder and its Affiliates shall not be deemed an Affiliate of the Company or any of its Subsidiaries, or vice versa.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Approved Bank” shall mean the highest-ranking investment bank (other than the first-ranked investment bank) as determined by reference to the Thomson Reuters League Tables (or successor thereto) for worldwide mergers and acquisitions for the most recently completed calendar year that is willing to administer the applicable underwritten offering and has not otherwise worked on a material mandate for either the Company or the Shareholder during the preceding twelve (12)-month period.

“Beneficially Own” and words of similar import shall have the meaning ascribed to such terms pursuant to Rule 13d-3 under the Exchange Act (provided, however, that, for purposes of calculating “beneficial ownership” with respect to the restrictions set forth under Section 3.1, a Person shall additionally be deemed to be the beneficial owner of (i) any Voting Securities or other securities of the Company that may be acquired by such Person upon the conversion, exchange or exercise of any warrants, options, rights (but excluding the pre-emptive rights granted hereunder) or other securities convertible into Voting Securities or other securities of the Company, whether such acquisition may be made within sixty (60) days or a longer period and (ii) any securities of the Company to which such Person has any economic exposure, including through any derivative transaction, that gives such Person the economic equivalent of ownership of an amount of securities of the Company due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such securities of the Company, or which provides such Person an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of such securities of the Company, in any case without regard to whether (x) such derivative conveys any voting rights in such securities of the Company to such Person, (y) the derivative is required to be, or

[1]	To include all the underlying shareholders of NTDC.

capable of being, settled through delivery of such securities of the Company or (z) such Person may have entered into other transactions that hedge the economic effect of such beneficial ownership of such securities of the Company). For the avoidance of doubt, references to the “Company” in this definition shall include any successor entity to the Company.

“Board” shall mean the board of directors of the Company in office at the applicable time.

“Business Day” shall mean any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Perth, Australia, or New York City, New York, United States.

“Change of Control” shall mean, with respect to any Person, in one or a series of related transactions, (a) the sale or other disposition of all or substantially all of such Person’s assets to any other Person, (b) the sale or other disposition of more than 50% of the securities having ordinary voting power for the election of directors or other governing body of such Person to any other Person, (c) the merger, amalgamation or consolidation of such Person with or into another Person or similar transaction with the effect that another Person(s) (other than such Person’s existing shareholders prior to such transaction) Beneficially Owns, directly or indirectly, more than 50% of the securities having ordinary voting power for the election of directors or other governing body of the Person surviving such transaction, or (d) the liquidation or dissolution of such Person.

“Claims” shall have the meaning assigned to such term in Section 6.1(a).

“Closing Date” has the meaning give to that term in the Transaction Agreement.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Co-op” shall have the meaning assigned to such term in the preamble hereto.

“Class A Share” has the meaning given to that term in the Constitution.

“Class B Share” has the meaning given to that term in the Constitution.

“Committee” shall have the meaning assigned to such term in Section 4.1.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Constitution” shall mean the Company’s constitution, as the same may be amended or amended and restated from time to time.

“Controlled Affiliate” shall mean, with respect to the Shareholder, any Person that, directly or indirectly through one or more intermediaries, is controlled by the Shareholder. The Shareholder shall be deemed to “control” another Person if the Shareholder possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Corporations Act” shall mean the Corporations Act 2001 (Cth), as amended.

“Cristal” shall have the meaning assigned to such term in the preamble hereto.

“Cut-off Time” shall have the meaning assigned to such term in Section 3.4(b).

“Delaware Courts” shall have the meaning assigned to such term in Section 9.5(b).

“Demand Registration” shall have the meaning assigned to such term in Section 5.1(a).

“Director” shall mean any member of the Board.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” shall mean any multinational, supranational, national, state, provincial or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“group” shall, when used in the context of “any Person or group” or “the offeror’s group”, have the meaning ascribed to such term pursuant to Section 13(d)(3) of the Exchange Act.

“Independent Directors” shall mean, at any time, the members of the Board in office who are not Shareholder Nominees.

“Initial Registration Statement” shall have the meaning assigned to such term in Section 4.2(b).

“Law” shall mean, collectively, any applicable statute, law (including common law), ordinance, rule or regulation, including the rules and regulations of any stock exchange on which Voting Securities of the Company are listed (being, on the date hereof, the NYSE).

“Nominating Committee” has the meaning given to that term in the Constitution.

“Nomination Documents” shall have the meaning assigned to such term in Section 3.4(a)(iv).

“Non-Liable Person” shall have the meaning assigned to such term in Section 9.11.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Permitted Issuance” shall have the meaning assigned to such term in Section 7.2(a).

“Permitted Transferee” shall mean (a) any one of [•]2 (or one of their Corporate Affiliates who executes a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder), (b) Controlled Affiliate of the Shareholder who executes a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder, (c) nominee or broker of the Shareholder; provided, however, that there is no change in Beneficial Ownership of the shares so Transferred and provided further that concurrently with the Transfer the broker or nominee has executed a standing proxy in accordance with the Constitution in favor of the Company’s chairman for the time being which provides (i) that the Shareholder’s Voting Securities will be counted for quorum purposes but will not be voted in favor of or against any proposal submitted to members at that meeting, (ii) for automatic revocation at the end of the Standstill Period, and (iii) suspension of the proxy for a meeting if (A) the Shareholder deposits a proxy for that meeting in accordance with the Constitution or (B) the Shareholder attends that meeting, or (d) solely with respect to any pledge of the Voting Securities, or the creation of an encumbrance or lien on the Voting Securities, to secure bona fide borrowings, a bank, licensed securities firm, investment bank or pension fund (each, a “Permitted Financial Institution”); provided, however, that (i) it is a condition precedent to enforcement of the pledge, encumbrance or lien that, prior to enforcement, the Permitted Financial Institution executes a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder, including the obligation to ensure that any subsequent Transfer occurs in accordance with Article IV and (ii) the Shareholder has delivered notice of such arrangement to the Company within two (2) Business Days after entering into a contract in respect of such arrangement; provided further, in the case of each of clauses (a) through (d), that such Transfer to a Permitted Transferee is made in compliance with the terms hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registrable Securities” shall have the meaning assigned to such term in Section 5.1(a).

“Registration Expenses” shall have the meaning assigned to such term in Section 5.5.

“Registration Request” shall have the meaning assigned to such term in Section 5.1(a).

“Registration Statement” shall have the meaning assigned to such term in Section 5.1(b).

“Replacement” shall have the meaning assigned to such term in Section 3.4(a)(v).

“Rule 144” shall have the meaning assigned to such term in Section 4.2(a)

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholder” shall mean the Co-op and any Person to whom Class A Shares have been transferred in accordance with the terms of this Agreement and who has executed a deed of accession agreeing to be bound by the provisions of this Agreement as if it were a Shareholder hereunder (or, if such Person is already party to this Agreement, such Person need not execute a separate deed of accession, but such Person shall, upon the transfer of

[2]	To include all the underlying shareholders of NTDC.

Class A Shares to it, be deemed to be bound by all of the provisions of this Agreement as if a Shareholder party hereto), it being understood that the intention of the parties is that the “Shareholder” shall be considered to be Cristal and its Affiliates to whom the Co-op shall have transferred Class A Shares (and further Affiliates to whom such Affiliate shall have transferred Class A Shares), as a collective.

“Shareholder Director” shall initially mean [•] and [•], and any Shareholder Nominee elected to the Board in accordance with Section 3.4 (including any Replacement elected to the Board in accordance with Section 3.4).

“Shareholder Nominee” shall mean any individual proposed by the Shareholder in accordance with the terms of this Agreement to serve on the Board (including any Replacement).

“Short Form Registration” shall have the meaning assigned to such term in Section 5.1(c).

“Special Committee” has the meaning given to that term in the Constitution.

“Standstill Period” shall have the meaning assigned to such term in Section 3.1(d).

“Subsidiary” shall mean, with respect to any Person, any other entity of which (a) securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at such time directly or indirectly owned by such Person or (b) a majority of the voting or economic interests are at such time directly or indirectly owned by such Person.

“Transaction Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Transfer” shall mean any direct or indirect sale, assignment, transfer, conveyance, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other transfer or disposition (including any spin-off, hedging or derivative transaction or other transaction that, in each case, hedges or transfers, in whole or in part, the economic consequences of ownership, or otherwise) of any Voting Security or any legal, beneficial or economic interest therein, whether or not for value and whether voluntary or involuntary or by operation of law or by transfer of any economic or ownership interest in any Person, directly or indirectly, beneficially owning such Voting Securities. A “Transfer” shall also include, without limitation, a transfer of a Voting Security to a broker or other nominee, or the transfer of, or entering into a binding agreement with respect to, the power (whether exclusive or shared) to vote or direct the voting of such Voting Security by proxy, voting agreement or otherwise.

“Transfer Prohibition Period” shall have the meaning assigned to such term in Section 4.1.

“Voting Power” shall have the meaning specified in Section 610 of the Corporations Act, except that any relevant interest or association arising by virtue of rights set out in the Constitution is to be disregarded.

“Voting Securities” shall mean (a) the Class A Shares (or any class of shares into which the Class A Shares are converted or exchanged), (b) the Class B Shares (or any class of shares into which the Class B Shares are converted or exchanged), and (c) any other equity securities of the Company then entitled to vote generally in the election of Directors.

“Waived Transfer Amount” shall have the meaning assigned to such term in Section 4.2(a).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1   Representations and Warranties of the Company. The Company represents and warrants to the Shareholder as of the date hereof as follows:

(a)   The Company has been duly organized and is a validly existing company limited by shares under the Corporations Act registered under the laws of Western Australia, Australia and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)   This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(c)   This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by the Shareholder, is a legal, valid and binding obligation of the

Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(d)   The execution, delivery and performance of this Agreement by the Company does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) Board approval which was obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(e)   The execution, delivery and performance of this Agreement by the Company does not and will not, with or without the giving of notice or lapse of time, or both, (i) violate any law, statute, rule or regulation to which the Company is subject, (ii) violate any order, writ, injunction, judgment or decree applicable to the Company or (iii) conflict with, or result in a breach or default under, any term or condition of the Company’s organizational documents (including the Constitution) or conflict with, or result in a breach or default under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of, any agreement or instrument to which the Company is a party or by which it is bound.

Section 2.2   Representations and Warranties of the Shareholder. Cristal and [•]3 represent and warrant to the Company, severally and not jointly, as of the date hereof as follows:

(a)   Immediately following consummation of the transactions contemplated by the Transaction Agreement, (i) except for the 37,580,000 Class A Shares issued to, and Beneficially Owned by, the Shareholder pursuant to the Transaction Agreement and the Shareholder’s rights arising under the Transaction Agreement and this Agreement, neither such Person nor any of its Affiliates, (A) Beneficially Owns any Voting Securities, (B) possesses any rights to acquire any Voting Securities or (C) has any Voting Power in the Company; and (ii) (except as expressly contemplated by the terms of this Agreement) the Shareholder owns such Class A Shares free and clear of any liens, restrictions on transfer (other than any restrictions under the Securities Act, the applicable securities laws of any other jurisdiction and the provisions of this Agreement and the Transaction Agreement), options, warrants, rights, calls, commitments, proxies or other contract rights (it being understood that only the Co-op is making the representation in clause (ii)).

(b)   Such Person, if an entity, has been duly organized and is validly existing under the laws of its jurisdiction of organization, and has all necessary power and authority and, if a natural Person, has the legal capacity, to enter into this Agreement and to carry out its obligations hereunder.

(c)   This Agreement has been duly and validly authorized by such Person and all necessary and appropriate action has been taken by such Person to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

(d)   This Agreement has been duly executed and delivered by such Person and, assuming due authorization and valid execution and delivery by the other parties hereto, is a legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

(e)   The execution, delivery and performance of this Agreement by such Person does not and will not require any consent, waiver, approval, order, permit or authorization from, or declaration or filing with, or notification to, any Person (other than (i) internal approvals applicable to such Person which have been obtained prior to the execution of this Agreement and (ii) any required securities law filings).

(f)   The execution, delivery and performance of this Agreement by such Person does not and will not, with or without the giving of notice or lapse of time, or both, (i) violate any law, statute, rule or regulation to which such Person is subject, (ii) violate any order, writ, injunction, judgment or decree applicable to such Person or (iii) conflict with, or result in a breach or default under, any term or condition of such Person’s applicable organizational documents or conflict with, or result in a breach or default under, or result in the termination,

[3]	To include all the underlying shareholders of NTDC.

modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of, any agreement or instrument to which such Person is a party or by which it is bound.

ARTICLE III

STANDSTILL; VOTING; BOARD REPRESENTATION

Section 3.1   Standstill Restrictions.

(a)   Except (i) for the acquisition of Voting Securities in connection with the consummation of the transactions contemplated by the Transaction Agreement, (ii) as a result of a share distribution or share split made available to holders of Voting Securities generally, or (iii) as specifically permitted by this Agreement (including as contemplated by Section 3.2), during the Standstill Period, Cristal and [•]4 shall not, directly or indirectly, in each case without the prior approval by resolution of a majority of the Independent Directors:

(i)   acquire, offer to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, alone or in concert with others, by purchase or otherwise, any direct or indirect beneficial interest in any Voting Securities or direct or indirect rights, warrants or options to acquire, or securities convertible into or exchangeable for, any Voting Securities, if, after such acquisition, such Persons, as a group, will Beneficially Own more than twenty-four percent (24%) of the Voting Securities;

(ii)   make, or in any way participate in, directly or indirectly, alone or in concert with others, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote or deliver a written consent with respect to, or seek to advise or influence in any manner whatsoever any Person with respect to the voting of, any Voting Securities (other than any of the foregoing done on behalf of the Company), in each case, with respect to the appointment of any Director;

(iii)   arrange, or in any way participate, directly or indirectly, in any financing for the purchase of any Voting Securities or any securities convertible into or exchangeable or exercisable for any Voting Securities, except for such Voting Securities as are then being offered for sale by the Company;

(iv)   except as contemplated by Section 3.4 of this Agreement, seek, alone or in concert with others, to advise, encourage or influence (including with respect to the nomination of nominees) any Person or group with respect to the voting of any Voting Securities (including any “withhold the vote” or similar campaign with respect to the Company or the Board) with respect to the appointment of any Director; or

(v)   take any action that would reasonably be expected to result in the Company having to make a public announcement regarding any of the matters referred to in clauses (i) through (iv) of this Section 3.1, or publicly announce an intention to do, or enter into any arrangement or understanding to do, any of the actions restricted or prohibited under such clauses (i) through (iv) of this Section 3.1.

(b)   For the avoidance of doubt, the restrictions set forth in this Section 3.1 shall not be deemed to restrict (i) any actions taken by the Shareholder Directors solely in their capacity as Directors at any meeting (or action by written consent) of the Board, or any applicable committee of the Board, in a manner permitted by their fiduciary duties as Directors under applicable Law, or (ii) the exercise of the rights attaching to the Shareholder’s Voting Securities in accordance with this Agreement.

(c)   For the avoidance of doubt, subject to compliance with the Constitution and Article IV, in no event shall the restrictions set forth herein be deemed to prohibit, restrict or limit hedging transactions by any of the Persons bound by this Section 3.1 intended to protect against economic price risk with respect to the Voting Securities.

(d)   It is understood and agreed that any action that would be prohibited by Section 3.1(a) solely due to the fact that (i) Cristal and (ii) [•]5 are acting as a “group” or otherwise acting in concert shall not be deemed to violate Section 3.1(a); provided that this Section 3.1(d) does not limit in any respect Article IV.

[4]	To include all the underlying shareholders of NTDC.
[5]	To include all the underlying shareholders of NTDC.

(e)   “Standstill Period” shall mean the period beginning on the date of this Agreement and ending on the earlier to occur of (i) six (6) months after the date the Shareholder no longer has the right to designate a Shareholder Nominee for nomination to the Board pursuant to Section 3.4, and (ii) the third (3rd) anniversary of the date of this Agreement.

(f)   The Board has approved an increase in the Voting Power of the Shareholder which occurs in compliance with Section 3.1(a)(i) such that it is exempted from rule 11.3 of the Constitution.

Section 3.2   Termination of the Standstill Restrictions. The obligations set forth in Section 3.1 shall terminate in the event of (i) the commencement of voluntary or involuntary proceedings (which is not being contested by the Company) to liquidate the Company or any of its material Subsidiaries or the commencement of voluntary or involuntary bankruptcy or insolvency proceedings with respect to the Company or any of its material Subsidiaries or (ii) the adoption of a plan by the Company or any material Subsidiary with respect to any of the foregoing.

Section 3.3   Voting. During the term of this Agreement, at any meeting of the Company’s shareholders, however called, or at any adjournment or postponement thereof, or in any other circumstances upon which a vote, consent or other approval (including, without limitation, by written consent) is sought or obtained by or from the shareholders of the Company, the Shareholder shall (a) cause all of the Voting Securities Beneficially Owned by the Shareholder to be represented at such meeting for purposes of the presence of a quorum and (b) shall vote or cause to be voted, in person or by proxy, all of such Voting Securities as of the applicable record date until the Shareholder no longer has any nomination rights pursuant to Section 3.4, with respect to any proposal or resolution relating to (i) the election or removal of Directors, (ii) compensation of directors, officers or other employees of the Company (including say-on-pay matters and option grants) and (iii) the engagement of accountants, in each case, as recommended by the Board.

Section 3.4   Board of Directors; Committees.

(a)   The Shareholder shall have nomination rights to the Board as follows:

(i)   For so long as the Shareholder Beneficially Owns (A) 28,185,000 or more Voting Securities (which number shall be adjusted to reflect any consolidation, sub-division, conversion or similar event affecting the Voting Securities), the Shareholder shall have the right to designate for nomination two (2) members of the Board to be elected by the class vote of the holders of the Class A Shares and (B) 15,568,333 or more, but less than 28,185,000, Voting Securities (which numbers shall be adjusted to reflect any consolidation, sub-division, conversion or similar event affecting the Voting Securities), the Shareholder shall have the right to designate for nomination one (1) member of the Board to be elected by the class vote of the holders of the Class A Shares; provided, however, that if following any amendment or other change to the Constitution or successor governing documents of the Company only a single class of shares is outstanding, the right to designate for nomination members of the Board shall continue to apply until the Cut-off Time.

(ii)   At least forty (40) Business Days prior to an annual general meeting or any special meeting of shareholders of the Company at which the Directors are to be elected to the Board, the Company shall notify the Shareholder of the date of such proposed meeting. Within ten (10) Business Days of receiving such notification, the Shareholder shall designate for nomination Shareholder Nominee(s) in accordance with Section 3.4(a)(i). Within five (5) Business Days of receiving such designation, the Company shall notify the Shareholder in writing if the Nominating Committee either (A) intends to recommend to the Company’s shareholders the election of such Shareholder Nominees, or (B) does not intend to recommend to the Company’s shareholders the election of such Shareholder Nominees (provided, however, that the Company shall procure that the Nominating Committee shall only fail to recommend to the Company’s shareholders the election of a Shareholder Nominee if (1) such Shareholder Nominee fails to meet any director qualification requirements expressly set forth in the Constitution, or (2) such recommendation would otherwise breach the fiduciary duties of the members of the Nominating Committee). If the Nominating Committee does not intend to recommend to the Company’s shareholders the election of any such Shareholder Nominee, the Company shall procure that the Nominating Committee promptly notifies the Shareholder of such intention and provides reasonable justification as to why such Shareholder Nominee will not be recommended to the Company’s shareholders. The Shareholder shall, within five (5) Business Days of being informed of such intention, have the right to designate for nomination alternative Shareholder Nominee(s) (and the Shareholder can provide a list of alternative Shareholder Nominees which are to be considered by the Nominating Committee for recommendation to the Company’s shareholders in descending order of preference) and the Company shall procure that the Nominating Committee considers such alternative Shareholder Nominees. Again, the Company shall procure that the Nominating Committee shall only fail to recommend to the Company’s shareholders the election of an alternative Shareholder Nominee if (1) such alternative Shareholder Nominee fails to meet any director qualification requirements expressly set forth in the Constitution, or (2) such recommendation would otherwise breach the fiduciary duties of the members of the Nominating Committee.

(iii)   Without limiting the specificity of Section 3.4(a)(ii), the Company shall use reasonable best efforts to cause the Board to take all action necessary (including, subject to the Board’s fiduciary duties, recommending the election of Shareholder Nominees to the Company’s shareholders) such that, of the number of Directors nominated for election at each annual general meeting or any special meeting of shareholders of the Company at which the Directors are to be elected to the Board, the Shareholder Nominees designated for nomination in accordance with Section 3.4(a)(i) shall be elected as Directors, subject, in each case, to applicable Law.

(iv)   Upon prior reasonable written notice by the Company to the Shareholder, the Shareholder shall supply to the Company by the time such information is reasonably requested by the Board, the following information insofar as it relates to a Shareholder Nominee: (A) all such information and materials as the Company reasonably requests from other members of the Board as is required to be disclosed in proxy circulars under applicable Law or as is otherwise reasonably requested by the Company from time-to-time from members of the Board in connection with the Company’s legal, regulatory, auditor or stock exchange requirements (including, if applicable, any Directors’ questionnaire or similar document); and (B) an executed consent to serve as a Director if so elected from each of the Shareholder Nominees to be named as a nominee in any proxy circular or similar materials for any annual meeting or special meeting of shareholders of the Company (collectively, the “Nomination Documents”).

(v)   If any Shareholder Director resigns from the Board or is rendered unable to, or refuses to, or for any other reason ceases, to serve on the Board, the Shareholder shall be entitled to designate a replacement (a “Replacement”), and, subject to Section 3.4(b), the Company will use its reasonable best efforts to promptly appoint such Replacement as a replacement Shareholder Director to fill the resulting vacancy. If, despite using its reasonable best efforts to promptly appoint such Replacement, the Company is unable to promptly appoint such Replacement, the Shareholder shall be entitled to designate an alternative Replacement and the provisions of this Section 3.4(a)(v) shall apply mutatis mutandis to such alternative Replacement. Any such Replacement elected to the Board shall be deemed to be a Shareholder Director for all purposes under this Agreement, and prior to his or her appointment to the Board, shall be required to provide to the Company the Nomination Documents as set forth in Section 3.4(a)(iv).

(b)   Upon the first date that the Shareholder Beneficially Owns (i) less than 28,185,000 Voting Securities (which number shall be adjusted to reflect any consolidation, sub-division, conversion or similar event affecting the Voting Securities), the Shareholder shall promptly cause one (1) Shareholder Director designated by the Shareholder to tender his or her immediate resignation from the Board, and (ii) less than 15,568,333 Voting Securities (which number shall be adjusted to reflect any consolidation, sub-division, conversion or similar event affecting the Voting Securities), the Shareholder shall promptly following such time (the “Cut-off Time”) cause any Shareholder Director designated by the Shareholder to tender his or her immediate resignation from the Board. Subject to Section 3.4(a)(i), the resignation of a Shareholder Director does not prevent such person from being eligible for election or appointment as a Director in the future.

(c)   For so long as such membership is permitted by all applicable Law and stock exchange listing requirements (as determined in good faith by the Board), the Board will cause the number of Shareholder Directors, if any, to serve as members of the various standing committees of the Board (other than the Nominating Committee but including, for the avoidance of doubt, the Corporate Governance Committee) proportional to their representation on the Board, rounded down to the larger of the nearest whole number and one.

(d)   At all times from the date of this Agreement through the termination of their service as a member of the Board, each of the Shareholder Directors shall comply with the qualification requirements applicable to all directors expressly set forth under the Constitution, and all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including the Company’s code of business conduct and ethics, securities trading policies, Directors’ confidentiality policy, and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees. Notwithstanding anything to the contrary in the foregoing, each Shareholder Director is authorized to disclose confidential information on a strictly confidential basis to any director, officer or employee of the Shareholder that appointed him or any director, officer or management-level employee of such Shareholder's Affiliates to the extent necessary for the purposes of monitoring and evaluating such Shareholder's participation with the Company.

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1   Transfer Restrictions. Except as expressly provided in this Article IV, or in accordance with a written consent granted by a committee of the Board consisting solely of Independent Directors (the “Committee”), for the period beginning on the date hereof and ending on the date immediately following the three (3) year anniversary of the date hereof (the “Transfer Prohibition Period”), the Co-op shall not Transfer any of the Voting Securities Beneficially Owned by it, other than, following the later of (i) the date that is eighteen (18) months after the date hereof (the “Termination Date”) and (ii) the date on which all claims for indemnification under Section 9.01(a) of the Transaction Agreement asserted in writing by the Company prior to the Termination Date have been finally resolved, to a Permitted Transferee; provided, however, that no such transfer shall be permitted if such transfer will result in an “owner shift” under Section 382(g) of the Code with respect to the Company. Any Transfer or attempted Transfer of Voting Securities in violation of this Section 4.1 shall, to the fullest extent permitted by Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the share register of the Company. The Board has approved Transfers made to Permitted Transferees in accordance with this Section 4.1 such that such Transfers are exempted from rule 11.3 of the Constitution.

Section 4.2   Waiver of Transfer Restrictions.

(a)   Notwithstanding the restriction in Section 4.1, during the Transfer Prohibition Period, (i) in accordance with Rule 144 under the Securities Act (or any similar rule then in force) (“Rule 144”), including the volume and manner of sale restrictions of Rule 144, or (ii) under the Initial Registration Statement, the Shareholder may, directly or indirectly, sell or transfer in accordance with all applicable Laws, up to an aggregate of [insert number of shares equal to [4]% of the total number of outstanding Voting Securities immediately after the Closing] Voting Securities, as adjusted for any stock split, reverse stock split or similar transaction (the “Waived Transfer Amount”); provided, however, that promptly following any sale or transfer pursuant to this Section 4.2(a) that is included in the Waived Transfer Amount the Shareholder shall provide to the Company a written notice stating (x) the quantum of Voting Securities subject to such sale or transfer, and (y) the portion of the Waived Transfer Amount allocated to such sale or transfer; provided, further, that the sale or transfer of such Waived Transfer Amount shall not be reasonably expected, based on the advice of an internationally recognized investment bank selected by the Shareholder and approved by the Company (such approval not to be unreasonably withheld), to materially and adversely affect the trading of the Voting Securities of the Company on the NYSE.

(b)   The Company shall file with the SEC reasonably promptly following the date hereof, and in any event within sixty (60) days after the date hereof, a Short Form Registration statement covering the resale of a number of Registrable Securities up to the Waived Transfer Amount (the “Initial Registration Statement”) and shall use its reasonable best efforts to cause such Initial Registration Statement to be declared effective as soon as reasonably practicable after the filing thereof, and in any event within one-hundred twenty (120) days after the date hereof. The Company shall also use its reasonable best efforts to keep such Initial Registration Statement continually effective until all of the Registrable Securities covered by such Initial Registration Statement cease to constitute Registrable Securities. Notwithstanding the foregoing, the Company shall be entitled to postpone the filing of the Initial Registration Statement or the using of its reasonable best efforts to cause the Initial Registration Statement to be declared effective to the same extent that it is entitled to prohibit sales of Registrable Securities under an effective Registration Statement pursuant to Section 5.1(d) below. The Company shall be liable for and pay all Registration Expenses in connection with the Initial Registration Statement, regardless of whether such registration is effected. The provisions of Section 5.3 shall apply mutatis mutandis to the registration of Registrable Securities pursuant to this Section 4.2(b).

(c)   Notwithstanding the restrictions set forth in Sections 4.1 and 4.2(a), beginning on the day following the expiry of the Transfer Prohibition Period, the Shareholder may, subject to Section 4.3, directly or indirectly Transfer any of the Voting Securities held directly or indirectly by it, and Sections 4.1 and 4.2(a) of this Agreement shall be of no further effect.

(d)   The restrictions and limitations on Transfers contained in this Article IV shall not apply to acceptance of any takeover offer for all the Voting Securities in the Company where the Shareholder is not a participant in or a member of the offeror’s group.

Section 4.3   Additional Transfer Restrictions. In addition to the restrictions set forth in Sections 4.1 and 4.2(a), so long as this Agreement has not terminated pursuant to Section 8.1, the Shareholder shall not, other than in connection with a registered public offering, including any underwritten offering or a Change of Control transaction, knowingly Transfer Voting Securities (a) to a Person or group, other than to any Permitted Transferee, who, after such acquisition, would, together with its Affiliates, Beneficially Own in excess of 5% of the outstanding Voting Securities; or (b) on any given day (other than to any Permitted Transferee) in an amount greater than 10% of the average daily trading volume of the Voting Securities for the twenty (20)-day period immediately preceding the date of such Transfer.

Section 4.4   Legend.

(a)   All certificates or other instruments representing the Voting Securities owned by the Shareholder will bear the following legend:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER, OWNERSHIP AND OTHER RESTRICTIONS SET FORTH IN THE SHAREHOLDERS AGREEMENT, DATED [•], 2017, BY AND BETWEEN TRONOX LIMITED, CRISTAL INORGANIC CHEMICALS NETHERLANDS COÖPERATIEF W.A., AND, IF APPLICABLE, THE OTHER PARTIES THERETO, AS IT MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH ARE ON FILE WITH AND AVAILABLE FROM THE SECRETARY OF THE COMPANY, WITHOUT COST.

(b)   Within one (1) Business Day after receipt by the Company of a demand by the Shareholder, the Company agrees, in connection with any Transfer of Voting Securities in compliance with applicable Law and as permitted by this Agreement, to remove the aforementioned legend from any certificate or other instrument representing such Voting Securities.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1   Demand Registrations.

(a)   Requests for Registration. At any time following the expiration of the Transfer Prohibition Period, the Shareholder may request in writing that the Company effect the registration under the Securities Act of all or any part of the Registrable Securities held by the Shareholder (a “Registration Request”). Promptly after its receipt of any Registration Request, the Company will use its commercially reasonable efforts to register, in accordance with the provisions of this Agreement, all Registrable Securities (as defined below) that have been requested to be registered in the Registration Request. Any registration requested by the Shareholder pursuant to Section 5.1(a) or 5.1(c) is referred to in this Agreement as a “Demand Registration.” As used herein, the term “Registrable Securities” shall mean (i) Class A Shares; (ii) any other shares or securities that the Shareholder may be entitled to receive, or will have received, pursuant to the Shareholder’s ownership of the Class A Shares, in lieu of or in addition to the Class A Shares; and (iii) any shares or securities issued or issuable directly or indirectly with respect to the shares referred to in the foregoing clauses (i) and (ii) by way of conversion or exchange thereof or share distribution or share split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, in each case held by the Shareholder. As to any particular securities constituting Registrable Securities, such securities will cease to be Registrable Securities when (A) they have been effectively registered for sale under the Securities Act pursuant to a Registration Statement (as defined below) and disposed of in accordance with the Registration Statement; (B) they have been sold to the public pursuant to Rule 144 or other exemption from registration under the Securities Act; (C) they have been bought back and cancelled by the Company; or (D) when all remaining Registrable Securities can be sold pursuant to Rule 144 without limitation.

(b)   Limitation on Demand Registrations. At any time following the expiration of the Transfer Prohibition Period, the Shareholder will be entitled to initiate no more than three (3) Demand Registrations (including Short-Form Registrations permitted pursuant to Section 5.1(c)). No request for registration will count for the purposes of the limitations in this Section 5.1(b) if (i) the Shareholder determines in good faith to withdraw the proposed registration prior to the effectiveness of the prospectus and other documents filed with the SEC to effect a registration under the Securities Act (“Registration Statement”) relating to such request due to marketing conditions (but only if the Shareholder reimburses the Company for all fees with respect thereto) or regulatory reasons relating to the Company, (ii) the Registration Statement relating to such request is not declared effective within one hundred eighty (180) days of the date such Registration Statement is first filed with the SEC (other than solely by reason of matters relating to the Shareholder) and the Shareholder withdraws its Registration Request prior to such Registration Statement being declared effective, (iii) prior to the sale of at least 90% of the Registrable Securities included in the applicable registration relating to such request, such registration is adversely affected by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity for any reason and the Company fails to have such stop order, injunction or other order of requirement removed, withdrawn or resolved to the Shareholder’s reasonable satisfaction within thirty (30) days of the date of such order or injunction, (iv) more than 10% of the Registrable Securities requested by the Shareholder to be included in the registration are not so included pursuant to Section 5.1(d), (v) the conditions to closing specified in the underwriting agreement or purchase agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by the Shareholder), or (vi) more than 10% of the Registrable Securities requested by the Shareholder to be included in the registration cannot be sold due to the restrictions on Transfer contained in Article IV.

(c)   Short-Form Registrations. Following the expiration of the Transfer Prohibition Period, the Company will, if requested by the Shareholder and the use of such form is then available to the Company, use its commercially reasonable efforts to file a registration statement with the SEC on Form S-3 (including any successor form thereto, “Short Form Registration”) providing for the registration of, and the sale on a continuous or delayed basis of the Registrable Securities, pursuant to Rule 415 under the Securities Act. In no event shall the Company be obligated to effect any shelf registration other than pursuant to a Short-Form Registration.

(d)   Restrictions on Demand Registrations. If the filing, initial effectiveness or continued use of a Registration Statement, including a Short Form Registration, with respect to a Demand Registration would (i) require the Company to make a public disclosure of material non-public information, which disclosure in the good faith judgment of the Company (A) would be required to be made in any Registration Statement so that such Registration Statement would not be materially misleading, (B) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (C) would in the good faith judgment of the Company reasonably be expected to have a material and adverse effect on the Company or its business if made at such time, or (ii) would in the good faith judgment of the Board reasonably be expected to have an adverse effect on the Company or its business or on the Company’s ability to effect a planned or proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction, then the Company may upon giving prompt written notice of such action to the participants in such registration (each of whom hereby agrees to maintain the confidentiality of all information disclosed to such participants) delay the filing or initial effectiveness of, or suspend use of, such Registration Statement, provided, however, that the Company shall not be permitted to do so (x) more than two (2) times during any twelve (12)-month period or (y) for periods exceeding, in the aggregate, one hundred (100) days during any twelve (12)-month period. In the event the Company exercises its rights under the preceding sentence, the Shareholder agrees to suspend, promptly upon its receipt of the notice referred to above, its use of any prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. If the Company so postpones the filing of a prospectus or the effectiveness of a Registration Statement, the Shareholder will be entitled to withdraw such request and, if such request is withdrawn, such registration request will not count for the purposes of the limitation set forth in Section 5.1(b) and the Company shall, for the avoidance of doubt, pay all Registration Expenses in connection with such registration.

(e)   Selection of Underwriters. If the Shareholder intends that the Registrable Securities covered by its Registration Request shall be distributed by means of an underwritten offering, the Shareholder will so advise the Company as a part of the Registration Request. In such event, the lead underwriter to administer the offering will be an Approved Bank chosen by the Shareholder.

(f)   Priority on Demand Registrations. If a Demand Registration involves an underwritten offering and the managing underwriter advises the Company that in its reasonable opinion the number of Registrable Securities (and any other securities requested to be included in such offering) exceeds the number of securities that can be sold in such offering without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such underwriter can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, Registrable Securities of the Shareholder and (ii) second, any other securities of the Company that have been requested to be so included.

Section 5.2   Piggyback Registrations.

(a)   Right to Piggyback. At any time following the Transfer Prohibition Period, and subject to the restrictions and limitations on transfers contained in Article IV, whenever the Company proposes to register any of its securities (other than a registration statement to be filed on Form S-8 or Form S-4 or any similar form from time to time or registration of shares, securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, lenders or vendors of the Company or in connection with dividend reinvestment plans, each a “Special Registration”) and other than a registration pursuant to Section 5.1, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice (and in any event no later than fifteen (15) Business Days prior to the filing of a Registration Statement with respect to such registration) to the Shareholder of its intention to effect such a registration and, subject to Section 5.2(c), will include in such registration all Registrable Securities of the Shareholder with respect to which the Company has received a written request from the Shareholder for inclusion therein within five (5) Business Days after the date of the Company’s notice (a “Piggyback Registration”). Notwithstanding anything herein to the contrary, the Company may terminate or withdraw any registration under this Section 5.2 prior to the effectiveness of such registration, whether or not the Shareholder has elected to include its Registrable Securities in such registration, and the Company will have no liability to the Shareholder in connection with such termination or withdrawal. For the avoidance of doubt, a Piggyback Registration shall not be considered a Demand Registration for the purposes of the limitations set forth in Section 5.1(b).

(b)   Underwritten Registration. If the registration referred to in Section 5.2(a) is proposed to be underwritten, the Company will so advise the Shareholder as a part of the written notice given pursuant to Section 5.2(a). In such event, the right of the Shareholder to registration pursuant to this Section 5.2 will be conditioned upon the Shareholder’s (together with the Company’s) entry into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If the registration referred to in Section 5.2(a) is proposed to be underwritten and is initiated as a primary offering on behalf of the Company, the Company shall select the investment banking firm or firms to act as the managing underwriter or underwriters in connection with such offering.

(c)   Priority on Primary Registrations. If a Piggyback Registration relates to an underwritten offering, and the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such offering only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (i) first, the securities the Company proposes to sell, and (ii) second, other securities of the Company that have been requested to be so included pro rata on the basis of the number of securities requested to be registered by the Shareholder or any other holder of securities.

Section 5.3   Registration Procedures. Subject to Section 5.1(d), whenever the Shareholder requests that any Registrable Securities be registered pursuant to Sections 5.1 or 5.2 of this Agreement, the Company will use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities under the Securities Act as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall use its commercially reasonable efforts to:

(a)   prepare and file within sixty (60) days of a request, with the SEC, a Registration Statement with respect to such Registrable Securities, cooperate in all required filings with the Financial Industry Regulatory Authority, Inc. and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable; provided, however, that before filing a Registration Statement or any amendments or supplements thereto, the Company will, in the case of a Demand Registration, furnish to counsel to the Shareholder copies of all such documents proposed to be filed, which documents will be subject to review and comment by such counsel, and the Company will make such reasonable changes to the Registration Statement or any amendments or supplements thereto (including changes to, or the filing of amendments reflecting such changes to, documents incorporated by reference) as may be reasonably requested by the Shareholder subject to the Company’s obligations with respect to such Registration Statement;

(b)   prepare and file with the SEC such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective for a period of either (i) not less than (A) three (3) months, (B) if such Registration Statement relates to an underwritten offering, such longer period as a prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer or (C) one (1) year in the case of shelf registration statements (or in each case such shorter period ending on the date that the securities covered by such shelf registration statement cease to constitute Registrable Securities) or (ii) such shorter period as will terminate when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement (but in any event not before the expiration of any longer period required under the Securities Act), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement;

(c)   furnish to the Shareholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (which for purposes of this Agreement shall also include any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as the Shareholder may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by the Shareholder;

(d)   register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the Shareholder reasonably requests and do any and all other acts and things that may be reasonably necessary to enable the Shareholder to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholder (provided, however, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)   notify the Shareholder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to the Shareholder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(f)   notify the Shareholder (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(g)   cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(h)   provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(i)   enter into such customary agreements (including underwriting agreements and lock-up agreements in customary form, and including provisions with respect to indemnification and contribution in customary form) and take all such other customary actions as the Shareholder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including making members of senior management of the Company available to participate in “road show” and other customary marketing activities to the extent not unreasonably interfering with the business of the Company);

(j)   make available for inspection by the Shareholder and counsel to the Shareholder, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Shareholder, underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, however, that it shall be a condition to such inspection and receipt of such information that the inspecting person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to the Company and (ii) agree to minimize the disruption to the Company’s business in connection with the foregoing;

(k)   in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, use commercially reasonable efforts to promptly obtain the withdrawal of such order;

(l)   obtain one or more comfort letters, addressed to the underwriters, if any, dated the effective date of such Registration Statement and the date of the closing under the underwriting agreement for such offering, signed by the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by comfort letters as such underwriters shall reasonably request; and

(m)   provide customary legal opinions of the Company’s counsel, addressed to the underwriters, if any, dated the date of the closing under the underwriting agreement, with respect to the Registration Statement, each amendment and supplement thereto (including the preliminary prospectus) and such other documents relating thereto as the underwriter shall reasonably request in customary form and covering such matters of the type customarily covered by legal opinions of such nature.

Section 5.4   Furnishing of Information. As a condition to registering Registrable Securities of the Shareholder, the Company may require the Shareholder to furnish the Company with such information regarding the Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Company may from time to time reasonably request in writing.

Section 5.5   Registration Expenses. Except as otherwise provided in this Agreement, all expenses incidental to the Company’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants of the Company and other persons retained by the Company (collectively, “Registration Expenses”), will be borne by the Company. All underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities of the Shareholder or its Affiliates hereunder and any other expenses required by Law to be paid by the Shareholder will be borne by the Shareholder.

Section 5.6   Holdback. In consideration for the Company agreeing to its obligations under this Agreement, the Shareholder agrees in connection with any registration of Voting Securities (whether or not the Shareholder is participating in such registration) upon the request of the Company and the underwriters managing any underwritten offering of Voting Securities, not to effect (other than pursuant to such registration) any public sale or distribution or other Transfer of Registrable Securities, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, without the prior written consent of the Company or such underwriters, as the case may be, during the Holdback Period (as defined below). For purposes of this Agreement, “Holdback Period” means, with respect to any registered offering covered by this Agreement, (i) one hundred eighty (180) days, subject to customary “booster shot” provisions, after and during the ten (10) days before, the effective date of the related Registration Statement or, in the case of a takedown from a shelf registration statement, ninety (90) days after the date of the prospectus supplement filed with the SEC in connection with such takedown and during such prior period (not to exceed ten days) as the Company has given reasonable written notice to the Shareholder or (ii) such shorter period as the Company, the Shareholder and the underwriter of such offering, if any, shall agree.

Section 5.7   Registration in Foreign Jurisdictions. If the Company does not list its Voting Securities in the United States and instead lists its Voting Securities in a jurisdiction other than the United States, then the Company and the Shareholder shall negotiate in good faith to enter into such amendments to this Agreement as are necessary to ensure that the Shareholder retains registration rights substantially similar to those granted under this Agreement, as and to the extent permissible under the Laws of such other jurisdiction.

Section 5.8   Rule 144 Reporting. With a view to making available to the Shareholder the benefits of certain SEC rules and regulations that may permit the sale of the Registrable Securities to the public without registration after such time as a public market exists for the Registrable Securities, the Company agrees to use its reasonable best efforts to take the following actions:

(a)   make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the date that the Company becomes subject to the reporting requirements of the Securities Act and the Exchange Act;

(b)   file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c)   furnish to the Shareholder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements) and such other reports and documents as the Shareholder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any Registrable Securities without registration.

ARTICLE VI

INDEMNIFICATION & CONTRIBUTION

Section 6.1   Indemnification; Contribution.

(a)   The Company shall, and it hereby agrees to, indemnify and hold harmless each Shareholder and its controlled Affiliates and their respective directors, officers, members, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of the Securities Act and the Exchange Act) such Persons, in any offering or sale of the Registrable Securities, from and against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified Person may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (i) an untrue or alleged untrue statement of a material fact in any registration statement used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse periodically (but, in any event, within one month of such expenses being incurred) the indemnified Persons for any legal or other out-of-pocket expenses reasonably incurred by them in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such Person in any such case only to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, made in reliance upon and in conformity with written information furnished to the Company by the Shareholder or its Affiliates expressly for use therein. The Shareholder shall, and hereby agrees, to (A) indemnify and hold harmless the Company, its directors, officers, employees and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons, if any, in any offering or sale of Registrable Securities, against any Claims to which each such indemnified Person may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon (1) any untrue or alleged untrue statement of a material fact in any registration statement used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and (2) any untrue or alleged untrue statement of a material fact in any prospectus or preliminary prospectus used to register Registrable Securities pursuant to this Agreement or any amendment thereof or supplement thereto, or any document incorporated by reference therein, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Shareholder expressly for use therein, and (B) reimburse the Company for any documented legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim. Notwithstanding the foregoing, the Shareholder shall not be liable under this Section 6.1(a) for amounts in excess of the proceeds (net of underwriting discounts and commissions) received by such Shareholder in the offering giving rise to such liability.

(b)   Promptly after receipt by an indemnified Person under Section 6.1(a) of written notice of the commencement of any action or proceeding for which indemnification under Section 6.1(a) may be requested, such indemnified Person shall notify such indemnifying party in writing of the commencement of such action or proceeding; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified Person in respect of such action or proceeding hereunder except to the extent the indemnifying party was materially prejudiced by such failure of the indemnified Person to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified Person. In case any such action or proceeding shall be brought against any indemnified Person, the indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified Person, and, after written notice from the indemnifying party to such indemnified Person of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified Person for any legal or any other expenses subsequently incurred by such indemnified Person in connection with the defense thereof other than reasonable and documented out-of-pocket costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving written notice from such indemnified Person that the indemnified Person believes it has failed to do so; (ii) if such indemnified Person who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded (upon advice of competent counsel) that there may be one or more legal or equitable defenses available to such indemnified Person which are not available to the indemnifying party; (iii) if representation of both parties by the same counsel is otherwise inappropriate (in the reasonable opinion of the indemnified Person’s counsel) under applicable standards of professional conduct, or (iv) such action or proceeding seeks an injunction or equitable relief against an indemnified Person or involves actual or alleged criminal activity, then, in any such case, the indemnified Person shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified Persons in each jurisdiction) and the indemnifying party shall be liable for any reasonable and documented out-of-pocket expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified Person with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. No indemnifying party shall, without the prior written consent of the indemnified Person, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 6.1(a) or Section 6.1(b) (whether or not the indemnified Person is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the indemnified Person from all liability in respect of such claim or litigation, does not subject the indemnified Person to any obligations, injunctive relief or other equitable remedy and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified Person.

(c)   The Shareholder and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 6.1(a) hereof are unavailable to or are insufficient to hold harmless an indemnified Person in respect of any Claims referred to herein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified Person as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified Person, on the other hand, with respect to statements or omissions that resulted in such Claims. The relative fault of such indemnifying party and indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified Person, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the second preceding sentence is not permitted by applicable Law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified Person in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified Person, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 6.1(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 6.1(c). The amount paid or payable by an indemnified Person as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 6.1(b) hereof) any documented and out-of-pocket legal or other fees or expenses reasonably incurred by such indemnified Person in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, the Shareholder shall not be required to make a contribution in excess of the proceeds (net of underwriting discounts and commissions) received by such Person from the sale of its Registrable Securities in connection with the offering that gave rise to the contribution obligation.

ARTICLE VII

OTHER RIGHTS AND OBLIGATIONS

Section 7.1   Access to Information.

(a)   Subject to the requirements of applicable Law, the Shareholder shall, and shall cause its representatives and the Shareholder Directors, to keep confidential all information and documents of the Company and its Affiliates obtained by a Shareholder Director in such Shareholder Director’s capacity as a Director unless such information (1) is or becomes publicly available other than as a result of a breach of this Section 7.1(a) by the Shareholder, including by way of actions taken by its representatives or a Shareholder Director; (2) was within the possession of the Shareholder or a Shareholder Director prior to it being furnished such information by or on behalf of the Company on a non-confidential basis; provided, that the source of such information was not known by the Shareholder, its representatives or a Shareholder Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information; or (3) is or becomes available to the Shareholder or a Shareholder Director on a non-confidential basis from a source other than the Company or any of its representatives; provided, that such source was not known to the Shareholder or a Shareholder Director after due inquiry to be bound by a confidentiality agreement with, or other contractual, fiduciary or legal obligation of confidentiality to, the Company with respect to such information. Nothing in this Section 7.1(a) shall prevent the Shareholder Directors, subject to compliance with applicable fiduciary duties, from sharing information with the Shareholder, which information will continue to be covered by the confidentiality provisions of this Section 7.1(a).

(b)   The Shareholder may, at its expense on a business day during normal business hours, with reasonable prior notice to the Company’s management, visit and inspect the Company’s and its Subsidiaries’ properties, examine its books of account and records, and discuss with members of management such company’s affairs, finances, and accounts. The Company shall provide to the Shareholder copies of the Monthly Accounts within 30 days following the end of each calendar month, and within 45 days following the end of each fiscal half-year and within 45 days following the end of each fiscal year, such other financial information about the Company’s operations as is necessary to permit the Shareholder to prepare the financial disclosures required to satisfy the Shareholder’s disclosure obligations. For purposes of this Section 7.1(b), “Monthly Accounts” means, to the extent prepared in the ordinary course of business, the Company’s unaudited, consolidated financial statements, including the balance sheets and statements of income and cash flows, for the relevant monthly period, prepared in accordance with IFRS, separately identifying inter-company and related party transactions but not including footnotes.

(c)   The Shareholder hereby acknowledges that as a result of its receipt of information regarding the Company and its Affiliates it may be, or be treated as being, in possession of material non-public information (which for the purposes of this Section 7.1(c) includes information which could reasonably be expected to have a material effect on the price or value of a company’s securities) and it is aware of and agrees to comply with (and it will procure that its Affiliates and representatives comply with) securities laws in Australia and the United States in relation to that material non-public information. In addition, the Shareholder acknowledges that other foreign securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 7.2   Pre-emptive Rights.

(a)   During the period beginning on the date hereof and ending on the date on which the Shareholder Beneficially Owns less than 11,743,750 Voting Securities (which number shall be adjusted to reflect any consolidation, sub-division, conversion or similar event affecting the Voting Securities), if the Company issues any additional Voting Securities (an “Additional Issuance”), except for issuances pursuant to (i) any option to acquire Voting Securities, warrant, convertible security or other right to purchase shares of the Company existing at the date of the Transaction Agreement, (ii) any benefit plan or other employee or director plan or arrangement or any awards granted thereunder, (iii) an employee share ownership or purchase plan, or (iv) any share split, share distribution or similar distribution made available to holders of Voting Securities generally (including the Shareholder) (each a “Permitted Issuance”), then during the 30-day period following the date on which the Company has given the Shareholder written notice of the occurrence of the Additional Issuance, the Shareholder shall be entitled to subscribe for (and the Company must, subject to the Corporations Act, issue), at the then Current Market Price (as defined below) of Class A Shares, up to that number of Class A Shares obtained by calculating, on the third business day (as defined in the Constitution) prior to the closing date of such issue, (1) the product of (A) the quotient of (x) the number of Class A Shares owned by the Shareholder immediately prior to the Additional Issuance divided by (y) the aggregate number of Voting Securities immediately prior to the Additional Issuance and (B) the aggregate number of Voting Securities being issued by the Company in the Additional Issuance and (2) subtracting from such product the number of Class A Shares, if any, issued to, or purchased by, the Shareholder in such Additional Issuance and the number of Voting Securities otherwise acquired by the Shareholder during the period beginning on the date of the Additional Issuance until the third business day prior to the closing date of such issue.

(b)   For purposes hereof, the “Current Market Price” on the date of the calculation thereof shall be deemed to be the arithmetic average of the volume weighted average price per Class A Share for each of the 30 consecutive Trading Days immediately prior to such date (x) if the Class A Shares are not listed or admitted for trading on any national, international or foreign securities exchange but trades in the Class A Shares are otherwise quoted or reported by the OTC Bulletin Board service (the “OTCBB”) or such other quotation system then in use, as reported by Bloomberg (or in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank), or (y) if the Class A Shares are listed or admitted for trading on any national, international or foreign securities exchange, as reported by such exchange (provided, that if the Class A Shares are listed on more than one national, international or foreign securities exchange, then the national, international or foreign securities exchange with the highest average trading volume for the Class A Shares during the 30 Trading Day period shall be used for such purpose; provided, further, that in the event such price is not so reported for any such Trading Day for any reason or is manifestly erroneous, as reasonably determined by an Approved Bank); provided, however, that in the event that the Current Market Price per share of the applicable Voting Securities is determined during a period following the announcement by the Company of (A) a dividend or distribution on such Voting Securities payable in such Voting Securities or securities convertible into such Voting Securities, or (B) any conversion, subdivision, combination, consolidation, reverse share split or reclassification of such Voting Securities, and the ex-dividend date for such dividend or distribution, or the record date for such conversion, subdivision, combination, consolidation, reverse stock split or reclassification shall not have occurred prior to the commencement of the requisite 30 Trading Day period, then the Current Market Price shall be properly adjusted to take into account ex-dividend trading.

(c)   If the Class A Shares are not publicly held or not so listed or traded, Current Market Price per share shall mean the fair value per share as determined in good faith by an Approved Bank (as defined below), whose determination shall be conclusive for all purposes. The term “Trading Day” shall mean a day on which the OTCBB is open for the transaction of business or, if the Class A Shares are listed or admitted to trading on the applicable national, international or foreign securities exchange, a day on which such national, international or foreign securities exchange is open for transaction of business. For the purposes of this Section 7.2 only, the term “Approved Bank” shall mean the highest-ranking investment bank (other than the first-ranked investment bank) as determined by reference to the Thomson Reuters League Tables (or successor thereto) for worldwide mergers and acquisitions for the most recently completed calendar year that is willing to perform such determination and has not otherwise worked on a material mandate for either the Company or the Shareholder during the preceding twelve-month period.

Section 7.3    Restrictive Covenants.

(a)   For the period commencing on the Closing Date and expiring on the second anniversary thereof, none of [•]6 shall, and such Persons shall cause their respective Affiliates not to, directly or indirectly, own, manage, operate or otherwise participate or engage in the Business (as defined in the Transaction Agreement) anywhere in the world (a “Competing Business”): provided that, this Section 7.3 shall not prohibit any Person or any of its Affiliates, directly or indirectly, from:

(i)   having Beneficial Ownership of (A) any Voting Securities or (B) up to and including 4.9% of any class of outstanding securities of any other Person; provided that if the Beneficial Ownership by such Person or any of its Affiliates of the securities of any other Person exceeds 4.9% of any class of outstanding securities of such Person as a result of a combination of shares, recapitalization, consolidation or other reorganization of such Person, there shall not be deemed to be a breach of this Section 7.3(a)(i) if such first Person or its applicable Affiliate divests or causes the divestiture of an amount of the securities of such second Person necessary for such first Person or its applicable Affiliate to Beneficially Own 4.9% or less of the applicable class of outstanding securities of such second Person within twelve months after the date of such combination of shares, recapitalization, consolidation or other reorganization;

(ii)   conducting the Other Cristal Businesses (as defined in the Transaction Agreement); or

(iii)   acquiring any Persons or businesses (an “Acquired Business”) that include a Competing Business (an “Acquired Competing Business”) and carrying on the Acquired Competing Business if such Acquired Competing Business comprises less than the greater of (A) 20% of the revenues of the Acquired

[6]	To include majority of the underlying shareholders of NTDC.

Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed), but not more than $200,000,000 of the aggregate revenues of the Acquired Business in such calendar year (measured using the Exchange Rate (as defined in the Transaction Agreement) as of the last Business Day of such calendar year) and (B) $50,000,000 of the revenues of such Acquired Business (measured as of the completed calendar year preceding the year in which the acquisition of the Acquired Business is completed and using the Exchange Rate as of the last Business Day of such preceding calendar year); provided, that if neither clause (A) nor (B) applies, such Person or its Affiliates may consummate the acquisition of such Acquired Business, provided further that such Person or its applicable Affiliates shall enter into a definitive agreement to divest such Acquired Competing Business within six months following the date on which such Acquired Business was acquired. If the divestiture of an Acquired Competing Business is required pursuant to this Section 7.3(a)(iii), such Person shall provide notice to Triangle, and such Person shall not, and shall not permit or cause any of its Affiliates to, enter into any definitive agreement regarding such divestiture without first commencing and conducting in good faith for not less than 20 Business Days negotiations with Triangle regarding a potential acquisition by Triangle or its Affiliates of such Acquired Competing Business.

(b)   For the period commencing on the Closing Date and expiring on the second anniversary thereof, none of [•]7 shall, and such Persons shall cause their respective Affiliates not to, directly or indirectly (including through representatives), solicit, influence, entice or encourage any Transferred Employee (as defined in the Merger Agreement) to cease his or her employment with Triangle or its Affiliates, as applicable, without the prior written consent of Triangle; provided that the foregoing will not be deemed to prohibit any Person or its Affiliates from engaging in general media advertising or general employment solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards Transferred Employees.

(c)   The parties hereto acknowledge that (i) the restrictive provisions of this Section 7.3 are material inducement for Triangle to enter into this Agreement and the Transaction Agreement, (ii) Triangle would not enter into this Agreement or the Transaction Agreement without such restrictive provisions and (iii) such restrictive provisions are reasonable and necessary and that Triangle will be irrevocably damaged if such covenants are not specifically enforced. Accordingly, each of the parties hereto agrees that, in addition to any other relief or remedies available to Triangle, Triangle shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a court for the purposes of restraining a party hereto from any actual or threatened breach of such covenants, and no bond or security will be required in connection therewith. It is the desire of the parties hereto that the restrictive provisions of this Section 7.3 be enforced to the fullest extent permissible under any applicable Law and public policies applied in each jurisdiction in which enforcement is sought. If a court declares that any term or provision of Section 7.3 is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to (and the parties hereto shall request such court to) reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closes to expressing the intention of the invalid or unenforceable term or provision, and Section 7.3 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 7.4   Matching Rights. If any other Person (the “Other Investor”) who is or becomes a holder of Voting Securities was or is granted rights by the Company as a shareholder of the Company (solely in such capacity) that are (i) within the express scope of the rights granted to the Shareholder pursuant to this Agreement and (ii) more favorable to such shareholder than the rights granted to the Shareholder pursuant to this Agreement, the Company shall, if the Other Investor owns or comes to own fewer Voting Securities than the Shareholder, promptly cause this Agreement to be amended to cause the same rights to be provided to the Shareholder. In determining whether an Other Investor is granted rights more favorable than the rights granted to the Shareholder under this Agreement, no account shall be taken of any restrictions or obligations to which the Shareholder is subject under this Agreement or to which such Other Investor agrees.

Section 7.5   Tax Cooperation. During the period beginning on the date hereof and ending on the fourth (4th) anniversary of the date of this Agreement, the Company shall act in accordance with Exhibit A.

[7]	To include majority of the underlying shareholders of NTDC.

ARTICLE VIII

TERM

Section 8.1   Term. This Agreement will be effective as of the date hereof and, except as otherwise set forth herein, will continue in effect thereafter until the earliest of (a) the date on which the Shareholder no longer Beneficially Owns at least 7,829,167 Voting Securities (which number shall be adjusted to reflect any consolidation, sub-division, conversion or similar event affecting the Voting Securities) or (b) its termination by the consent of all parties hereto or their respective successors-in-interest. Notwithstanding any termination or expiration of this Agreement, the provisions set forth in Article VI (Indemnification & Contribution), Article IX (Miscellaneous) and in this Article VIII (Term) shall survive such termination, and the provisions set forth in Article V (Registration Rights) shall survive such termination until the first date on which there are no Registrable Securities outstanding.

ARTICLE IX

MISCELLANEOUS

Section 9.1   Injunctive Relief. Each party hereto acknowledges that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of this Agreement and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and, accordingly, agrees that each other party shall, in addition to any other rights or remedies which it may have, be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to compel specific performance of, or restrain any party from violating, any of such provisions. In connection with any action or proceeding for injunctive relief, each party hereto hereby waives the claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of injunctive relief against it enjoining or restraining any breach or threatened breach of such provisions of this Agreement.

Section 9.2   Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and by the Shareholder and their respective successors and permitted assigns, and no such term or provision is for the benefit of, or intended to create any obligations to, any other Person, except (a) that the Persons indemnified under Article VI are intended third party beneficiaries of Article VI, (b) that Non-Liable Persons are intended third party beneficiaries of Section 9.11 and (c) as otherwise specifically provided in this Agreement. Except as otherwise expressly provided for or permitted herein, neither this Agreement nor any rights or obligations hereunder shall be assignable without the consent of the other party.

Section 9.3   Amendments; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing executed by each of the parties hereto. Either party hereto may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 9.4   Notices. All notices, requests, consents, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below:

If to the Shareholder:

The National Titanium Dioxide Company Limited
King's Road Tower, 17th Floor, King Abdulaziz Road
P.O. Box 13586, Jeddah 21414
Kingdom of Saudi Arabia
Facsimile:	+966.12.606.9087
Attention:	Legal Department

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention:	Sarah Jones
Fax:	(212) 878-8375

If to the Company:

Tronox Limited
263 Tresser Boulevard, Suite 1100
Stamford, CT 06901
Facsimile:	203-705-3703
Attention:	Office of the General Counsel

with a copy to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Phone:	(312) 862-2340
Facsimile:	(312) 862-2200
Attention:	R. Scott Falk, P.C
John Kupiec

and:

Ashurst LLP
181 William Street
Melbourne, VIC 3000 Australia
Phone:	+61 3 9679 3000
Facsimile:	+61 3 9679 3111
Attention:	John Sartori

or to such other address or facsimile number as either party may, from time to time, designate in a written notice given in accordance with this Section 9.4.

Section 9.5   Governing Law; Consent to Jurisdiction; Venue.

(a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)   Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, to the extent such court declines to accept jurisdiction over a particular matter, any Delaware state or federal court within the State of Delaware) (such courts collectively, the “Delaware Courts”) in the event any dispute arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any claim or action relating to this Agreement in any court other than the Delaware Courts, (iv) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Courts, (v) expressly and irrevocably waives (and agrees not to plead or claim) any objection to the laying of venue of any action arising out of this Agreement in the Delaware Courts or that any such action brought in any such court has been brought in an inconvenient forum, and (vi) consents to service of process in the manner set forth in Section 9.4. Each of parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.6   Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

Section 9.7   Integration. This Agreement, the Transaction Agreement and the other writings referred to herein and therein or delivered pursuant hereto or thereto which form a part hereof or thereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. The aforementioned agreements and writings supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

Section 9.8   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.9   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, including by e-mail in PDF format (which shall constitute a legal and valid signature for purposes hereof and have the same effect as an original), to the other parties hereto.

Section 9.10   WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 9.11   No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the named parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder, member or employee of the Shareholder or the Company (or any of their respective heirs, successors or permitted assigns), or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, shareholder or member of any of the foregoing Persons, but in each case not including the named parties hereto (each, a “Non-Liable Person”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against any Non-Liable Person, by the enforcement of any assignment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Liable Person, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby (or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of, such obligations or their creation), or in respect of any oral representations made or alleged to have been made in connection herewith.

Section 9.12   No Adverse Actions. Until such time as the Shareholder no longer has the right to designate a Shareholder Nominee for nomination to the Board pursuant to Section 3.4, without the prior written consent of the Shareholder, except as required by applicable Law, the Company shall not take any action to cause the amendment of its Constitution such that any of the rights expressly provided to the Shareholder under this Agreement would be adversely affected. Further, the Company undertakes that if it is redomiciled following the date hereof, it will use its reasonable best efforts to ensure that the organizational documents of the redomiciled Company incorporate the rights granted to the Shareholder pursuant to this Agreement contained in Section 3.4 (if operative at such time).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

TRONOX LIMITED

By:
Name:
Title:

THE NATIONAL TITANIUM DIOXIDE COMPANY LIMITED

By:
Name:
Title:

CRISTAL INORGANIC CHEMICALS NETHERLANDS COÖPERATIEF W.A.

By:
Name:
Title:

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

[Signature Page to Shareholders Agreement]

ANNEX C

February 20, 2017

Board of Directors
Tronox Limited
One Stamford Plaza
263 Tresser Boulevard, Suite 1100
Stamford, Connecticut 06901

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to Tronox Limited (the “Acquiror”) of the Consideration (as defined below) to be paid by the Acquiror pursuant to the terms of the Transaction Agreement (the “Transaction Agreement”) to be entered into between The National Titanium Dioxide Company Limited (“Parent”), the Acquiror and, for purposes of certain sections thereof, Cristal Inorganic Chemicals Netherlands Coöperatief W.A., a subsidiary of Parent (“Seller”). The Transaction Agreement provides for, among other things, the sale by Parent and Seller of all of their respective right, title and interest in and to the Acquired Shares, the Yanbu Securities and the Transferred Assets (each, as defined in the Transaction Agreement, and collectively, the “Business”) to the Acquiror (the “Acquisition”), in exchange for (x) Parent and Seller receiving an aggregate amount equal to $1,673,000,000 in cash (the “Cash Consideration”) and (y) Seller receiving an aggregate of 37,580,000 Class A ordinary shares, par value $0.01 per share, of the Acquiror (the “Share Consideration” and, together with the Cash Consideration, the “Consideration”). The Cash Consideration is also subject to further adjustment as provided in Section 1.08 of the Transaction Agreement, as to which we express no opinion.

In arriving at our opinion, we have reviewed a draft of the Transaction Agreement dated February 19, 2017 and certain publicly available business and financial information relating to the Business and the Acquiror. We have also reviewed certain other information relating to the Business and the Acquiror provided to us by Parent and the Acquiror, including financial forecasts relating to the Business and the Acquiror provided to or discussed with us by the Acquiror, and have discussed with the managements of Parent and the Acquiror the businesses and prospects of the Business and the Acquiror. We have also reviewed estimates of the cost savings and other synergies anticipated by the management of the Acquiror to result from the Acquisition. We have also considered certain financial and stock market data of the Acquiror and financial data of the Business, and we have compared that data with similar data for publicly held companies in businesses we deemed similar to those of the Acquiror and the Business, respectively, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts and estimates for the Business and the Acquiror that were provided to us by the management of the Acquiror and that we have used and relied upon at your direction for purposes of our analyses, including estimates as to potential net operating loss carryforwards and other potential tax attributes of the Acquiror, we have been advised, and we have assumed, with your consent, that such forecasts and estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to the future financial performance of the Business and the Acquiror, respectively, and the other matters covered thereby. With respect to the estimates provided to us by the management of the Acquiror with respect to the cost savings and synergies anticipated to result from the

Acquisition, we have been advised by the management of the Acquiror, and we have assumed, that such estimates have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Acquiror as to such cost savings and synergies and will be realized in the amounts and the times indicated thereby. We have assumed, with your consent, that the potential net operating loss carryforwards and other potential tax attributes of the Acquiror will be used or realized in the amounts and at the times projected. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Acquisition, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Business, the Acquiror or the contemplated benefits of the Acquisition and that the Acquisition will be consummated in accordance with the terms of the Transaction Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Business or the Acquiror (including, without limitation, the Transferred Assets), nor have we been furnished with any such evaluations or appraisals. We express no view or opinion with respect to the forecasts and estimates for the Business or the Acquiror or the estimates of the cost savings or synergies anticipated to result from the Acquisition or the assumptions upon which they are based. At the direction of the management of the Acquiror, we have further assumed that such forecasts and estimates are a reasonable basis upon which to evaluate the Business, the Acquiror and the Acquisition. We have also assumed that the final form of the Transaction Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses.

Our opinion addresses only the fairness, from a financial point of view, to the Acquiror of the Consideration to be paid by the Acquiror in the Acquisition and does not address any other aspect or implication of the Acquisition or any other agreement, arrangement or understanding entered into in connection with the Acquisition or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Acquisition, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the Share Consideration actually will be when issued to Seller pursuant to the Acquisition or the prices at which shares of Acquiror stock will trade at any time. We are also not expressing any opinion as to the value of the Acquiror's Alkali business on a standalone basis or the value that the Acquiror may receive from any potential divestiture of its Alkali business. Our opinion does not address the relative merits of the Acquisition as compared to alternative transactions or strategies that might be available to the Acquiror, nor does it address the underlying business decision of the Acquiror to proceed with the Acquisition. Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Acquiror has or will obtain such advice or opinions from the appropriate professional sources.

We have acted as financial advisor to the Acquiror in connection with the Acquisition and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Acquiror has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. As the Board of Directors is aware, we and one or more of our affiliates may be participating in financings relating to the Acquisition for which we will be entitled to receive additional compensation. We and our affiliates have in the past provided and are currently providing investment banking and other financial services to the Acquiror and its affiliates, including acting as (i) financial advisor to the Acquiror in connection with the potential divestiture of its Alkali business, (ii) financial advisor (and a financing source) to the Acquiror in connection with its acquisition of FMC Corporation’s Alkali business in 2015 and (iii) joint book-running manager in connection with the Acquiror’s offering of its 7.5% Senior Notes in 2015. We and our affiliates may have provided investment banking and other financial advice and services, and may in the future provide investment banking and financial advice and services, to Parent, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation, including our Asset Management Division having provided certain financial services to Gulf Investment Corporation, a shareholder of Parent, in 2015 and 2016. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Parent, the Acquiror and any other company that may be involved in the Acquisition, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Acquiror in connection with its consideration of the Acquisition and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Acquisition.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by the Acquiror in the Acquisition is fair, from a financial point of view, to the Acquiror.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Spyros Svoronos
Managing Director

TRONOX
LIMITED

IMPORTANT SPECIAL MEETING INFORMATION

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on XXXXXX XX, 2017.

Vote by Internet

- Go to **www.envisionreports.com/TROX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Special Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

A Proposal — Board of Directors Recommends a Vote FOR Proposal 1.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Special Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on your share certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. If the form is signed on your behalf under a power of attorney, please attach a certified photocopy of the power of attorney when you return this form.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 3 4 6 4 1 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

02O67A

Important Notice Regarding the Availability of Proxy Materials for the Special General Meeting of Class A and Class B Shareholders:
The Notice and Proxy Statement are available at www.edocumentview.com/ticker

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TRONOX LIMITED

Proxy — Tronox Limited

Special General Meeting of Class A and Class B Shareholders of
Tronox Limited (ACN 153 348 111)
to be held 9:00 a.m., U.S. Eastern Daylight Time, [ ], September [ ], 2017
for Shareholders as of 11:59 p.m., U.S. Eastern Daylight Time, September [ ], 2017
This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Peter Johnston and Richard Muglia and each of them, as attorneys and proxies, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Tronox Limited which the undersigned is entitled to vote at said meeting and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorney to vote in his discretion on such other matters as may properly come before the meeting and any adjournment or postponement thereof and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE PROPOSAL IN ITEM 1.

All votes must be received by 11:59 P.M., U.S. Eastern Daylight Time, September [ ], 2017 to be effective for the meeting.

Continued and to be signed on reverse side